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Filed pursuant to Rule 424(b)(1)
File No. 333-141422

P R O S P E C T U S

11,750,000 Common Units

Capital Product Partners L.P.

Representing Limited Partner Interests

                  We are a Marshall Islands limited partnership recently formed by Capital Maritime & Trading Corp. This is the initial public offering of our common units. Capital Maritime & Trading Corp., our sole unitholder, is selling 11,750,000 of our common units. We will not receive any of the proceeds from the sale of any of our common units by Capital Maritime & Trading Corp. Capital Maritime will be an underwriter within the meaning of the U.S. Securities Act of 1933 in connection with the sale of the common units covering the exercise of the overallotment option.

                  Although we are organized as a partnership, we have elected to be taxed as a corporation solely for U.S. federal income tax purposes. Prior to this offering, no public market existed for the common units. We have been approved to list the common units on The Nasdaq Global Market under the symbol "CPLP."

                  Investing in our common units involves risks that are described in the "Risk Factors" section beginning on page 18 of this prospectus.

                  These risks include the following:

  •
  We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses.

  •
  The shipping industry is cyclical, which may lead to lower charter hire rates and lower vessel values resulting in decreased distributions to our common unitholders.

  •
  We have a limited operating history, which makes it more difficult to accurately forecast our future results and may make it difficult for investors to evaluate our business and our future prospects, both of which will increase the risk of your investment.

  •
  We must make substantial capital expenditures to maintain and expand our fleet, which will reduce our cash available for distribution.

  •
  Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

  •
  We currently derive all of our revenue from a limited number of customers, and the loss of any customer or charter or vessel could result in a significant loss of revenues and cash flow.

  •
  We depend on Capital Maritime and its affiliates to assist us in operating and expanding our business.

  •
  Capital Maritime and its affiliates may engage in competition with us.

  •
  Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders owning 5% or more of our common units.

  •
  Our general partner and its other affiliates, including Capital Maritime, own a controlling interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

  •
  Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Capital Maritime's consent, unless Capital Maritime's ownership share in us is decreased.

  •
  You will experience immediate and substantial dilution of $10.99 per common unit.

	Per Common Unit	Total
Public offering price	$21.50	$252,625,000
Underwriting discount(1)	$1.3868	$16,294,900
Proceeds, before expenses, to Capital Maritime & Trading Corp.	$20.1132	$236,330,100
  (1)
  Excludes financial advisory fee of $1.14 million, or $1.31 million if the underwriters exercise their overallotment option in full, payable to Merrill Lynch & Co.

                  The underwriters also may purchase up to an additional 1,762,500 common units from Capital Maritime at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The common units will be ready for delivery on or about April 3, 2007.

Merrill Lynch & Co.	UBS Investment Bank

Bear, Stearns & Co. Inc.
Wachovia Securities
Raymond James
Stifel Nicolaus
Fortis Securities

The date of this prospectus is March 29, 2007.

M/T "Assos" 47,872 dwt built May 2006 Hyundai MIPO Dockyard Co., Ltd, South Korea

M/T "Avax" 47,834 dwt built January 2007 Hyundai MIPO Dockyard Co., Ltd, South Korea

M/T "Agisilaos" 37,662 dwt built August 2006 Hyundai MIPO Dockyard Co., Ltd, South Korea

i

Management's Discussion and Analysis of Financial Condition and Results of Operations	78
Overview	78
Our Charters	79
Factors Affecting Our Future Results of Operations	81
Results of Operations	82
Liquidity and Capital Resources	84
Critical Accounting Policies	91
Quantitative and Qualitative Disclosures About Market Risk	92
Inflation	92
Derivative Instruments	92
The Oil Products Tanker Industry	93
The International Tanker Industry	93
The Products Tanker Market	97
Ice Class Vessels	108
Charter Market	109
Business	113
Overview	113
Business Opportunities	114
Our Competitive Strengths	115
Business Strategies	116
Our Fleet	117
Acquisition of Our Newbuildings	119
Our Customers	121
Competition	121
Time Charters—General Provisions	122
Bareboat Charters—General Provisions	124
Classification, Inspection and Maintenance	125
Management of Ship Operations, Administration and Safety	126
Major Oil Company Vetting Process	128
Crewing and Staff	129
Risk Management and Insurance	130
Regulation	131
Properties	135
Legal Proceedings	135
Taxation of the Partnership	135
Management	139
Management of Capital Product Partners L.P.	139
Directors and Executive Officers	141
Reimbursement of Expenses of Our General Partner	143
Executive Compensation	143
Compensation of Directors	143
Restricted Units	143
Employment Agreement	143
Selling Unitholder and Security Ownership of Certain Beneficial Owners and Management	144

Certain Relationships and Related Party Transactions	145
Distributions and Payments to our General Partner and Its Affiliates	145
Agreements Governing the Transactions	147
Omnibus Agreement	147
Management Agreement	150
Administrative Services Agreement	152
Agreement to Purchase Future Vessels	153
Related Party Loans	154
Dividend to Capital Maritime	154
Conflicts of Interest and Fiduciary Duties	156
Conflicts of Interest	156
Fiduciary Duties	160
Description of the Common Units	163
The Units	163
Transfer Agent and Registrar	163
Transfer of Common Units	163
The Partnership Agreement	165
Organization and Duration	165
Purpose	165
Power of Attorney	165
Capital Contributions	165
Voting Rights	165
Limited Liability	168
Issuance of Additional Securities	169
Tax Status	169
Amendment of the Partnership Agreement	169
Action Relating to the Operating Subsidiary	172
Merger, Sale, or Other Disposition of Assets	172
Termination and Dissolution	172
Liquidation and Distribution of Proceeds	173
Withdrawal or Removal of our General Partner	173
Transfer of General Partner Interest	174
Transfer of Ownership Interests in General Partner	175
Transfer of Incentive Distribution Rights	175
Change of Management Provisions	175
Limited Call Right	175
Board of Directors	176
Meetings; Voting	177
Status as Limited Partner or Assignee	177
Indemnification	178
Reimbursement of Expenses	178
Books and Reports	178
Right to Inspect Our Books and Records	179
Registration Rights	179
Units Eligible for Future Sale	180
Material U.S. Federal Income Tax Considerations	181
Election to be Taxed as a Corporation	181
U.S. Federal Income Taxation of U.S. Holders	181
U.S. Federal Income Taxation of Non-U.S. Holders	186
Backup Withholding and Information Reporting	186

Non-United States Tax Considerations	187
Marshall Islands Tax Consequences	187
Underwriting	188
Commissions and Discounts	188
Overallotment Option	189
No Sales of Similar Securities	189
Nasdaq Global Market Listing	190
NASD Regulations	190
Price Stabilization, Short Positions and Penalty Bids	191
Electronic Distribution	191
United Kingdom	192
European Economic Area	192
Other Relationships	193
Service of Process and Enforcement of Civil Liabilities	194
Legal Matters	194
Experts	194
Expenses Related to This Offering	195
Where You Can Find More Information	195
Industry and Market Data	197
Index to Financial Statements	F-1
Appendix A—Form of First Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P.	A-1
Appendix B—Glossary of Terms	B-1

              You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

              This summary highlights information contained elsewhere in this prospectus. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to the business and fleet that will be contributed to us on the closing of this offering and the seven newbuildings scheduled for delivery during the remainder of 2007 and in 2008. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements. The information presented in this prospectus assumes, unless otherwise noted, that the underwriters' overallotment option is not exercised. You should read "Risk Factors" for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus in Appendix B. Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, U.S. Dollars.

              References in this prospectus to "Capital Product Partners L.P.," "we," "our," "us" or similar terms when used in a historical context refer to the assets of Capital Maritime & Trading Corp. and its vessel-owning subsidiaries that are being contributed to Capital Product Partners L.P. in connection with this offering. When used in the present tense or prospectively, those terms refer, depending on the context, to Capital Product Partners L.P. or any one or more of its subsidiaries, or to all of such entities.

              References in this prospectus to "Capital Maritime" refer, depending on the context, to Capital Maritime & Trading Corp. or any one or more of its subsidiaries, including Capital Ship Management or to Capital Maritime & Trading Corp. and any one or more of its subsidiaries, including Capital Ship Management Corp. Capital Ship Management Corp. (an affiliate of our general partner) will manage the commercial and technical operation of our fleet pursuant to a management agreement that it will enter into with us in connection with the closing of this offering and will provide administrative services to us pursuant to an administrative services agreement that it will enter into with us in connection with the closing of this offering and references in this prospectus to "Capital Ship Management" are to Capital Ship Management Corp.

Capital Product Partners L.P.

              We are an international owner of product tankers, newly formed by Capital Maritime, an international shipping company with a long history of operating and investing in the shipping market. We charter our vessels under medium to long-term time and bareboat charters (two to ten years, with an average remaining term of approximately 6.3 years) to large charterers. Following this offering, our initial fleet will consist of eight newly built, Ice Class 1A, double-hull, medium-range (MR) product tankers, each of which is capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, such as ethanol. We plan to leverage the expertise and reputation of Capital Maritime to pursue growth opportunities in this market. Upon the closing of this offering, Capital Maritime will own a 44.0% interest in us, including a 2.0% interest through our general partner, which Capital Maritime owns and controls.

              We intend to grow our fleet following this offering. We have an agreement to purchase seven additional vessels from Capital Maritime comprised of four Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three MR product tanker sister vessels that are scheduled for delivery in 2008, all of which will be under time or bareboat charters that commence at the time of delivery. We expect that by the end of the third quarter of 2008, our contracted fleet will consist of 15 MR double-hull product tankers with an average age of approximately 1.3 years. Our 12 Ice Class 1A vessels will represent the largest Ice Class 1A MR fleet in the world based on number of vessels and carrying capacity. Ice Class 1A vessels generally earn a premium during winter months as they are capable of navigating through many ice-covered routes inaccessible to standard product tankers.

              Our current vessels and the vessels we have contracted to purchase are under medium to long-term time charters or bareboat charters to BP Shipping Limited, Morgan Stanley Capital Group Inc., and subsidiaries of Overseas Shipholding Group Inc. We believe that the combination of the medium to long-term nature of our charters (which provide for the receipt of a fixed base fee for the life of the charter) and our management agreement with Capital Maritime (which provides for a fixed management fee for an initial term of approximately five years from when the vessels commence operations to their first special survey) will provide us with a strong base of stable cash flows. In addition, all of our current time charters contain, and our future time charters may contain, profit-sharing provisions that allow us to realize additional revenues when spot rates are higher than the base rates incorporated in our charters or in some instances through greater utilization of our vessels by our charterers. Finally, because 12 of our 15 charter contracts will expire on or after January 2010 (the date at which all single-hull tankers are due to be phased out under IMO regulations), we expect to be well-positioned to recharter our vessels.

              We have a limited operating history. As of December 31, 2006, only five of the vessels in our initial fleet had been delivered to the relevant vessel-owning subsidiaries. The following chart details the expected number of vessels in our fleet based on size and scheduled deliveries.

Vessel Size (dwt)	Upon Closing of Offering	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	2008
37,000 (Ice Class 1A)	5	5	5	5	5
47,000 (Ice Class 1A)	3	4	5	7	7
51,000	—	—	—	—	3

Operating Vessels	8	9	10	12	15

              Pursuant to our omnibus agreement with Capital Maritime, we will have the opportunity to purchase an additional six vessels from Capital Maritime comprised of two Ice Class 1A sister vessels and four MR product tanker sister vessels, but only in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction. Capital Maritime is, however, under no obligation to fix any of these six vessels under charters of two or more years. All six vessels are currently under charter for less than two years or are yet to be chartered as they are under construction.

              Capital Maritime will manage the commercial and technical operation of our fleet through Capital Ship Management. Capital Maritime has an experienced management team with a long track record, a reputation for technical expertise in managing and operating vessels, and strong relationships with leading charterers and shipyards.

Business Opportunities

              We believe that the following factors create opportunities for us to successfully execute our business plan and grow our business:

  •
  Additional demand for seaborne transportation of refined products.    Global demand for refined products continues to increase. Over the past five years, seaborne transportation of refined petroleum products has grown at an average rate of 5.3% per year according to Clarkson Research Services Ltd., or CRS, while existing refineries in the United States and Europe are becoming constrained from increasing capacity and development of new refineries in these markets has been greatly restricted by regulatory, environmental and other factors. To meet the increasing global demand for refined products, additional refinery capacity is being built and incremental capacity is being planned in geographic locations that are generally long distances from the areas of highest refined product consumption, resulting in refined product tankers being required to travel longer distances on each voyage. We believe that these global shipping patterns will continue to create favorable conditions for increasing ton-mile demand for product tankers over the near to medium term.

  •
  Stringent customer standards favor high-quality operators.    Major energy companies are highly selective in their choice of product tankers and tanker operators, particularly for medium to long-term charters, and have established strict operational and financial standards that they use to pre-qualify, or vet, product tanker operators prior to entering into charters. Capital Maritime has successfully completed this pre-qualification process with major energy companies, including BP p.l.c., Royal Dutch Shell plc and Statoil ASA. We believe our ability to comply with these rigorous and comprehensive standards relative to less qualified or less experienced operators allows us to compete effectively for new charters.

  •
  Increasing demand for high-specification product tankers that meet increasingly stringent regulatory requirements.    Changes implemented by the International Maritime Organization, or IMO, regarding the transportation of certain cargoes are expected to lead to increased demand for IMO II and IMO III compliant double-hulled tanker vessels. Our modern double-hull fleet is fully compliant with the regulations now in effect as well as all currently mandated future regulatory requirements. We believe this will allow us to take advantage of the expected increase in demand for double-hull IMO II compliant vessels.

              We can provide no assurance, however, that the industry dynamics described above will continue or that we will be able to expand our business. For further discussion of the risks that we face, see "Risk Factors" beginning on page 18 of this prospectus.

Competitive Strengths

              We believe that our future prospects for success are enhanced by the following aspects of our business:

  •
  Stable and growing cash flows based on medium to long-term charters.    We believe that the medium to long-term, fixed-rate nature of our charters, our profit sharing arrangements and our fixed-rate management agreement will provide a stable and growing base of revenue and predictable expenses that will result in stable and growing cash flows. In addition, we believe our commitment to purchase seven additional vessels scheduled for delivery in 2007 and 2008 and the potential opportunity to purchase up to an additional six sister vessels from Capital Maritime provides visible future growth in our revenue, operating income and net income.

  •
  Strong relationship with Capital Maritime.    We believe our relationship with Capital Maritime and its affiliates provides us with numerous benefits that are key to our long-term growth and success, including Capital Maritime's expertise in fleet management and Capital Maritime's reputation within the shipping industry and network of strong relationships with many of the world's leading oil companies, shipyards, commodity traders, and shipping companies. We also benefit from Capital Maritime's expertise in technical management and its ability to meet the rigorous vetting processes of some of the world's most selective major international oil companies.

  •
  Leading position in MR product tanker market, with modern, capable fleet, built to high specifications.    Our contracted fleet of 15 medium-range product tankers (of which 12 are Ice Class 1A product tankers) includes the largest Ice Class 1A product tanker fleet in the world based on number of vessels and carrying capacity. The IMO II and Ice 1A classification notations of our vessels provide a high degree of flexibility as to what cargoes our charterers can choose to trade as they employ our fleet. We also believe that the size and geographic flexibility of our fleet are attractive to our charterers, allowing them to consider a variety of trade routes.

  •
  Financial strength and flexibility.    Upon the closing of this offering, we will enter into a new revolving credit facility that will provide us with sufficient funds to purchase all four newbuildings to be delivered in 2007 and to pay a substantial portion of the purchase price for the three newbuildings to be delivered in 2008. We expect that the stability of our cash flows will enable us to access additional financing at attractive rates in the future.

              We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, see "Risk Factors" beginning on page 18 of this prospectus.

Business Strategies

              Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

  •
  Maintain and grow our cash flows.    We believe that the medium to long-term, fixed-rate nature of our charters, our profit sharing arrangements, our contracted acquisition of the seven newbuildings and our fixed-rate management agreement for our product tanker fleet will provide a stable and growing base of revenue and predictable expenses that will result in stable and growing future cash flows.

  •
  Continue to grow our MR product tanker fleet.    We intend to make strategic acquisitions in order to capitalize on the demand for product tankers in a manner that is accretive to our distributable cash flow per unit. Our existing fleet will experience significant growth upon the delivery of the seven additional vessels that we have already contracted to purchase that are scheduled for delivery in 2007 and 2008. In addition, we will have the opportunity to purchase six sister vessels currently owned by Capital Maritime, but only in the event those vessels are fixed under medium to long term charters upon the expiration of their current charters or completion of their construction. We believe that our medium to long-term charters, strong relationships with reputable shipyards and financial flexibility will allow us to make additional accretive acquisitions based on our judgment and experience as to prevailing market conditions.

  •
  Capitalize on our relationship with Capital Maritime and expand our charters with recognized charterers.    We believe that we can leverage our relationship with Capital Maritime and its ability to meet the rigorous vetting processes of leading oil companies in order to attract new customers. We plan to increase the number of vessels we charter to our existing charterers as well as enter into charter agreements with new customers in order to maintain a portfolio of charters that is diverse from a customer, geographic and maturity perspective.

  •
  Maintain and build on our ability to meet rigorous industry and regulatory safety standards.    We have an excellent vessel safety record, are capable of fully complying with rigorous health, safety and environmental protection standards, and are committed to provide our customers with a high level of customer service and support. We believe that in order for us to be successful in growing our business in the future we will need to maintain our excellent vessel safety record and maintain and build on our high level of customer service and support.

              We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, see "Risk Factors" beginning on page 18 of this prospectus.

Risk Factors

              An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Please read carefully these and other risks described under "Risk Factors" beginning on page 18 of this prospectus.

The Transactions

General

              We were formed on January 16, 2007 as a Marshall Islands limited partnership to hold interests in entities that principally own and operate new or almost new double-hull medium-range product tankers.

              At or prior to the closing of this offering, the following transactions will occur to transfer to us the initial eight medium-range product tankers described in this prospectus and to effect the public offering of our common units:

  •
  We will enter into a contribution agreement with Capital Maritime pursuant to which we will purchase all of the outstanding capital stock of the eight vessel-owning subsidiaries that own the vessels in our initial fleet (Capital Maritime will retain all assets of those subsidiaries other than the vessels, and will pay off all debt of those subsidiaries) and:

  •
  We will issue to Capital Maritime 11,750,000 common units and 8,805,522 subordinated units, representing a 98% limited partner interest in us;

  •
  We will pay to Capital Maritime a cash dividend in the amount of $25 million at the closing of this offering and issue to Capital Maritime the right to receive an additional dividend of $30 million in cash or a number of common units necessary to satisfy the underwriters' overallotment option or a combination thereof, upon the earlier of the exercise in full of the underwriters' overallotment option or 30 days after the date of this prospectus, as described below; and

  •
  We have issued to our general partner, Capital GP L.L.C., a wholly owned subsidiary of Capital Maritime, a 2.0% general partner interest in us and will issue to our general partner all of our incentive distribution rights, which will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4313 per unit per quarter;

  •
  Capital Maritime will sell 11,750,000 of our common units to the public in this offering, representing a 56.0% limited partner interest in us; and

  •
  We will enter into a new revolving credit facility that will provide us with financing availability of up to $370 million and will be divided into three tranches:

  •
  Tranche No. 1 will provide us with up to $60 million of financing availability, which we may draw down in two installments. We expect to draw $30 million upon the closing of this offering, $5 million of which we expect to use for working capital purposes and $25 million of which we expect to use to fund the initial cash dividend that we will pay to Capital Maritime upon the closing of this offering. The remaining $30 million may be used to fund all or a portion of the remaining dividend we will be required to pay to Capital Maritime subject to the exercise of the underwriters' overallotment option, as described below;

  •
  Tranche No. 2 will provide us with up to $224 million of financing availability, which we may draw down in four installments to finance the full purchase price of the four vessels in our newbuildings fleet that are scheduled for delivery in 2007; and

  •
  Tranche No. 3 will provide us with up to $86 million of financing availability, which we may draw down in three installments. We expect to draw $72 million to finance the purchase price of the three vessels that are scheduled for delivery in 2008 (with the remaining $72 million of the purchase price of those vessels expected to be financed through issuances of equity), and we may use the remaining $14 million for working capital purposes. In the case of the first drawdown under Tranche No. 3, subject to certain conditions contained in the credit facility, we will have the option to draw in advance of the delivery of the vessel up to $48 million, against one of our vessels scheduled for delivery in 2008, the Alexandros II.

              We will not be required to make any repayments of the principal amount outstanding under the credit facility until June 30, 2012, subject to certain conditions. For a description of our new revolving credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility."

              In addition, at or prior to the closing of this offering, we will enter into the following agreements:

  •
  a management agreement with Capital Ship Management, pursuant to which Capital Ship Management will agree to provide us commercial and technical management services;

  •
  an administrative services agreement with Capital Ship Management, pursuant to which Capital Ship Management will agree to provide us administrative services;

  •
  an agreement with Capital Maritime to purchase all of the capital stock of the vessel-owning subsidiaries that own the seven newbuildings and related charters to be delivered in 2007 and 2008 upon delivery of those vessels; and

  •
  an omnibus agreement with Capital Maritime, our general partner and others governing, among other things:

  •
  when we and Capital Maritime may compete with each other; and

  •
  certain rights of first offer on medium-range product tankers.

              For further details on our agreements with Capital Maritime and Capital Ship Management, including amounts involved, please read "Certain Relationships and Related Party Transactions."

              Capital Maritime has granted the underwriters a 30-day option to purchase up to 1,762,500 additional common units to cover overallotments. Upon notice by the underwriters of the exercise of their overallotment option in full or in part, we will issue to Capital Maritime a number of common units equal to the number of common units for which the underwriters exercise their overallotment option. The underwriters will then purchase those units from Capital Maritime to cover overallotments. The additional $30 million dividend that is payable by us to Capital Maritime will be reduced by the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price appearing on the cover page of this prospectus, less the underwriting discount. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is less than $30 million, we will pay the difference to Capital Maritime in cash upon the later of the full exercise of the overallotment option or 30 days after the date of this prospectus. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is equal to or more than $30 million, Capital Maritime will not receive any additional cash dividend, but only the common units necessary to satisfy the underwriters' overallotment option and will retain the entire amount of such net proceeds, including any excess over $30 million. If the underwriters do not exercise their overallotment option within 30 days after the date of this prospectus, we will pay to Capital Maritime the full additional $30 million dividend in cash promptly upon such expiration. Any portion of the $30 million dividend that we pay in cash will be paid with borrowings under Tranche No. 1 of our new revolving credit facility.

              We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

  •
  access to the public equity and debt capital markets;

  •
  a lower cost of capital for expansion and acquisitions; and

  •
  an enhanced ability to use equity securities as consideration in future acquisitions.

Holding Company Structure

              We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly traded limited partnerships, to maximize operational flexibility. Initially, Capital Product Operating L.L.C., a limited liability company organized in the Marshall Islands, will be our only directly owned subsidiary and will conduct all of our operations through itself and its subsidiaries.

Organizational Structure After the Transactions

              The following diagram depicts our organizational structure after giving effect to the transactions, assuming no exercise of the underwriters' overallotment option:

Public Common Units	56.0%
Capital Maritime Common Units	0.0%
Capital Maritime Subordinated Units	42.0%
General Partner Interest	2.0%

100.0%

Management of Capital Product Partners L.P.

              Our board of directors will oversee and direct our operations, management and policies. Our general partner, Capital GP L.L.C., a Marshall Islands limited liability company, will manage our business and operations subject to the direction of our board of directors. Capital GP L.L.C. is wholly owned by Capital Maritime. We do not have our own executive officers and rely on the officers of our general partner to manage our day-to-day activities. All of the executive officers of our general partner and three of our directors also are executive officers, directors or affiliates of Capital Maritime. For more information about our management, including these individuals and the composition of our board of directors, please read "Management."

              Our initial board of directors will consist of six directors appointed by Capital Maritime. A seventh director will be appointed within twelve months after this offering. Thereafter, our board of directors will consist of three persons who are designated by our general partner in its sole discretion and four who are elected by the common unitholders. Our elected directors will be divided into three classes with one class of directors being up for election each year at our annual unitholder meeting and each director serving a term of three years. Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 10% of the outstanding common units. We will have a conflicts committee consisting of three independent directors that will be available at the board's discretion to review matters involving potential conflicts of interest.

              Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the United States Internal Revenue Code of 1986 as amended (or the Code), if at any time, any person or group, other than our general partner or its affiliates, owns beneficially 5% or more of any class of units then outstanding, any units owned by that person or group in excess of 4.9% may not be voted. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. For more information, please read "The Partnership Agreement—Voting Rights."

              Our general partner will not receive any management fee or other compensation in connection with its management of our business, but it will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read "Certain Relationships and Related Party Transactions," "How We Make Cash Distributions" and "Management—Reimbursement of Expenses of Our General Partner."

              We will enter into a management agreement with Capital Ship Management relating to the provision of commercial and technical management services and an administrative services agreement relating to the provision of administrative services. Please read "Certain Relationships and Related Party Transactions—Management Agreement" and "Certain Relationships and Related Party Transactions—Administrative Services Agreement."

Principal Executive Offices and Internet Address; SEC Filing Requirements

              Our principal executive offices are located at 3 Iassonos Street Piraeus, 18537 Greece, and our phone number is (+30) 210 458 4950. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read "Where You Can Find More Information" for an explanation of our reporting requirements as a foreign private issuer.

Summary of Conflicts of Interest and Fiduciary Duties

              Our general partner and our directors have a legal duty to manage us in a manner beneficial to our unitholders. This legal duty is commonly referred to as a "fiduciary" duty. However, conflicts of interest may arise in the future as a result of the relationships between our general partner and its affiliates, on the one hand, and us and our limited partners, on the other hand. The officers of our general partner also have fiduciary duties to manage it in a manner beneficial to our general partner and its sole member, Capital Maritime. Similarly, our directors have fiduciary duties to manage us in a manner beneficial to us, our general partner and our limited partners. Thus, conflicts of interest may arise because the officers of our general partner and certain of our directors also have fiduciary duties to Capital Maritime. In particular:

  •
  all of the executive officers of our general partner and three of our directors also serve as executive officers or directors of Capital Maritime;

  •
  Capital Maritime and its other affiliates may engage in competition with us; and

  •
  we have entered into arrangements, and may enter into additional arrangements, with Capital Maritime and certain of its subsidiaries, including Capital Ship Management, relating to the purchase of additional vessels, the provision of certain services and other matters. In the performance of their obligations under these agreements, Capital Maritime and its subsidiaries are not held to a fiduciary duty standard of care but rather to the standard of care specified in these agreements.

              Please read "Management—Directors and Executive Officers" and "Certain Relationships and Related Party Transactions."

              Although a majority of our directors will over time be elected by common unitholders, our general partner will likely have substantial influence on decisions made by our board of directors.

              As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and Capital Maritime and its other affiliates, including our general partner and its officers on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner and its affiliates, please read "Conflicts of Interest and Fiduciary Duties." For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Party Transactions."

              In addition, our partnership agreement contains provisions that reduce the standards to which our general partner and our directors would otherwise be held under Marshall Islands law. For example, our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and our directors to our unitholders. Our partnership agreement also restricts the remedies available to unitholders. By purchasing a common unit, you are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner, its affiliates or our directors, all as set forth in the partnership agreement. Please read "Conflicts of Interest and Fiduciary Duties" for a description of the fiduciary duties that would otherwise be imposed on our general partner, its affiliates and our directors under Marshall Islands law, the material modifications of those duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders under Marshall Islands law.

The Offering

Common units offered to the public by Capital Maritime	11,750,000 common units; or 13,512,500 common units if the underwriters exercise their overallotment option in full.
Units outstanding after this offering
11,750,000 common units and 8,805,522 subordinated units, representing a 56.0% and 42.0% limited partner interest in us, respectively, assuming no exercise of the overallotment option; or 13,512,500 common units and 8,805,522 subordinated units, representing a 59.3% and 38.7% limited partner interest in us, respectively, assuming the underwriters exercise their overallotment option in full.
Use of proceeds
We will not receive any proceeds from the sale of our common units by Capital Maritime. Capital Maritime expects to use approximately $54 million of the net proceeds that it will receive from this offering to repay borrowings outstanding under a loan agreement under which Fortis Bank, an affiliate of Fortis Securities LLC, is a lender. Please read "Underwriting" for additional information.
Overallotment option
Capital Maritime has granted the underwriters a 30-day option to purchase up to 1,762,500 additional common units to cover overallotments. Upon notice by the underwriters of the exercise of their overallotment option in full or in part, we will issue to Capital Maritime a number of common units equal to the number of common units for which the underwriters exercise their overallotment option. The underwriters will then purchase those units from Capital Maritime to cover overallotments. The additional $30 million dividend that is payable by us to Capital Maritime will be reduced by the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price appearing on the cover page of this prospectus, less the underwriting discount. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is less than $30 million, we will pay the difference to Capital Maritime in cash upon the later of the full exercise of the overallotment option or 30 days after the date of this prospectus. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is equal to or more than $30 million, Capital Maritime will not receive any additional cash dividend, but only the common units necessary to satisfy the underwriters' overallotment option and will retain the entire amount of such net proceeds, including any excess over $30 million. We will account for the distribution to Capital Maritime of the common units necessary to satisfy the underwriters' overallotment option as a common unit dividend, which will have no net impact on partners' equity. If the underwriters do not exercise their overallotment option within 30 days after the date of this prospectus, we will pay to Capital Maritime the full additional $30 million dividend in cash promptly upon such expiration. Any portion of the $30 million dividend that we pay in cash will be paid with borrowings under Tranche No. 1 of our new revolving credit facility.
Cash distributions
We intend to make minimum quarterly distributions of $0.3750 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:
• first, 98% to the holders of common units and 2.0% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3750 plus any arrearages from prior quarters;
• second, 98% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3750; and
• third, 98% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received an aggregate distribution of $0.3750.

If cash distributions exceed $0.4313 per unit in a quarter, our general partner will receive increasing percentages, up to 50% (including its 2.0% general partner interest), of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix B. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Results of Operations and Cash Available for Distribution" and under

"Our Cash Distribution Policy and Restrictions on Distributions—Summary of Significant Forecast Assumptions," that we will have sufficient cash available for distributions to enable us to pay all of the minimum quarterly distribution of $0.3750 on all of our common and subordinated units for each quarter through March 31, 2009. However, unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. Please read "How We Make Cash Distributions— Subordination Period" and "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Results of Operations and Cash Available for Distribution."
Subordinated units
Capital Maritime will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.3750 per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $0.3750 on each outstanding unit and the corresponding distribution on the general partner's 2.0% interest for any three consecutive four-quarter periods ending on or after March 31, 2011. The subordination period may also end prior to March 31, 2011 if certain financial tests are met as described below. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read "How We Make Cash Distributions—Subordination Period."
Early conversion of subordinated units
If we have earned and paid at least $2.25 (150.0% of the annualized minimum quarterly distribution) on each outstanding unit for the four-quarter period ending on or before the date of determination, the subordinated units will convert into common units. Please read "How We Make Cash Distributions—Subordination Period."
Issuance of additional units	Our partnership agreement allows us to issue an unlimited number of units without the consent of our unitholders.

Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."
Voting rights
We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has the right to appoint three of the seven members of our board of directors who will serve as directors for terms determined by our general partner. The remaining four directors will be elected by our common unitholders annually on a staggered basis, and each elected director will hold office for a three-year term.

Each common outstanding unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of our board of directors, owns beneficially 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote.

You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class and a majority vote of our board of directors. Upon consummation of this offering, Capital Maritime will own all of our subordinated units (representing a 42.0% limited partner interest, assuming no exercise of the underwriters' overallotment option, and a 38.7% limited partner interest if the underwriters exercise their overallotment option in full). As a result, you will initially be unable to remove our general partner without its consent because Capital Maritime will own sufficient units upon completion of this offering to be able to prevent the general partner's removal. Please read "The Partnership Agreement—Voting Rights."

Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.
U.S. federal income tax considerations
Although we are organized as a partnership, we have elected to be taxed as a corporation for U.S. federal income tax purposes. We believe that, under current U.S. federal income tax law, some portion of the distributions you receive from us will constitute dividends, and if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as "qualified dividend income" currently subject to a maximum 15.0% U.S. federal income tax rate. Other distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2009, the distributions you receive, on a cumulative basis, that will constitute dividends for U.S. federal income tax purposes will be approximately 40% of the total cash distributions for that period. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions" for the basis for this estimate. Please also read "Risk Factors—Tax Risks" for a discussion of legislation proposed in a prior legislative session of the U.S. Congress regarding qualified dividend income.
Exchange listing	We have been approved to list the common units on The Nasdaq Global Market, under the symbol "CPLP."

Summary Historical Financial Data

              We have derived the following summary historical financial data from our predecessor combined financial statements as of and for the year ended December 31, 2006, appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Selected Historical Financial Data," "Unaudited Pro Forma Combined Balance Sheet" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              All numbers are in thousands of U.S. dollars, except numbers of units and earnings per unit.

Year Ended December 31, 2006
Income Statement Data:
Time and bareboat charter revenues	$15,077
Operating expenses:
Voyage expenses(1)	248
Vessel operating expenses(2)	2,440
Vessel operating expenses—related party	656
Depreciation of fixed assets	2,977

Total operating expenses	6,321

Operating income	8,756
Interest expense	(4,099)
Interest income	13
Foreign currency loss, net	(42)

Net income	$4,628

Pro forma earnings per unit (unaudited)
General partner's interest in net income	$93
Limited partners' interest in net income	$4,535
Pro forma net income per limited partner unit, basic and diluted(3)	$0.22
Pro forma limited partner units outstanding, basic and diluted(3)	20,555,522
Pro forma adjusted earnings per unit (unaudited)
Pro forma adjusted net income per limited partner unit, basic and diluted(4)	$0.20
Pro forma adjusted limited partner units outstanding, basic and diluted(4)	22,898,417
Balance Sheet Data (at end of period):
Vessels, net and under construction	$198,206
Total assets	204,238
Total stockholders' equity	45,985
Cash Flow Data:
Net cash provided by operating activities	$7,997
Net cash used in investing activities	(162,047)
Net cash provided by financing activities	155,282

(1)
Voyage expenses are all expenses unique to a particular voyage, including commissions, port and canal dues and bunker fees.

(2)
Vessel operating expenses consist of all expenses related to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, spares, lubricants and miscellaneous expenses.

(3)
Pro forma earnings per unit gives retroactive impact (along with the 2% general partner's interest) to the earnings of the Company for 2006, effecting the ownership structure to be in place subsequent to this offering, assuming the underwriters have not exercised their overallotment option.

(4)
Pro forma adjusted earnings per unit gives effect to our issuance of 2,342,895 units at an offering price of $21.50 per unit, reflecting that number of units sufficient to fund the anticipated $55 million dividend to our sole stockholder existing immediately prior to this offering assuming the underwriters have not exercised their overallotment option.

Forecasted Cash Available for Distribution

              The amount of the minimum quarterly distribution is $0.3750 per unit, or $1.50 per year. We believe, based on our financial forecast and related assumptions, that we will have sufficient cash to enable us to pay the full minimum quarterly distribution on all of our common and subordinated units for the twelve month periods ending March 31, 2008 and March 31, 2009. In order to fund distributions to all of our common and subordinated unitholders at our initial rate of $1.50 per unit for the twelve month periods ending March 31, 2008 and March 31, 2009, our minimum estimated EBITDA for the twelve months ending March 31, 2008 must be at least $52.1 million and our minimum estimated EBITDA for the twelve months ending March 31, 2009 must be at least $67.6 million, assuming in each case that the underwriters exercise their overallotment option in full. We forecast that our EBITDA for the twelve month periods ending March 31, 2008 and March 31, 2009 will be approximately $56.4 million and $75.3 million, respectively. Please read "Our Cash Distribution Policy and Restrictions on Distributions" for more information on our forecast and the significant assumptions underlying it.

              Our financial forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve month periods ending March 31, 2008 and March 31, 2009. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe our actual results of operations and cash flows will approximate those reflected in our financial forecast; however, we give you no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results, and those differences could be material. If the forecast is not achieved, we may not be able to pay the full minimum quarterly distribution or any amount on our common units.

              The financial forecast has been prepared by and is the responsibility of our management. Neither our independent registered public accounting firm, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial forecast information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecast. When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" elsewhere in this prospectus and "Our Cash Distribution Policy and Restrictions on Distributions—Summary of Significant Forecast Assumptions" for information about the assumptions we have made for the financial forecast.

RISK FACTORS

              Although many of our business risks are comparable to those a corporation engaged in a similar business would face, limited partner interests are inherently different from the capital stock of a corporation. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our common units.

              If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution on our common units following the establishment of cash reserves and payment of fees and expenses.

              We may not have sufficient cash available each quarter to pay the minimum quarterly distribution of $0.3750 per common unit following establishment of cash reserves and payment of fees and expenses. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which may fluctuate based on numerous factors generally described under this "Risk Factors" heading, including, among other things:

  •
  the rates we obtain from our charters;

  •
  the level of additional revenues we generate from our profit-sharing arrangements, if any;

  •
  the level of our operating costs, such as the cost of crews and insurance, following the expiration of our management agreement pursuant to which we will pay a fixed daily fee for an initial term of approximately five years from when the vessels commence operations to their first special survey;

  •
  the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled drydocking of our vessels;

  •
  delays in the delivery of newbuildings and the beginning of payments under charters relating to those vessels;

  •
  demand for refined oil products;

  •
  demand for crude oil;

  •
  supply of product tankers;

  •
  prevailing global and regional economic and political conditions; and

  •
  the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business.

              The actual amount of cash we will have available for distribution also will depend on other factors, some of which are beyond our control, such as:

  •
  the level of capital expenditures we make, including for maintaining vessels, building new vessels, acquiring existing vessels and complying with regulations;

  •
  our debt service requirements and restrictions on distributions contained in our debt instruments;

  •
  interest rate fluctuations;

  •
  the cost of acquisitions, if any;

  •
  fluctuations in our working capital needs;

  •
  our ability to make working capital borrowings, including to pay distributions to unitholders; and

  •
  the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our board of directors in its discretion.

              The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

The shipping industry is cyclical, which may lead to lower charter hire rates and lower vessel values resulting in decreased distributions to our common unitholders.

              The shipping industry is cyclical with attendant volatility in charter hire rates and vessel values. Charter hire rates are currently near historically high levels. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at the same or similar rates. If we are required to enter into a charter when charter hire rates are low, our results of operations and our ability to make cash distributions to our common unitholders could be adversely affected.

              In addition, the market value and charter hire rates of medium-range tankers can fluctuate substantially over time due to a number of different factors, including:

  •
  prevailing economic conditions in the market in which the vessel trades;

  •
  regulatory change;

  •
  lower levels of demand for oil and refined products;

  •
  increases in the supply of vessel capacity; and

  •
  the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

              In connection with the closing of this offering, we will enter into an agreement with Capital Maritime to purchase its interests in the subsidiaries that own the seven newbuildings at pre-determined purchase prices. We will purchase from Capital Maritime its interests in each subsidiary that owns the newbuildings upon delivery of the vessel to the applicable subsidiary. Even if the market value of medium-range tankers declines between the time we enter into the agreement to purchase the newbuildings and the time the newbuildings are actually delivered to the vessel-owning subsidiaries, we will still be required to purchase the interests in those subsidiaries at the prices specified in the share purchase agreement with Capital Maritime. As a result, we may pay substantially more for those vessels than we would pay if we were to purchase those vessels from unaffiliated third parties. For more information on our agreement to purchase the seven newbuildings from Capital Maritime, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Purchase of Newbuildings" and "Certain Relationships and Related Party Transactions—Agreement to Purchase Future Vessels."

              If we sell a vessel at a time when the market value of our vessels has fallen, the sale may be at less than the vessel's carrying amount, resulting in a loss. A decline in the market value of our vessels could also lead to a default under any prospective credit facility to which we become a party, affect our ability to refinance our new credit facility and/or limit our ability to obtain additional financing.

The assumptions underlying the forecast of cash available for distribution that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

              Our estimate of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecast of results of operations and cash available for distribution for the twelve month periods ending March 31, 2008 and March 31, 2009. The forecast has been prepared by management. Neither our independent registered public accounting firm, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the forecast, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecast. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks, including those discussed in this section that could cause actual results to differ materially from those forecasted. If the forecasted results are not achieved, we may not be able to pay the full minimum quarterly distribution or any amount on the common units or subordinated units, in which event the market price of the common units may decline materially. The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the 2.0% general partner interest to be outstanding immediately after this offering is $31.5 million, assuming no exercise of the underwriters' overallotment option, and $34.2 million, assuming that the underwriters exercise their overallotment option in full. For a forecast of our ability to pay the full minimum quarterly distributions on the common units, the subordinated units and the 2.0% general partner interest for the twelve month periods ending March 31, 2008 and March 31, 2009, please read "Our Cash Distribution Policy and Restrictions on Distributions."

We have a limited operating history, which makes it more difficult to accurately forecast our future results and may make it difficult for investors to evaluate our business and our future prospects, both of which will increase the risk of your investment.

              Only five of the vessels in our initial fleet had been delivered to the relevant vessel-owning subsidiaries as of December 31, 2006 and were in operation during a portion of the period then ended. Moreover, as these vessels were operated as part of Capital Maritime's fleet during the reporting period, the vessels were operated in a different manner than they will be in the future, and thus their historical results may not be indicative of their future results. Because of our limited operating history, we lack extended historical financial and operational data, making it more difficult for an investor to evaluate our business, forecast our future revenues and other operating results, and assess the merits and risks of an investment in our common units. This lack of information will increase the risk of your investment. Moreover, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies with a limited operating history. These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories. Our failure to address these risks and difficulties successfully could materially harm our business and operating results.

We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter our board of directors is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

              We must make substantial capital expenditures to maintain, over the long term, the operating capacity of our fleet. These maintenance and replacement capital expenditures include capital expenditures associated with drydocking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet. These expenditures could increase as a result of changes in:

  •
  the cost of our labor and materials;

  •
  the cost of suitable replacement vessels;

  •
  customer/market requirements;

  •
  increases in the size of our fleet; and

  •
  governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment.

              Our significant maintenance and replacement capital expenditures will reduce the amount of cash we have available for distribution to our unitholders. Any costs associated with scheduled drydocking are included in a fixed daily fee of $5,500 per time chartered vessel, that we will pay Capital Ship Management under a management agreement, for an initial term of approximately five years from when the vessels commence operations to and including their first special survey. In the event our management agreement is not renewed, we will separately deduct estimated capital expenditures associated with drydocking from our operating surplus in addition to estimated replacement capital expenditures.

              Our partnership agreement requires our board of directors to deduct estimated, rather than actual, maintenance and replacement capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus. The amount of estimated capital expenditures deducted from operating surplus is subject to review and change by the conflicts committee at least once a year. If our board of directors underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed previous estimates.

If we expand the size of our fleet in the future, we generally will be required to make significant installment payments for acquisitions of newbuilding vessels prior to their delivery and generation of revenue. In addition, we intend to finance the purchase of the newbuildings to be delivered in 2007 with debt, and the purchase of the newbuildings to be delivered in 2008 partly with debt and partly by issuing additional equity securities. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished or our financial leverage could increase or our unitholders could be diluted.

              The actual cost of a new medium-range ice class tanker varies significantly depending on the market price charged by shipyards, the size and specifications of the vessel, governmental regulations and maritime self-regulatory organization standards. The total delivered cost of a vessel will be higher and include financing, construction supervision, vessel start-up and other costs.

              The purchase price for the seven newbuildings and related time charters we will acquire from Capital Maritime in 2007 and 2008 is $368 million. Capital Maritime is currently incurring all costs for the construction and delivery of the seven newbuildings to be delivered during the course of 2007 and

2008. Upon their delivery, we will purchase all of the interests of Capital Maritime in the subsidiaries that own the vessels. We intend to partially finance this purchase by issuing additional common units or other equity securities, which will dilute your ownership interest in us. Please read "—We may issue additional equity securities without your approval, which would dilute your ownership interest." We may enter into similar arrangements with Capital Maritime in the future. If Capital Maritime fails to make construction payments for the newbuildings after receiving notice by the shipbuilder following nonpayment on any installment due date, the shipbuilder could rescind the purchase contract. As a result of such default, Capital Maritime could lose all or part of the installment payments made prior to such default, and we could either lose access to the vessels or may need to finance the vessels before they begin operating and generating voyage revenues, which could harm our business and reduce our ability to make cash distributions.

              If we purchase additional newbuildings in the future, we generally will be required to make installment payments prior to their delivery. We typically must pay 5-20% of the purchase price of a medium-range tanker upon signing the purchase contract, even though delivery of the completed vessel will not occur until much later (approximately 18-36 months later for current orders). If we finance these acquisition costs by issuing debt or equity securities, we will increase the aggregate amount of interest payments or minimum quarterly distributions we must make prior to generating cash from the operation of the newbuilding.

              To fund the remaining portion of these and other capital expenditures, we will be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash available for distributions to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to meet our minimum quarterly distribution to unitholders, which could have a material adverse effect on our ability to make cash distributions.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

              Upon the closing of this offering, our new revolving credit facility will provide us with financing availability of up to $370 million, of which we expect to have $356 million outstanding upon delivery of the final vessel in our initial fleet in 2008, assuming no exercise of the underwriters' overallotment option. For more information regarding the terms of our new revolving credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Revolving Credit Facility." Following this offering, we will continue to have the ability to incur additional debt, subject to limitations in our new revolving credit facility. Our level of debt could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

  •
  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

  •
  our debt level may limit our flexibility in responding to changing business and economic conditions.

              Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

The new revolving credit facility that we will enter into in connection with this offering will contain restrictive covenants, which may limit our business and financing activities.

              The operating and financial restrictions and covenants in the new revolving credit facility that we will enter into upon the closing of this offering and any future credit facility could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, our new revolving credit facility requires the consent of our lenders or limits our ability to, among other items:

  •
  incur or guarantee indebtedness;

  •
  charge, pledge or encumber the vessels;

  •
  change the flag, class, management or ownership of our vessels;

  •
  change the commercial and technical management of our vessels;

  •
  sell or change the beneficial ownership or control of our vessels; and

  •
  subordinate our obligations thereunder to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement.

              The credit facility also requires us to comply with the ISM Code and to maintain valid safety management certificates and documents of compliance at all times.

              In addition, our new revolving credit facility requires us to:

  •
  maintain minimum free consolidated liquidity (50% of which may be in the form of undrawn commitments under the credit facility) of at least $500,000 per financed vessel;

  •
  maintain a ratio of EBITDA (as defined in our credit facility) to interest expense of at least 2.00 to 1.00 on a trailing four-quarter basis; and

  •
  maintain a ratio of Total Indebtedness to the aggregate Market Value (as defined in our credit facility) of our total fleet, current or future, of no more than 0.725 to 1.00.

We will also be required to maintain an aggregate Market Value of our financed vessels equal to 125% of the aggregate amount outstanding under the credit facility. For a description of the definitions of "EBITDA", "Total Indebtedness" and "Market Value" under our credit facility, please read

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility."

              Our ability to comply with the covenants and restrictions contained in our new revolving credit facility and any other debt instruments we may enter into in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are in breach of any of the restrictions, covenants, ratios or tests in our new credit facility, especially if we trigger a cross default currently contained in certain of our loan agreements, a significant portion of our obligations may become immediately due and payable, and our lenders' commitment to make further loans to us may terminate. We may not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in our debt agreements may prevent us from paying distributions.

              Our payment of principal and interest on the debt will reduce cash available for distribution on our units. In addition, our new credit facility will prohibit the payment of distributions if we are not in compliance with certain financial covenants or upon the occurrence of an event of default or if the fair market value of our assets is less than 125% of the aggregate amount outstanding under our credit facility.

              Events of default under our credit facility include:

  •
  failure to pay principal or interest when due;

  •
  breach of certain undertakings, negative covenants and financial covenants contained in the credit facility, any related security document or guarantee or the interest rate swap agreements, including failure to maintain unencumbered title to any of the vessel-owning subsidiaries or any of the assets of the vessel-owning subsidiaries and failure to maintain proper insurance;

  •
  any breach of the credit facility, any related security document or guarantee or the interest rate swap agreements (other than breaches described in the preceding two bullet points) if, in the opinion of the lenders, such default is capable of remedy and continues unremedied for 20 days after written notice of the lenders;

  •
  any representation, warranty or statement made by us in the credit facility or any drawdown notice thereunder or related security document or guarantee or the interest rate swap agreements is untrue or misleading when made;

  •
  a cross-default of our other indebtedness of $5 million or greater or of the indebtedness of our subsidiaries of $750,000 or greater;

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  we become, in the reasonable opinion of the lenders, unable to pay our debts when due;

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  any of our or our subsidiaries' assets are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of $1 million or more that is not discharged within 10 business days;

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  an event of insolvency or bankruptcy;

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  cessation or suspension of our business or of a material part thereof;

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  unlawfulness, non-effectiveness or repudiation of any material provision of our credit facility, of any of the related finance and guarantee documents or of our interest rate swap agreements;

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  failure of effectiveness of security documents or guarantee;

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  the common units cease to be listed on The Nasdaq Global Market or on any other recognized securities exchange;

  •
  any breach under any provisions contained in our interest rate swap agreements;

  •
  termination of our interest rate swap agreements or an event of default thereunder that is not remedied within five business days;

  •
  invalidity of a security document in any material respect or if any security document ceases to provide a perfected first priority security interest; or

  •
  any other event that occurs or circumstance that arises in light of which the lenders reasonably consider that there is a significant risk that we will be unable to discharge our liabilities under the credit facility, related security and guarantee documents or interest rate swap agreements.

              We anticipate that any subsequent refinancing of our current debt or any new debt will have similar restrictions. For more information regarding our financing arrangements, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We currently derive all of our revenues from a limited number of customers, and the loss of any customer or charter or vessel could result in a significant loss of revenues and cash flow.

              We have derived, and believe that we will continue to derive, all of our revenues and cash flow from a limited number of customers. Morgan Stanley Capital Group Inc. and BP Shipping Limited accounted for all of our revenues during 2006. After the delivery in 2007 and 2008 of the seven newbuildings which we have agreed to charter to either Morgan Stanley Capital Group Inc., BP Shipping Limited or subsidiaries of Overseas Shipholding Group Inc., we will derive all of our revenues from those three customers.

              We could lose a customer or the benefits of a charter if:

  •
  the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

  •
  the customer exercises certain rights to terminate the charter or purchase the vessel;

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  the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter; or

  •
  a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer.

Please read "Business—Time Charters—General Provisions" and "Business—Bareboat Charters—General Provisions."

              If we lose a key charter, we may be unable to re-deploy the related vessel on terms as favorable to us due to the long-term nature of most charters. If we are unable to re-deploy a vessel for which the charter has been terminated, we will not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition. In addition, if a customer exercises its right to purchase a vessel, we would not receive any further revenue from the vessel and may be unable to obtain a substitute vessel and charter. This may cause us to receive decreased revenue and cash flows from having fewer vessels operating in our fleet. Any replacement newbuilding would not generate revenues during its construction, and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter. Any compensation under our charters for a purchase of the vessels may not adequately compensate us for the loss of the vessel and related time charter.

              The loss of any of our customers, time or bareboat charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

If Capital Maritime's relations with Hyundai MIPO Dockyard Co., Ltd., South Korea or STX Shipbuilding Co., Ltd., were to deteriorate, the timely delivery of our newbuildings currently on order as well as our ability to secure contracts for additional newbuildings in the future could be impaired.

              All of our newbuildings are being constructed in South Korea by Hyundai MIPO Dockyard Co., Ltd., an affiliate of Hyundai Heavy Industries, the largest shipbuilder in the world and STX Shipbuilding Co., Ltd. Capital Maritime presently has strong, collaborative relationships with Hyundai MIPO and STX Shipbuilding but if relations were to deteriorate between them, the timely delivery of our newbuildings currently on order as well as our ability to secure contracts for additional newbuildings in the future could be impaired.

Delays in deliveries of newbuildings, our decision to cancel or our inability to otherwise complete the acquisitions of our newbuildings, could harm our operating results and lead to the termination of the related charters.

              We are scheduled to take delivery of four newbuildings during the remainder of 2007 and three newbuildings during the course of 2008. The delivery of these vessels, or any other newbuildings we may order, could be delayed, not completed or canceled, which would delay or eliminate our expected receipt of revenues under the time charters for the vessels. The shipbuilder could fail to deliver the newbuilding vessels as agreed, or Capital Maritime could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

              Our receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

  •
  quality or engineering problems;

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  changes in governmental regulations or maritime self-regulatory organization standards;

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  work stoppages or other labor disturbances at the shipyard;

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  bankruptcy or other financial crisis of the shipbuilder;

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  a backlog of orders at the shipyard;

  •
  political or economic disturbances in South Korea where the vessels are being built;

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  weather interference or catastrophic event, such as a major earthquake or fire;

  •
  the shipbuilder failing to deliver the vessels in accordance with our vessel specifications;

  •
  our requests for changes to the original vessel specifications;

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  shortages of or delays in the receipt of necessary construction materials, such as steel;

  •
  our inability to finance the purchase of the vessels; or

  •
  our inability to obtain requisite permits or approvals.

              If delivery of a vessel is materially delayed, it could adversely affect our results of operations and financial condition and our ability to make cash distributions.

We depend on Capital Maritime and its affiliates to assist us in operating and expanding our business.

              Pursuant to a management agreement between us and Capital Ship Management, Capital Ship Management will provide to us significant commercial and technical management services (including the commercial and technical management of our vessels, vessel maintenance and crewing, purchasing and insurance and shipyard supervision). Please read "Certain Relationships and Related Party Transactions—Management Agreement." In addition, pursuant to an administrative services agreement between us and Capital Ship Management, Capital Ship Management will provide to us significant administrative, financial and other support services. Please read "Certain Relationships and Related Party Transactions—Administrative Services Agreement." Our operational success and ability to execute our growth strategy will depend significantly upon Capital Ship Management's satisfactory performance of these services. Our business will be harmed if Capital Ship Management fails to perform these services satisfactorily, if Capital Ship Management cancels either of these agreements, or if Capital Ship Management stops providing these services to us. We may also in the future contract with Capital Maritime for it to have newbuildings constructed on our behalf and to incur the construction-related financing. We would purchase the vessels on or after delivery based on an agreed-upon price.

              Our ability to enter into new charters and expand our customer relationships will depend largely on our ability to leverage our relationship with Capital Maritime and its reputation and relationships in the shipping industry. If Capital Maritime suffers material damage to its reputation or relationships, it may harm our ability to:

  •
  renew existing charters upon their expiration;

  •
  obtain new charters;

  •
  successfully interact with shipyards during periods of shipyard construction constraints;

  •
  obtain financing on commercially acceptable terms; or

  •
  maintain satisfactory relationships with suppliers and other third parties.

              If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

Our growth depends on continued growth in demand for refined products and the shipping of refined products in medium-range tankers.

              Our growth strategy focuses on expansion in the refined product medium-range tanker shipping sector. Accordingly, our growth depends on continued growth in world and regional demand for refined products and the shipping of refined products in medium-range tankers, which could be negatively affected by a number of factors, such as prices for refined products, refining capacity or general political and economic conditions.

              Reduced demand for refined products and the shipping of refined products or the increased availability of pipelines used to transport refined products, would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.

              Medium to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

  •
  the operator's environmental, health and safety record;

  •
  compliance with IMO standards and the heightened industry standards that have been set by some energy companies;

  •
  shipping industry relationships, reputation for customer service, technical and operating expertise;

  •
  shipping experience and quality of ship operations, including cost-effectiveness;

  •
  quality, experience and technical capability of crews;

  •
  the ability to finance vessels at competitive rates and overall financial stability;

  •
  relationships with shipyards and the ability to obtain suitable berths;

  •
  construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

  •
  willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

  •
  competitiveness of the bid in terms of overall price.

              It is likely that we will face substantial competition for medium to long-term charter business from a number of experienced companies. Many of these competitors may have significantly greater financial resources than we do. It is also likely that we will face increased numbers of competitors entering into our transportation sectors, including in the ice class sector. Many of these competitors have strong reputations and extensive resources and experience. Increased competition may cause greater price competition, especially for medium to long-term charters.

              As a result of these factors, we may be unable to expand our relationships with existing customers or obtain new customers for medium to long-term time charters or bareboat charters on a profitable basis, if at all. However, even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the tanker market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.

              Our growth strategy focuses on a gradual expansion of our fleet. Any acquisition of a vessel may not be profitable to us at or after the time we acquire it and may not generate cash flow sufficient to justify our investment. In addition, our growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

  •
  fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

  •
  be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

  •
  decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

  •
  significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

  •
  incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

  •
  incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

The 15 vessels that make up our contracted fleet have been, or will be, built in accordance with custom designs from two different shipyards and the vessels from each respective shipyard are the same in all material respects. As a result, any latent defect discovered in one vessel will likely affect all of our vessels.

              All of the 15 vessels that we have agreed to purchase are, or will be, based on standard designs from Hyundai MIPO Dockyard Co., Ltd., South Korea and STX, South Korea and customized by Capital Maritime, in some cases in consultation with the charterers of the vessel, and are, or will be, uniform in all material respects. As a result, any latent design defect discovered in one of our vessels will likely affect all of our other vessels in that class. In addition, all of the vessels we have agreed to acquire have, or will have, the same or similar equipment. As a result, any equipment defect discovered may affect all of our vessels. Any disruptions in the operation of our vessels resulting from defects could adversely affect our receipt of revenues under the charters for the vessels affected.

Certain design features in our vessels have been modified by Capital Maritime to enhance the commercial capability of our vessels and have not yet been tested. As a result we may encounter unforeseen expenses, complications, delays and other unknown factors which could adversely affect our revenues.

              Capital Maritime has modified certain design features in our vessels which have not yet been tested and as a result, they may not operate as intended. If these modifications fail to enhance the commercial capability of our vessels as intended or interfere with the operation of our vessels, we could face expensive and time-consuming design modifications, delays in the operation of our vessels, damaged customer relationships and harm to our reputation. Any disruptions in the operation of our vessels resulting from the design modifications could adversely affect our receipt of revenues under the charters for the vessels affected.

Terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

              Terrorist attacks, such as the attacks that occurred in the United States on September 11, 2001, the bombings in Spain on March 11, 2004, the bombings in London on July 7, 2005, and the current conflicts in Iraq and Afghanistan and other current and future conflicts, may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability and disruption of oil production and distribution, which could result in reduced demand for our services.

              In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Our operations expose us to political and governmental instability, which could harm our business.

              Our operations may be adversely affected by changing or adverse political and governmental conditions in the countries where our vessels are flagged or registered and in the regions where we otherwise engage in business. Any disruption caused by these factors may interfere with the operation of our vessels, which could harm our business, financial condition and results of operations. In particular, we derive a substantial portion of our revenues from shipping oil and oil products from politically unstable regions. Past political efforts to disrupt shipping in these regions, particularly in the Arabian Gulf, have included attacks on ships and mining of waterways. In addition to acts of terrorism, trading in this and other regions have also been subject, in limited instances, to piracy. Our operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions or a disruption of or limit to trading activities or other adverse events or circumstances in or affecting the countries and regions where we operate or where we may operate in the future.

Marine transportation is inherently risky, and an incident involving significant loss of or environmental contamination by any of our vessels could harm our reputation and business.

              Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

  •
  marine disasters;

  •
  bad weather;

  •
  mechanical failures;

  •
  grounding, fire, explosions and collisions;

  •
  piracy;

  •
  human error; and

  •
  war and terrorism.

              An accident involving any of our vessels could result in any of the following:

  •
  death or injury to persons, loss of property or environmental damage;

  •
  delays in the delivery of cargo;

  •
  loss of revenues from or termination of charter contracts;

  •
  governmental fines, penalties or restrictions on conducting business;

  •
  higher insurance rates; and

  •
  damage to our reputation and customer relationships generally.

              Any of these results could have a material adverse effect on our business, financial condition and operating results.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

              The operation of ocean-going vessels in international trade is inherently risky. Although we carry protection and indemnity insurance, all risks may not be adequately insured against, and any particular claim may not be paid. We do not currently maintain off-hire insurance, which would cover the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business and our ability to pay distributions to our unitholders. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain of our insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves.

              We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. In addition, certain of our vessels are under bareboat charters with BP Shipping Limited and subsidiaries of Overseas Shipholding Group Inc. Under the terms of these charters, the charterer provides for the insurance of the vessel and as a result these vessels may not be adequately insured and/or in some cases may be self-insured. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations.

              Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available to us may be significantly more expensive than our existing coverage.

The marine energy transportation industry is subject to substantial environmental and other regulations, which may significantly limit our operations or increase our expenses.

              Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels' registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution, and our compliance with these requirements can be costly.

              These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo-capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.

              We could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws. The United States Oil Pollution Act of 1990 (OPA 90) affects all vessel owners shipping oil or petroleum products to, from or within the United States. OPA 90 allows for potentially unlimited liability without regard to fault of owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the U.S., imposes liability for oil pollution in international waters. OPA 90 expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the U.S. have enacted pollution prevention liability and response laws, many providing for unlimited liability.

              In addition, in complying with OPA 90, IMO regulations, EU directives and other existing laws and regulations and those that may be adopted, shipowners may incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditure on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. For example, various jurisdictions are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive. In addition, as a result of accidents such as the November 2002 oil spill from the motor tanker Prestige, a 26 year old single-hull tanker (which was owned by a company unrelated to us), we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. In recent years, the IMO and EU have both accelerated their existing non-double-hull phase-out schedules in response to highly publicized oil spills and other shipping incidents involving companies unrelated to us. Future incidents may result in the adoption of even stricter laws and regulations, which could limit our operations or our ability to do business and which could have a material adverse effect on our business and financial results.

We have no history operating as a separate publicly traded entity and will incur increased costs as a result of being a publicly traded limited partnership.

              We have no history operating as a separate publicly traded entity. As a publicly traded limited partnership, we will be required to comply with the SEC's reporting requirements and with corporate governance and related requirements of the Sarbanes-Oxley Act, the SEC and the securities exchange on which our common units will be listed. We will incur significant legal, accounting and other expenses in complying with these and other applicable regulations. We anticipate that our incremental general and administrative expenses as a publicly traded limited partnership taxed as a corporation for U.S. federal income tax purposes, will be approximately $2.3 million annually, and will include costs associated with annual reports to unitholders, tax return, investor relations, registrar and transfer agent's fees, incremental director and officer liability insurance costs and director compensation.

The crew employment agreements manning agents enter into on behalf of Capital Maritime or its affiliates may not prevent labor interruptions and the failure to renegotiate these agreements successfully in the future may disrupt our operations and adversely affect our cash flows.

              The crew employment agreements manning agents enter into on behalf of Capital Maritime or its affiliates may not prevent labor interruptions and are subject to renegotiation in the future. Any labor interruptions, including due to a failure to renegotiate employment agreements with our crew members successfully could disrupt our operations and could adversely affect our business, financial condition and results of operations.

Risks Inherent in an Investment in Us

Capital Maritime and its affiliates may engage in competition with us.

              Pursuant to the omnibus agreement that we and Capital Maritime will enter into in connection with the closing of this offering, Capital Maritime and its controlled affiliates (other than us, our general partner and our subsidiaries) generally will agree not to acquire, own or operate medium-range tankers under time charters of two or more years without the consent of our general partner. The omnibus agreement, however, contains significant exceptions that may allow Capital Maritime or any of its controlled affiliates to compete with us which could harm our business. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement—Noncompetition."

Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders owning 5% or more of our common units.

              Holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders elect only four of the seven members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three year terms. Our general partner in its sole discretion has the right to appoint the remaining three directors and to set the terms for which those directors will serve. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner and our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class and a majority vote of our board of directors.

              Our partnership agreement further restricts unitholders' voting rights by providing that if any person or group, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of our board of directors, owns beneficially 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote.

Our general partner and its other affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary and contractual duties, which may permit them to favor their own interests to your detriment.

              Following this offering, Capital Maritime will indirectly own the 2.0% general partner interest and a 42.0% limited partner interest in us, assuming no exercise of the underwriters' overallotment option, and will own and control our general partner, which effectively controls our day-to-day affairs consistent with policies and procedures adopted by and subject to the direction of our board of directors. Although our general partner and its affiliates and our directors have a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Capital Maritime. Furthermore, all of the officers of our general partner and certain of our directors are directors or officers of Capital Maritime and its affiliates and as such they have fiduciary duties to Capital Maritime that may cause them to pursue business strategies that disproportionately benefit Capital Maritime or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Capital Maritime and its affiliates, including our general partner and its officers on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. Please read "—Our partnership agreement limits the fiduciary duties of our general partner and our directors to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors." These conflicts include, among others, the following situations:

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  neither our partnership agreement nor any other agreement requires our general partner or Capital Maritime or its affiliates to pursue a business strategy that favors us or utilizes our assets, and Capital Maritime's officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Capital Maritime, which may be contrary to our interests;

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  the executive officers of our general partner and three of our directors also serve as executive officers and/or directors of Capital Maritime;

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  our general partner and our board of directors are allowed to take into account the interests of parties other than us, such as Capital Maritime, in resolving conflicts of interest, which has the effect of limiting their fiduciary duties to our unitholders;

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  our general partner and our directors have limited their liabilities and reduced their fiduciary duties under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner and our directors, all as set forth in the partnership agreement;

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  our general partner and our board of directors will be involved in determining the amount and timing of our asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

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  our general partner may have substantial influence over our board of directors' decision to cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to accelerate the expiration of the subordination period;

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  our general partner is entitled to reimbursement of all reasonable costs incurred by it and its affiliates for our benefit;

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  our partnership agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf; and

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  our general partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units.

              Although a majority of our directors will over time be elected by common unitholders, our general partner will likely have substantial influence on decisions made by our board of directors. Please read "Certain Relationships and Related Party Transactions", "Conflicts of Interest and Fiduciary Duties" and "The Partnership Agreement."

We currently do not have any officers and expect to rely solely on officers of our general partner who face conflicts in the allocation of their time to our business.

              We do not currently expect our board of directors to exercise its power to appoint officers of Capital Product Partners L.P., and as a result, we expect to rely solely on the officers of our general partner, who are not required to work full-time on our affairs and also work for affiliates of our general partner, including Capital Maritime. For example, our general partner's Chief Executive Officer and Chief Financial Officer is also an executive officer of Capital Maritime. The affiliates of our general partner conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers of our general partner who also provide services to our general partner's affiliates, which could have a material adverse effect on our business, results of operations and financial condition.

Our partnership agreement limits our general partner's and our directors' fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner, or our directors.

              Our partnership agreement contains provisions that reduce the standards to which our general partner and directors would otherwise be held by Marshall Islands law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity will be made by its sole owner, Capital Maritime. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership;

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  provides that our general partner and our directors are entitled to make other decisions in "good faith" if they reasonably believe that the decision is in our best interests;

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  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that neither our general partner and its officers nor our directors will be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or directors or its officers or directors or those other persons engaged in actual fraud or willful misconduct.

              In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Fees and cost reimbursements, which Capital Ship Management will determine for services provided to us and certain of our subsidiaries, will be substantial and will reduce our cash available for distribution to you.

              We will pay a fixed daily fee for an initial term of approximately five years from when the vessels commence operations to, and including, their first special survey, for services provided to us by Capital Ship Management, and we will reimburse Capital Ship Management for all expenses it incurs on our behalf. The fixed daily fee to be paid to Capital Ship Management includes all costs incurred in providing certain commercial and technical management services to us as described under "Certain Relationships and Related Party Transactions—Management Agreement." In addition, Capital Ship Management will provide us with administrative services pursuant to an administrative services agreement, and we will reimburse Capital Ship Management for all costs and expenses reasonably incurred by it in connection with the provision of those services. The payment of fees to Capital Ship Management and reimbursement of expenses to Capital Ship Management could adversely affect our ability to pay cash distributions.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Capital Maritime's consent, unless Capital Maritime's ownership share in us is decreased; all of which could diminish the trading price of our common units.

              Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.

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  The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class and a majority vote of our board of directors is required to remove the general partner. Following the closing of this offering, Capital Maritime will own 42.8% of the units, assuming no exercise of the underwriters' overallotment option.

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  If our general partner is removed without "cause" during the subordination period and units held by our general partner and Capital Maritime are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. "Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with the general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

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  Common unitholders elect only four of the seven members of our board of directors. Our general partner in its sole discretion has the right to appoint the remaining three directors.

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  Election of the four directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors are selected each year. In addition, the directors appointed by our general partner will serve for terms determined by our general partner.

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  Our partnership agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

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  Unitholders' voting rights are further restricted by the partnership agreement provision providing that if any person or group, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of our board of directors, owns beneficially 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote.

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  We have substantial latitude in issuing equity securities without unitholder approval.

              The effect of these provisions may be to diminish the price at which the common units will trade.

The control of our general partner may be transferred to a third party without unitholder consent.

              Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

              We have granted registration rights to Capital Maritime and certain affiliates of Capital Maritime. These unitholders have the right subject to some conditions to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering, Capital Maritime will own 8,805,522 subordinated units and the incentive distribution rights. Following their registration and sale under the applicable registration statement, those securities will become freely tradeable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $10.99 per common unit.

              The initial public offering price of $21.50 per common unit exceeds pro forma net tangible book value of $10.51 per common unit. Based on the initial public offering price, you will incur immediate and substantial dilution of $10.99 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

We may issue additional equity securities without your approval, which would dilute your ownership interests.

              We may, without the approval of our unitholders, issue an unlimited number of additional units or other equity securities. In particular, we intend to finance a substantial portion of the purchase price of the newbuildings to be delivered in 2008 through the issuance of additional common units.

              The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

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  our unitholders' proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

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  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

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  the relative voting strength of each previously outstanding unit may be diminished; and

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  the market price of the common units may decline.

In establishing cash reserves, our board of directors may reduce the amount of cash available for distribution to you.

              Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves also will affect the amount of cash available for distribution to our unitholders. Our board of directors may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above in "—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter our board of directors is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted." Our partnership agreement requires our board of directors each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by the conflicts committee of our board of directors.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

              If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, please read "The Partnership Agreement—Limited Call Right."

              At the completion of this offering and assuming no exercise of the underwriters' overallotment option, Capital Maritime, an affiliate of our general partner, will not own any of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters' overallotment option and conversion of our subordinated units into common units, Capital Maritime will own 42.8% of the common units.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

              As a limited partner in a partnership organized under the laws of the Marshall Islands, you could be held liable for our obligations to the same extent as a general partner if you participate in the "control" of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, the Marshall Islands Limited Partnership Act (or Marshall Islands Act) provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business. Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

              Our partnership agreement will allow us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements."

Increases in interest rates may cause the market price of our common units to decline.

              An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

              Prior to this offering, there has been no public market for the common units. After this offering, there will be only 11,750,000 publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Unitholders may have liability to repay distributions.

              Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Republic of the Marshall Islands, which does not have a well developed body of partnership law.

              Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

              We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our office in Greece. In addition, our general partner is a Marshall Islands limited liability company and its directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read "Service of Process and Enforcement of Civil Liabilities."

Tax Risks

              In addition to the following risk factors, you should read "Business—Taxation of the Partnership", "Material U.S. Federal Income Tax Considerations" and "Non-United States Tax Considerations" for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of common units.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders.

              A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a "passive foreign investment company" (or PFIC), for U.S. federal income tax purposes if at least

75.0% of its gross income for any taxable year consists of certain types of "passive income," or at least 50.0% of the average value of the entity's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

              Based on our current and projected method of operation, and on opinion of counsel, we do not believe that we will be a PFIC for our 2007 taxable year nor do we expect to become a PFIC with respect to any other taxable year. We have received an opinion from our counsel, Cravath, Swaine & Moore LLP, that (1) the income we receive from time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25% of our gross income for each taxable year after our initial taxable year and assets engaged in time charters exceed 50% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided by us regarding our assets, income and charters to our counsel, and its validity is conditioned on the accuracy of such representations and projections. We expect that at least five out of the eight vessels in our initial fleet and four of the seven newbuildings we have committed to purchase will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets, for PFIC purposes. However, no assurance can be given that the Internal Revenue Service or IRS will accept this position. The remainder of our fleet will be engaged in activities that may be characterized as passive for PFIC purposes and the income from that portion of our fleet may be treated as passive income for PFIC purposes. See "Material U.S. Federal Income Tax Considerations—PFIC Status and Significant Tax Consequences."

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of previously proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.

              Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual unitholders (and certain other U.S. unitholders). In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates. Please read "Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions."

              In addition, legislation proposed during a preceding legislative session of the U.S. Congress would deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on entities organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted the preferential tax rates of federal income tax discussed under "Material U.S. Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Distributions" may no longer be applicable to distributions received from us. As of the date hereof, it is not possible to predict with any certainty whether this previously proposed legislation will be reintroduced and enacted.

We may have to pay tax on United States source income, which would reduce our earnings.

              Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation that is attributable to transportation that both begins or ends, but that does not begin and end, in the U.S. is characterized as U.S. source shipping income and such income generally is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code.

              We have received an opinion of counsel that, based on certain assumptions and representations, we and each of our subsidiaries will qualify for this statutory tax exemption, and we will take this position for U.S. federal income tax return reporting purposes. See "Business—Taxation of the Partnership." However, there are factual circumstances, including some that may be beyond our control, that could cause us to lose the benefit of this tax exemption after this offering. In addition, our conclusion, as well as that of our counsel, Cravath, Swaine & Moore LLP, that we qualify for this exemption is based upon legal authorities which do not expressly contemplate an organization structure such as ours. Although we have elected to be treated as a corporation for U.S. federal income tax purposes, for corporate law purposes we are organized as a limited partnership under Marshall Islands law and our general partner will be responsible for managing our business and affairs and has been granted certain veto rights over decisions of our board of directors. Therefore, we can give no assurances that the IRS will not take a different position regarding our qualification, or the qualification of any of our subsidiaries, for this tax exemption.

              If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries generally would be subject for those years to a 4% U.S. federal gross income tax on our U.S. source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders.

You may be subject to income tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require you to file a tax return with and pay taxes to those countries.

              We intend that our affairs and the business of each of our controlled affiliates will be conducted and operated in a manner that minimizes income taxes imposed upon us and these controlled affiliates or which may be imposed upon you as a result of owning our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities and the activities of our subsidiaries may be attributed to our unitholders for tax purposes and, thus, that you will be subject to tax in one or more non-U.S. countries, including Greece, as a result of owning our common units if, under the laws of any such country, we are considered to be carrying on business there. If you are subject to tax in any such country, you may be required to file a tax return with and to pay tax in that country based on your allocable share of our income. We may be required to reduce distributions to you on account of any withholding obligations imposed upon us by that country in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur.

              We believe we can conduct our activities in a manner so that our unitholders should not be considered to be carrying on business in Greece solely as a consequence of the acquisition, holding, disposition or redemption of our common units. However, the question of whether either we or any of our controlled affiliates will be treated as carrying on business in any country, including Greece, will largely be a question of fact determined through an analysis of contractual arrangements, including the management agreement and the administrative services agreement we will enter into with Capital Ship Management, and the way we conduct business or operations, all of which may change over time. The laws of Greece or any other foreign country may also change, which could cause the country's taxing authorities to determine that we are carrying on business in such country and are subject to its taxation laws. Any foreign taxes imposed on us or any subsidiaries will reduce our cash available for distribution.

The ratio of dividend income to distributions on our common units is subject to business, economic and other uncertainties as well as tax reporting positions with which the IRS may disagree, which could result in a higher ratio of dividend income to distributions and adversely affect the value of the common units.

              We estimate that approximately 40% of the total cash distributions made to a purchaser of common units in this offering who owns those units from the date of this offering through December 31, 2009 will constitute dividend income. The remaining portion of the distributions will be treated first as a nontaxable return of capital to the extent of the purchaser's tax basis in its common units and thereafter as capital gains. These estimates are based on certain assumptions which are subject to business, economic, regulatory, competitive and political uncertainties beyond our control. In addition, these estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. As a result of these uncertainties, these estimates may be incorrect and the actual percentage of total cash distributions that will constitute dividend income could be higher, and any difference could adversely affect the value of the common units. Please read "Material U.S. Federal Income Tax Considerations—U.S Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions."

FORWARD-LOOKING STATEMENTS

              Statements included in this prospectus which are not historical facts (including our financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate as described in this prospectus. In some cases, you can identify the forward-looking statements by the use of words such as "may," "could," "should," "would," "expect," "plan," "anticipate," "intend," "forecast," "believe," "estimate," "predict," "propose," "potential," "continue" or the negative of these terms or other comparable terminology.

              Forward-looking statements appear in a number of places and include statements with respect to, among other things:

  •
  our anticipated growth strategies;

  •
  future charter hire rates and vessel values;

  •
  forecasts of our ability to make cash distributions on the units;

  •
  our future financial condition or results of operations and our future revenues and expenses, including revenues from profit sharing arrangements;

  •
  the repayment of debt and settling of interest rate swaps;

  •
  our ability to access debt and equity markets;

  •
  future refined product prices and production;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  future supply of, and demand for, refined products;

  •
  increases in domestic oil consumption;

  •
  increases in interest rates;

  •
  our ability to maintain long-term relationships with major refined product importers and exporters, major crude oil companies, and major commodity traders;

  •
  our ability to leverage to our advantage Capital Maritime's relationships and reputation in the shipping industry;

  •
  our continued ability to enter into long-term, fixed-rate time charters with our medium-range tanker charterers;

  •
  obtaining medium-range tanker projects that we or Capital Maritime bid on;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

  •
  timely purchases and deliveries of newbuilding vessels;

  •
  our ability to compete successfully for future chartering and newbuilding opportunities;

  •
  the expected cost of, and our ability to comply with, governmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

  •
  our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our expenses under the management agreement and the administrative services agreement with Capital Ship Management and for reimbursements for fees and costs of our general partner;

  •
  the anticipated taxation of our partnership and distributions to our unitholders;

  •
  estimated future maintenance and replacement capital expenditures;

  •
  expected demand in the refined product shipping sector in general and the demand for our medium-range vessels in particular;

  •
  our ability to retain key employees;

  •
  customers' increasing emphasis on environmental and safety concerns;

  •
  future sales of our common units in the public market; and

  •
  our business strategy and other plans and objectives for future operations.

              These and other forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in "Risk Factors." The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

              We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

              The common units being offered by this prospectus, including the common units offered if the underwriters' overallotment option is exercised, are solely for the account of Capital Maritime. We will not receive any proceeds from the sale of our common units by Capital Maritime. Capital Maritime will pay all offering expenses, underwriting discounts, financial advisory fees, selling commissions and brokerage fees, if any, incurred in connection with this offering, assuming no exercise of the underwriters' overallotment option.

              Capital Maritime has granted the underwriters a 30-day option to purchase up to 1,762,500 additional common units to cover overallotments. Upon notice by the underwriters of the exercise of their overallotment option in full or in part, we will issue to Capital Maritime a number of common units equal to the number of common units for which the underwriters exercise their overallotment option. The underwriters will then purchase those units from Capital Maritime to cover overallotments, and the amount of the $30 million dividend payable by us in cash to Capital Maritime will be reduced by the net proceeds received by Capital Maritime in connection with the exercise of the overallotment option. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is less than $30 million, we will pay the difference to Capital Maritime in cash upon the later of the full exercise of the overallotment option or 30 days after the date of this prospectus. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is equal to or more than $30 million, Capital Maritime will not receive any additional cash dividend, but only the common units necessary to satisfy the underwriters' overallotment option and will retain the entire amount of such net proceeds, including any excess over $30 million. We will account for the distribution to Capital Maritime of the common units necessary to satisfy the underwriters' overallotment as a common unit dividend, which will have no net impact on partners' equity. For additional information on the dividend payable by us to Capital Maritime and the exercise of the underwriters' overallotment option, please read "Summary—The Transactions."

              Capital Maritime expects to use approximately $54 million of the net proceeds that it will receive from this offering to repay borrowings outstanding under a loan agreement under which Fortis Bank, an affiliate of Fortis Securities LLC, is a lender. This loan bears interest at a rate of 0.90% over US$ LIBOR and matures in February 2017. Please read "Underwriting" for additional information.

CAPITALIZATION

              The following table shows:

  •
  our historical cash and capitalization as of December 31, 2006; and

  •
  our cash and capitalization as of December 31, 2006, on a pro forma as adjusted basis to reflect the transactions described under "Summary—The Transactions" assuming no exercise of the underwriters' overallotment option.

              This table is derived from and should be read together with the historical combined financial statements and the accompanying notes contained elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Balance Sheet."

	As of December 31, 2006
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents:	$1,239	$5,000

Debt:
Current portion of long-term debt	$4,979	$—
Current portion of long-term related party debt	8,042	—
Long-term debt	52,554	—
Long-term related party debt	87,498	—
Borrowings under revolving credit facility	—	60,000

Total debt	153,073	60,000

Equity:
Stockholder's Equity	45,985
Held by public:
Common units	—	123,455
Held by general partner and its affiliates:
General partner interest	—	4,409
Subordinated units	—	92,591

Total equity	45,985	220,455

Total capitalization	$199,058	$280,455

              On February 21, 2007, Capital Maritime entered into interest rate swap agreements on our behalf (agreements that will be assigned to us upon the completion of this offering), to reduce our exposure to cash flow risks from fluctuating interest rates. No consideration will be given or received upon assignment. As of March 9, 2007, the fair value of the swaps was approximately $(3.75 million), due to the fluctuation in interest rates since the time the agreements were entered into.

              Changes in interest rates could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The swap agreements fix the LIBOR portion of our interest rate at 5.1325% for $356 million in borrowings under our new credit facility for a period up to June 30, 2012. The swap arrangements have not been reflected in the capitalization table above as they were not in place at December 31, 2006 and are not directly attributable to the offering.

DILUTION

              Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. On a pro forma basis as of December 31, 2006, our pro forma net tangible book value was $220.5 million, or $10.51 per common unit. This remains unchanged when adjusted for the sale of 11,750,000 common units in this offering at an initial public offering price of $21.50 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Initial public offering price per common unit	$21.50
Less: Net tangible book value per unit before and after the offering(1)	10.51

Immediate dilution in net tangible book value per common unit to new investors	$10.99

(1)
Determined by dividing the total number of units (11,750,000 common units, 8,805,522 subordinated units and the 2.0% general partner interest represented by 419,500 general partner units), assuming no exercise of the underwriters' overallotment option, to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

              You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

    Rationale for Our Cash Distribution Policy

              Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

    Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

              There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. Upon the closing of this offering, Capital Maritime will not own any of our outstanding common units and will own 100.0% of our outstanding subordinated units.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

  •
  Under Section 51 of the Marshall Islands Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

  •
  Our distribution policy will be affected by restrictions on distributions under our new revolving credit facility that will be entered into in connection with the closing of this offering. Specifically, the new revolving credit facility will contain material financial tests and covenants that must be satisfied. These financial tests and covenants are described in this prospectus in "Management's Discussion and Analysis of Financial Condition and Results of

    Operations—Liquidity and Capital Resources—Revolving Credit Facility." Should we be unable to satisfy these restrictions included in the new credit facility or if we are otherwise in default under the new credit facility, our ability to make cash distributions to you, notwithstanding our stated cash distribution policy, would be materially adversely affected.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, such distributions will constitute a return of capital and will result in a reduction in the minimum quarterly distribution and the target distribution levels. We do not anticipate that we will make any distributions from capital surplus.

              Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable partnership and limited liability company laws and other laws and regulations.

              We have a limited operating history upon which to rely with respect to whether we will have sufficient cash available for distributions to allow us to pay the minimum quarterly distributions on our common and subordinated units. While we believe, based on our financial forecast and related assumptions, that we will have sufficient cash to enable us to pay the full minimum quarterly distribution on all of our common and subordinated units for the period ending December 31, 2008, we may be unable to pay the full minimum quarterly distribution or any amount on our common units.

Our Ability to Grow Depends on Our Ability to Access External Expansion Capital

              Because we distribute all of our available cash, growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and expansion and investment capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or expansion or investment capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may affect the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by us to finance our growth strategy would result in increased interest expense, which in turn may affect the available cash that we have to distribute to our unitholders.

Initial Distribution Rate

              The amount of the minimum quarterly distribution is $0.3750 per unit, or $1.50 per year. The amount of available cash from operating surplus, which we also refer to as cash available for distributions, needed to pay the minimum quarterly distribution on all of the common units and subordinated units and the 2.0% general partner interest to be outstanding immediately after this offering for one quarter and for four quarters will be approximately (assuming no exercise and full exercise of the underwriters' overallotment option):

	No Exercise of the Underwriters' Overallotment Option			Full Exercise of the Underwriters' Overallotment Option
		Distributions			Distributions
	Number of Units			Number of Units
		One Quarter	Four Quarters		One Quarter	Four Quarters
Common units	11,750,000	$4,406,250	$17,625,000	13,512,500	$5,067,188	$20,268,750
Subordinated units	8,805,522	3,302,071	13,208,283	8,805,522	3,302,071	13,208,283
General Partner Interest(1)	419,500	157,313	629,250	455,470	170,801	683,205

Total	20,975,022	$7,865,634	$31,462,533	22,773,492	$8,540,060	$34,160,238

(1)
The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98.0%) by the general partner's 2.0% general partner interest.

              Upon completion of this offering, our board of directors will adopt a policy pursuant to which we will pay an initial quarterly distribution of $0.3750 per unit for each complete quarter. Beginning with the quarter ending June 30, 2007, we will distribute, within 45 days after the end of each quarter, all of our available cash to unitholders of record on the applicable record date. We will adjust our first distribution for the period from the closing of this offering through June 30, 2007 based on the actual length of the period.

              During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. Please read "How We Make Cash Distributions—Subordination Period." The amount of the minimum quarterly distribution is $0.3750 per unit, or $1.50 per unit per year. We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

              Our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. The general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

              In the section that follows, we present in detail the basis for our belief that we will have sufficient available cash from operating surplus to pay our minimum quarterly distribution on all of our common and subordinated units for the twelve month periods ending March 31, 2008 and March 31, 2009.

Forecasted Results of Operations and Cash Available for Distribution

              Our financial forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve month periods ending March 31, 2008 and March 31, 2009. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe our actual results of operations and cash flows will approximate those reflected in our financial forecast; however, we give you no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results, and those differences could be material. If the forecast is not achieved, we may not be able to pay the full minimum quarterly distribution or any amount on our common units.

              Our financial forecast assumes the underwriters exercise their overallotment option in full. The underwriters may or may not elect to exercise the overallotment option. We have presented our ability to make distributions assuming the issuance of an additional 1,762,500 common units and 35,969 general partner units as a result of the overallotment option. Because the net proceeds from the exercise of the overallotment option in full will reduce the amount of borrowings under our revolving credit facility by $30 million, if the overallotment option is exercised in full, our cash available for distribution will increase by approximately $1.8 million due to lower interest expense. This increase is offset by the approximately $2.7 million of cash required to make distributions on the additional common and general partner units for the twelve month period ending March 31, 2008. If the option to purchase additional units is not exercised, our interest expense will increase and cash available for distribution will decrease by $1.8 million for the twelve month period ending March 31, 2008.

              In order to fund distributions to all of our common and subordinated unitholders at our initial rate of $1.50 per unit for the twelve month periods ending March 31, 2008 and March 31, 2009, our minimum estimated EBITDA for the twelve months ending March 31, 2008 must be at least $52.1 million and our minimum estimated EBITDA for the twelve months ending March 31, 2009 must be at least $67.6 million, assuming the underwriters exercise their overallotment option in full. As set forth in the following table, we forecast that our EBITDA for the twelve month periods ending March 31, 2008 and March 31, 2009 will be approximately $56.4 million and $75.3 million, respectively. Please read "Summary of Significant Forecast Assumptions" for information about the assumptions we have made for the financial forecast.

              Our financial forecast is a forward-looking statement and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements and accompanying notes included elsewhere in this prospectus. We do not, as a matter of course make public projections as to future revenues, earnings or other results. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available from our operating surplus to allow us to pay the minimum quarterly distribution on all of our outstanding common and subordinated units during the forecast period. The accompanying financial forecast was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and the expected future financial performance of Capital Product Partners L.P. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial forecast.

              The financial forecast has been prepared by and is the responsibility of our management. Neither our independent registered public accounting firm, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial forecast information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial forecast.

              When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" elsewhere in this prospectus. Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from the financial forecast.

              Unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

              We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

Financial Forecast

Capital Product Partners L.P.
Statement of Forecasted Results of Operations and Cash Available for Distribution (unaudited)

	Twelve months ending March 31, 2008	Twelve months ending March 31, 2009
	(in thousands except per unit amounts)
Gross Revenue	$74,365	$96,634
Less: Commissions	(525)	(540)

Net Revenue	73,839	96,094
Less: Operating expenses	(15,226)	(18,562)
Less: Selling, general and administrative expenses	(2,250)	(2,250)
Less: Depreciation	(14,633)	(20,644)
Less: Net interest expense	(10,469)	(17,781)

Net income	31,261	36,857
Adjustments to reconcile net income to Estimated EBITDA:
Add:
Depreciation	14,633	20,644
Interest expense	10,469	17,781

Estimated EBITDA(1)	56,363	75,282
Adjustments to reconcile estimated EBITDA to estimated cash available for distribution:
Less:
Cash interest expense	(10,469)	(17,781)
Expansion capital expenditures	(272,000)	(96,000)
Replacement capital expenditures	(8,230)	(10,984)
Add:
Deferred revenue(2)	783	634
Borrowings to fund expansion capital expenditures	272,000	24,000
Equity issuance to fund expansion capital expenditures	0	72,000

Estimated cash available for distribution	$38,447	$47,151

Per unit minimum annual distribution	$1.50	$1.50
Annual distributions to:
Publicly held common units	$20,269	$25,451
Subordinated units held by affiliates of our general partner	13,208	13,208
General partner units held by our general partner	683	776

Total minimum annual cash distributions	$34,160	$39,435

Excess of cash available for distributions over the minimum annual distributions	$4,287	$7,717

Calculation of minimum estimated EBITDA necessary to pay minimum annual cash distributions
Estimated EBITDA	$56,363	$75,282
Less:
Excess of cash available for distributions over minimum annual distributions	(4,287)	(7,717)

Minimum estimated EBITDA necessary to pay minimum annual cash distribution	$52,076	$67,566

Please read "—Summary of Significant Forecast Assumptions."

(1)
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP, but is a measure that management believes is highly correlated to cash and useful for the purpose of reconciling expected cash earnings to cash available for distribution. Additionally, EBITDA will be used as a supplemental financial measure by management and by external users of our financial statements, such as investors, for the reasons discussed below.

  Financial and operating performance.    EBITDA will allow us to measure the financial and operating performance of our assets without regard to financing methods, capital structure or the accounting effects of capital expenditures and acquisitions. For instance, our net income will be affected by whether we finance assets or operations with debt or equity. Likewise, our net income will be affected by our assets' depreciation or amortization schedules. We anticipate that investors will use EBITDA as an indication of significant future operating cash inflows. By reviewing our earnings before the impact of interest, taxes, depreciation and amortization, we, our investors and others will be able to understand the performance of our assets and operations on a more comparable basis from period to period and against the performance of other companies in our industry.

  Liquidity.    EBITDA will allow us to assess the ability of our assets to generate cash sufficient to service debt, make distributions to our unitholders and undertake capital expenditures.

  EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented above may not be comparable to similarly titled measures of other companies.

(2)
The terms of the bareboat charters with BP Shipping Limited covering the Atlantas, Aktoras and Aiolos vessels have each been extended for a period of three years, and the term of the time charter covering the Arionas vessel has been extended for a period of six months. The daily charter rates payable under each of these charters during the extension period is lower than the daily charter rates payable during the original term. Pursuant to FASB 13, paragraph 19b, we will recognize the revenues under these charters on a straight line basis based on the average daily charter rate over the duration of the charter and will record deferred revenue for the difference between cash collections and average daily charter rates over the original terms of these charters. Accordingly, the amounts attributable to such charters included in our net revenues in the forecast are calculated using the average daily charter rates over the terms of these charters, and are therefore lower than the anticipated cash collections under those charters during the forecast period. During the twelve months ended March 31, 2008 and the twelve months ended March 31, 2009, we forecast cash collections will exceed revenue recognized by $0.8 million and $0.6 million, respectively, pursuant to these charters.

Summary of Significant Forecast Assumptions

              Vessels.    The forecast assumes the following:

  •
  24 months of operation for the eight vessels in our initial fleet (the five vessels delivered in 2006, the Avax delivered in January 2007, the Axios delivered in February 2007 and the Aiolos delivered in March 2007);

  •
  for the Agisilaos, the charter for which expires in January 2009, we have assumed the continuation of the existing charter at a daily charter rate of $17,500 subject to a 50/50 profit sharing arrangement with BP Shipping Limited, from the expiration of that charter until the end of the forecast period in March 2009.

  •
  operation of our newbuildings delivered during 2007 and 2008 from the 16th day of their expected delivery month, as outlined in the table below under "—Revenues—Newbuildings."

              A delay in the delivery of any of the vessels currently under contract for delivery could materially affect our forecast.

              Revenues.    Our forecast assumptions are based on contracted daily charter rates for each vessel (as set out in the tables below), 362 operating days per calendar year of expected operations for each vessel under time charter and 365 operating days per calendar year for each vessel under bareboat charter. We do not bear any loss of revenue when a vessel under bareboat charter is off-hire. We expect to drydock our vessels under time charters five years from their delivery date at the time of a vessel's special survey and every 30 months thereafter. We do not expect any drydocking during the forecast period. The actual number of off-hire days for vessels under time charter could vary and depends, among other factors, upon the time a vessel spends in drydocking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents or similar problems. The tables below provide details for each vessel included in the forecast, including the net daily charter rate.

              Initial Fleet.    The following table provides information regarding the eight vessels in our initial fleet.

Vessel Name	Year Built	DWT	Charter Type(1)	Commencement of Charter	Expiration of Charter(2)	Daily Charter Rate(3)
Atlantas	2006	37,000	8-year BC	04/06	03/14	$15,000	(4)
Aktoras	2006	37,000	8-year BC	07/06	06/14	$15,000	(4)
Agisilaos	2006	37,000	2.5-year TC	08/06	01/09	$17,500	(5)
Assos	2006	47,000	3-year TC	11/06	10/09	$20,000	(5)
Arionas	2006	37,000	2.5-year TC	11/06	04/09	$21,000	(5)(6)
Axios	2007	47,000	3-year TC	03/07	02/10	$20,500	(5)
Aiolos	2007	37,000	8-year BC	03/07	2/15	$15,000	(4)
Avax	2007	47,000	3-year TC	06/07	05/10	$20,500	(7)

(1)
TC: Time Charter, BC: Bareboat Charter.

(2)
Earliest possible redelivery date. Redelivery date is +/– 30 days at the charterer's option.

(3)
The BP Shipping Limited time and bareboat charters are subject to commissions and the rates quoted above are the net rates after we have paid such commissions. We will not be paying any commissions for the Morgan Stanley Capital Group Inc. time charters and Overseas Shipholding Group Inc. bareboat charters.

(4)
The last 3 years of the BC will be at a daily charter rate of $13,432.

(5)
Subject to 50/50 profit sharing arrangement. Please read "—Profit Sharing" for further detail.

(6)
The last 6 months of the TC will be at a daily charter rate of $19,000 plus a 50/50 profit sharing arrangement.

(7)
Avax is currently under a charter which commenced in March 2007 at a daily charter rate of $24,687 and expires at the end of May 2007.

              Newbuildings.    The table below provides information regarding the seven newbuildings we have committed to purchase.

Vessel Name	Expected Delivery Date	DWT	Charter Type(1)	Commencement of Charter	Expiration of Charter		Daily Charter Rate(2)
Atrotos	05/07	47,000	3-year TC	05/07	04/10		$20,000	(3)
Akeraios	08/07	47,000	3-year TC	08/07	07/10		$20,000	(3)
Anemos I	10/07	47,000	3-year TC	10/07	09/10		$20,000	(3)
Apostolos	10/07	47,000	3-year TC	10/07	09/10		$20,000	(3)
Alexandros II	01/08	51,000	10-year BC	01/08	12/17	(4)	$13,000
Aristotelis II	06/08	51,000	10-year BC	06/08	05/18	(4)	$13,000
Aris II	08/08	51,000	10-year BC	08/08	07/18	(4)	$13,000

(1)
TC: Time Charter, BC: Bareboat Charter.

(2)
The BP Shipping Limited time and bareboat charters are subject to commissions and the rates quoted above are the net rates after we have paid such commissions. We will not be paying any commissions for the Morgan Stanley Capital Group Inc. time charters and Overseas Shipholding Group Inc. bareboat charters.

(3)
Subject to 50/50 profit sharing arrangement. Please read "—Profit Sharing" for further detail.

(4)
Under the charters with subsidiaries of Overseas Shipholding Group Inc. for the three STX vessels to be delivered in 2008, Overseas Shipholding Group Inc. has an option to purchase each vessel at the end of the eighth, ninth or tenth year of the charter, for $38.0 million, $35.5 million and $33.0 million respectively, which option is exercisable six months before the date of completion of the eighth, ninth or tenth year of the charter. The expiration date above may therefore change depending on whether the charterer exercises its purchase option.

              Profit Sharing.    All of our current time charter contracts contain profit sharing provisions. Profit sharing refers to an arrangement between owners and charterers to share, at a pre-determined percentage, voyage profit in excess of the basic hire rate.

              The profit sharing arrangements for our vessels time chartered with Morgan Stanley Capital Group Inc. are calculated on the basis of a weighted monthly average of three indices published daily by the Baltic Exchange based on specific routes and cargo sizes representative of the vessel's trading. At the end of each month, the monthly average of each route is calculated and the Time Charter Equivalent (TCE) for a round voyage is estimated based upon the weighted average of the three routes, the speed and consumption of the vessel in question, bunker prices at agreed ports as published by Platts, port expenses adjusted twice a year and other parameters mutually agreed such as loading/discharging time, bad weather and commissions. If the weighted average hire rate is less than or equal to the basic hire rate, then we receive the basic hire rate only. If the weighted average hire exceeds the basic hire rate, then we receive the basic hire rate plus 50% of the excess. However, we also have the right to access the charterer's annual results of operations for each vessel and if it is shown that the vessel has performed better than the estimated profit outlined above, then we may opt to use the charterer's results of operations and are reimbursed the difference between profits received under the first option outlined above, and 50% of actual vessel profits above the basic hire rate. Annual results of operations from the charterer are to be presented by December 31 of each year for the period commencing December 1 of the previous year to November 30 of the year in question.

              Our profit sharing arrangements for our vessels time chartered with BP Shipping Limited are based on the calculation of the TCE according to the "last to next" principle (previous discharge port to last discharge port). Actual voyage revenues earned and received, actual expenses incurred and actual time taken to perform the voyage are used for the purpose of the calculation. The charterer is obliged to provide us with a copy of each fixture note and all reasonable documentation with respect to items of cost and earnings referring to each voyage within every calculation period, as well as with a statement listing actual voyage results for voyages completed and estimated results for any voyage not completed at the time of settlement. When actual revenue and/or expenses have not been settled, BP Shipping Limited's estimates apply but remain subject to adjustment upon closing of actual accounts. If the average daily TCE is less than or equal to the basic gross hire rate, then we receive the basic net hire rate only. If the average daily TCE exceeds the basic gross hire rate, then we receive the basic net hire rate plus 50% of the excess over the gross hire rate. The profit share with BP Shipping Limited is calculated and settled semi-annually.

              Please see the table below for information on the gross charter rates for vessels time charted with BP Shipping Limited:

Vessel Name	DWT	Charter Type	Gross Charter Rate		Commission
Agisilaos	37,000	2.5-year TC	$17,721		1.25%
Arionas	37,000	2-year TC	$21,266	(1)	1.25%
Axios	47,000	3-year TC	$20,759		1.25%
Avax	47,000	3-year TC	$20,759	(2)	1.25%

(1)
A gross charter rate of $19,241 for the Arionas applies for the six month period the time charter covering the Arionas has been extended (from November 4, 2008 to April 4, 2009).

(2)
Avax is currently under a charter which commenced in March 2007 at a daily gross charter rate of $25,000 and expires at the end of May 2007.

              Our profit sharing forecast assumes a daily spot market rate of $21,750 for the 37,000 dwt vessels under time charter and $22,750 for the 47,000 dwt vessels under time charter. Based on such assumed spot market rates, the amount of revenue derived from our profit sharing arrangements that is included in the forecast amounts to $3.3 million for the twelve months ending March 31, 2008 and $4.1 million for the twelve months ending March 31, 2009. The approximate average daily spot market rates for 37,000 dwt vessels and 47,000 dwt vessels during 2006 have been $25,882 and $26,788, respectively. The approximate average daily spot market rates for 37,000 dwt vessels and 47,000 dwt vessels over the past three years have been $27,430 and $27,823, respectively. While the assumed daily spot rates used to calculate our profit share are lower than spot market rates during 2006 or over the past three years, actual spot market rates over the forecast period could differ significantly from those forecasted and we can therefore give you no assurance that we will derive any additional revenue from our profit sharing arrangements. We believe we will have sufficient available cash from operating surplus to pay our minimum quarterly distribution on all units during the forecast period without any revenue derived from profit sharing.

              Vessel Operating Expenses.    Our forecast assumes operating expenses per vessel will be equal to the number of days in the year, multiplied by the applicable daily operating expense rate. We will enter into a management agreement with Capital Ship Management upon the closing of this offering which will cover chartering, crewing, technical support and maintenance, insurance and costs associated with the first special survey and related drydocking of each of our vessels. The management agreement will have an initial term of approximately five years from when each vessel commences operations until its first special survey. Pursuant to the management agreement, the daily operating expense rate will be $5,500 per time chartered vessel. The sole expense we will incur in connection with our vessels under bareboat charter is a daily fee of $250 per bareboat chartered vessel payable to Capital Ship Management, mainly to cover compliance costs. Under the management agreement, we will be required to pay additional fees to Capital Ship Management for additional costs incurred by it in some circumstances. Please read "Certain Relationships and Related Party Transactions—Management Agreement". We have assumed we will incur no additional fees during the forecast period. As a result, this forecast could vary significantly if any additional fees are incurred.

              Depreciation.    Depreciation of the vessels is based on their cost to the vessel-owning subsidiaries. Depreciation is calculated using the straight-line method and an estimated useful life of 25 years for each vessel.

              General and Administrative Expenses.    Our forecast assumes we will incur $2.3 million of total general and administrative expenses per year. This amount relates to the increased cost of being a publicly traded limited partnership, and includes board of director costs, executive compensation, director and officer insurance, investor relations, and legal, accounting, tax and securities regulatory compliance costs as well as other administrative needs.

              At the closing of this offering, we will enter into an administrative services agreement with Capital Ship Management, pursuant to which Capital Ship Management will provide certain administrative management services to us. The agreement has an initial term of five years from the closing date of this offering. We will reimburse Capital Ship Management for reasonable costs and expenses incurred in connection with the provision of these services within 15 days after Capital Ship Management submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required.

              Although we anticipate adopting equity compensation plans, we have not established the types or amounts of any awards and do not have an estimate of expenses that may be associated with these plans.

              Expenditures for Vessels.    We have agreed to purchase from Capital Maritime four additional Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three additional MR product tanker sister vessels that are scheduled for delivery in 2008. The aggregate purchase price for the four vessels to be purchased from Capital Maritime in 2007 is $224 million ($56 million per vessel) and the aggregate purchase price for the three vessels to be purchased from Capital Maritime in 2008 is $144 million ($48 million per vessel).

              Interest Expense, Net.    We have assumed that the purchase price of $224 million for the 2007 vessels will be financed borrowings under our new credit facility debt and that $72 million of the purchase price for the 2008 vessels will be financed with borrowings under our new credit facility, with the remaining $72 million of the purchase price for the 2008 vessels being raised through equity issuances. We have further assumed that we will draw $30 million from our new credit facility to finance the $25 million dividend we intend to pay Capital Maritime at the closing of this offering, assuming full exercise of the underwriters' overallotment option. Additionally, we have assumed interest income is generated based on a weighted average rate of 5.0% from our cash balance.

              Our forecast assumes an interest rate of 0.75% per annum over US$ LIBOR on the $370 million aggregate amount of debt, with drawings under the new credit facility made to finance the purchase of the additional vessels as they are delivered and gives effect to existing interest rate swap agreements to fix the LIBOR portion of our interest rate under our new credit facility for a period up to June 30, 2012. Our swap agreements cover the $356 million aggregate debt amount at 5.1325%. Our forecasted interest rate for the forecast period is 5.88%. We have assumed that any cash withheld to cover distributions will be used to repay indebtedness at an interest rate of 5.88%. Also included in interest expense are associated commitment fees, which are equal to an annual rate of 20 basis points on the undrawn portion of the revolving credit facility, and administrative fees associated with our revolving credit facility.

              Capital Maritime has entered into interest rate swap agreements on our behalf (agreements that will be transferred to us upon the completion of this offering) to reduce our exposure to cash flow risks from fluctuating interest rates. No consideration will be given or received upon transfer. As of March 9, 2007, the fair value of the swaps was approximately $(3.75 million) due to the fluctuation in interest rates since the time the agreements were entered into.

              Changes in interest rates could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The swap agreements fix the LIBOR portion of our interest rate at 5.1325% for $356 million in borrowings under our new credit facility up to June 30, 2012. It is not possible to determine whether or not these swap arrangements will qualify for hedge accounting upon transfer, but we do not expect cash flows to differ for the purposes of the forecast regardless of whether the arrangement qualifies for hedge accounting.

              Estimated Maintenance Capital Expenditures.    Our partnership agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures as opposed to actual maintenance and replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as drydocking and vessel replacement. Please read "How We Make Cash Distributions—Operating Surplus and Capital Surplus—Capital Expenditures" for more detail. Scheduled drydocking expenditures for our time chartered vessels are included in the fixed daily fee of $5,500 per time chartered vessel we pay to Capital Ship Management pursuant to our management agreement. Drydocking expenditures for our vessels under bareboat charter are covered by the charterer. The amount of estimated maintenance and replacement capital expenditures attributable to future vessel replacements is based on the following assumptions: (i) the average transfer price per vessel, (ii) a 25-year useful life, and (iii) a 7% net investment rate. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, charter hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders. Please read "Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain the operating capacity of our fleet, which will reduce our cash available for distribution. In addition, each quarter our board of directors is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted."

              Income Taxes.    We have assumed that no taxes on our income will be payable during the forecast period.

              Payments of Distributions on Common Units, Subordinated Units and the 2.0% General Partner Interest.    Forecasted payments of distributions on common units, subordinated units and on the 2.0% general partner interest are estimated at $73.6 million for the period from the estimated closing date of this offering (April 3, 2007) through March 31, 2009, based on the payment of the minimum quarterly distribution for each quarter and assuming that the underwriters exercise their overallotment option in full. We assumed that we will issue a further 3,454,590 common units during the second quarter of 2008 in connection with the partial financing of the acquisition of the three vessels we committed to purchase from Capital Maritime in 2008, and that these common units will be issued at a net price equal to 95% of the initial offering price of the common units in this offering (to include a 5% discount for underwriting and other offering costs). Quarterly distributions are paid within 45 days after the close of each quarter.

              The following table sets forth our forecasted distributions on our common units, subordinated units and general partner units, assuming full exercise of the underwriters' overallotment option, based on a $0.3750 per unit minimum quarterly distribution and assumes that we will issue an additional 3,454,590 common units during the second quarter of 2008 at a net price (to include a 5% discount for underwriting and other offering costs) equal to 95% of the initial public offering price of the common units in this offering.

	Twelve Months Ending March 31,
	2008	2009
	(dollars in thousands except per unit amounts)
Total common units	13,512,500	16,967,090
Total subordinated units	8,805,522	8,805,522
Total general partner units	455,470	525,972
Distributions per unit	$1.50	$1.50
Total distributions on common units	$20,269	$25,451
Total distributions on subordinated units	13,208	13,208
Total distributions on general partner units	683	776

Total distributions on all units	$34,160	$39,435

              Additional Cash Required for Distributions.    As market conditions can change, there is no guarantee that we will be able to complete the additional offering in 2008, or at any time, at a price equal to or greater than our initial public offering price. The table below demonstrates the additional cash we would require to pay distributions on our units if the price of the common units we issue in our proposed secondary offering is less than the forecasted offering price.

Twelve Months Ending March 31, 2009
(in thousands)
Decrease in offering price per common unit
10%	$588
15%	933
20%	1,322
25%	1,763

              Forecast of Compliance with Debt Covenants.    Our ability to make distributions could be affected if we do not remain in compliance with the covenants of our credit facility. There are certain financial covenants that govern our credit facility. Our leverage covenant requires us to have, as of the date of any distribution a ratio of Total Indebtedness to aggregate Market Value (as defined in our credit facility) of our total fleet, current or future, of no more than 0.725 to 1.00. Our EBITDA coverage covenant requires that EBITDA (as defined in our credit facility) is at least 2.0 times our interest expense for the four quarters immediately prior to the distribution. Our credit facility has additional covenants that are not set out in the table below, including a requirement that we maintain minimum free consolidated liquidity (50% of which may be in the form of undrawn commitments under the credit facility) of at least $500,000 per financed vessel. We have assumed we will be in compliance with such covenants. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility." The table below outlines the calculations for our leverage covenant and our EBITDA coverage covenant and our forecasted compliance during the forecast period, assuming full exercise of the underwriters' overallotment option.

	Twelve Months Ending March 31,
	2008		2009
	(dollars in thousands)
Total Indebtedness(1)	$297,713		$314,010
Total Market Value(2)	700,000		796,000
Total Indebtedness/Market Value ratio(1)(2)	43%		40%
EBITDA(3)	56,363		75,282
Interest expense	10,469		17,781
EBITDA/interest expense ratio(3)	5.4	x	4.2	x

(1)
Total Indebtedness under our credit facility means a liability of the debtor: (a) for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor; (b) under any loan stock, bond, note or other security issued by the debtor; (c) under any acceptance credit, guarantee or letter of credit facility made available to the debtor; (d) under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; (e) under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or (f) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person.

(2)
The Market Value of our vessels will be calculated under our credit facility as the arithmetic mean of two appraisals obtained by us from two approved brokers (BRS, Clarkson, Plateou, Galbraiths and Gibson) (one to be chosen by us and one to be chosen by HSH Nordbank AG, Hamburg) on a charter-free basis. If such valuations differ by more than 15% a third valuation is required to be obtained by an approved broker nominated by HSH Nordbank AG, Hamburg. The Market Value of our vessels will then consist of the arithmetic mean of such three sets of valuations. For purposes of the ratio set forth above, we have calculated the Market Value of our vessels using the agreed transfer value for our 51,000 dwt vessels ($48 million per vessel) the agreed transfer value for our 47,000 dwt vessels ($56 million per vessel) and the agreed transfer value for our 37,000 dwt vessels ($52 million per vessel).

(3)
Under our credit facility, EBITDA means, in respect of the relevant period, the aggregate amount of consolidated or combined pre-tax profits of us and our subsidiaries (whether direct or indirect and including, but not limited to, each vessel-owning subsidiary) before extraordinary or exceptional items, depreciation, interest, repayment of principal in respect of any loan, rentals under finance leases and similar charges payable.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

    General

              Within approximately 45 days after the end of each quarter, beginning with the quarter ending June 30, 2007, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through June 30, 2007 based on the actual length of the period.

    Definition of Available Cash

              We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

  •
  less the amount of cash reserves established by our board of directors to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreement and in all cases are used solely for working capital purposes or to pay distributions to partners.

    Intent to Distribute the Minimum Quarterly Distribution

              We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3750 per unit, or $1.50 per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering and the related distribution on the 2.0% general partner interest is approximately $7.9 million, assuming no exercise of the underwriters' overallotment option, or $8.5 million if the underwriters' overallotment option is exercised in full. There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility" for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.

Operating Surplus and Capital Surplus

    General

              All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

    Definition of Operating Surplus

              We define operating surplus in the glossary, and for any period it generally means:

  •
  an amount equal to two times the amount needed for any one quarter for us to pay a distribution on all of our units, the general partner's 2% interest and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

  •
  interest paid on debt incurred and cash distributions paid on equity securities issued, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

  •
  interest paid on debt incurred and cash distributions paid on equity securities issued, in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

  •
  all of our operating expenditures after the closing of this offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance and replacement capital expenditures or expansion capital expenditures or investment capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions or (4) distributions; less

  •
  estimated maintenance and replacement capital expenditures and the amount of cash reserves established by our board of directors to provide funds for future operating expenditures.

              If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

              As described above, operating surplus includes an amount up to two times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per unit amount as was distributed in the immediately preceding quarter. This amount, which initially equals approximately $15.7 million, assuming no exercise of the underwriters' overallotment option, does not reflect actual cash on hand available to pay distributions to unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

    Capital Expenditures

              For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

              Investment capital expenditures are those that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes.

              Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

              Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction of a replacement vessel and paid during the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity, will also be considered maintenance and replacement capital expenditures.

              Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In the partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as "estimated maintenance capital expenditures." The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, please read "Our Cash Distribution Policy and Restrictions on Distributions."

              The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

  •
  it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

  •
  it will reduce the need for us to borrow to pay distributions;

  •
  it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

  •
  it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Capital Maritime from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

    Definition of Capital Surplus

              We also define capital surplus in the glossary, and it generally will be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

    Characterization of Cash Distributions

              We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus includes an amount up to two times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per unit amount as was distributed in the immediately preceding quarter. This amount, which initially equals approximately $15.7 million, assuming no exercise of the underwriters' overallotment option, does not reflect actual cash on hand available to pay distributions to unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

    General

              During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3750 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

    Definition of Subordination Period

              We define the subordination period in the glossary. Except as described below under "—Early Termination of Subordination Period", the subordination period will extend until the first day of any quarter, beginning after March 31, 2011, that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2.0% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

              If the unitholders remove our general partner without cause, the subordination period may end before March 31, 2011.

    Early Termination of Subordination Period

              The subordination period will automatically terminate and the subordinated units will convert into common units on a one-for-one basis if the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $2.25 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding the date of determination; and

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding the date of determination equaled or exceeded the sum of a distribution of $2.25 per unit (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units on a fully diluted basis; and

  •
  there are not arrearages in payment of the minimum quarterly distribution on the common units.

              For purposes of determining whether sufficient adjusted operating surplus has been generated under these conversion tests, the conflicts committee may adjust adjusted operating surplus upwards or downwards if it determines in good faith that the estimated amount of maintenance and replacement capital expenditures used in the determination of operating surplus was materially incorrect, based on circumstances prevailing at the time of original determination of the estimate.

    Definition of Adjusted Operating Surplus

              We define adjusted operating surplus in the glossary, and for any period it generally means:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

              Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

    Effect of Expiration of the Subordination Period

              Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and, if any, its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

              We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

              We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

              The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of securities.

Incentive Distribution Rights

              Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner's merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to March 31, 2017. Please read "The Partnership Agreement—Transfer of Incentive Distribution Rights." Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

              If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.4313 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.4688 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.5625 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

              In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

              The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner assume that our general partner maintains its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3750	98%	2%
First Target Distribution	up to $0.4313	98%	2%
Second Target Distribution	above $0.4313 up to $0.4688	85%	15%
Third Target Distribution	above $0.4688 up to $0.5625	75%	25%
Thereafter	above $0.5625	50%	50%

Distributions From Capital Surplus

    How Distributions From Capital Surplus Will Be Made

              We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, 98% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

              The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional clauses or equity securities.

    Effect of a Distribution From Capital Surplus

              The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units.

However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

              Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown assume that our general partner maintains its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

              In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels; and

  •
  the initial unit price.

              For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

              In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that any of our subsidiaries becomes subject to additional taxation as an entity for U.S. federal, state, local or foreign tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our board of directors' estimate of our direct or indirect aggregate liability for the quarter for such taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

              If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

              If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

              then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

  •
  second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit, an amount equal to the current market price of our common units; and

  •
  thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

              If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

  •
  any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

  •
  the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

              then the proceeds of the liquidation will be applied as follows:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

  •
  thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

              The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

SELECTED HISTORICAL FINANCIAL DATA

              We have derived the following selected historical financial data from our audited predecessor combined financial statements as of December 31, 2006, 2005 and 2004, and for the years ended December 31, 2006 and 2005 and the period from August 27, 2003 (inception) to December 31, 2004, appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

              The following table should be read together with, and is qualified in its entirety by reference to, the historical combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Unaudited Pro Forma Combined Balance Sheet" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              All numbers are in thousands of U.S. dollars, except numbers of units and earnings per unit.

	Period from August 27, 2003 (inception) to December 31, 2004*	Year Ended December 31, 2005*	Year Ended December 31, 2006
Income Statement Data:
Time and bareboat charter revenues	$—	$—	$15,077
Operating expenses:
Voyage expenses(1)	—	—	248
Vessel operating expenses(2)	32	5	2,440
Vessel operating expenses—related party	—	—	656
Depreciation of fixed assets	—	—	2,977

Total operating expenses	32	5	6,321

Operating income (expense)	(32)	(5)	8,756
Interest expense	—	—	(4,099)
Interest income	—	—	13
Foreign currency (loss), net	—	—	(42)

Net income (loss)	$(32)	$(5)	$4,628

Pro forma earnings per unit (unaudited)
General partner's interest in net income			$93
Limited partners' interest in net income			$4,535
Pro forma net income per limited partner unit, basic and diluted(3)			$0.22
Pro forma limited partner units outstanding, basic and diluted(3)			20,555,522
Pro forma adjusted earnings per unit (unaudited)
Pro forma adjusted net income per limited partner unit, basic and diluted(4)			$0.20
Pro forma adjusted limited partner units outstanding, basic and diluted(4)			22,898,417
Balance Sheet Data (at end of period):
Vessels, net and under construction	$24,100	$39,136	$198,206
Total assets	24,107	39,510	204,238
Total stockholders' equity	19,203	23,410	45,985
Number of shares	3,200	3,200	3,200
Cash Flow Data:
Net cash provided by operating activities	9	601	7,997
Net cash used in investing activities	(24,100)	(15,036)	(162,047)
Net cash provided by financing activities	24,098	14,435	155,282

(1)
Voyage expenses are all expenses unique to a particular voyage, including commissions, port and canal dues and bunker fees.

(2)
Vessel operating expenses consist of all expenses related to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, spares, lubricants and miscellaneous expenses.

(3)
Pro forma earnings per unit gives retroactive impact (along with the 2% general partner's interest) to the earnings of the Company for 2006, effecting the ownership structure to be in place subsequent to this offering, assuming the underwriters have not exercised their overallotment option.

(4)
Pro forma adjusted earnings per unit gives effect to our issuance of 2,342,895 units at an offering price of $21.50 per unit, reflecting that number of units sufficient to fund the anticipated $55 million dividend to our sole stockholder existing immediately prior to this offering assuming the underwriters have not exercised their overallotment option.

*
The amount of historical earnings (loss) per unit for the period August 27, 2003 (inception) to December 31, 2004 and the year ended December 31, 2005, giving retroactive impact to the number of common and subordinated units (along with the 2% general partner interest) that will be issued in this offering is not presented in our selected historical financial data, because the vessel-owning subsidiaries included herein were in the start-up phase until the delivery of the Atlantas in April 2006. We do not believe that a pro forma presentation of earnings (loss) per unit for these periods would be meaningful as it is not reflective of our anticipated earnings and operations going forward.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

              The following unaudited pro forma combined balance sheet presents the financial position of Capital Product Partners L.P. as of December 31, 2006, assuming this offering and the related transactions had been completed as of December 31, 2006. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to this offering and the related transactions.

              We have derived the following information by adjusting our predecessor combined balance sheet as of December 31, 2006. The adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the offering and the other related transactions contemplated, and that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma combined balance sheet.

              This unaudited pro forma combined balance sheet does not purport to represent what our financial position would actually have been had the completion of this offering and the related transactions in fact occurred on December 31, 2006, nor do they purport to project our financial position at any future date. The following pro forma combined balance sheet should be read together with the audited predecessor combined financial statements and accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              The unaudited pro forma combined balance sheet assumes the following transactions occurred on December 31, 2006:

  •
  The borrowing of $60 million under our credit facility;

  •
  The payment to Capital Maritime of a $25 million cash dividend at the closing of the offering and an additional $30 million upon expiration of the underwriters' overallotment option. In the event the underwriters exercise their overallotment option in the offering, up to $30 million of the dividend (as well as the borrowings under our credit facility) will be reduced by the product of the number of units issued to Capital Maritime in connection with the exercise of the overallotment option and the public offering price appearing on the cover of the prospectus less the underwriting discount. The pro forma balance sheet assumes no exercise of the overallotment option;

  •
  The acquisition of the eight vessel-owning subsidiaries of Capital Maritime that own our initial fleet (and comprise our predecessor) in exchange for the issuance of 11,750,000 common units, 8,805,522 subordinated units, the 2.0% general partner interest, our incentive distribution rights and the right to receive a $55 million cash dividend;

  •
  The repayment of all debt of the vessel-owning subsidiaries by Capital Maritime; and

  •
  The assumption of all net assets of the vessel-owning subsidiaries by Capital Maritime except for the vessels themselves.

	As of December 31, 2006
	Historical Predecessor	Offering and other transactions adjustments (unaudited)		Capital Product Partners L.P. Pro Forma (unaudited)
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$1,239	$(1,239	)(1)	—
		5,000	(2)	$5,000
Trade accounts receivable	534	(534	)(1)	—
Insurance claims	68	(68	)(1)	—
Due from related parties	3,255	(3,255	)(1)	—
Prepayments and other	130	(130	)(1)	—
Inventories	192	(192	)(1)	—

Total current assets	5,418	(418)		5,000

Fixed assets
Vessels under construction	29,225	(29,225	)(3)	—
Vessels, net	168,981	106,474	(3)	275,455

Total fixed assets	198,206	77,249		275,455

Other non current assets
Deferred finance charges, net	614	(614	)(1)	—

Total non current assets	198,820	76,635		275,455

Total assets	$204,238	$76,217		$280,455

Liabilities and Stockholders'/Partners' Equity
Current liabilities
Current portion of long-term debt	$4,979	$(4,979	)(1)	$—
Current portion of related party debt	8,042	(8,042	)(1)	—
Trade accounts payable	1,282	(1,282	)(1)	—
Due to related parties	1,880	(1,880	)(1)	—
Accrued loan interest	1,369	(1,369	)(1)	—
Other accrued liabilities	371	(371	)(1)	—
Deferred revenue	278	(278	)(1)	—

Total current liabilities	18,201	(18,201)		—

	As of December 31, 2006
	Historical Predecessor	Offering and other transactions adjustments (unaudited)		Capital Product Partners L.P. Pro Forma (unaudited)
	(in thousands)
Long-term liabilities
Long-term debt	52,554	(52,554)	(1)
		60,000	(2)	$60,000
		23,233	(3)
		(23,233)	(4)
	87,498	(87,498	)(1)
Long-term related party debt		18,680 (18,680 20,630 (20,630	(3) )(4) (3) )(4)
Total long-term liabilities	140,052	(80,052)		60,000

Total liabilities	158,253	(98,253)		60,000

Stockholders'/partners' equity
Common stock 3,200 shares with no par value	—	—		—
Additional paid-in capital	41,394	152,221 14,706 62,543 (270,864	(1) (3) (4) )(5)
(Accumulated deficit)/retained earnings	4,591	(55,000 50,409	)(2) (5)	—
General partner—419,500 units	—	4,409	(5)	4,409
Limited partners—11,750,000 common units	—	123,455	(5)	123,455
Limited partners—8,805,522 subordinated units	—	92,591	(5)	92,591

Total stockholders'/partners' equity	45,985	174,470		220,455

Total liabilities and stockholders'/partners' equity	$204,238	$76,217		$280,455

Pro Forma Adjustments and Assumptions

(1)
All net assets (except for the vessels of the eight vessel-owning subsidiaries) will be assumed by Capital Maritime concurrently upon the consummation of this offering.

(2)
Reflects borrowings of $60 million under our new credit facility, $55 million of which will be used in part to finance the dividend we intend to pay Capital Maritime at the closing of this offering, assuming no exercise of the underwriters' overallotment option. A dividend of $25 million in cash will be payable immediately upon completion of this offering. The payment of the remaining $30 million dividend will be deferred until the expiration of the overallotment option period.

If the underwriters exercise their overallotment option, we will distribute the number of common units for which the overallotment option is exercised to Capital Maritime. Capital Maritime will then sell the distributed common units to the underwriters at the public offering price, less the underwriting discount. The additional $30 million dividend payable by us to Capital Maritime will be reduced by the net proceeds received by Capital Maritime in connection with the exercise of the overallotment option, up to a maximum of $30 million. Capital Maritime will keep all proceeds generated from the sale of the overallotment units, including any excess of $30 million.

We will account for the distribution to Capital Maritime of the common units necessary to satisfy the underwriters' overallotment option as a common unit dividend, which will have no net impact on partners' equity.

(3)
Reflects additions to vessels of $77,249 subsequent to December 31, 2006 up to March 2, 2007 financed by long-term related party debt of $39,310 (comprised of $18,680 debt for the Aiolos and $20,630 debt for the Avax), long-term debt of $23,233 and additional paid-in capital of $14,706. Advances for vessels under construction amounted to $29,225 as of December 31, 2006 and all corresponding vessels had been delivered by March 2, 2007.

(4)
Long-term related party debt of $39,310 and long-term debt of $23,233 drawn down subsequent to December 31, 2006 will be assumed by Capital Maritime concurrently upon the consummation of this offering.

(5)
Reflects allocation of additional paid-in capital and accumulated deficit between our general partner, common unitholders and subordinated unitholders.

              On February 21, 2007, Capital Maritime entered into interest rate swap agreements on our behalf (agreements that will be assigned to us upon the completion of this offering), to reduce our exposure to cash flow risks from fluctuating interest rates. No consideration will be given or received upon assignment. As of March 9, 2007, the fair value of the swaps was approximately $(3.75 million), due to the fluctuation in interest rates since the time the agreements were entered into.

              Changes in interest rates could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The swap agreements fix the LIBOR portion of our interest rate at 5.1325% for $356 million in borrowings under our new credit facility for a period up to June 30, 2012. The swap arrangements have not been reflected in the pro forma balance sheet, as they were not in place at December 31, 2006 and are not directly attributable to the offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

              You should read the following discussion of our financial condition and results of operations in conjunction with the combined financial statements and related notes of Capital Product Partners L.P. included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The financial statements have been prepared in accordance with U.S. GAAP and are presented in U.S. Dollars. Any amounts converted from Euros or another non-U.S. currency to U.S. Dollars in this prospectus are at the rate applicable at the balance sheet date.

              Some of the information contained in this discussion includes forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements" for more information. You should also review the "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

Overview

              We are an international owner of product tankers, newly formed by Capital Maritime, an international shipping company with a long history of operating and investing in the shipping market. We charter our vessels under medium to long-term time and bareboat charters (two to ten years, with an average remaining term of approximately 6.3 years) to large charterers such as BP Shipping Limited, Morgan Stanley Capital Group Inc. and subsidiaries of Overseas Shipholding Group Inc. Following this offering, our initial fleet will consist of eight newly built, Ice Class 1A, double-hull MR product tankers, each of which is capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, such as ethanol. We intend to grow our fleet following this offering. We have an agreement to purchase seven additional vessels from Capital Maritime comprised of four Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three MR product tanker sister vessels that are scheduled for delivery in 2008, all of which will be under time or bareboat charters that commence at the time of delivery. Pursuant to our omnibus agreement with Capital Maritime, we will have the opportunity to purchase an additional six vessels from Capital Maritime comprised of two Ice Class 1A sister vessels and four MR product tanker sister vessels, but only in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction. Capital Maritime is, however, under no obligation to fix any of these six vessels under charters of two or more years. All six vessels are currently under charter for less than two years or are yet to be chartered as they are under construction. We expect that by the end of the third quarter of 2008, our contracted fleet will consist of 15 MR double-hull product tankers with an average age of approximately 1.3 years. Our 12 Ice Class 1A vessels will represent the largest Ice Class 1A MR fleet in the world based on number of vessels and carrying capacity. Ice Class 1A vessels may earn a premium during winter months as they are capable of navigating through many ice-covered routes inaccessible to standard product tankers.

              Our historical results of operations and cash flows are not indicative of the results of operations or cash flows to be expected from any future period. We were formed in January 2007 and none of the vessels comprising our initial fleet were delivered to the relevant vessel-owning subsidiaries prior to January 1, 2006. Only five of the vessels in our initial fleet had been delivered as of December 31, 2006 and were in operation during a portion of the period then ended. Moreover, as some of these vessels were operated as part of Capital Maritime during the reporting period, the vessels were operated in a different manner than they will be in the future. For example, revenue included charter hire derived from charters with different terms, and operating expenses during the period represented actual costs incurred in vessel operation as opposed to the fixed management fee we will pay to our manager going forward. Finally, the financing arrangements in place at December 31, 2006 are not representative of the financing arrangements we will enter into in connection with the acquisition of our contracted fleet. All of the debt of the subsidiaries that own the vessels comprising our initial fleet will be repaid by Capital Maritime with the proceeds of this offering. The initial fleet will be contributed to us by Capital Maritime debt free.

              For more detail on the differences between our historical results and expected future results, please read "—Results of Operations" below. For more detail on our operations on a going forward basis, please read "Our Cash Distribution Policy and Restrictions on Distributions."

Our Charters

              We generate revenues by charging our customers for the use of our MR tankers to transport their products. We provide our services under either bareboat charters or time charters ranging in length from two to ten years. All of the vessels in our initial fleet and all of the seven newbuildings to be delivered in 2007 and 2008 are under time or bareboat charter with BP Shipping Limited, Morgan Stanley Capital Group Inc. or subsidiaries of Overseas Shipholding Group Inc. The charters entered into with subsidiaries of Overseas Shipholding Group Inc. are fully and unconditionally guaranteed by Overseas Shipholding Group Inc. We may in the future operate vessels in the spot market until the vessels have been chartered under appropriate medium to long-term charters.

              For the year ended December 31, 2006, Morgan Stanley Capital Group Inc. and BP Shipping Limited accounted for 30% and 70% of our revenues, respectively. During 2007 and 2008, we expect to derive almost all of our revenues from BP Shipping Limited, Morgan Stanley Capital Group Inc., and Overseas Shipholding Group Inc. In the future, as our fleet expands beyond our initial fleet and the vessels we have committed to purchase from Capital Maritime are delivered in 2007 and 2008, we also expect to enter into charters with new charterers in order to maintain a portfolio that is diverse from a customer, geographic and maturity perspective.

              We believe that the combination of the medium to long-term nature of our charters (which provide for the receipt of a fixed base fee for the life of the charter) and our management agreement with Capital Ship Management (which provides for a fixed management fee for an initial term of approximately five years from when the vessels commence operations to their first special survey) will provide us with a strong base of stable cash flows. In addition, all of our current time charters contain, and our future time charters may contain, profit-sharing provisions that allow us to realize additional revenues when spot rates are higher than the base rates incorporated in our charters or in some instances through greater utilization of our vessels by our charterers. Please read "—Profit Sharing" below for more detail.

    Time Charters

              A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. One vessel from our initial fleet and four of our newbuildings under construction are subject to time charters with Morgan Stanley Capital Group Inc. with three year terms. The time charter for the vessel that is currently chartered with Morgan Stanley Capital Group Inc. will expire in October 2009, and the charters for the newbuildings chartered with Morgan Stanley Capital Group Inc. will begin upon delivery of those vessels. Please read "—Liquidity and Capital Resources—Purchase of Newbuildings" for a table summarizing certain information with respect to our newbuildings, including their expected delivery dates. In addition, from our initial fleet we have chartered two vessels with BP Shipping Limited under time charters for a period of two years and six months and two vessels with BP Shipping Limited under a time charter of three years. The basic hire rate payable under the charters is a previously agreed daily rate, as specified in the charter, payable at the beginning of the month in U.S. Dollars. Please read "Business—Our Fleet" for more detail on charter rates.

              Under the time charters, Capital Ship Management, our manager, is generally responsible for commercial, technical, health and safety and other management services related to the vessels'

operation, and the charterer is responsible for bunkering and substantially all of the vessel voyage costs, including canal tolls and port charges, and, in the case of the Morgan Stanley Capital Group Inc. time charters, for commissions. In the case of the BP Shipping Limited time charters, our manager is responsible for paying broker commissions. Under the management agreement with Capital Ship Management that we will enter into in connection with the closing of this offering, our manager will bear all of the vessel operating expenses in exchange for the payment of a fixed daily fee. Under this agreement, which has an initial term of approximately five years from when the vessels commence operations to their first special survey, our manager will be responsible for commercial, technical, health and safety and other management services related to the vessels' operation, including chartering, technical support and maintenance, insurance and costs associated with the first special survey and related drydocking. Under the administrative services agreement that we will enter into with Capital Ship Management at the closing of this offering, we will reimburse Capital Ship Management for reasonable costs and expenses incurred in connection with the provision of the services under this agreement within 15 days after Capital Ship Management submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required. Under this agreement which has an initial term of five years from the closing date of this offering, Capital Ship Management will be responsible for significant administrative, financial and other support services. Please read "Certain Relationships and Related Party Transactions—Management Agreement" and "Certain Relationships and Related Party Transactions—Administrative Services Agreement" for more information.

    Profit Sharing

              All of our current time charter contracts contain profit sharing provisions. Profit sharing refers to an arrangement between owners and charterers to share, at a pre-determined percentage, voyage profit in excess of the basic hire rate.

              The profit sharing arrangements for our vessels time chartered with Morgan Stanley Capital Group Inc. are calculated on the basis of a weighted monthly average of three indices published daily by the Baltic Exchange based on specific routes and cargo sizes representative of the vessel's trading. At the end of each month, the monthly average of each route is calculated and the Time Charter Equivalent (TCE) for a round voyage is estimated based upon the weighted average of the three routes, the speed and consumption of the vessel in question, bunker prices at agreed ports as published by Platts, port expenses adjusted twice a year and other parameters mutually agreed such as loading/discharging time, bad weather and commissions. If the weighted average hire rate is less than or equal to the basic hire rate, then we receive the basic hire rate only. If the weighted average hire exceeds the basic hire rate, then we receive the basic hire rate plus 50% of the excess. However, we also have the right to access the charterer's annual results of operations for each vessel and if it is shown that the vessel has performed better than the estimated profit outlined above, then we may opt to use the charterer's results of operations and are reimbursed the difference between profits received under the first option outlined above, and 50% of actual vessel profits above the basic hire rate. Annual results of operations from the charterer are to be presented by December 31 of each year for the period commencing December 1 of the previous year to November 30 of the year in question.

              Our profit sharing arrangements for our vessels time chartered with BP Shipping Limited are based on the calculation of the TCE according to the "last to next" principle (previous discharge port to last discharge port). Actual voyage revenues earned and received, actual expenses incurred and actual time taken to perform the voyage are used for the purpose of the calculation. The charterer is obliged to provide us with a copy of each fixture note and all reasonable documentation with respect to items of cost and earnings referring to each voyage within every calculation period, as well as with a statement listing actual voyage results for voyages completed and estimated results for any voyage not completed at the time of settlement. When actual revenue and/or expenses have not been settled, BP

Shipping Limited's estimates apply but remain subject to adjustment upon closing of actual accounts. If the average daily TCE is less than or equal to the basic gross hire rate, then we receive the basic net hire rate only. If the average daily TCE exceeds the basic gross hire rate, then we receive the basic net hire rate plus 50% of the excess over the gross hire rate. The profit share with BP Shipping Limited is calculated and settled semi-annually.

              Please see the table below for information on the gross charter rates for vessels time charted with BP Shipping Limited:

Vessel Name	DWT	Charter Type	Gross Charter Rate		Commission
Agisilaos	37,000	2.5-year TC	$17,721		1.25%
Arionas	37,000	2-year TC	$21,266	(1)	1.25%
Axios	47,000	3-year TC	$20,759		1.25%
Avax	47,000	3-year TC	$20,759	(2)	1.25%

(1)
A gross charter rate of $19,241 for the Arionas applies for the six month period the time charter covering the Arionas has been extended (from November 4, 2008 to April 4, 2009).

(2)
Avax is currently under a charter which commenced in March 2007 at a daily gross charter rate of $25,000 and expires at the end of May 2007.

    Bareboat Charters

              Pursuant to our bareboat charters, we provide full use of the vessel to the charterer for a fixed period of time at a specified daily rate. During the bareboat charter period, the bareboat charterer will generally be responsible for operating and maintaining the vessel and will bear all costs and expenses with respect to the vessel, including insurance, except commissions. Since, under a bareboat charter, the charterer provides for the vessel's operating expenses and generally assumes all risk of operation, the daily rate of hire under a bareboat charter agreement is lower than that under a time charter agreement.

              We have chartered three vessels from our initial fleet under bareboat charters to BP Shipping Limited, each for a period of eight years expiring in March 2014, June 2014 and February 2015, respectively. Three of our newbuildings under construction are subject to ten-year bareboat charters with subsidiaries of Overseas Shipholding Group Inc. The charters entered into with subsidiaries of Overseas Shipholding Group Inc. are fully and unconditionally guaranteed by Overseas Shipholding Group Inc. The charters for the newbuildings will commence upon delivery of those vessels. Under these charters, Overseas Shipholding Group Inc. has the option to purchase each of these three vessels at the end of years eight, nine or ten of the bareboat charters at a purchase price of $38.0 million, $35.5 million or $33.0 million, respectively. Under the terms of the bareboat charters, BP Shipping Limited is obligated to pay a fixed basic rate hire of approximately $15,000 (net) per day for the first five years and approximately $13,433 (net) per day for the remaining three years of the charter period, and Overseas Shipholding Group Inc. is obligated to pay a fixed basic rate hire of $13,000 per day for the entire charter period. The basic rate hire is payable to us monthly in advance in U.S. Dollars.

Factors Affecting Our Future Results of Operations

              We believe the principal factors that will affect our future results of operations are the economic, regulatory, political and governmental conditions that affect the shipping industry generally and that affect conditions in countries and markets in which our vessels engage in business. Other key factors that will be fundamental to our business, future financial condition and results of operations include:

  •
  the continuing strong demand for seaborne transportation services;

  •
  the successful implementation of our fleet expansion strategy, including taking delivery of our newbuildings on or about their scheduled delivery dates;

  •
  the ability of Capital Maritime's commercial and chartering operations to successfully employ our vessels at economically attractive rates, particularly as our fleet expands and our charters expire;

  •
  our ability to benefit from new maritime regulations concerning the phase-out of single-hull vessels and the more restrictive regulations for the transport of certain products and cargoes;

  •
  the effective and efficient technical management of our vessels;

  •
  Capital Maritime's ability to obtain and maintain major international oil company approvals and to satisfy their technical, health, safety and compliance standards; and

  •
  the strength of and growth in the number of our customer relationships, especially with major international oil companies and major commodity traders.

              In addition to the factors discussed above, we believe certain specific factors have impacted, and will continue to impact, our combined and consolidated results of operations. These factors include:

  •
  the charterhire earned by our vessels under time charters and bareboat charters;

  •
  our access to capital required to acquire additional vessels and/or to implement our business strategy;

  •
  our ability to sell vessels at prices we deem satisfactory;

  •
  our level of debt and the related interest expense and amortization of principal; and

  •
  the level of any distribution on our common units.

              Please read "Risk Factors" for a discussion of certain risks inherent in our business.

Results of Operations

    Overview

              Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected from any future period, principally for the following reasons:

  •
  Limited Operations.    The results of operations and cash flows presented in our combined financial statements for the year ended December 31, 2006 only include results for five of the eight vessels comprising our initial fleet. These five vessels were in operation for only part of the period (the vessels were delivered in April, May, July, August and November 2006, respectively).

  •
  Different Sources of Revenues.    A portion of the revenues generated during the year ended December 31, 2006 was derived from charters with different terms than the charters that are in place for future periods.

  •
  Different Structure of Operating and General and Administrative Expenses.    Operating expenses for the year ended December 31, 2006 represent actual costs incurred by the vessel-owning subsidiaries and Capital Ship Management in the operation of the vessels. We will enter into a management agreement with Capital Ship Management upon the closing of this offering pursuant to which Capital Ship Management will agree to provide commercial and technical management services to us. The management agreement will have an initial term of approximately five years from when each vessel commences operations until its first special survey. Pursuant to the management agreement, the daily operating expense rate will be $5,500 per time chartered vessel, and we will also pay to Capital Ship Management a daily fixed fee of $250 per bareboat chartered vessel. We will also incur certain general and administrative expenses as a publicly traded limited partnership that we have not previously incurred. We will enter into an administrative services agreement with Capital Ship Management upon the closing of this offering pursuant to which Capital Ship Management will provide significant administrative, financial and other support services to us. The administrative services agreement will have an initial term of five years from the closing date of this offering. We will reimburse Capital Ship Management for reasonable costs and expenses incurred in connection with the provision of the services under this agreement.

  •
  Different Financing Arrangements.    The financing and derivative arrangements in place at December 31, 2006 are not representative of the arrangements we will enter into to finance the acquisition of the seven vessels we committed to purchase from Capital Maritime in 2007 and 2008. For a description of our new revolving credit facility, please read "—Liquidity and Capital Resources—Revolving Credit Facility."

              Because we have a limited operating history, with the year ended December 31, 2006 being the only period with meaningful operations, period to period comparisons of our results of operations are not yet possible and may not be meaningful in the near future.

    Year Ended December 31, 2006

Time and Bareboat Charter Revenues

              Time and bareboat charter revenues are comprised of the charter hire received from unaffiliated third-party customers. Time and bareboat charter revenues amounted to approximately $15.1 million for the year ended December 31, 2006.

              Revenues for this period are not indicative of revenues to be expected from any future period. Only five of the eight vessels forming part of our initial fleet were in operation during some of the year ended December 31, 2006. Please read "Business—Our Fleet" for information about the charters on these vessels, including daily charter rates. Moreover, a portion of the revenues during this period was derived from charters with different terms than the charter arrangements that are in place for future periods.

Voyage Expenses

              Voyage expenses amounted to $248,000 for the year ended December 31, 2006. Voyage expenses consist mainly of commissions. We do not expect voyage expenses, except commission expenses on certain bareboat and time charter agreements, to form part of our expenses in the near term, except in the case where we may temporarily operate vessels under voyage charters until the vessels have been fixed under appropriate medium to long-term time charters.

Vessel Operating Expenses

              For the year ended December 31, 2006, our vessel operating expenses amounted to $3,096,000 and were comprised of: crewing and related costs (approximately 35%), insurance (approximately 11%), spares, repairs, maintenance and other (approximately 17%), stores and lubricants (approximately 16%) and management fees (approximately 21%).

              For an initial term of approximately five years from when the vessels commence operations to their first special survey, our manager, Capital Ship Management, will provide all of our time chartered vessels with a wide range of services such as chartering, technical support, crewing and maintenance, insurance, costs associated with the first special survey and related scheduled drydocking for a fixed daily fee of $5,500. We will also pay our manager a fixed daily fee of $250 per bareboat chartered vessel, mainly to cover compliance costs.

Depreciation

              Depreciation of fixed assets amounted to $2,977,000 for the year ended December 31, 2006. This amount represents depreciation on five vessels only, delivered in April, May, July, August and November 2006, respectively. Depreciation is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard. Our historical depreciation is not indicative of depreciation to be expected in future periods. Because the remainder of our initial fleet will be contributed to us on a carry-over asset value basis, depreciation is expected to increase proportionally as our fleet grows. Depreciation will also increase because it will be calculated over the entire reporting period.

Other Income (Expense), Net

              Other income (expense), net for the year ended December 31, 2006 was approximately $(4.1 million). This amount represents interest expense charged to the vessel-owning companies from the vessel delivery date through December 31, 2006 and amortization of financing charges and bank charges of $4.1 million, interest income of $13,000 and a loss on foreign currency exchange differences of $42,000. Interest expense for this period is not indicative of interest expense to be expected for any future period, predominantly because the historical bank debt bore interest at floating rates while we anticipate entering into interest rate swap agreements to fix the LIBOR portion of our interest rate in connection with the debt to be drawn down under our new credit facility.

Net Income

              Net income for the year ended December 31, 2006 amounted to $4.6 million. For an explanation of why our historical net income is not indicative of net income to be expected in future periods, please refer to the discussion under "—Time and Bareboat Charter Revenues," "—Voyage Expenses", and "—Vessel Operating Expenses" above.

Seasonality

              Our vessels operate under medium to long-term charters and are not generally subject to the effect of seasonable variations in demand.

Liquidity and Capital Resources

    Revolving Credit Facility

              Upon the closing of this offering, we expect to enter into a new $370 million revolving credit facility with certain lenders, including HSH Nordbank AG, Hamburg. Our obligations under the credit facility will be secured by first-priority mortgages covering each of our vessels and will be guaranteed by each vessel-owning subsidiary.

              The financing availability under the new credit facility will be divided into three tranches:

  •
  Tranche No. 1 will provide us with up to $60 million of financing availability, which we may draw down in two installments. We expect to draw $30 million upon the closing of this offering, $5 million of which we expect to use for working capital purposes and $25 million of which we expect to use to fund the initial cash dividend that we will pay to Capital Maritime upon the closing of this offering. The remaining $30 million may be used to fund all or a portion of the remaining dividend we will be required to pay to Capital Maritime subject to the exercise of the underwriters' overallotment option;

  •
  Tranche No. 2 will provide us with up to $224 million of financing availability, which we may draw down in four installments to finance the full purchase price of the four vessels in our newbuildings fleet that are scheduled for delivery in 2007; and

  •
  Tranche No. 3 will provide us with up to $86 million of financing availability, which we may draw down in three installments. We expect to draw $72 million to finance the purchase price of the three vessels that are scheduled for delivery in 2008 (with the remaining $72 million of the purchase price of those vessels expected to be financed through issuances of equity), and we may use the remaining $14 million for working capital purposes. In the case of the first drawdown under Tranche No. 3 and, subject to certain conditions contained in the credit facility, we will have the option to draw in advance of the delivery of the vessel up to $48 million against one of our vessels scheduled for delivery in 2008, the Alexandros II.

              Borrowings under our new credit facility will bear interest at a rate of 0.75% per annum over US$ LIBOR. We may draw under the credit facility until June 30, 2012, at which date any amounts available for borrowing under the credit facility will automatically terminate and the outstanding amount under the credit facility will automatically convert into a five-year term loan. The date until which we are able to draw under the credit facility may be extended for three years by the lenders, in their sole discretion, upon our request and if certain conditions are met. After the credit facility has been fully drawn, all three tranches will be aggregated into one single tranche. We will not be required to make any repayments of the principal amounts outstanding under the revolving credit facility until June 30, 2012 (or until such later date until we are able to draw under the credit facility is extended as described above), provided that we maintain an aggregate Market Value of our financed vessels equal to 125% of the aggregate amount outstanding under the credit facility. The credit facility has a final maturity date of the earlier of ten years after the initial borrowing date and June 30, 2017. We expect that the initial borrowing date will be the date of the closing of this offering.

              Our credit facility contains restrictive covenants that prohibit us from, among other things: incurring or guaranteeing indebtedness; charging, pledging or encumbering the vessels; changing the flag, class, management or ownership of our vessels; changing the commercial and technical management of our vessels; selling or changing the beneficial ownership or control of our vessels; and subordinating the obligations under our new credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement.

              In addition, the credit facility requires us to:

  •
  maintain minimum free consolidated liquidity (50% of which may be in the form of undrawn commitments under the credit facility) of at least $500,000 per financed vessel;

  •
  maintain a ratio of EBITDA (as defined in our credit facility) to interest expense of at least 2.00 to 1.00 on a trailing four-quarter basis; and

  •
  maintain a ratio of Total Indebtedness to the aggregate Market Value (as defined in our credit facility) of our total fleet, current or future, of no more than 0.725 to 1.00.

              We will also be required to maintain an aggregate Market Value of our financed vessels equal to 125% of the aggregate amount outstanding under the credit facility.

              The Market Value of our vessels is calculated as the arithmetic mean of two appraisals obtained by us from two approved brokers (BRS, Clarkson, Plateou, Galbraiths and Gibson) (one to be chosen by us and one to be chosen by HSH Nordbank AG, Hamburg) on a charter-free basis. If such valuations differ by more than 15%, a third valuation is required to be obtained by an approved broker nominated by HSH Nordbank AG, Hamburg. The Market Value of our vessels will then consist of the arithmetic mean of such three sets of valuations.

              Total Indebtedness under our credit facility means a liability of the debtor:

  •
  for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

  •
  under any loan stock, bond, note or other security issued by the debtor;

  •
  under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

  •
  under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

  •
  under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

  •
  under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within any of the five bullets above if the references to the debtor referred to the other person.

              Under our credit facility, EBITDA means, in respect of the relevant period, the aggregate amount of consolidated or combined pre-tax profits of us and our subsidiaries (whether direct or indirect and including, but not limited to, each vessel-owning subsidiary) before extraordinary or exceptional items, depreciation, interest, repayment of principal in respect of any loan, rentals under finance leases and similar charges payable.

              The credit facility prohibits us from paying distributions to our unitholders if we are not in compliance with certain financial covenants or upon the occurrence of an event of default or if the fair market value of our assets is less than 125% of the aggregate amount outstanding under the credit facility. Events of default under our credit facility include:

  •
  failure to pay principal or interest when due;

  •
  breach of certain undertakings, negative covenants and financial covenants contained in the credit facility, any related security document or guarantee or the interest rate swap agreements, including failure to maintain unencumbered title to any of the vessel-owning subsidiaries or any of the assets of the vessel-owning subsidiaries and failure to maintain proper insurance;

  •
  any breach of the credit facility, any related security document or guarantee or the interest rate swap agreements (other than breaches described in the preceding two bullet points) if, in the opinion of the lenders, such default is capable of remedy and continues unremedied for 20 days after written notice of the lenders;

  •
  any representation, warranty or statement made by us in the credit facility or any drawdown notice thereunder or related security document or guarantee or the interest rate swap agreements is untrue or misleading when made;

  •
  a cross-default of our other indebtedness of $5 million or greater or of the indebtedness of our subsidiaries of $750,000 or greater;

  •
  we become, in the reasonable opinion of the lenders, unable to pay our debts when due;

  •
  any of our or our subsidiaries' assets are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of $1 million or more that is not discharged within 10 business days;

  •
  an event of insolvency or bankruptcy;

  •
  cessation or suspension of our business or of a material part thereof;

  •
  unlawfulness, non-effectiveness or repudiation of any material provision of our credit facility, of any of the related finance and guarantee documents or of our interest rate swap agreements;

  •
  failure of effectiveness of security documents or guarantee;

  •
  the common units cease to be listed on The Nasdaq Global Market or on any other recognized securities exchange;

  •
  any breach under any provisions contained in our interest rate swap agreements;

  •
  termination of our interest rate swap agreement or an event of default thereunder that is not remedied within five business days;

  •
  invalidity of a security document in any material respect or if any security document ceases to provide a perfected first priority security interest; or

  •
  any other event that occurs or circumstance that arises in light of which the lenders reasonably consider that there is a significant risk that we will be unable to discharge our liabilities under the credit facility, related security and guarantee documents or interest rate swap agreements.

              All of the vessel-owning subsidiaries' outstanding debt at the closing of this offering will be repaid by Capital Maritime with the proceeds of this offering.

    Purchase of Newbuildings

              The table below summarizes certain information with respect to the vessels we have agreed to purchase from Capital Maritime in 2007 and 2008, including their purchase prices.

Name of Vessel	Expected Delivery Date	Expiration of Charter	Daily Charter Rate(1)	Purchase Price
Atrotos	May 2007	April 2010	$20,000(2)	$56,000,000
Akeraios	August 2007	July 2010	$20,000(2)	$56,000,000
Anemos I	October 2007	September 2010	$20,000(2)	$56,000,000
Apostolos	October 2007	September 2010	$20,000(2)	$56,000,000
Alexandros II	January 2008	December 2017	$13,000(3)	$48,000,000
Aristotelis II	June 2008	May 2018	$13,000(3)	$48,000,000
Aris II	August 2008	July 2018	$13,000(3)	$48,000,000

(1)
The BP Shipping Limited time and bareboat charters are subject to commissions and the rates quoted above are the net rates after we have paid such commissions. We will not be paying any commissions for the Morgan Stanley Capital Group Inc. time charters and Overseas Shipholding Group Inc. bareboat charters.

(2)
Subject to 50/50 profit sharing arrangement. Please read "—Time Charters—Profit Sharing" above for more information.

(3)
Under the charters with Overseas Shipholding Group Inc. for the three STX vessels to be delivered in 2008, Overseas Shipholding Group Inc. has an option to purchase each vessel at the end of the eighth, ninth or tenth year of the charter, for $38.0 million, $35.5 million and $33.0 million respectively, which option is exercisable six months before the date of completion of the eighth, ninth or tenth year of the charter. The expiration date above may therefore change depending on whether the charterer exercises its purchase option.

              The table below shows as of December 31, 2006 aggregate construction costs, accumulated depreciation, net book value and vessel advances with respect to the initial vessels.

(in thousands)
Construction cost	$171,958
Accumulated depreciation	(2,977)

Net book value	$168,981

Vessels advances	29,225

              The table below shows as of December 31, 2006 information on loans drawdown with respect to the initial vessels.

(in thousands)
Loans drawdown	$147,460
Predelivery loans drawdown	5,613

Total loans drawdown	$153,073

Vessels loans drawdown	57,533
Related Party loans drawdown(1)	95,540

(1)
Related Party loans are loans where Capital Maritime has acted as the borrower and its vessel-owning subsidiaries as the guarantors.

              The table below shows information on our expected loans drawdown with respect to the initial vessels as of December 31, 2006:

(in thousands)
Loans drawdown	$39,310
Pre-delivery loans drawdown	1,704
Repayment of pre-delivery loans at time of delivery	(7,317)
Post delivery loans	28,846

Total loans drawdown	$62,543

Vessels loans drawdown	23,233
Related Party loans drawdown	39,310

    Cash Flows

Net Cash Provided by Operating Activities

              Net cash provided by operating activities amounted to $8 million for the year ended December 31, 2006. For an explanation of why our historical net cash provided by operating activities is not indicative of net cash provided by operating activities to be expected in future periods, please read "—Time and Bareboat Charter Revenues", "—Voyage Expenses", and "—Vessel Operating Expenses" above.

Net Cash Used in Investing Activities

              Net cash used in investing activities amounted to $162 million for the year ended December 31, 2006. Cash was used for vessel acquisitions and advances for our newbuildings. Our financing arrangements in place during the reporting period are not representative of our future financing arrangements. In connection with this offering, Capital Maritime will contribute to us the capital stock of the eight subsidiaries that own the vessels comprising our initial fleet in exchange for 11,750,000 common units, representing a 56.0% limited partner interest in us, 8,805,522 subordinated units representing a 42.0% limited partnership interest in us, the 2.0% general partner interest, the incentive distribution rights, and (assuming no exercise of the underwriters' overallotment option) a $55 million dividend. The vessel-owning subsidiaries' debt outstanding at the closing of this offering will be repaid by Capital Maritime with the proceeds of this offering. The initial fleet will be contributed to us by Capital Maritime debt free.

Net Cash Provided by Financing Activities

              Net cash provided by financing activities amounted to $155 million for the year ended December 31, 2006. Proceeds from the issuance of long-term debt amounted to $77 million. Proceeds from long-term debt due to related parties amounted to $82 million. Repayment of debt and related party debt amounted to $20 million and $2 million, respectively. Capital contributions amounted to $18 million. At the time of contribution of the subsidiaries owning the vessels comprising our initial fleet, we expect to draw up to $60 million from our new credit facility which will be used in part to finance the $55 million dividend we intend to pay Capital Maritime at the closing of this offering (assuming no exercise of the underwriters' overallotment option).

Borrowings

              Our long-term third party borrowings are reflected in our combined balance sheet as "Long-term debt, net" and as current liabilities in "Current portion of long-term debt." As of December 31, 2006, long-term net debt was $53 million and the current portion of long-term debt was $5 million. Related party debt is reflected in our combined balance sheet as "Long-term related party debt" and as "Current portion of related party debt." As of December 31, 2006, long-term related party debt was $87 million and the current portion of related party debt was $8 million.

Financing Arrangements

              Our combined financial statements show the financing arrangements in existence at December 31, 2006. These financing arrangements represent loans in which Capital Maritime acts as the borrower and the respective vessel-owning companies as the guarantors or, in one instance, the vessel-owning company acts as the borrower and Capital Maritime as the guarantor. These financing arrangements are not indicative of our future financing arrangement. Capital Maritime will repay these loans with the proceeds of this offering. Upon the closing of this offering, we will enter into a new credit facility that will provide us with sufficient funds to purchase all four newbuildings to be delivered in 2007 and pay half of the purchase price for the three newbuildings to be delivered in 2008. For more information about the terms of our new credit facility, please read "—Liquidity and Capital Resources—Revolving Credit Facility." We have entered into interest rate swap agreements to fix the LIBOR portion of our interest rate at 5.1325% for $356 million in borrowings under our new credit facility for a period up to June 30, 2012.

    Capital Expenditures

              During the year ended December 31, 2006, we financed our capital expenditures with cash flow from operations, the incurrence of bank debt and contributions to stockholders' equity. Capital expenditures amounted to $162 million for the year ended December 31, 2006 (of which $143 million related to the acquisition of newbuildings and $19 million related to advances toward newbuildings).

              Going forward, maintenance and replacement capital expenditures for our vessels and expenses related to drydocking will be included in the fixed fee we pay our manager under our management agreement. We will pay Capital Ship Management a fixed daily fee of $5,500 per time chartered vessel for an initial term of approximately five years from when the vessels commence operations to and including their first special survey, to provide such commercial and technical services to the vessels making up our initial fleet and any additional vessels to be delivered in the future. This fixed fee includes any costs associated with scheduled drydocking during the term of the management agreement. Since the vessels are all newbuildings, no major drydocking expenses other than those associated with the first special survey should be incurred. The sole expense we will incur in connection with our vessels under bareboat charter is a daily fee of $250 per bareboat chartered vessel payable to Capital Ship Management, mainly to cover compliance costs. We estimate that our maintenance and replacement capital expenditures associated with modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet for the twelve month periods ending March 31, 2008 and March 31, 2009 will be approximately $8.2 million and $11.0 million, respectively. With proceeds from a new credit facility, we intend to finance a substantial portion of the acquisition of our contracted fleet for an aggregate purchase price of $368 million. We also expect to issue equity to partially finance the acquisition of the three vessels to be delivered in 2008. Please read "—Liquidity and Capital Resources—Revolving Credit Facility" for more detail regarding our financing of the acquisition of the contracted fleet.

    Possible Acquisitions of Other Vessels

              Although we do not currently have in place any agreements relating to acquisitions of other vessels, we assess potential acquisition opportunities on a regular basis. Pursuant to our omnibus agreement with Capital Maritime, we will have the opportunity to purchase an additional six vessels from Capital Maritime comprised of two Ice Class 1A sister vessels and four MR product tanker sister vessels, but only in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction. Capital Maritime is, however, under no obligation to fix any of these six vessels under charters of two or more years. All six vessels are currently under charter for less than two years or are yet to be chartered as they are under construction. If we were to undertake any acquisition in the future, subject to the terms of our loan agreements, we could elect to fund it with equity or debt or cash on hand or a combination of these forms of consideration. Any debt incurred for this purpose could make us more leveraged and increase our debt service obligations or could subject us to additional operational or financial restrictive covenants.

    Off-Balance Sheet Arrangements

              As of the date of this prospectus, we have not entered into any off-balance sheet arrangements.

    Contractual Obligations and Contingencies

              The following table summarizes our long-term contractual obligations as of December 31, 2006.

	December 31,
	2007	2008	2009	2010	2011	Thereafter	Total
Loan Obligations(1)	$13,021	$14,416	$14,415	$12,753	$9,775	$88,693	$153,073
Interest Obligations(2)	$9,127	$8,518	$7,573	$6,695	$5,969	$20,643	$58,525
Initial Vessel Purchase Commitments(3)	$78,127		—	—	—	—	78,127

Total	$100,275	$22,934	$21,988	$19,448	$15,744	$109,336	$289,725

(1)
Capital Maritime will repay these obligations with the proceeds of this offering.

(2)
Interest expense has been calculated based on the latest interest roll over as at December 31, 2006.

(3)
Purchase commitments represent outstanding purchase commitments relating to the construction and completion of the initial vessels. Concurrently with the closing of this offering, we will enter into an agreement with Capital Maritime to purchase four additional Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three additional MR product tanker sister vessels that are scheduled for delivery in 2008, for an aggregate purchase price of $368 million. We expect to debt finance the purchase price of the 2007 vessels and half of the purchase price of the 2008 vessels through drawdowns on our new credit facility. We expect to finance the other half of the purchase price of the 2008 vessels through issuances of equity.

Critical Accounting Policies

              The discussion and analysis of our financial condition and results of operations is based upon our combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

              Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a higher degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see Note 2 to our combined financial statements included elsewhere in this prospectus.

    Vessel Lives and Impairment

              The carrying value of each of our vessels represents its original cost at the time of delivery or purchase less depreciation or impairment charges. We depreciate our vessels on a straight-line basis over a vessel's estimated useful life, less an estimated residual value. Depreciation is calculated using an estimated useful life of 25 years from the date the vessel was originally delivered from the shipyard, or a shorter period if regulations prevent us from operating the vessels for 25 years. In the shipping industry, the use of a 25-year vessel life has become the prevailing standard. However, the actual life of a vessel may be different, with a shorter life potentially resulting in an impairment loss. We are not aware of any regulatory changes or environmental liabilities that we anticipate will have a material impact on the vessel lives of our current fleet.

              The carrying values of our vessels may not represent their fair market value at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Both charter rates and newbuilding costs tend to be cyclical in nature. We review vessels and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure the recoverability of an asset by comparing its carrying amount to future undiscounted cash flows that the asset is expected to generate over its remaining useful life. If we consider a vessel or equipment to be impaired, we recognize impairment in an amount equal to the excess of the carrying value of the asset over its fair market value.

    Revenue Recognition

              Charter revenue is generated from medium to long-term time charters for each vessel and commences as soon as the vessel is delivered. Charter revenues are recorded on a straight-line basis over the term of the charter arrangement. The charters provide for a per vessel fixed daily charter hire rate. We currently do not enter into spot voyage arrangements with respect to any of our vessels but may do so in the future. Although our charter revenues are fixed, and accordingly little judgment is required to be applied to the amount of revenue recognition, there is no certainty as to the daily charter rates or other terms that will be available upon the expiration of our existing charters.

              The terms of the bareboat charters covering the Atlantas, Aktoras and Aiolos vessels have each been extended for a period of three years, and the term of the bareboat charter covering the Arionas vessel has been extended for a period of six months. The daily charter rates payable under each of these charters during the extension period is lower than the daily charter rates payable during the original term. Pursuant to FASB 13, paragraph 19b, we will recognize the revenues under these charters on a straight line basis based on the average daily charter rate over the duration of the charter and will record deferred revenue for the difference between cash collections and average daily charter rates as documented in the original terms of these charters.

Quantitative and Qualitative Disclosures About Market Risk

    Foreign Exchange Risk

              All of our revenues and expenses are denominated in U.S. Dollars.

    Interest Rate Risk

              Our existing bank debt generally bears interest at floating rates and the debt to be incurred under our new credit facility will bear interest at 0.75% per annum over US$ LIBOR. Therefore, we are exposed to the risk that our interest expense may increase if interest rates rise. For the year ended December 31, 2006, we paid interest on our outstanding debt at a weighted average interest rate of 6.20%. A 1% increase in LIBOR would have increased our interest expense for the year ended December 31, 2006 from $4.1 million to $4.7 million. This debt will be fully repaid by Capital Maritime with the proceeds of this offering.

              We have entered into swap agreements to fix the interest rate payable on our bank debt in order to reduce our exposure to market risks from changing interest rates. The interest rate swaps will fix the LIBOR portion of the interest rate at 5.1325% for $356 million in borrowings under our new credit facility for a period up to June 30, 2012.

    Concentration of Credit Risk

              Financial instruments, which potentially subject us to significant concentrations of credit risk, consist principally of cash and cash equivalents, and trade accounts receivable. We place our cash and cash equivalents, consisting mostly of deposits, with financial institutions with high credit ratings. We perform periodic evaluations of the relative credit standing of those financial institutions. As of December 31, 2006, all of our revenue was derived from two charterers. We do not obtain rights to collateral to reduce our credit risk.

Inflation

              Inflation has had a minimal impact on vessel operating expenses, drydocking expenses and general and administrative expenses. Our management does not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Derivative Instruments

              On February 21, 2007, in connection with our new revolving credit facility, Capital Maritime entered into interest rate swap agreements (agreements that will be transferred to us upon the completion of this offering) to reduce its exposure to cash flow risks from fluctuating interest rates. These changes could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The interest swaps will be accounted in accordance with the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). It is not possible to determine whether or not these interest swaps will qualify for hedge accounting upon transfer.

THE OIL PRODUCTS TANKER INDUSTRY

              The information and data in this section relating to the international maritime transportation industry have been provided by Clarkson Research Services Ltd ("CRS"), a UK-based company providing research and statistics to the shipping industry. CRS based its analysis on information drawn from published and private industry sectors. These include CRS' databases, the BP Statistical Review of World Energy, IEA Monthly Oil Market Reports, the U.S. Department of Agriculture (Foreign Agricultural Section), the Shipping Intelligence Network and the Oil & Tanker Trades Outlook. Data is taken from the most recently available published sources and these sources do revise figures and forecasts over time.

              CRS has advised us that (1) some industry data included in this discussion is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available, (2) the published information of other maritime data collection experts may differ from this data, and (3) while CRS has taken reasonable care in the compilation of the industry statistical data and believe them to be correct, data collection is subject to limited audit and validation procedures.

The International Tanker Industry

Overview

              Oil has been one of the world's primary energy sources for a number of decades. In 2005, the consumption of oil accounted for approximately 36% of world energy consumption. Daily oil demand has increased from approximately 75.4 million barrels per day ("bpd") to 86.0 million bpd between 1999 and 2007 (a 1.7% compound annual growth rate ("CAGR")), primarily as a result of global economic growth. Current proven oil reserves were approximately 41 times larger than 2005 production levels, according to the BP Statistical Review of World Energy June 2006, and tend to be located in regions far from major consuming countries, which contributes to tanker demand. According to the International Energy Agency (IEA) (as of February 13, 2007) world oil demand will grow by 1.8% in 2007, on top of several years of strong growth, to average 86.0 million bpd. Some of the fastest demand growth in recent years has been recorded in China, India and the United States. However, an economic downturn may sharply reduce the demand for oil and refined petroleum products, and also potentially affect tanker demand. Long-term growth in oil demand may also be reduced by a switching away from oil and/or a drive for increased efficiency in the use of refined petroleum products as a result of environmental concerns and/or high oil prices.

              The chart below illustrates the growth in oil demand in recent years, and the seasonality of changes:

Global Oil Demand

              Crude oil tankers transport crude oil cargoes from points of production to points of consumption, typically oil refineries. Customers include oil companies, oil traders, large oil consumers, refiners, petroleum product producers, government agencies and storage facility operators. Product tankers normally move refined petroleum products, typically gasoline, jet fuel, kerosene, fuel oil, naphtha and other soft chemicals and edible oils.

              The seaborne movement of refined petroleum products between regions addresses demand and supply imbalances for such products caused by the lack of resources or refining capacity in consuming countries. Differences in price between refining centers can also result in "arbitrage" trade movements. Owners of product tankers seek to utilize trade patterns to optimize the revenue and profit-generating potential of their product tanker fleets by maximizing vessel employment and minimizing waiting time and ballast days.

              Although these commodities can also be delivered by pipeline or rail, the vast majority of worldwide crude and refined petroleum products transportation has been conducted by tankers because transport by sea is typically the most cost-effective method.

              Seaborne trading distances are determined principally by the location of oil production and its efficient distribution for refining and end use consumption. These trading patterns are sensitive both to major geographical events and to small shifts, imbalances and disruptions at all stages from wellhead production through refining to end use. Seaborne trading distances are also influenced by infrastructural factors, such as the availability of pipelines and canal "shortcuts."

              In addition to the volume of oil cargo, tanker demand is affected by the distance required to transport oil from oil-producing locations to oil-consuming (or refining) destinations. Tanker demand is usually expressed in "ton-miles", defined as the product of the amount of oil transported in tankers and the distance over which such oil is transported. Over the past five years, seaborne trade in refined petroleum products has grown at a rate in excess of general oil demand, driven principally by the growth in overall oil demand and the increasing reliance upon limited numbers of high volume producers. Unusual disruptions, such as those caused by Hurricane Katrina, have also contributed to the high growth.

              The seaborne transportation of crude oil and refined petroleum products is a mature industry. The two main types of oil tanker operators are independent operators who charter out their vessels for voyage or time charter use and major oil companies (including state owned companies) that generally operate captive fleets. At present, the majority of independent operators hire their tankers for one voyage at a time in the form of a spot charter at fluctuating rates based on existing tanker supply and demand.

              The crude and products tanker industry has historically developed in a cyclical fashion. Oil tanker charter hire rates are very sensitive to changes in demand for and supply of vessel capacity. Decreases in demand or increases in supply of ships can reduce vessel earnings. Pricing of crude oil and oil products transportation services occurs in a highly competitive global tanker charter market. Although some business is conducted directly between ship owners and charterers, often one or more ship brokers act as intermediaries.

              Supply and demand in the tanker market have been closely matched over the past five years. As a result of this tight supply and demand balance and increasing ton-miles, charter rates for tankers have been volatile and have reached historically high levels, with geopolitical events that influence seaborne trading patterns, congestion and climatic events each having a visible influence on the freight markets.

              The seaborne transportation of crude oil, refined petroleum products and edible oils is subject to regulatory measures focused on increasing safety and providing greater protection for the marine environment at global and local levels. Recent international regulations ratified or awaiting approval include the United Nations' International Maritime Organization (IMO) amended regulations in 2003 to accelerate the phase-out of tankers without double-hulls, limiting the transportation of fuel oil to double-hull vessels, and a reclassification of the vessels that can be used for transportation of vegetable and other edible oils. As a result, oil companies acting as charterers, terminal operators, shippers and receivers are becoming increasingly selective with respect to the vessels they charter, inspecting and vetting both vessels and shipping companies on a periodic basis.

              Since January 1, 2007, only higher specification tankers have been permitted to transport vegetable oils and animal fats (see "Regulatory Environment" for more details). This could have an impact on the supply and demand balance in the wider product tanker market, as ships with the required specifications enter the vegetable oil market. The Foreign Agricultural Section of the U.S. Department of Agriculture has reported that, in 2005/2006, global imports of major vegetable oils amounted to approximately 43.5 million tons, compared with 706 million tons for refined petroleum products in 2006. Published figures for total seaborne products trade vary due to different definitions and coverage.

Tanker Vessel Types

              As of February 1, 2007, the global oil tanker fleet (above 10,000 dwt) comprised 4,289 vessels (of 365.3 million dwt), with an orderbook of 1,626 vessels (of 139.2 million dwt), which is a historical high. In order to benefit from economies of scale, tanker charterers will typically charter the largest possible vessel, taking into consideration port and canal size restrictions and optimal cargo sizes. The fleet is generally divided into the following categories of vessels, based upon carrying capacity:

Class of Tankers	Vessel Size (dwt)	World Fleet (# vessels)	Orderbook (# vessels) % of current fleet in parentheses		Typical Use
Very Large Crude Carriers (VLCC)	>200,000	486	175 (38%	)	Long-haul crude transportation from the Middle East Gulf and West Africa to Northern Europe (via the Cape of Good Hope), to the Far East and to the U.S. Gulf.
Suezmax	120,000–199,999	355	113 (33%	)	Medium-haul of crude oil from the Med, Middle East and West Africa to the U.S. and Europe.
Aframax (LR2)	80,000–119,999	706	233 (36%	)
					Short- to medium-haul of crude oil and oil products from the North Sea or Med to Europe or the U.S. East Coast, from the Middle East Gulf to the Pacific Rim/Europe and on regional trade routes in the North Sea, Caribbean, the Mediterranean and the Indo-Pacific Basin.
Panamax (LR1)	55,000–79,999	336	127 (42%	)	Short- to medium-haul of crude oil and refined petroleum products worldwide, mostly on regional trade routes.
MR	30,000–54,999	1,333	593 (49%	)	Short to medium haul of mostly refined petroleum products worldwide, usually on local or regional trade routes but sometimes on longer-haul voyages.
Handy	10,000–29,999	1,073	385 (31%	)	Short-haul of mostly refined petroleum products worldwide, usually on local or regional trade routes.

Includes all tankers >10,000 dwt

Source:
Clarkson Research Services Ltd, February 1, 2007.

              The world product tanker fleet is mainly comprised of Handy, MR, LR1 and some LR2 vessels that generally carry small quantities (10,000 to 75,000 metric tons) of refined petroleum products over short- to medium-haul distances (although some products are carried in larger cargoes and over longer distances). Product tankers typically have cargo handling systems that are designed to transport at least four different refined products simultaneously and have coated (e.g., epoxy) cargo tanks which assist in tank cleaning between voyages involving different cargoes and protect the steel from corrosive cargoes. Some vessels are also fitted with stainless steel heating coils.

              MR and Handy tankers carry the majority of the global trade of refined petroleum products transported at sea because their smaller size allows the greatest flexibility in trade routes and port access. MR and Handy tankers can access ports that LR tankers cannot due to restrictions at berthing facilities and/or depth considerations.

              Unlike the transportation of large volumes of crude oil, which is typically transported from a few centers of oil production to many regions of consumption, the transportation of refined petroleum products involves multiple areas of production and consumption. As a result, owners of product tankers seek to utilize trade patterns to optimize the revenue and profit-generating potential of their product tanker fleets by maximizing vessel employment and minimizing waiting time and ballast (when the vessel is repositioning for new cargoes) days.

              Although the crude and refined products sectors have displayed some independent rate behavior from time to time, typically there has been a strong correlation between crude tanker and product tanker charter hire rates for the following reasons:

  •
  for a number of key routes, there is a proportion of interchangeability between larger and smaller vessels, which tends to bind those markets closer together,

  •
  some vessels are able to carry both crude oil and refined products, which tends to bring both sectors closer together, and

  •
  owners and charterers operate in both product and crude markets, which are often affected by similar factors.

PRODUCTS AND CHEMICALS MARKET

The Products Tanker Market

Products Tanker Demand

              Global demand for products tankers is determined primarily by the volume of refined petroleum products requiring transportation and the distances over which these products have to be transported. These factors are influenced by:

  •
  international economic activity,

  •
  geographic changes in oil production and consumption patterns,

  •
  the long-term impact of oil prices on the location and volume of oil production,

  •
  inventory policies of the major oil companies and other major oil trading companies, and

  •
  areas of refinery shortfall and surplus.

              Trading in refined products is also influenced by the availability of transportation alternatives (such as pipelines or rail) and the output of refineries. Seaborne trading patterns are also periodically influenced by geopolitical or climatic events that divert tankers from normal trading patterns and by inter-regional oil supply and demand imbalances. Examples of such factors that have influenced products tanker demand in recent years include the loss of U.S. Gulf crude production following Hurricanes Katrina and Rita, port and arterial congestion, Chinese oil demand growth (which has required large amounts of products imports) and standard arbitrage opportunities between different markets. Economic slowdown may slow or reverse growth in products tanker demand. Long-term environmental concerns and/or high oil prices may also reduce demand.

              The following table details the growth of global products consumption between 1999 and 2005 by type of product:

Refined Petroleum Products Consumption by Product Group, 1999–2005

thousand bpd	1999	2000	2001	2002	2003	2004	2005	1999–2005 Annual Growth Rate
Light distillates	23,405	23,400	23,588	24,192	24,536	25,178	25,319	1.32%
Middle distillates	26,160	26,593	27,130	27,153	27,804	28,966	29,584	2.07%
Fuel oil	10,613	10,381	10,014	9,696	9,807	9,956	10,150	-0.74%
Others	14,908	15,405	15,648	16,239	16,508	17,344	17,406	2.62%

Total	75,087	75,779	76,379	77,280	78,655	81,444	82,459	1.57%

Annual Growth	2.0%	0.9%	0.8%	1.2%	1.8%	3.5%	1.2%

Source: BP Statistical Review of World Energy, June 2006

              In comparison to the above, total seaborne imports of crude oil and refined petroleum products have expanded from approximately 37.6 million bpd in 1995 to 51.6 million bpd in 2005 (representing a CAGR of 3.2%). In 2005, seaborne transportation of refined petroleum products accounted for around one-third of total seaborne oil imports.

              From 2001 to 2006, seaborne transportation of crude oil has grown at an average rate of 2.4% per year, while seaborne transportation of refined petroleum products has grown at 5.3% per year. The combined growth of seaborne crude and products is 3.2%. This exceeds the rate of growth in overall crude oil and refined petroleum products consumption. These figures indicate that demand for world tanker tonnage is growing at a faster rate than global demand for oil, which implies that a larger proportion of global oil demand is being transported by sea.

              The graph set forth below illustrates the development of tanker ton miles since 1986:

Oil Products: Ton Mile Development (1995-2006E)

              Estimated ton miles grew by 5.0% between 2005 and 2006. Over the last three years, ton miles have grown by 6.4%, with a 5-year average growth of 4.6%.

              The following graph indicates the annual percentage change in the world seaborne crude oil and refined products trades since 1995. It is estimated that the seaborne transportation of crude oil has grown in all but one year since 1995, while the seaborne transportation of refined products has grown in all but two years. A portion of the growth in products trade was caused by Hurricane Katrina disruptions.

Growth in World Seaborne Oil Trade

              The following table shows the growth in global seaborne transportation of refined petroleum products by region:

Global Refined Petroleum Products Imports (million bpd)

	Product Imports
	1995	2005	Change	% change
USA	1.59	3.47	1.88	118.1%
Europe	1.73	2.72	0.99	57.2%
Other Asia Pacific	1.98	2.09	0.10	5.1%
Japan	0.98	1.00	0.02	1.9%
China	0.30	0.83	0.53	176.4%
South and Central America	0.28	0.40	0.12	44.6%
Mexico	0.13	0.33	0.19	144.8%
Canada	0.17	0.28	0.11	61.4%
Australasia	0.06	0.23	0.17	271.4%
West Africa	0.12	0.19	0.07	59.0%
North Africa	0.10	0.17	0.07	65.7%
Middle East	0.07	0.13	0.07	94.2%
Eastern & Southern Africa	0.08	0.12	0.04	51.9%
Former Soviet Union (FSU)	0.21	0.09	–0.12	–55.6%
Unidentified	0.25	0.00	–0.25	N/A

Total World	8.06	12.05	3.99	49.5%

Please note that direct comparison of Europe and FSU is difficult as definitions changed between 1996 and 2006 reports. Data also includes some landborne trade.

Source:
BP Statistical Review of World Energy June 1996 and June 2006

Regional Oil Products Demand

              According to the BP Statistical Review of World Energy June 2006, the global oil products trade (both land and seaborne) constituted 12.1 million bpd in 2005. The larger importing areas are the United States, Europe and the Asia-Pacific region. The largest exporting areas are the Middle East, Europe and South and Central America.

              The following map shows the estimated trade in refined petroleum products between major regions in 2005:

The Major Seaborne Refined Petroleum Products Trades, 2005

Source: Clarkson Research Services Ltd, BP Statistical Review of World Energy, June 2006

              Global refinery capacity expanded by 4.8% between 2000 and 2005, the majority of it (1.75 million bpd of a net total 3.88 million bpd) in the United States, Europe and Australasia. Through 2010, industry sources have indicated that an additional 5.5 million bpd of capacity could be brought online, resulting in 6.5% growth between 2005 and 2010. There are additional refinery projects at various stages of development around the world, many of which must be considered speculative. The vast majority of this additional growth is expected in Asia, the Middle East, Africa, South and Central

America and the Caribbean. The table below shows the expansion of refinery capacity from 2000 to 2005 and projected increases for 2010:

Refinery Capacity Expansion (million bpd)

	2000	2005	2010(e)	% increase 2005–2010
Europe	16.05	17.95	18.03	0.4%
Asia	19.21	21.37	23.49	9.9%
Africa	3.27	3.23	3.53	9.3%
Middle East	5.38	6.48	7.49	15.5%
FSU	8.40	6.55	6.72	2.5%
North America	18.44	19.14	19.98	4.3%
South and Central America & Caribbean	8.26	8.33	9.32	11.9%
Australasia	0.95	0.81	0.84	4.7%
Others	1.28	1.26	1.26	0.0%

Total	81.25	85.13	90.66	6.5%

Source: Clarkson Research Services Ltd based on industry sources, January 2007

              No new refineries have been built in the U.S. since 1976, which has led to a growing disparity between U.S. demand for refined petroleum products and U.S. domestic refinery capacity. However, US refinery capacity has expanded through refinery creep. For example, between 1995 and 2005, U.S. consumption of refined petroleum products has risen by an average rate of 2.0% per year. By contrast, U.S. refinery capacity has only expanded by an average of 1.3% per year. This has generated increased demand for imports of refined petroleum products. Between 2000 and 2006, product imports have expanded from approximately 2.4 million bpd to 3.5 million bpd, an average increase of over 6.7% per year (although a proportion of this is the result of the 2005 hurricane season). Historically oil demand in the United States has been affected by drives for increased efficiency as a result of high oil prices or political decisions.

              The annual percentage growth in seaborne import of refined petroleum products into the U.S. is indicated in the graph below.

Growth in U.S. Seaborne Imports of Refined Petroleum Products

              China leads developing countries in terms of both economic growth and industrial energy consumption. Chinese oil products consumption increased by an average of approximately 8% per year between 1995 and 2005. By contrast, Chinese refinery capacity has only expanded by an average of 5% per year in the same period. As a result, Chinese demand for refined products imports has increased significantly. Between 1995 and 2005, refined products imports into China have grown from 0.30 million bpd to 0.83 million bpd (CAGR of 10.7%). China has indicated plans to increase refinery capacity over the next few years, which may limit growth in, or even cause a reduction in, its oil products imports.

              The graph below shows the growth in imports of refined petroleum products into China between 1999 and 2006.

Chinese Refined Products Imports

              A growing sector of the products/chemical seaborne transportation market is edible oils. According to the U.S. Department of Agriculture, major vegetable oils imports have grown from approximately 30.1 million tons in 2000/2001 to an estimated 43.5 million tons in 2005/2006, representing a growth rate of approximately 7.6% per year. Just over 25 million tons of this trade (2005/2006) was palm oil. Chinese imports of major vegetable oils have been around 7 million tons each year since 2003/2004. Indian imports have varied between 4.5 and 6 million tons in the last four year (2002/2003 - 2005/2006). The main exporters of major vegetable oils are Malaysia and Indonesia (almost 27 million tons in 2005/2006), with Argentina and Brazil exporting almost 9 million tons in the same year. Growth in this market is expected to continue over the next few years.

              The graph below illustrates the growth in vegetable oil imports into China since 1996:

Chinese Vegoil Imports

              There is also a substantial trade in ethanol, a corn-based additive which is increasingly being used to replace MTBE as an oxygenate in petrol. The United States is a particular growth area, following sustained legislative pressure in recent years. U.S. production of ethanol has increased from approximately 0.5 million tons in 1994 to 1.2 million tons in 2004, with increasing evidence of insufficient supply (corn prices in rural parts of the U.S. have more than doubled since September 2006). Imports have also increased in recent years, with imports growing from approximately 60,000 tons in 1995 to approximately 80,000 tons in 2005 (the last full year for which data is available). Annualized data for January through November 2006 shows an increase in U.S. imports to around approximately 275,000 tons. It remains unclear if the increasing use of ethanol as an additive will have any long-term effect on the tanker market, with much depending upon wider political decisions.

Products Tanker Supply

              The supply of tankers is a function of the size of the existing fleet, the rate of deliveries of newbuildings, scrappings, and to a lesser extent casualties, the number of combination carriers carrying oil, the number used as storage vessels and the amount of tonnage in lay-up. Other factors can influence available supply, including delays caused by congestion at ports and in shipping channels, and extreme weather. The products tanker market is highly fragmented, with a significant number of small and medium-sized active owner groups. For example, in the MR tanker sector, 294 owners are active. The ten largest owners (by dwt) control 21% of the world fleet (in dwt terms); the twenty largest owners control 34%.

              The table below shows that as of February 1, 2007, the world tanker fleet had a total capacity of approximately 365.3 million dwt. The large number of tanker newbuildings delivered into the market over the past few years has reduced the average age of the world tanker fleet as modern, double-hull vessels replaced older single-hull tankers. As of February 1, 2007, the average age of the world tanker fleet over 10,000 dwt was 11.1 years. The average age of the fleet tends to be lowest in tanker sectors above 80,000 dwt, with the smaller vessel sectors having higher average ages.

              As of February 1, 2007, the tanker orderbook was equivalent to approximately 38% of the current tanker fleet, which in historical terms is high. This will result in high levels of deliveries over the next few years, and the fleet is expected to grow strongly, which may have a negative impact on rates.

World Tanker Fleet Overview by Vessel Size

				% of Fleet On Order for Delivery (by dwt):
Vessel Class	Capacity (million dwt)	% of total fleet (by dwt)	Average Age (years)							% not double hulled (by dwt)
				2007	2008	2009	2010	2011+	Total
VLCC	142.3	39%	9.1	7%	8%	13%	8%	1%	38%	31%
Suezmax	53.5	15%	9.2	6%	6%	15%	6%	0%	33%	20%
Aframax	71.8	20%	9.5	8%	9%	15%	5%	0%	36%	20%
LR1 (55-80k dwt)	23.0	6%	10.4	16%	11%	12%	1%	0%	40%	27%
MR (30-55k dwt)	54.9	15%	10.4	13%	16%	13%	6%	0%	49%	25%
SR (10-30k dwt)	19.6	5%	14.7	15%	10%	5%	1%	0%	31%	48%

Total	365.3	100%	11.1	9%	10%	13%	6%	1%	38%	27%

All tankers.

Source:
Clarkson Research Services Ltd, February 1, 2007.

              The level of tanker newbuilding orders is a function primarily of newbuilding prices in relation to current and anticipated charter market conditions and yard space / delivery date. Today, delivery of a tanker typically occurs within approximately 30 to 36 months after ordering, although historically the lag has been less. The high level of newbuilding activity experienced over the past few years means that many shipyards, particularly the larger yards, are fully booked several years in advance. As of February 1, 2007, the world tanker orderbook for vessels above 10,000 dwt was approximately 139.2 million dwt, more than double the figure at the beginning of 2002. Since the mid-1970s, shipbuilding has been concentrated in Japan, South Korea and more recently China, primarily due to economies of scale, construction techniques and the prohibitive costs of building in most areas of Europe. Shipbuilding capacity has increased in recent years and is expected to make further expansion over the rest of the decade.

              At any point in time, the level of scrapping activity is a function primarily of environmental regulations, the age profile of the fleet as well as scrapping prices in relation to current and prospective charter market conditions. Operating, repair and survey costs, steel prices and the changing regulatory environment also exert an influence on scrapping levels.

              Insurance companies and customers rely on the survey and classification regime to provide reasonable assurance of a tanker's seaworthiness and tankers must be certified as "in-class" in order to continue to trade. Because the costs of maintaining a tanker in-class rise as the age of the tanker increases, tanker owners often conclude that it is more economical to scrap a tanker that has exhausted its anticipated useful life than to upgrade it to maintain it in-class. However, in a strong freight rate environment owners are more likely to continue to keep a vessel trading.

              Tanker scrapping averaged approximately 17.7 million dwt per year between 2001 and 2003 but fell to 7.9 million dwt in 2004 and to only 4.0 million dwt in 2005. In 2006, total tanker demolition was estimated at only 2.9 million dwt. Approximately 0.9m dwt was scrapped in January 2007. Approximately 27% (by dwt) of the world tanker fleet is currently not double-hulled and may be subject to phase-out. This proportion is higher in the small tanker fleet, where 48% of vessels between 10,000 and 30,000 dwt are not double-hulled.

Regulatory Environment

              Governmental authorities and international conventions have historically regulated the oil and refined petroleum products transportation industry and since 1990 the emphasis on environmental protection has increased. Legislation and regulations such as the United States Oil Pollution Act of 1990 (OPA 90), IMO regulations and classification society procedures demand higher-quality vessel construction, maintenance, repair and operations. This development has accelerated in recent years in the wake of several high-profile accidents involving 1970s-built ships of single-hull construction, including the "Erika" in 1999 and the "Prestige" in November 2002. A summary of selected regulations pertaining to the operation of tankers is shown in the table below.

Summary of Selected Shipping Regulations

Regulation	Introduced/ Modified	Features
OPA 90	1989	Single-hull tankers banned by 2010 in the U.S. Double sided and double bottom tankers banned by 2015.
IMO MARPOL Regulation 13G	1992
		Single-hull tankers banned from trading by their 25th anniversary. All single-hull tankers fitted with segregated ballast tanks may continue trading to their 30th anniversary, provided they have had selected inspections. New buildings must be double-hull.
IMO MARPOL Regulation 13G	2001	Phase-out of pre-MARPOL tankers by 2007. Remaining single-hull tankers phased-out by 2015.
IMO MARPOL Regulation 13G & 13H	2003
		Phase-out of pre-MARPOL tankers by 2005. Remaining single-hull tankers phased-out by 2010 or 2015, depending on port and flag states. Single-hull tankers over 15 years of age subject to Conditional Assessment Scheme. Single-hull tankers banned from carrying heavy oil grades by 2005, or 2008 for tankers between 600–5,000 dwt.
EU 417/2002	1999
		25 year old single-hull tankers to cease trading by 2007 unless they apply hydrostatic balance methods or segregated ballast tanks. Single-hull tankers fitted with segregated ballast tanks phased-out by 2015.
EU 1723/2003	2003	Pre-MARPOL single-hull tankers banned after 2005. Remaining single-hull tankers banned after 2010. Single-hull tankers banned from carrying heavy oil grades by 2003.
MARPOL Annex II, International Bulk Chemical Code (IBC)	2004
		Since January 1, 2007, vegetable oils which were previously categorized as being unrestricted will now be required to be carried in IMO II chemical tankers, or certain IMO III tankers that meet the environmental protection requirements of an IMO II tanker with regard to hull type (double hull) and cargo tank location.

              The increasing focus on safety and protection of the environment has led oil companies i.e. charterers and terminal operators, flag states, shippers and receivers to become increasingly selective with respect to the vessels they charter, vetting both vessels and shipping companies on a periodic basis or not allowing these vessels into port. Although these vetting procedures and increased regulations raise the operating cost and potential liabilities for tanker vessel owners and operators, they strengthen the relative competitive position of shipowners with higher quality tanker fleets and operations.

              The table on the following page shows estimates of the number of tankers below 55,000 dwt due to be phased out under IMO Regulation 13G through 2010, alongside the current orderbook for delivery through 2010. The analysis assumes that the IMO phase-out program will be followed and that flag and port states will not allow extensions for single-hull vessels beyond 2010. The table shows that the largest potential for tanker replacement demand remains in the 10,000–30,000 dwt size range.

10,000–55,000 dwt Tanker Phase-Out and Orderbook (assuming 2010 phase-out)

	10,000–30,000 dwt				30,000–55,000 dwt
	Phase-Out		Orderbook		Phase-Out		Orderbook
	No	m dwt	No	m dwt	No	m dwt	No	m dwt
Pre 07/2007	151	2.71	171	2.51	98	3.68	160	7.09
2008	46	1.01	93	1.38	21	0.93	194	8.82
2009	24	0.53	44	0.70	19	0.76	151	7.10
2010	116	2.66	5	0.09	81	3.24	65	3.05
2011	14	0.24	0	0.00	18	0.76	5	0.21

Total Phase-Out	351	7.14	313	4.69	237	9.36	575	26.27
Total Fleet		14.15			1,321	50.91
% of Fleet*		50.5%		33.1%		18.4%		51.6%

As of February 1, 2007. * phase out percentage does not include phase-out of stainless steel vessels
Phase-out figures based on CRS estimates of IMO Reg 13G Phase-Out, as of February 1, 2007. It assumes phase-out of all single-hull vessels at the 2010 deadline (although some vessels will benefit from possible extensions granted by flag and port states). Assumes double bottomed and double sided vessels will trade to 25 years. Assumes average demolition ages of 30 years (10-30,000 dwt) and 29 years (30-55,000 dwt) for double hull and IMO II vessels.
Vessels may continue to trade coastally. Numbers exclude stainless steel vessels.
Source: Clarkson Research Services Ltd

              A number of countries or regions have announced that they will not allow the extended trading of non-double hull ships beyond 2010. These include the United States, European Union and Australia. Other countries, such as Japan, China and Singapore have indicated they will adopt a more flexible policy towards extensions. It is therefore possible that single-hull ships will continue to trade beyond 2010, increasing the global supply of tanker capacity and putting downward pressure on rates. In addition, tankers may continue to trade in coastwise domestic waters.

              In addition to the accelerated phase-out of single-hull tankers, in October 2004, the Marine Environment Protection Committee (MEPC) of the IMO revised Annex II of the MARPOL convention and amendments to the IBC Code. Since January 1, 2007, vegetable oils and animal fats can only be transported in IMO II chemical tonnage or IMO III double-hull tonnage which meet the minimum dimensions requirements for an IMO II chemical carrier. To date, there is evidence of a firming of the market in some trades (South America to China, for example), however other routes have been softer.

              Currently, approximately 295 IMO II capable vessels have been identified in the tanker fleet (between 30,000 and 55,000 dwt) (equivalent to 21% of the 30,000–55,000-dwt fleet, in dwt terms), with approximately 376 double-hulled IMO III-only capable vessels (equivalent to 28% of the fleet).

              It is unclear what implications this regulatory change will have on the freight rate market, but some owners and analysts feel this may have a positive impact on freight rates in the products tanker sector. However, there is a large IMO III orderbook in the 35,000–40,000 dwt range (3.52m dwt) and a large IMO II orderbook in the 10,000–15,000 dwt range (1.51m dwt), both of which may potentially help to absorb this increase.

Ice Class Vessels

              Ice class tankers are vessels that have been constructed with strengthened hulls, a sufficient level of propulsive power for transit through ice-covered routes and specialized machinery and equipment design to operate in cold climates. Such vessels are also capable of operating in more temperate climates. By virtue of their additional specifications, ice class tankers are more expensive to build and operate than an equivalent size, non-ice class tanker. Newbuilding prices for Ice Class 1A tankers are typically approximately 5–8% more than those for equivalent non-ice class vessels, although any premium available on the second hand market has narrowed significantly in recent years, as a result of increased supply.

              Each class society has their own ice class notations, but these fit into generally similar classes. The Lloyds Register class notation for ice class vessels is as follows:

  •
  Ice Class 1AS: Strengthened to operate in unbroken level ice with a thickness of 1.0 meter,

  •
  Ice Class 1A: Strengthened to operate in unbroken level ice with a thickness of 0.8 meter,

  •
  Ice Class 1B: Strengthened to operate in unbroken level ice with a thickness of 0.6 meter,

  •
  Ice Class 1C: Strengthened to operate in unbroken level ice with a thickness of 0.4 meter, and

  •
  Ice Class 1D: Strengthened to operate in light ice conditions, other than the North Baltic.

              Ice Class 1A and 1AS tankers are able to operate in severe ice-covered routes, notably the north Baltic seas and some of the northern regions of Russia. In addition, these classes of vessels are able to operate in the ice-covered routes of the Gulf of Finland, which are governed by the Helsinki Commission safety regulations.

Ice-Class Vessel Demand

              There are four major areas where ice-class tankers are designed to operate:

  •
  Baltic Sea: Affected by ice in most winters (although the south of the Baltic only freezes in exceptional years). The outset of the ice season is November, when ports in the north of the Gulf of Finland begin to become ice-bound, and concludes between March and May. Oil exports from the Baltic Sea have expanded strongly in recent years, particularly with the construction of Primorsk in the Gulf of Finland. The rate of increase in oil exports is expected to slow going forward, as capacity constraints in bringing crude oil to the coast and storage facilities at ports create difficulties.

  •
  Eastern Russia: The Sea of Okhotsk, surrounding the growth area of Sakhalin Island, is considerably less saline than open waters and therefore is prone to rapid and massive ice accumulation, with the ice season lasting between December and May. This region is likely to be a major growth area in the next few years, as the Sakhalin-I and Sakhalin-II concessions on Sakhalin Island become fully operational.

  •
  Northern Russia: Exploration and production is taking place in the Barents, White, Kara and Laptev Seas. Northern Russia has much long-term potential with a number of oil companies already investing significant resources in developing transportation strategies in the area.

  •
  Northern Canada: An area of long-term, small-scale use of ice-class tankers is the Grand Banks field off Newfoundland. It is expected that export levels will remain relatively constant in this area.

Supply of MR Ice Class Tankers

              The size of the ice class tanker fleet built to the equivalent of Ice Class 1A specifications has expanded rapidly over the past few years, and, given the size of the orderbook, the supply of available ice class vessels should continue to grow. The total Ice Class 1A fleet currently represents approximately 3% of the existing world tanker fleet by dwt.

              As of February 1, 2007, the world Ice Class 1A MR fleet (30,000–55,000 dwt) stood at 67 vessels. All but seven of these have been delivered since 1997. There are an additional 40 vessels on the orderbook.

              The tables below show the current fleet and orderbook for Ice-Class 1A MR vessels (between 30,000 and 55,000 dwt):

Current MR (30,000-55,000 dwt) Fleet and Orderbook 1A Ice-Class Fleet

Owner	Fleet No of vessels	Orderbook No of vessels	Total No of vessels
Capital Maritime	10	4	14
Tsakos Group	8	2	10
Interorient Nav. Co.	8	0	8
OMI Marine Services	8	0	8
Sovcomflot JSC	5	3	8
Others/Unknown	31	31	62

Total	70	40	110

Based upon Clarkson February 1, 2007 data./Capital Maritime fleet at 2/3/07
Source: Clarkson Research Services Ltd/Capital Ship Management

Charter Market

              The charter market is highly competitive. Competition is based primarily on the offered charter rate, the location and technical specification of the vessel and the reputation of the vessel and its manager. Typically, the agreed terms are based on standard industry charter parties prepared to streamline the negotiation and documentation processes. The most common types of employment structures for a tanker are:

  •
  Spot market: The vessel earns income for each individual voyage and owner pays for bunkers and port charges. Earnings are dependent on prevailing market conditions, which can be highly volatile. Idle time between voyages is possible depending on the availability of cargo and position of the vessel.

  •
  Contract of affreightment: Contracts of affreightment are agreements by vessel owners to carry quantities of a specific cargo on a particular route or routes over a given period of time using ships chosen by the vessel owners within specified restrictions. Contracts of affreightment function as a long-term series of spot charters, except that the owner is not required to use a specific vessel to transport the cargo, but instead may use any vessel in its fleet.

  •
  Time charter: A time charter is a contract for the hire of a vessel for a certain period of time, with the vessel owner being responsible for providing the crew and paying operating costs, while the charterer is responsible for fuel and other voyage costs. A time charter is comparable to an operating lease. Some time charters also have profit sharing arrangements, the details of which vary from charter to charter.

  •
  Bareboat charter: The ship owner charters the vessel to another company (the charterer) for a pre-agreed period and daily rate. The charterer is responsible for operating the vessel and for payment of the charter rates, irrespective of the condition of the vessel. A bareboat charter is comparable to a finance lease.

  •
  Pool employment: The vessel is part of a fleet of similar vessels, brought together by their owners in order to exploit efficiencies and benefit from a profit sharing mechanism. The operator of the pool sources different cargo shipment contracts and directs the vessels in an efficient way to service these contractual obligations. Pools can benefit from profit and loss sharing effects and the benefits of potentially less idle time through coordination of vessel movements, but vessels sailing in a pool will also be vulnerable to adverse market conditions.

              The type of employment arrangement is determined by customer requirements for operational involvement and range of services, along with current market conditions.

Product Charter Rates and Vessel Prices

              The products tanker industry has been highly cyclical, experiencing volatility of charter rates and vessel values resulting from changes in the supply of and demand for tankers and fuel oil, refined petroleum products and edible oil cargoes. The following chart and table illustrate the volatility of earnings in the tanker market.

Estimated owner's 1-year and 3-year time charter rates

	Product Tanker Rates
	36,000 dwt		45,000 dwt
	1-year $/day	3-year $/day	1-year $/day	3-year $/day
Average 2001			18,866	17,116
Average 2002	13,056	13,149	13,339	13,439
Average 2003	14,206	13,499	14,718	13,764
Average 2004	17,325	15,717	18,897	16,540
Average 2005	23,627	19,578	26,027	21,794
Average 2006	24,675	20,704	27,006	22,294

Jan-06	26,000	21,125	29,000	22,625
Feb-06	26,000	21,500	28,000	23,500
Mar-06	24,800	20,700	26,200	22,100
Apr-06	22,000	19,250	23,250	20,500
May-06	23,000	20,375	25,000	21,500
Jun-06	23,800	20,500	26,200	21,500
Jul-06	25,000	20,500	28,000	21,750
Aug-06	26,250	20,875	29,250	22,000
Sep-06	27,000	21,000	29,800	22,800
Oct-06	25,000	20,625	27,875	23,250
Nov-06	23,750	21,000	26,000	23,000
Dec-06	23,500	21,000	25,500	23,000
Jan-07	23,500	21,000	25,250	22,750

Source: Clarkson Research Services Ltd, February 2007

Products Tanker Timecharter Rates

Average timecharter equivalent earnings as calculated by CRS using the assumptions for products tankers described in Clarkson's Shipping Intelligence Weekly Sources & Methods. Data to February 1, 2007.

              Fluctuations in vessel prices show a relationship to the charter market. A reduction in charter rates caused by a decrease in demand for and / or an increase in the supply of tanker vessels reduce vessel prices significantly, although there can be a lag in vessel prices. Newbuilding prices increased significantly between 2003 and 2006, primarily as a result of significantly increased tanker demand for new tonnage in response to increased demand for oil, higher charter rates, regulations requiring the phase-out of single-hull tankers, constrained shipyard capacity and rising steel prices (which contributed to a strong increase in shipyard costs). In addition, as a result of strong demand for other types of vessels, shipyard capacity, especially for large vessels, has been booked several years in advance, further contributing to the increased prices of newbuildings.

              Recent developments in the newbuilding and secondhand prices of standard, non ice class MR tankers are shown below. Since January 2006, five vessels sales have been publicly reported in the "modern' (2000-built or younger) 40,000–47,000 dwt range. Prices have varied between $48.5 million (in October 2006 for 2000-built vessels) and $54 million (in June and July 2006 for a resale and 2006-built vessel). Although this is not typical, the market is currently prepared to pay a significant premium over newbuild prices for prompt delivery. Typically Ice Class 1A "newbuild' contracts are approximately 5–8% more expensive than equivalent non-ice class tankers, although the premium for secondhand vessels has narrowed below that range.

Estimated Tanker Newbuilding and Secondhand Prices ($ in millions)

Start Year:	2002	2003	2004	2005	2006	2007	03/02/07
47,000 dwt newbuilding	26.0	28.0	34.0	41.0	43.5	47.0	47.0
45,000 dwt 5-year-old vessel	21.0	23.0	30.0	40.0	47.0	47.0	47.0

Source: Clarkson Research Services Ltd
Dates shown refer to contracting date. Vessel typically would not be delivered for another 30–36 months.

Newbuilding prices relate to a theoretically "standard' vessel which assumes "European spec", 10/10/10/70% payments and "first class competitive yards" quotations.
Based on broker estimates and actual sales assuming charter free, willing buyer/willing seller at the point in time indicated in the table. There is no guarantee that the prices are sustainable and readers should be aware that prices may move up and down significantly. Longer term trends are shown in the graph below.

Product Tanker Asset Values

Newbuilding prices assume "European spec.", 10/10/10/70% payments and "first class competitive yards" quotations. MR Newbuilding: 40,000 dwt until October 1999, 47,000 dwt thereafter. Secondhand: 40,000 dwt until October 1999, 45,000 dwt thereafter.

Ice Class Charter Rates

              In exchange for the extra costs involved in constructing and operating specialized ice class vessels, ice class tankers traditionally earn a premium during the winter months when they are needed for entering ports requiring ice strengthened hulls. Although each vessel fixture is subject to its own unique circumstances that can influence the negotiated freight rate, evidence suggests that this premium has narrowed in recent years as new ships were delivered to the market. For the winter of 2006/07 an increased fleet and mild winter has combined to mean the market has paid a small premium for ice-strengthened vessels, although the premium has increased towards the end of the winter. This sector of the tanker market is developing rapidly, and freight rates will continue to depend on changes in the supply of, and demand for, ice class tonnage as well as the overall state of the global tanker market.

BUSINESS

Overview

              We are an international owner of product tankers, chartering our vessels under medium to long-term time and bareboat charters to large charterers. Our initial fleet consists of eight newly built, double-hull MR product tankers (constructed by Hyundai MIPO Dockyard Co., Ltd. to high specifications) and is capable of carrying crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, such as ethanol. Because our vessels are IMO II compliant, they are each able to carry a full range of refined products, and expect these to comply not only with the strict regulatory standards that are currently in place but also with the stricter regulatory standards that will be implemented over the next several years.

              We intend to grow our fleet following this offering. We have an agreement to purchase seven additional vessels from Capital Maritime comprised of four Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three MR product tanker sister vessels that are scheduled for delivery in 2008, all of which will be under time or bareboat charters that commence at the time of delivery. We expect that by the end of the third quarter of 2008, our contracted fleet will consist of 15 MR double-hull product tankers with an average age of approximately 1.3 years. Our 12 Ice Class 1A vessels will represent the largest Ice Class 1A MR fleet in the world based on number of vessels and carrying capacity. Ice Class 1A vessels generally earn a premium during winter months as they are capable of navigating through many ice-covered routes inaccessible to standard product tankers.

              Our current vessels and the vessels we have contracted to purchase are under medium to long-term time charters or bareboat charters to BP Shipping Limited, Morgan Stanley Capital Group Inc., and subsidiaries of Overseas Shipholding Group Inc. We believe that the combination of the medium to long-term nature of our charters (which provide for the receipt of a fixed base fee for the life of the charter) and our management agreement with Capital Maritime (which provides for a fixed management fee for an initial term of approximately five years from when the vessels commence operations to their first special survey) will provide us with a strong base of stable cash flows. In addition, all of our current time charters contain, and our future time charters may contain, profit-sharing provisions that allow us to realize additional revenues when spot rates are higher than the base rates incorporated in our charters or in some instances through greater utilization of our vessels by our charterers. Finally, because 12 of our 15 charter contracts will expire on or after January 2010 (the date at which all single-hull tankers are due to be phased out under IMO regulations), we expect to be well-positioned to recharter our vessels.

              We focus on MR product tankers in order to capitalize on the strong projected increase in demand from oil companies and commodity traders to transport gasoline and other products from refineries to areas of consumption that has occurred and is expected to continue over the next several years. Due to increasing environmental restrictions on the building of refineries in larger markets, additional refineries are expected to continue to be built at locations far from points of consumption (such as the Middle East, India and the Asia-Pacific region), resulting in refined product tankers being required to travel longer distances on each voyage. The resulting increase in ton-mile demand for product tankers is demonstrated by the fact that over the past five years the demand for the shipping of refined products has grown at a faster rate than the demand for the refined products themselves (4.6% annual growth as compared to 1.8% annual growth, respectively, according to CRS). The longer voyage times also result in a reduction in the availability of refined product tankers for rehire, which we believe will provide us greater opportunities to enter into medium to long-term charters at attractive rates.

              We were formed on January 16, 2007 by Capital Maritime, an international shipping company with a long history of operating and investing in the shipping market, having grown its fleet from

5 vessels as of December 31, 2001 to 30 vessels as of December 31, 2006, representing an eight-fold increase in deadweight capacity. Capital Maritime will manage the commercial and technical operation of our fleet through Capital Ship Management (an affiliate of our general partner). Capital Maritime has an experienced management team with a long track record, a reputation for technical expertise in managing and operating vessels, and strong relationships with leading shipyards and charterers. This expertise is reflected in Capital Maritime's history of a limited number of off-hire days and strong safety record. Upon the closing of this offering, Capital Maritime will own a 44.0% interest in us, including a 2.0% general partner interest through our general partner, which Capital Maritime owns and controls.

              Capital Maritime is owned by the Marinakis family, which has been engaged in the shipping business for generations. Our chairman, Mr. Evangelos Marinakis, has been President and Chief Executive Officer of Capital Maritime since 1999, and has been active in his family's shipping business for more than 15 years. In guiding the growth and expansion of Capital Maritime over the past several years, Mr. Marinakis has built on the reputation first established by his late grandfather, who founded the predecessor to Capital Maritime at the beginning of the 20th century, and his late father, who further developed the business.

Business Opportunities

              We believe that the following factors create opportunities for us to successfully execute our business plan and grow our business:

  •
  Additional demand for seaborne transportation of refined products.    Global demand for refined products continues to increase. Over the past five years seaborne transportation of refined petroleum products has grown at an average rate of 5.3% per year according to CRS, while existing refineries in the United States and Europe are becoming constrained from increasing capacity and development of new refineries in these markets has been greatly restricted by regulatory, environmental and other factors. To meet the increasing global demand for refined products, additional refinery capacity is being built and incremental capacity is being planned in geographic locations that are generally long distances from the areas of highest refined product consumption, such as the Middle East, India and the Asia-Pacific region resulting in refined product tankers being required to travel longer distances on each voyage. We believe that these global shipping patterns will continue to create favorable conditions for increasing ton-mile demand for product tankers over the near to medium term.

  •
  Stringent customer standards favor high-quality operators.    Major energy companies are highly selective in their choice of product tankers and tanker operators, particularly for medium to long-term charters, due to a number of factors, including compliance with regulation, their desire for vessels that are efficient, dependable and able to serve a variety of trade routes, and their concern for transporting their cargoes safely. Based on these factors, major energy companies have established strict operational and financial standards that they use to pre-qualify or vet product tanker operators prior to entering into charters. Capital Maritime has successfully completed this pre-qualification process with major energy companies, including BP p.l.c., Royal Dutch Shell plc and Statoil ASA. We believe our ability to comply with these rigorous and comprehensive standards relative to less qualified or experienced operators allows us to compete effectively for new charters.

  •
  Increasing demand for high-specification product tankers that meet increasingly stringent regulatory requirements.    Changes implemented by the IMO regarding the transportation of certain cargoes are expected to lead to increased demand for IMO II and IMO III compliant double-hulled tanker vessels. For example, on January 1, 2007, regulations took effect that require edible oils to be transported in IMO II and IMO III compliant vessels with double-

    hulls. In addition, recent international regulations also require the complete phase out of single-hull vessels and mandate the use of double-hull vessels for the transportation of refined products by 2010. Our modern double-hull fleet is fully compliant with the regulations now in effect as well as all currently mandated future regulatory requirements. We believe this will allow us to take advantage of the expected increase in demand for double-hull IMO II compliant vessels, as vessels unable to meet the increasingly stringent regulations are removed from the worldwide fleet or limited to operating in less restrictive jurisdictions. Some individual flag states or ports may delay or decide not to implement some of these regulations.

Our Competitive Strengths

              We believe that our future prospects for success are enhanced by the following aspects of our business:

  •
  Stable and growing cash flows based on medium to long-term charters.    We believe that our medium to long-term charters for our product tanker fleet will provide a stable and growing base of revenue and predictable expenses that result in stable and growing cash flows, as a result of:

  •
  the medium to long-term, fixed-rate nature of our charters,

  •
  our profit sharing arrangements,

  •
  the contracted acquisition of seven newbuildings, providing for future revenue growth,

  •
  our fixed-rate management agreement for an initial approximate five-year term (from when the vessels commence operations to their first special survey), providing us with certainty regarding the operating costs of our vessels, and

  •
  the potential opportunity to acquire an additional six vessels from Capital Maritime comprised of two Ice Class 1A sister vessels and four MR product tanker sister vessels, but only in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction.

  •
  Strong relationship with Capital Maritime.    We believe our relationship with Capital Maritime and its affiliates provides us with numerous benefits that are key to our long-term growth and success, including:

  •
  Capital Maritime's reputation within the shipping industry and network of relationships with many of the world's leading oil companies, commodity traders, and shipping companies and its ability to meet the rigorous vetting processes of some of the world's most selective major international oil companies, including BP p.l.c., Royal Dutch Shell plc and Statoil ASA, positions us well not only to retain existing customers such as BP Shipping Limited, Morgan Stanley Capital Group Inc. and Overseas Shipholding Group Inc., but also to enter into agreements with other large charterers and oil companies and selectively expand our fleet of medium to long-term charters.

  •
  Capital Maritime's strong long-standing relationships with leading global shipyards such as Hyundai and STX Shipbuilding Co., Ltd. will not only be important for the efficient and timely delivery of the vessels that are scheduled to be delivered to us in 2007 and 2008 but will also assist us in securing favourable berths for additional newbuildings in the future.

  •
  Capital Maritime's senior management team has an average of approximately 27 years of experience in providing operational, commercial, technical and marine management of tanker fleets. We believe this team has extensive experience and a long track record in identifying timely acquisition opportunities.

  •
  Capital Maritime's expertise in fleet management is reflected in Capital Maritime's history of a low number of off-hire days and in its record of no material incidents giving rise to loss of life or pollution or other environmental liability.

  •
  Leading position in MR product tanker market, with modern, capable fleet, built to high specifications.    Our contracted fleet of 15 medium-range product tankers (of which 12 are Ice Class 1A product tankers) includes the largest Ice Class 1A product tanker fleet in the world based on number of vessels and carrying capacity. The IMO II and Ice Class 1A classifications of our vessels provide a high degree of flexibility as to what products our charterers can choose to trade as they employ our fleet, such as crude oil, a wide range of refined products, edible oils and chemicals. We also believe that the size and geographic flexibility of our fleet are attractive to our charterers, allowing them to consider a variety of trade routes, therefore creating a higher level of demand for our vessels relative to standard product tankers that have more narrow uses. The strengthened, double-hulled Ice Class 1A vessels that comprise our fleet are built to withstand extreme cold temperatures and can trade along routes covered by up to 0.8 meters of standing ice. Notwithstanding their capability to trade in ice-covered routes, our vessels can also operate efficiently and competitively in warmer climates alongside traditional tankers. In addition, with an average age of approximately 1.3 years, our product tanker fleet is one of the youngest fleets of its size in the world. With the announced changes in regulatory requirements to take effect over the next several years and the technical specifications of our newly constructed vessels, we believe that our fleet and the flexibility of our vessels to transport a wide variety of refined products across a wide range of trade routes is attractive to our existing and potential charterers.

  •
  Financial strength and flexibility.    Upon the closing of this offering, we will enter into a new revolving credit facility that will provide us with sufficient funds to purchase all of the four newbuildings to be delivered in 2007 and to pay a substantial portion of the purchase price of the three newbuildings to be delivered in 2008. We also expect that the stability of our cash flows will enable us to access additional financing at attractive rates in the future.

Business Strategies

              Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

  •
  Maintain and grow our cash flows.    We believe that the medium to long-term, fixed-rate nature of our charters, our profit sharing arrangements, our contracted acquisition of the seven newbuildings and our fixed-rate management agreement will provide a stable and growing base of revenue and predictable expenses that will result in stable and growing future cash flows. Our charters range between two and ten years in length, with an average remaining term of approximately 6.3 years on all 15 MR product tankers. In addition, we believe our commitment to purchase seven additional vessels scheduled for delivery in 2007 and 2008 provides visible future growth in our revenue, operating income and net income.

  •
  Continue to grow our MR product tanker fleet.    We intend to make strategic acquisitions in order to capitalize on the demand for product tankers in a manner that is accretive to our distributable cash flow per unit. Our existing fleet will experience significant growth upon delivery of the seven additional vessels that we have already contracted to purchase in 2007 and 2008. In addition, we will have the opportunity to purchase six sister vessels currently owned by Capital Maritime, but only in the event those vessels are fixed under medium to long term charters upon the expiration of their current charters or completion of their construction. The eight vessels in our contracted fleet will be subject to charters with BP Shipping Limited, Morgan Stanley Capital Group Inc. and Overseas Shipholding Group Inc. and are expected to be accretive to our distributable cash flow per unit. We will continue to evaluate opportunities to acquire both newbuildings and second-hand vessels as we seek to grow our fleet. We believe that our medium to long-term charters, strong relationships with reputable shipyards and financial flexibility will allow us to make additional accretive acquisitions based on our judgment and experience as to prevailing market conditions. We believe we will be well positioned to take advantage of short-term volatility in the spot market to acquire vessels at prices that we believe will create long-term value for our unitholders.

  •
  Capitalize on our relationship with Capital Maritime and expand our charters with recognized charterers.    We believe that we can leverage our relationship with Capital Maritime and its ability to meet the rigorous vetting processes of leading energy companies in order to attract new customers. We plan to increase the number of vessels we charter to our existing charterers as well as enter into charter agreements with new customers in order to maintain a portfolio of charters that is diverse from a customer, geographic and maturity perspective. Our chartering strategy seeks to manage revenues by fixing charters of different lengths and entering into profit sharing arrangements in order to take advantage of changing market pricing opportunities, while minimizing exposure to short-term market volatility by staggering the charter expiration dates regardless of charter length.

  •
  Maintain and build on our ability to meet rigorous industry and regulatory safety standards.    We have an excellent vessel safety record, are capable to fully comply with rigorous health, safety and environmental protection standards, and are committed to provide our customers with a high level of customer service and support. We believe that in order for us to be successful in growing our business in the future we will need to maintain our excellent vessel safety record and maintain and build on our high level of customer service and support.

Our Fleet

              Our fleet currently contains eight newly built MR product tankers that are capable of carrying a full range of refined products. We have also agreed to purchase from Capital Maritime all of its interest in a further four additional Ice Class 1A sister vessels that are scheduled for delivery in 2007 and three additional MR product tanker sister vessels constructed by STX Shipbuilding Co., Ltd. that are scheduled for delivery in 2008. At the end of 2008, our contracted base fleet will consist of 15 MR double-hull product tankers. Please read "Certain Relationships and Related Party Transactions—Agreement to Purchase Future Vessels." We may from time to time purchase additional vessels, including vessels from Capital Maritime.

              All of our current vessels operate, and the newbuildings we will purchase from Capital Maritime will operate, under medium to long-term time charters or bareboat charters of more than two years with counterparties that we believe are creditworthy. Under certain circumstances we may operate vessels in the spot market until the vessels have been fixed under appropriate medium to long-term charters.

Initial Fleet At Time Of This Offering

              The following table provides information regarding the eight medium-range tankers in our initial fleet.

Vessel Name	Year Built(1)	DWT	Charter Type(2)	Expiration of Charter(3)	Daily Charter Rate(4)		Profit Sharing Arrangement(5)	Charterer
Atlantas	2006	37,000	8-year BC	March 2014	$15,000	(6)		BP Shipping Limited
Aktoras	2006	37,000	8-year BC	June 2014	$15,000	(6)		BP Shipping Limited
Agisilaos	2006	37,000	2.5-year TC	January 2009	$17,500		X	BP Shipping Limited
Assos	2006	47,000	3-year TC	October 2009	$20,000		X	Morgan Stanley
Arionas	2006	37,000	2.5-year TC	April 2009	$21,000	(7)	X	BP Shipping Limited
Axios	2007	47,000	3-year TC	February 2010	$20,500		X	BP Shipping Limited
Aiolos	2007	37,000	8-year BC	February 2015	$15,000	(6)		BP Shipping Limited
Avax	2007	47,000	3-year TC	May 2010	$20,500	(8)	X	BP Shipping Limited

(1)
All vessels were built by Hyundai MIPO Dockyard Co., Ltd., South Korea.

(2)
TC: Time Charter, BC: Bareboat Charter.

(3)
Earliest possible redelivery date. Redelivery date is +/-30 days at the charterers option.

(4)
The BP Shipping Limited time and bareboat charters are subject to commissions and the rates quoted above are the net rates after we have paid such commissions. We will not be paying any commissions for the Morgan Stanley Capital Group Inc. time charters.

(5)
Please read "Time Charters-General Provisions-Profit Sharing" for more information.

(6)
The last 3 years of the BC will be a daily charter rate of $13,432.

(7)
The last 6 months of the TC will be at a daily charter rate of $19,000 plus a 50/50 profit sharing arrangement.

(8)
Avax is currently under a charter which commenced in March 2007 at a daily charter rate of $24,687 and expires at the end of May 2007.

Newbuildings

              The table below provides information regarding the seven newbuildings we have committed to purchase.

Vessel Name	Expected Delivery Date		DWT	Charter Type(3)	Expiration of Charter(4)	Daily Charter Rate(5)	Profit Sharing Arrangement(6)	Charterer
Atrotos	05/07	(1)	47,000	3-year TC	April 2010	$20,000	X	Morgan Stanley
Akeraios	08/07	(1)	47,000	3-year TC	July 2010	$20,000	X	Morgan Stanley
Anemos I	10/07	(1)	47,000	3-year TC	September 2010	$20,000	X	Morgan Stanley
Apostolos	10/07	(1)	47,000	3-year TC	September 2010	$20,000	X	Morgan Stanley
Alexandros II	01/08	(2)	51,000	10-year BC	December 2017	$13,000		OSG
Aristotelis II	06/08	(2)	51,000	10-year BC	May 2018	$13,000		OSG
Aris II	08/08	(2)	51,000	10-year BC	July 2018	$13,000		OSG

(1)
These vessels are being built by Hyundai MIPO Dockyard Co., Ltd., South Korea.

(2)
These vessels are being built by STX Shipbuilding Co., Ltd., South Korea.

(3)
TC: Time Charter, BC: Bareboat Charter.

(4)
Under the charters with Overseas Shipholding Group Inc. for the three STX vessels to be delivered in 2008, Overseas Shipholding Group Inc. has an option to purchase each vessel at the end of the eighth, ninth or tenth year of the charter, for $38.0 million, $35.5 million and $33.0 million respectively, which option is exercisable six months before the date of completion of the eighth, ninth or tenth year of the charter. The expiration date above may therefore change depending on whether the charterer exercises its purchase option.

(5)
The BP Shipping Limited time and bareboat charters are subject to commissions and the rates quoted above are the net rates after we have paid such commissions. We will not be paying any commissions for the Morgan Stanley Capital Group Inc. time charters and Overseas Shipholding Group Inc. bareboat charters.

(6)
Please read "Time Charters—General Provisions—Profit Sharing" for more information.

Optional MR Product Tanker Sister Vessels

              Pursuant to our omnibus agreement with Capital Maritime, we will have the option to purchase an additional six sister vessels from Capital Maritime comprised of two Ice Class 1A sister vessels and four MR product tanker sister vessels, but only in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction. Capital Maritime is, however, under no obligation to fix any of these six vessels under charters of two or more years. All six vessels are currently under charter for less than two years or are yet to be chartered as they are under construction. The table below provides information regarding these six vessels.

Vessel Name	Delivery Date/Expected Delivery Date		DWT	Description
Agamemnon II	12/08	(1)	51,000	IMO II/III Chemical/Product
Ayrton III	01/09	(1)	51,000	IMO II/III Chemical/Product
Adonis II	03/09	(1)	51,000	IMO II/III Chemical/Product
Asterix II	07/09	(1)	51,000	IMO II/III Chemical/Product
Aristidis	01/06	(2)	37,000	Ice Class 1A IMO II/III Chemical/Product
Alkiviadis	03/06	(2)	37,000	Ice Class 1A IMO II/III Chemical/Product

(1)
These vessels are being built by STX Shipbuilding Co., Ltd., South Korea.

(2)
These vessels were built by Hyundai MIPO Dockyard Co., Ltd., South Korea.

Acquisition of Our Newbuildings

General

              In connection with this offering, we will enter into a share purchase agreement with Capital Maritime to purchase its interests in the vessel-owning subsidiaries that own the four additional Ice Class 1A sister vessels being constructed by Hyundai MIPO Dockyard Co., Ltd., South Korea, that are scheduled for delivery in 2007 and three additional MR product tanker sister vessels being constructed by STX Shipbuilding Co., Ltd., South Korea, that are scheduled for delivery in 2008.

              Each of the additional vessels is being built pursuant to a ship building contract with a subsidiary of Capital Maritime. These ship building contracts will not be assigned to us prior to delivery, and Capital Maritime will be responsible for payments due under the ship building contracts. If Capital Maritime fails to make installment payments for the newbuildings after receiving notice by the shipbuilder following non-payment on any installment due date, the shipbuilder could rescind the purchase contract. As a result of such default, Capital Maritime could lose all or part of the installment payments made prior to such default, and we could lose access to the vessels or may need to finance the vessels before they begin operating and generating voyage revenues, which could harm our business and reduce our ability to make cash distributions. In the event of a default or an anticipated default by a subsidiary of Capital Maritime under its shipbuilding contract with the shipyard, we have the right under our agreement to purchase the vessels from Capital Maritime, to perform the obligations of such subsidiary of Capital Maritime. The following discussion describes the material terms common to all of the shipbuilding contracts.

Vessel Specifications and Classification

              All four vessels that will be delivered by Hyundai will be double-hull medium-range (47,000 dwt) Ice Class 1A IMO II product tankers capable of carrying refined products and will have the same specifications. All three vessels that will be delivered by STX Shipbuilding Co., Ltd. will be double-hull medium-range (51,000 dwt) IMO II product tankers capable of carrying refined products and will have the same specifications. All of the Hyundai and STX vessels are designed and are being constructed, inspected and tested in accordance with the rules and regulations of and under special survey of either the Det Norske Veritas (DNV) or the American Bureau of Shipping (ABS).

Deliveries

              We will take delivery of each vessel under construction upon its completion and inspection and its purchase by the respective vessel-owning subsidiary. The scheduled delivery date for each of the additional seven vessels on order is set out in a table under the heading "Our Fleet—Newbuildings."

Purchase Price

              We will pay Capital Maritime a fixed purchase price for each of the seven vessels which differs from the construction price paid by the respective vessel-owning subsidiary pursuant to the ship building contracts. Please read "Risk Factors—Risks Inherent in Our Business—The shipping industry is cyclical, which may lead to lower charter hire rates and lower vessel values resulting in decreased distributions to our common unitholders."

Cancellation of Contract

              Each of the ship building contracts allows the relevant vessel-owning subsidiary to cancel the contract in certain circumstances, including if the permissible delay is excessive, the relevant shipyard breaches the terms of a ship building contract in a certain manner, a court declares bankruptcy against the relevant shipyard, insolvency proceedings prevent the relevant shipyard from completing the vessel or if the speed or deadweight of the vessel does not meet the contract specifications. There are also certain circumstances in which the relevant shipyard may cancel a contract, including if the relevant vessel-owning subsidiary defaults in payment of an installment of the purchase price. We have the right under our share purchase agreement with Capital Maritime to perform the obligations of a vessel-owning subsidiary in the event of a default or an anticipated default by a vessel-owning subsidiary under its shipbuilding contract with the relevant shipyard, in which case, we have a right to be reimbursed by the vessel-owning subsidiary for the performance of such obligation.

Warranty

              For a 12-month period that begins once a vessel has been delivered to its relevant vessel-owning subsidiary, the relevant shipyard guarantees each vessel in its entirety against all defects, omissions, shortages and non-conformity, defective or unsuitable materials or equipment, faulty design and/or performance or poor workmanship, provided that such defects are not the result of an accident, ordinary wear and tear, misuse, negligence or willful neglect or omissions on the part of the owner, its employees or agents. The normal 12-month guarantee period will be extended for various components of the vessel if the manufacturer's or supplier's guarantee for those components extends beyond the 12-month period. Where the relevant shipyard remedies a defect covered by the warranty, an additional warranty period will apply to the replaced parts starting from the time the defect is remedied. The relevant shipyard will remedy at its cost any vessel defects that are guaranteed pursuant to the terms of the contract. The relevant shipyard is not responsible for any consequential loss, damage or expense incurred by the relevant vessel-owning subsidiary as a result of such defects. If the defect is recurring, the relevant shipyard is obligated to investigate its cause.

Our Customers

              We provide or will provide marine transportation services under medium to long-term time charters or bareboat charters with counterparties that we believe are creditworthy. Currently, our customers are:

  •
  BP Shipping Limited, the shipping affiliate of BP p.l.c., one of the world's largest producers of crude oil and natural gas. BP p.l.c. has exploration and production interests in 25 countries and as of December 31, 2005, BP p.l.c. had proved reserves of 18.3 billion barrels of oil and gas equivalent.

  •
  Morgan Stanley Capital Group Inc., the commodities division of Morgan Stanley, the international investment bank, is a leading commodities trading firm in the energy and metals markets, encompassing both physical and derivative capabilities.

  •
  Overseas Shipholding Group Inc., one of the largest independent shipping companies in the world operating product tankers. As of December 31, 2006, Overseas Shipholding Group Inc.'s operating fleet consisted of 90 vessels totalling 11.4 million dwt.

              BP Shipping Limited and Morgan Stanley Capital Group Inc. accounted for 70% and 30%, respectively, of our revenues for the year ended December 31, 2006. The loss of any significant customer or a substantial decline in the amount of services requested by a significant customer could harm our business, financial condition and results of operations.

Competition

              We operate in a highly competitive global market based primarily on supply and demand of vessels and cargoes. The international tanker industry is highly fragmented with many charterers, owners and operators of vessels. Ownership of medium range product tankers capable of transporting refined oil products, such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, is highly diversified and is divided among many independent medium range tanker owners. We believe that no single competitor has a dominant position in the markets in which we compete. Competition for charters, including for the transportation of oil and oil products, can be intense and depends on price as well as on the location, size, age, condition and acceptability of the vessel and its operator to the charterer and is frequently tied to having an available vessel with the appropriate approvals from oil majors. Please read "—Major Oil Company Vetting Process".

              It is likely that we will face substantial competition for medium to long-term charter business from a number of experienced companies. Many of these competitors may have significantly greater financial resources than we do. It is also likely that we will face increased numbers of competitors entering into our transportation sectors, including in the ice class sector. Many of these competitors have strong reputations and extensive resources and experience. Increased competition may cause greater price competition, especially for medium to long-term charters.

              The process for obtaining longer term time charters and bareboat charters generally involves a lengthy and intensive screening and vetting process and the submission of competitive bids. In addition to the quality and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator, including:

  •
  environmental, health and safety record;

  •
  compliance with IMO standards and the heightened industry standards that have been set by some energy companies;

  •
  reputation for customer service, technical and operating expertise;

  •
  shipping experience and quality of ship operations, including cost-effectiveness;

  •
  quality, experience and technical capability of crews;

  •
  the ability to finance vessels at competitive rates and overall financial stability;

  •
  relationships with shipyards and the ability to obtain suitable berths;

  •
  construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

  •
  willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

  •
  competitiveness of the bid in terms of overall price.

              As a result of these factors, we may be unable to expand our relationships with existing customers or obtain new customers for medium to long-term time charters or bareboat charters on a profitable basis, if at all. However, even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the tanker market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

Time Charters—General Provisions

              A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. All of our time charters also include profit sharing provisions. Under a time charter, the vessel owner provides crewing and other services related to the vessel's operation, the cost of which is included in the daily rate and the customer is responsible for substantially all of the vessel voyage costs. We have two general forms of time charters for charters with Morgan Stanley Capital Group Inc. and BP Shipping Limited. The following discussion describes the material terms common to all of our medium to long-term time charters.

    Basic Hire Rate

              "Basic hire rate" refers to the basic payment from the customer for the use of the vessel. The hire rate is generally payable monthly, in advance on the first day of each month, in U.S. Dollars as specified in the charter.

    Profit Sharing

              All of our current time charter contracts contain profit sharing provisions. Profit sharing refers to an arrangement between owners and charterers to share, at a pre-determined percentage, voyage profit in excess of the basic hire rate.

              The profit sharing arrangements for our vessels time chartered with Morgan Stanley Capital Group Inc. are calculated on the basis of a weighted monthly average of three indices published daily by the Baltic Exchange based on specific routes and cargo sizes representative of the vessel's trading. At the end of each month, the monthly average of each route is calculated and the Time Charter Equivalent (TCE) for a round voyage is estimated based upon the weighted average of the three routes, the speed and consumption of the vessel in question, bunker prices at agreed ports as published by Platts, port expenses adjusted twice a year and other parameters mutually agreed such as loading/discharging time, bad weather and commissions. If the weighted average hire rate is less than or equal to the basic hire rate, then we receive the basic hire rate only. If the weighted average hire exceeds the basic hire rate, then we receive the basic hire rate plus 50% of the excess. However, we also have the right to access the charterer's annual results of operations for each vessel and if it is shown that the vessel has performed better than the estimated profit outlined above, then we may opt to use the charterer's results of operations and are reimbursed the difference between profits received under the first option outlined above, and 50% of actual vessel profits above the basic hire rate. Annual results of operations from the charterer are to be presented by December 31 of each year for the period commencing December 1 of the previous year to November 30 of the year in question.

              Our profit sharing arrangements for our vessels time chartered with BP Shipping Limited are based on the calculation of the TCE according to the "last to next" principle (previous discharge port to last discharge port). Actual voyage revenues earned and received, actual expenses incurred and actual time taken to perform the voyage are used for the purpose of the calculation. The charterer is obliged to provide us with a copy of each fixture note and all reasonable documentation with respect to items of cost and earnings referring to each voyage within every calculation period, as well as with a statement listing actual voyage results for voyages completed and estimated results for any voyage not completed at the time of settlement. When actual revenue and/or expenses have not been settled, BP Shipping Limited's estimates apply but remain subject to adjustment upon closing of actual accounts. If the average daily TCE is less than or equal to the basic gross hire rate, then we receive the basic net hire rate only. If the average daily TCE exceeds the basic gross hire rate, then we receive the basic net hire rate plus 50% of the excess over the gross hire rate. The profit share with BP Shipping Limited is calculated and settled semi-annually.

              Please see the table below for information on the gross charter rates for vessels time chartered with BP Shipping Limited:

Vessel Name	DWT	Charter Type	Gross Charter Rate		Commission
Agisilaos	37,000	2.5-year TC	$17,721		1.25%
Arionas	37,000	2-year TC	$21,266	(1)	1.25%
Axios	47,000	3-year TC	$20,759		1.25%
Avax	47,000	3-year TC	$20,759	(2)	1.25%

(1)
A gross charter rate of $19,241 for the Arionas applies only for the six month period the time charter covering the Arionas has been extended (from November 4, 2008 to April 4, 2009).

(2)
Avax is currently under a charter which commenced in March 2007 at a daily gross charter rate of $25,000 and expires at the end of May 2007.

    Expenses

              We will pay Capital Ship Management a fixed daily fee of $5,500 per vessel for our time chartered vessels, covering vessel operating expenses, which include crewing, repairs and maintenance, insurance and the cost of the special survey and related scheduled drydocking. This fee is for an initial term of approximately five years from when the vessels commence operations to their first special survey and includes the expenses for the first special survey. Capital Ship Management is directly responsible for providing all of these items and services. The sole expense we will incur in connection with our vessels under bareboat charter is a daily fee of $250 per bareboat chartered vessel payable to Capital Ship Management, mainly to cover compliance costs. Please read "Certain Relationships and Related Party Transactions—Management Agreement." The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

    Off-hire

              When the vessel is "off-hire", the charterer generally is not required to pay the basic hire rate, and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time for more than six consecutive hours on any one occasion or more than twenty four hours in a year due to various factors, including operational deficiencies; drydocking for repairs, maintenance or inspection; or delays due to accidents, crewing strikes or similar problems.

    Ship Management and Maintenance

              Under all of our time charters, we are responsible for the technical management of the vessel and for maintaining the vessel, periodic drydocking, cleaning and painting and performing work required by regulations. Capital Ship Management will provide all services related to the vessel to us pursuant to a management agreement. Please read "Certain Relationships and Related Party Transactions—Management Agreement".

    Termination

              Each time charter terminates automatically upon a total loss of the vessel. In addition, we are generally entitled to suspend performance (but with the continuing accrual to our benefit of hire payments and default interest) and, under most time charters, terminate the charter if the customer defaults in its payment obligations. Under most of our time charters, either party may also terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel.

Bareboat Charters—General Provisions

              A bareboat charter is a contract pursuant to which the vessel owner provides the vessel to the customer for a fixed period of time at a specified daily rate, and the customer provides for all of the vessel's operating expenses including crewing, repairs, maintenance, insurance, stores, lube oils and communication expenses in addition to the voyage costs and generally assumes all risk of operation. The customer undertakes to maintain the vessel in a good state of repair and efficient operating condition and dry-dock the vessel during this period as per the classification society requirements. We have two general forms of bareboat charters with subsidiaries of Overseas Shipholding Group and BP Shipping Limited. The following discussion sets forth the material terms common to our bareboat charters.

    Term

              The term for a bareboat charter commences upon the vessel's delivery and lasts for the duration as specified in the charter. Our bareboat charters do not include options to extend the charter's term (except for the industry standard +/- 30 days at the charterers' option).

    Redelivery

              Upon the expiration of the bareboat charter, the charterer is required to redeliver the vessel in the same or as good structure, state, condition and class as that in which the vessel was delivered, fair wear and tear not affecting class excepted. We and the charterer will appoint a reputable firm to carry out a delivery survey on both our behalves sharing the time and cost equally between us.

    Basic Hire Rate

              Basic hire rate is generally payable monthly, in advance, in U.S. Dollars as specified in the charter. Unlike the time charters, our bareboat charters do not include profit share provisions.

    Purchase Options

              The charters with respect to the Alexandros II, Aristotelis II and Aris II include options for the charterer, Overseas Shipholding Group, to purchase each vessel for $38.0 million, $35.5 million or $33.0 million at the end of the eighth, ninth or tenth year of the charter, respectively. In each case, the option to purchase the vessel must be exercised six months prior to the end of the charter year.

    Expenses

              Under a bareboat charter, the charterer is responsible for crewing, insuring, maintaining and repairing each vessel including any drydocking as well as for all other operating costs with respect to each vessel. Overseas Shipholding Group and BP Shipping Limited have agreed to cover the costs associated with the vessels' special surveys and related drydocking falling within the charter period. If the vessel requires major repairs or repairs in excess of U.S. $100,000, charterers shall obtain our prior approval of the proposed method of repair and the proposed repairer. If any improvements, structural changes or installation of equipment costing more than U.S. $1,000,000 in total becomes necessary for the continued operation of the vessel by reason of new class requirements or by compulsory legislation, then the cost of compliance in excess of U.S. $1,000,000 shall be shared equally between us and the charterer.

    Termination

              We have the right to terminate the charter if the customer fails to make punctual hire payments, trades the vessel outside the mutually agreed trading ranges, fails to insure or self-insure the vessel or fails to maintain and/or repair the vessel as agreed.

              The charter shall terminate and neither party shall be liable to the other for any claim under or arising out of the charter or its termination, if the vessel on delivery does not fully comply in every respect with our specifications under the shipbuilding contract such that we have a right of rejection, or we fail to deliver the vessel for reasons beyond our reasonable control and the customer elects to cancel the charter.

              Our customers have the right to terminate the contract if owners are deemed to be in breach of their obligations under the contract and deprive the customers of the use of the vessel for more than a specified period of time.

              Under most of our bareboat charters, either party may also terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel.

Classification, Inspection and Maintenance

              Every large, commercial seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

              For maintenance of the class, regular and extraordinary surveys of hull and machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

              Annual Surveys.    For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable, on special equipment classed at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

              Intermediate Surveys.    Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

              Class Renewal Surveys.    Class renewal surveys, also known as special surveys, are carried out on the ship's hull and machinery, including the electrical plant, and on any special equipment classed at the intervals indicated by the character of classification for the hull. During the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period is granted, a shipowner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

              All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

              Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All of our vessels are certified as being "in class" by American Bureau of Shipping or Det Norske Veritas. All of the newbuildings we currently have on order and any other new and secondhand vessels that we purchase must be certified prior to their delivery. If any vessel we have contracted to purchase is not certified as "in class" on the date of closing, we have no obligation to take delivery of the vessel.

Management of Ship Operations, Administration and Safety

              Capital Maritime provides, through its subsidiary Capital Ship Management, expertise in various functions critical to our operations. This affords a safe, efficient and cost-effective operation and, pursuant to a management agreement and an administrative services agreement with Capital Ship Management, we will have access to human resources, financial and other administrative functions, including:

  •
  bookkeeping, audit and accounting services;

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  administrative and clerical services;

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  banking and financial services;

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  client and investor relations.

              Technical management services including:

  •
  commercial management of the vessel;

  •
  vessel maintenance and crewing (not required for vessels subject to bareboat charters);

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  purchasing and insurance; and

  •
  shipyard supervision.

              For more information on the management agreement we have with Capital Ship Management and the administrative services agreement we have with Capital Ship Management please read "Certain Relationships and Related Party Transactions—Management Agreement" and "Certain Relationships and Related Party Transactions—Administrative Services Agreement."

              The generally uniform design of our newbuilding vessels and the adoption of common equipment standards should also result in operational efficiencies, including with respect to crew training and vessel management, equipment operation and repair, and spare parts ordering.

              In 2003, 2004, 2005 and 2006, Capital Maritime's commercial management team achieved a fleet utilization rate of 99.1%, 99.1%, 99.9% and 100%, respectively. Capital Maritime believes that it has developed strong relationships with important customers, including major oil companies. Utilizing the skills of its strong in-house technical and vetting departments, it has achieved a 99% approval rate following tanker vettings by major international oil companies. Please read "—Major Oil Company Vetting Process."

              The fleet Capital Maritime has operated and managed in the past differs significantly from the fleet it will operate and manage for us after this offering, including with respect to fleet age, fleet composition, business strategy and operating market. Therefore, the performance of Capital Maritime's historical fleet is not indicative of the future performance of our fleet.

              The following table sets forth certain operational data for Capital Maritime's historical fleet.

	As of and for the year ended December 31,
	2003	2004	2005	2006
Total number of vessels at end of period	22	30	32	30
Average number of vessels(1)	16.7	23.4	33.1	33.7
Weighted average age of fleet (in years)	17.2	16.5	16.5	13.8
Tankers	16.4	17.5	18.3	13.7
Bulk carriers	18.0	13.7	11.9	14.4
Total operating days for fleet(2)	5,813	8,216	11,398	11,816
Total available days for fleet(3)	5,864	8,289	11,412	11,816
Total days for fleet(4)	6,104	8,541	12,085	12,304
Fleet utilization rate(5)	99.1%	99.1%	99.9%	100%

(1)
Average number of vessels is the number of vessels that constituted the fleet for a period, as measured by the sum of the number of days each vessel was a part of the fleet during the period divided by the number of total days in that period.

(2)
Total operating days for fleet is the sum of the days each vessel was in operation for a period, measured by subtracting idle days from available days for each vessel in that period.

(3)
Total available days for fleet is the sum of the total days that each vessel was in Capital Maritime's possession for a certain period and available for employment, net of off-hire days associated with major repairs, upgrades, drydockings or special or intermediate surveys in that period.

(4)
Total days for fleet is the sum of the total days each vessel was in Capital Maritime's possession for a period, including idle days and off-hire days associated with major repairs, upgrades, drydockings, special surveys or intermediate surveys.

(5)
Fleet utilization rate is the percentage of time that vessels were available for revenue generating days, determined by dividing operating days by available days for the relevant period.

              Capital Maritime's fleet currently includes the following double-hull, non-MR, newbuilding product tankers which we could agree with Capital Maritime to potentially purchase in the event those vessels are fixed under charters of two or more years upon the expiration of their current charters or upon completion of their construction:

Vessel Name	Delivery Date/Expected Delivery Date	DWT	Tanker Type
Miltiadis M II	04/06(1)	162,000	ICE Class 1A Product/Crude Oil
Alterego II	06/08(2)	14,000	IMO II/III Chemical/Product
Amore Mio II	08/08(2)	14,000	IMO II/III Chemical/Product
Archimidis II	12/08(2)	14,000	IMO II/III Chemical/Product
Aias II	04/09(2)	14,000	IMO II/III Chemical/Product
Active II(4)	08/09(2)	14,000	IMO II/III Chemical/Product
Amigo II(4)	11/09(2)	14,000	IMO II/III Chemical/Product
Attikos	01/05(2)	12,000	Product
Aristofanis	05/05(2)	12,000	Product
Akadimos	02/08(3)	12,000	IMO II/III Chemical/Product
Asopos	07/08(3)	12,000	IMO II/III Chemical/Product

(1)
This vessel was built by Daewoo Shipbuilding and Marine Engineering Co., Ltd., South Korea. It is fully equipped to transport oil products but currently is trading crude oil.

(2)
These vessels are being built or were built by Zhejiang Shenglong Ocean Shipping Co. Ltd, PRC.

(3)
These vessels are being built by Ziuziang Yinxing Shipyard Co. Ltd, PRC.

              With the exception of the Militadis M II, these product tanker vessels are smaller in size than our initial vessels, our contracted vessels or the vessels we may have an option to purchase, ranging from 12,000 dwt to 14,000 dwt. However, each of these vessels is engaged in similar product trades. The Miltiadis M II is a considerably larger vessel, fully equipped to trade refined oil products and crude oil.

              Safety is our top operational priority. Capital Maritime operates under a safety and quality management system certified under the ISM Code and Capital Maritime is currently pursuing voluntary certification for compliance with the quality assurance standard ISO 900-2000 and the environmental management standard ISO 14000 with American Bureau of Shipping. As a result, our vessels are operated in a manner intended to protect the safety and health of Capital Maritime's employees, the general public and the environment. Capital Maritime's technical management team actively manages the risks inherent in our business and is committed to eliminating incidents that threaten safety, such as groundings, fires, collisions and petroleum spills, as well as reducing emissions and waste generation.

Major Oil Company Vetting Process

              Shipping, and especially crude oil, refined product and chemical tankers have been, and will remain heavily regulated. Many international and national rules, regulations and other requirements—whether imposed by the classification societies, international statutes (IMO's SOLAS, MARPOL, etc.), national and local administrations or industry—must be complied with in order to enable a shipping company to operate and a vessel to trade.

              Traditionally there have been relatively few commercial players in the oil trading business and the industry is continuously being consolidated. The so called "oil majors", such as ExxonMobil, BP p.l.c., Royal Dutch Shell plc, Chevron, ConocoPhillips (which recently acquired Louis Dreyfus Energy Holdings Ltd.) and Total S.A., together with a few smaller companies, represent a significant percentage of the production, trading and, especially, shipping (terminals) of crude and oil products world-wide.

              Concerns for the environment have led the oil majors to develop and implement a strict due diligence process when selecting their commercial partners, especially vessels and vessel operators. The vetting process has evolved into a sophisticated and comprehensive assessment of both the vessel and the vessel operator.

              While numerous factors are considered and evaluated prior to a commercial decision, the oil majors, through their association, Oil Companies International Marine Forum (OCIMF), have developed and are implementing two basic tools: (i) a Ship Inspection Report Programme (SIRE) and (ii) the Tanker Management & Self Assessment (TMSA) Program. The former is a ship inspection based upon a thorough Vessel Inspection Questionnaire (VIQ), and performed by accredited (by OCIMF) inspectors, resulting in a report being logged on SIRE. The report is an important element of the ship evaluation undertaken by any oil major when a commercial need exists. The latter, a recent addition to the risk assessment tools used by the oil majors, is effectively an organizational road map against which an oil tanker management company can self-assess. The results are made available to and used by the oil majors for their evaluation, while the management company is expected to develop a comprehensive improvement action plan indicating the actions, milestones and expected completion time for the full compliance with both the key performance indicators and the best practice in the TMSA.

              Based upon commercial needs, there are three levels of assessment used by the oil majors, (i) terminal use, which will clear a vessel to call at one of the oil major's terminals; (ii) voyage charter, which will clear the vessel for a single voyage; and (iii) term charter, which will clear the vessel for use for an extended period of time. The depth, complexity and difficulty of each of these levels of assessment varies.

              While for the terminal use and voyage charter relationships a ship inspection and the operator's TMSA will be sufficient for the assessment to be undertaken, a term charter relationship also requires a thorough office audit. An operator's request for such an audit is by no means a guarantee one will be performed; it will take a long record of proven excellent safety and environmental protection on the operator's part as well as high commercial interest on the part of the oil major to have an office audit performed.

              Few ship management companies worldwide are evaluated by the oil majors and even fewer complete the evaluation successfully. Out of thousands of ship management companies worldwide, we believe a limited number meet the requirements to have their operations audited by a given oil major, and even fewer companies enter into a long term relationship with the oil major.

              We believe Capital Maritime and Capital Ship Management are among the few companies to have undergone and successfully completed audits by three major international oil companies in the past several months. During that period BP p.l.c., Royal Dutch Shell plc and Statoil ASA have assessed and cleared Capital Maritime's operations.

Crewing and Staff

              Capital Maritime recruits the senior officers and all other crew members for our vessels either directly through a subsidiary crewing office in Romania or through a crewing agent and is further expanding its recruitment efforts through its relationships with training institutions in Romania and Russia. Capital Maritime is also evaluating the potential for establishing similar training and assistance programs with crew training institutions elsewhere. Capital Maritime's vessels are currently manned primarily by Romanian, Russian and Filipino crew members. Having employed these crew configurations for a number of years, Capital Maritime has considerable experience in operating vessels in this configuration and has a pool of certified and experienced crew members.

Risk Management and Insurance

    General

              The operation of any cargo vessel embraces a wide variety of risk. This includes such things as mechanical failure, for example by reason of the seizure of a main engine crankshaft, physical damage to the vessel, for example by reason of collision, and other property, for example by reason of cargo damage or oil pollution. It may also include business interruption, for example by reason of political disturbance or labor disputes or losses due to terrorist or war-like action between countries. The value of such losses or damages may vary from modest sums, for example for a small cargo shortage damage claim, to catastrophic liabilities, for example arising out of a marine disaster, such as a serious oil spill, which may be virtually unlimited. Although we believe our current insurance program is comprehensive, we cannot insure against all risks, and we cannot be assured that all covered risks are adequately insured against. Furthermore, there can be no guarantee that any specific claim will be paid by the insurer or that it will always be possible to obtain insurance coverage at reasonable rates. Moreover, under the terms of our bareboat charters, the charterer provides for the insurance of the vessel, and as a result, these vessels may not be adequately insured and/or in some cases may be self-insured. Any uninsured or under-insured loss could harm our business and financial condition.

              The following table sets forth certain information regarding our insurance coverage as of March 13, 2007.

Type	Aggregate Sum Insured For All Vessels in our Existing Fleet
Hull and Machinery	$332 million (increased value insurance (including excess liabilities) provide additional coverage).
Increased Value (including Excess Liabilities)	Up to $163 million additional coverage in total.
Protection and Indemnity (P&I)	Pollution liability claims: limited to $1.0 billion per vessel per incident.
War Risk	$495 million.

    Hull and Machinery Insurance and War Risk Insurance

              The principal coverage for marine risks (covering loss or damage to the vessels, rather than liabilities to third parties) are hull and machinery insurance and war risk insurance. These address the risks of the actual (or constructive) total loss of a vessel and accidental damage to a vessel's hull and machinery, for example from running aground or colliding with another ship. These insurances provide coverage which is limited to an agreed "insured value' which, as a matter of policy, is never less than the particular vessel's fair market value. Reimbursement of loss under such coverage is subject to policy deductibles which vary according to the vessel and the nature of the coverage. Hull and machinery deductibles may, for example, be between $100,000 and $150,000 per incident whereas the war risks insurance has a more modest incident deductible of $30,000. The fleet's hull and machinery insurance program is augmented by an "increased value" program that provides a low-cost means of increasing the insured value of the vessels in the event of a total loss casualty.

    Protection and Indemnity Insurance

              This is the principal coverage for a shipowner's third party liabilities as they arise out of the operation of his vessel. Such liabilities include those arising, for example, from the injury or death of crew, passengers and other third parties working on or about the vessel to whom the shipowner is responsible, or from loss of or damage to cargo carried on board or any other property owned by third parties to whom the shipowner is answerable. P&I coverage is traditionally (and for the most part) provided by mutual insurance associations, originally established by shipowners to provide coverage for risks that were not covered by the marine policies that developed through the Lloyd's market.

              Our P&I coverage for liabilities arising out of oil pollution is limited to $1.0 billion per vessel per incident. As the P&I associations are mutual in nature, there has been, historically no limit to the value of coverage afforded. In recent years, however, because of the potentially catastrophic consequences to the membership of a P&I association having to make additional calls upon the membership for further funds to meet a catastrophic liability, the associations have introduced a formula based overall limit of coverage which is approximately $5.4 billion. Although contingency planning by the managements of the various associations has reduced the risk to as low as reasonably practicable, it nevertheless remains the case that an adverse claims experience across an association's membership as a whole may require the members of that association to pay, in due course, unbudgeted additional funds to balance its books.

    Uninsured risks

              Not all risks are insured and not all risks are insurable. The principal insurable risks which nevertheless remain uninsured across the fleet are "loss of hire" and "strikes." Capital Maritime does not insure these risks because the costs are regarded as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for hire that is not receivable by the ship-owner for reasons set forth in the policy. For example, loss of hire risk may be covered on a 14/90/90 basis, with a 14 days deductible, 90 days cover per incident and a 90-day overall limit per vessel per year. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. The purpose of the loss of hire insurance is to secure the loss of hire during such periods. However, Capital Maritime has "Freight at Risk" coverage which is designed to provide coverage in case the freight carried in a voyage should be lost by virtue of a marine casualty resulting in the total loss of the vessel during the course of the voyage. In the case of strikes insurance, if a vessel is being paid a fixed sum to perform a voyage and the ship becomes strike bound at a loading or discharging port, the insurance covers the loss of earnings during such periods.

Regulation

    General

              Our operations and our status as an operator and manager of ships are significantly regulated by international conventions, (i.e. SOLAS, MARPOL), Class requirements, U.S. federal, state and local and foreign health, safety and environmental protection laws and regulations, including OPA 90, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the U.S. Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, regulations adopted by the IMO and the European Union, various volatile organic compound air emission requirements, IMO/U.S. Coast Guard pollution regulations and various Safety of Life at Sea (SOLAS) amendments, as well as other regulations described below. In addition, various jurisdictions either have or are considering regulating the management of ballast water to prevent the introduction of non-indigenous species considered to be invasive. Compliance with these laws, regulations and other requirements could entail additional expense, including vessel modifications and implementation of certain operating procedures.

              We are also required by various other governmental and quasi-governmental agencies to obtain permits, licenses and certificates for our vessels, depending upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age and size of the vessel and our status as owner or charterer. Failure to maintain necessary permits, licenses or certificates could require us to incur substantial costs or temporarily suspend operations of one or more of our vessels.

              We believe that the heightened environmental and quality concerns of insurance underwriters, regulators and charterers will in the future impose greater inspection and safety requirements on all vessels in the shipping industry. In addition to inspections by us, our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (such as U.S. Coast Guard, harbour master or equivalent), classification societies, flag state administration P&I Clubs, charterers, and particularly terminal operators and major oil companies which conduct frequent vessel inspections.

              Our vessels operate in full compliance with applicable environmental laws and regulations. However, because such laws and regulations frequently change and may impose increasingly strict requirements, we cannot predict the ultimate cost of complying with these and any future requirements or the impact of these and any future requirements on the resale value or useful lives of our vessels.

    United States Requirements

              The United States regulates the tanker industry with an extensive regulatory and liability regime for environmental protection and the cleanup of oil spills, primarily through OPA 90 and CERCLA.

              OPA 90 affects all vessel owners and operators shipping oil or petroleum products to, from, or within U.S. waters. The law phases out the use of tankers having single-hulls and can effectively impose unlimited liability on vessel owners and operators in the event of an oil spill. Under OPA 90, vessel owners, operators and bareboat charterers are liable, without regard to fault, for all containment and clean-up costs and other damages, including natural resource damages and economic loss without physical damage to property, arising from oil spills and pollution from their vessels. OPA 90 had historically limited liability to the greater of $1,200 per gross ton or $10 million per tanker that is over 3,000 gross tons (subject to possible adjustment for inflation), unless the incident was caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability was unlimited. Amendments to OPA 90 signed into law on July 11, 2006, however, increased these limits on the liability of responsible parties to the greater of $1,900 per gross ton or $16 million per tanker that is double-hulled and over 3,000 gross tons. In addition, OPA 90 does not preempt state law and permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries. Coastal states have enacted pollution prevention, liability and response laws, many providing for unlimited liability. CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $0.5 million, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

              The financial responsibility regulations for tankers issued under OPA 90 also require owners and operators of vessels entering U.S. waters to obtain, and maintain with the U.S. Coast Guard, Certificates of Financial Responsibility, or COFRs, in the amount of $1,500 per gross ton for tankers, combining the previous OPA 90 limitation of liability of $1,200 per gross ton with the CERCLA liability of $300 per gross ton. The U.S. Coast Guard has indicated that it intends to propose a rule that will increase the required amount of such COFRs to $2,200 per gross ton to reflect the higher limits on liability imposed by the July 2006 amendments to OPA 90, as described above. Under the regulations, owners or operators of fleets of vessels are required to demonstrate evidence of financial responsibility for each covered tanker up to the maximum aggregate liability under OPA 90 and CERCLA. All of our vessels that need COFRs have them.

              We insure each of our tankers with pollution liability insurance in the maximum commercially available amount of $1.0 billion per incident. A catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on our business. OPA 90 requires that tankers over 5,000 gross ton calling at U.S. ports have double hulls if contracted after June 30, 1990 or delivered after January 1, 1994. Furthermore, OPA 90 calls for the phase-out of all single hull tankers by the year 2015 according to a schedule that is based on the size and age of the vessel, unless the tankers are retrofitted with double-hulls. All of our current vessels as well as the vessels that we have agreed to purchase have double hulls.

              OPA 90 also amended the Federal Water Pollution Control Act (or Clean Water Act) to require owners and operators of vessels to adopt contingency plans for reporting and responding to oil spill scenarios up to a "worst case" scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a "worst case discharge." In addition, periodic training programs and drills for shore and response personnel and for vessels and their crews are required. Our vessel response plans have been approved by the U.S. Coast Guard.

              The Clean Water Act prohibits the discharge of oil or hazardous substances in U.S. navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The Clean Water Act also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recent OPA 90 and CERCLA, discussed above. The U.S. Environmental Protection Agency (or EPA) had exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports from Clean Water Act permitting requirements. However, on March 30, 2005, a U.S. District Court ruled that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the exemption in the EPA's regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing the EPA to develop a system for regulating all discharges from vessels by that date. The EPA has appealed this decision. However, if the exemption is ultimately repealed, we would be subject to Clean Water Act permit requirements that could include ballast water treatment obligations that could increase the cost of operating in the United States. For example, this could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost and/or otherwise restrict our vessels from entering U.S. waters.

              We believe that we are in compliance with OPA 90, CERCLA and all applicable state regulations in U.S. ports where our vessels call.

    International Requirements

              The IMO has also negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI, which became effective in May 2005, sets limits on sulphur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulphur content of fuel oil and allows for special areas to be established with more stringent controls on sulphur emissions. A failure to comply with Annex VI requirements could result in a vessel not being able to operate.

              All of our vessels are subject to Annex VI regulations. We believe that our existing vessels meet relevant Annex VI requirements and that our undelivered Ice Class 1A product tanker newbuildings and product tankers will be fitted with these emission control systems prior to their delivery.

              The ISM Code, promulgated by the IMO, also requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. All of our ocean going vessels are ISM certified.

              Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. For example, the U.S. Coast Guard and EU authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and EU ports.

              Many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969 (the CLC) (the United States, with its separate OPA 90 regime, is not a party to the CLC). Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain defenses. Under an amendment to the Protocol that became effective on November 1, 2003, for vessels of 5,000 to 140,000 gross tons, liability will be limited to approximately $6.6 million plus $926 for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability will be limited to approximately $131 million. As the convention calculates liability in terms of a basket of currencies, these figures are based on currency exchange rates on December 31, 2006. The right to limit liability is forfeited under the International Convention on Civil Liability for Oil Pollution Damage where the spill is caused by the owner's actual fault and under the 1992 Protocol where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law regimes govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our P&I insurance will cover the liability under the plan adopted by the IMO.

              IMO regulations also require owners and operators of vessels to adopt Shipboard Marine Pollution Emergency Plans (SMPEPs). Periodic training and drills for response personnel and for vessels and their crews are required. The SMPEPs required for our vessels are in place.

              In addition, our operations are subject to compliance with the International Bulk Chemical (IBC) Code, as required by MARPOL and SOLAS for chemical tankers built after July 1, 1986, which provides ship design, construction and equipment requirements and other standards for the bulk transport of certain liquid chemicals. Under October 2004 amendments to the IBC Code (implemented to meet recent revisions to SOLAS and Annex II to MARPOL), some previously unrestricted vegetable oils, including animal fats and marine oils, must be transported in chemical tankers meeting certain double-hull construction requirements. Our vessels may transport such cargoes but are restricted as to the volume they are able to transport per cargo tank. This restriction does not apply to edible oils. In addition, those amendments require re-evaluation of the categorization of certain products with respect to their properties as marine pollutants, as well as related ship type and carriage requirements. Where necessary pollution data is not supplied for those products missing such data, it is possible that the bulk carriage of such products will be prohibited.

    Vessel Security Regulations

              Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (MTSA) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States.

              Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security (ISPS) Code. Among the various requirements are:

  •
  on-board installation of automatic identification systems to enhance vessel-to-vessel and vessel-to-shore communications;

  •
  on-board installation of ship security alert systems;

  •
  the development of vessel security plans; and

  •
  compliance with flag state security certification requirements.

              The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempted non-U.S. vessels from MTSA vessel security measures provided such vessels had on board, by July 1, 2004, a valid International Ship Security Certificate that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code and have ensured that our vessels are compliant with all applicable security requirements.

Properties

              Other than our vessels, we do not have any material property.

Legal Proceedings

              Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not at present party to any legal proceedings. We are not aware of any proceedings against us, or contemplated to be brought against us. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our board of directors believes are reasonable and prudent. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Taxation of the Partnership

United States Taxation

              The following is a discussion of our material U.S. federal income tax characteristics and is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon provisions of the Code as in effect on the date of this prospectus, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us.

              Election to be Taxed as a Corporation.    We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, we will be subject to U.S. federal income tax on our income to the extent it is from U.S. sources or otherwise is effectively connected with the conduct of a trade or business in the Unites States as discussed below.

              Taxation of Operating Income.    We expect that substantially all of our gross income will be attributable to the transportation of crude oil and related products. For this purpose, gross income attributable to transportation (or Transportation Income) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes both time charter or bareboat charter income.

              Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or U.S. Source International Transportation Income) will be considered to be 50.0% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or U.S. Source Domestic Transportation Income) will be considered to be 100.0% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

              Based on our current operations, we do not expect to have U.S. Source Domestic Transportation Income. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which could be subject to U.S. federal income taxation, unless the exemption from U.S. taxation under Section 883 of the Code (or the Section 883 Exemption) applies.

              The Section 883 Exemption.    In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (or the Section 883 Regulations), it will not be subject to the net basis and branch taxes or 4.0% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Income. As discussed below, we believe that under our current ownership structure, the Section 883 Exemption will apply and we will not be taxed on our U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

              We will qualify for the Section 883 Exemption if, among other matters, we meet the following three requirements:

  •
  We are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an Equivalent Exemption);

  •
  We satisfy the Publicly Traded Test (as described below); and

  •
  We meet certain substantiation, reporting and other requirements.

              The Publicly Traded Test requires that one or more classes of equity representing more than 50.0% of the voting power and value in a non-U.S. corporation be "primarily and regularly traded" on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that equity interests in a non-U.S. corporation will be considered to be "primarily traded" on an established securities market in a given country if the number of units of each class of equity that are traded during any taxable year on all established securities markets in that country exceeds the number of units in each such class that are traded during that year on established securities markets in any other single country. Equity of a non-U.S corporation will be considered to be "regularly traded" on an established securities market under the Section 883 Regulations if one or more classes of equity of the corporation that, in the aggregate, represent more than 50.0% of the combined vote and value of the non-U.S corporation are listed on such market and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more "5.0% unitholders" (i.e., a unitholder holding, actually or constructively, at least 5.0% of the vote and value of a class of equity) own in the aggregate 50.0% or more of the vote and value of a class of equity, such class of equity will not be treated as primarily and regularly traded on an established securities market (the "Closely Held Block Exception").

              We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, our U.S. Source International Transportation Income (including for this purpose, any such income earned by our subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from us for U.S. federal income tax purposes) will be exempt from U.S. federal income taxation provided we meet the Publicly Traded Test.

              Since our common units will only be traded on the Nasdaq Global Market, which is considered to be an established securities market, our common units will be deemed to be "primarily traded" on an established securities market. In addition, we have received the opinion of Cravath, Swaine & Moore LLP that our common units will represent more than 50.0% of our vote and, assuming that they represent more than 50% of our value, will be considered to be "regularly traded" on an established securities market. We believe that our common units represent more than 50% of our value and intend to take that position. These conclusions, however, are based upon legal authorities which do not expressly contemplate an organization structure such as ours. In particular, although we have elected to be treated as a corporation for U.S. federal income tax purposes, for corporate law purposes we are organized as a limited partnership under Marshall Islands law and our general partner will be responsible for managing our business and affairs and has been granted certain veto rights over decisions of our board of directors. Accordingly, it is possible that the IRS could assert that our common units do not meet the "regularly traded" test.

              Provided our common units are treated as representing more than 50.0% of our vote and value, we believe we will meet the trading volume requirements described previously because the pertinent regulations provide that trading volume requirements will be deemed to be met with respect to a class of equity traded on an established securities market in the United States where, as will be the case for our common units, the units are regularly quoted by dealers who regularly and actively make offers, purchases and sales of such common units to unrelated persons in the ordinary course of business.

              In addition, we expect that our common units will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because our partnership agreement provides that the voting rights of any 5.0% unitholders are limited to a 4.9% voting interest in us regardless of how many common units are held by that 5.0% unitholder. Thus, although the matter is not free from doubt, we believe that we will satisfy the Publicly Traded Test. Should any of the facts described above cease to correct, our ability to satisfy the test will be compromised.

              The Net Basis Tax and Branch Profits Tax.    If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income) if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, any U.S. Source Domestic Transportation Income generally will be treated as Effectively Connected Income.

              Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate is currently 35.0%). In addition, a 30.0% branch profits tax imposed under Section 884 of the Code also would apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us.

              On the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis corporate income tax and to the 30.0% branch profits tax with respect to our gain not in excess of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles.

              The 4.0% Gross Basis Tax.    If the Section 883 Exemption does not apply and the net basis tax does not apply, we would be subject to a 4.0% U.S. federal income tax on the U.S. source portion of our gross U.S. Source International Transportation Income, without benefit of deductions.

    Marshall Islands Taxation

              Based on the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the law of the Republic of the Marshall Islands, because we, our operating subsidiary and our controlled affiliates do not, and we do not expect that we and our controlled affiliates will, conduct business or operations in the Republic of the Marshall Islands, neither we nor our controlled affiliates will be subject to income, capital gains, profits or other taxation under current Marshall Islands law. As a result, distributions by our operating subsidiary and our controlled affiliates to us will not be subject to Marshall Islands taxation.

MANAGEMENT

Management of Capital Product Partners L.P.

              Our partnership agreement provides that our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our general partner, Capital GP L.L.C., a Marshall Islands limited liability company, subject to the direction of our board of directors, will manage our business and operations. Capital GP L.L.C. is wholly owned by Capital Maritime. We currently do not have our own executive officers and expect to rely on the officers of our general partner to manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors. All of the executive officers of our general partner and three of our directors also are executive officers, directors or affiliates of Capital Maritime.

              Our general partner will also have the right to approve certain partnership actions, such as:

  •
  a merger or consolidation of us;

  •
  our dissolution;

  •
  a sale of assets representing 10% or more of the fair market value of our assets prior to the sale;

  •
  a purchase of assets representing 10% or more of the fair market value of our assets prior to the purchase;

  •
  the incurrence of debt if such incurrence would result in our over leverage, taking into account customary industry leverage levels, our structure and our other assets and liabilities;

  •
  mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets for purposes other than securing indebtedness that does not result in our over leverage, taking into account customary industry leverage levels, our structure and our other assets and liabilities; and

  •
  issuances of equity that are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in us.

              Our initial board of directors will be appointed by Capital Maritime. Thereafter, our board of directors will consist of three persons who are designated by our general partner in its sole discretion and four who are elected by the common unitholders. Directors appointed by our general partner will serve as directors for terms determined by our general partner. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. The initial four directors appointed by Capital Maritime and designated as Class I, Class II and Class III elected directors will serve until our annual meetings of unitholders in 2008, 2009 and 2010, respectively. At each annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders (excluding common units held by Capital Maritime and its affiliates). Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 10% of the outstanding common units. We will have a conflicts committee consisting of two independent directors that will be available at the board's discretion to review matters involving potential conflicts of interest.

              Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group, other than our general partner or its affiliates, owns beneficially 5% or more of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than

4.9% of the voting power of all classes of units entitled to vote. For more information, please read "The Partnership Agreement—Voting Rights."

              Our initial board of directors will consist of six members, two of whom meet the independence standards established by The Nasdaq Global Market. In compliance with the rules of the Nasdaq Global Market, one additional independent director will be appointed within twelve months after this offering. The Nasdaq Global Market does not require a listed limited partnership like us to have a majority of independent directors on our board of directors or to establish a compensation committee or a nominating/corporate governance committee.

              At least three of the elected members of our board of directors will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, and must meet the independence standards established by The Nasdaq Global Market to serve on an audit committee of a board of directors and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our directors, our general partner or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of the members of our audit committee and will be appointed prior to the closing of this offering. For additional information about the conflicts committee, please read "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

              In addition, we will have an audit committee of at least three independent directors. One of the members of the audit committee will qualify as an "audit committee financial expert" for purposes of the U.S. Sarbanes-Oxley Act. The audit committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls.

              The day-to-day affairs of our business are generally managed by the officers of our general partner and key employees of certain of our operating subsidiaries, subject to the direction of our board of directors. Employees of Capital Ship Management, a subsidiary of Capital Maritime, will provide assistance to us and our operating subsidiaries pursuant to the management agreement and the administrative services agreement. Please read "Certain Relationships and Related Party Transactions—Management Agreement" and "Certain Relationships and Related Party Transactions—Administrative Services Agreement."

              Our general partner's Chief Executive Officer and Chief Financial Officer, Ioannis E. Lazaridis, will allocate his time between managing our business and affairs and the business and affairs of Capital Maritime. The amount of time Mr. Lazaridis will allocate between our business and the businesses of Capital Maritime will vary from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses.

              Officers of our general partner and other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Capital Maritime. Our general partner intends to seek to cause its officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

              Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are expressly non-recourse to it. Whenever possible, the partnership agreement directs that we should incur indebtedness or other obligations that are non-recourse to our general partner.

              Whenever our general partner makes a determination or takes or declines to take an action in its individual capacity rather than in its capacity as our general partner, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any limited partner, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Marshall Islands Act or any other law. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership. Actions of our general partner, which are made in its individual capacity, will be made by Capital Maritime.

Directors and Executive Officers

              Set forth below are the names, ages and positions of our directors and director nominees and our general partner's executive officers.

Name	Age	Position
Evangelos M. Marinakis	39	Director and Chairman of the Board
Ioannis E. Lazaridis	39	Chief Executive Officer and Chief Financial Officer and Director
Nikolaos Syntychakis(1)	45	Director Nominee
Abel Rasterhoff(2)	66	Director Nominee
Evangelos G. Bairactaris(3)	35	Director and Secretary
Keith Forman(3)	48	Director Nominee

(1)
Expected to be appointed as initial Class I director (term expires in 2008).

(2)
Expected to be appointed as initial Class II director (term expires in 2009).

(3)
Expected to be appointed as initial Class III director (term expires in 2010).

              Biographical information with respect to each of our directors, our director nominees and our general partner's executive officers is set forth below. The business address for our directors and executive officers is 3 Iassonos Street Piraeus, 18537 Greece.

Evangelos M. Marinakis, Director and Chairman of the Board.

              Mr. Marinakis joined our board of directors on March 13, 2007 and serves as the Chairman of the Board. Mr. Marinakis has served as Capital Maritime's President and Chief Executive Officer and as a director since its incorporation in March 2005. From 1992 to 2005, Mr. Marinakis was the Commercial Manager of Capital Ship Management and oversaw the businesses of the group of companies that form Capital Maritime. For the past 15 years, Mr. Marinakis has also been active in various other family businesses, all related to the shipping industry. During this time he founded Curzon Maritime Limited and ESTC. Mr. Marinakis began his career as a Sale & Purchase trainee broker at Harley Mullion in the UK, and then worked as a chartering broker for Elders Chartering Limited, also in the UK. Mr. Marinakis holds a B.A. in International Business Administration and an MSC in International Relations from the United States International University Europe, London.

Ioannis E. Lazaridis, Chief Executive and Chief Financial Officer and Director.

              Mr. Lazaridis has served as the Chief Executive and Chief Financial Officer of our general partner since its formation in January 2007 and joined our board of directors on March 13, 2007.

Mr. Lazaridis has served as Capital Maritime's Chief Financial Officer and as a director since its incorporation in March 2005. From 2004 to March 2005, Mr. Lazaridis was employed by our predecessor companies. From 1996 to 2004, Mr. Lazaridis was employed by Credit Agricole Indosuez Cheuvreux in London, where he worked in the equity department. From 1993 to 1996, Mr. Lazaridis was employed by Kleinwort Benson in equity sales and from 1990 to 1993 was employed by Norwich Union Investment Management. Mr. Lazaridis holds a B.A. degree in economics from the University of Thessaloniki in Greece and an M.A. in Finance from the University of Reading in the UK. He is also an Associate for the Institute of Investment Management and Research in the UK.

Evangelos G. Bairactaris, Director and Secretary.

              Mr. Bairactaris joined our board of directors on March 13, 2007 and has served as our Secretary since our formation in January 2007. Mr. Bairactaris is a Greek attorney at law and a member of the Piraeus Bar Association. Mr. Bairactaris has been a partner in G.E.Bairactaris & Partners since 2000 and has acted as managing partner since 2003. He has regularly provided his professional services to our predecessor companies and many Greek and international shipping companies and banks. Mr. Bairactaris holds a degree in law from the Law School of the Kapodistrian University of Athens in Greece.

Nikolaos Syntychakis, Director Nominee.

              Mr. Syntychakis has agreed to join our board of directors prior to the closing of this offering. Mr. Syntychakis, Managing Director of Capital Ship Management, joined Capital Ship Management in January 2001 where he has served as Vetting Manager, Crew Manager and Operations Manager. From 2000 to 2001, Mr. Syntychakis served as Fleet Operator of Delfi S.A. in Piraeus, Greece and from 1988 to 1997, he worked as the Chief Officer of Sougerka Maritime also in Piraeus, Greece. Mr. Syntychakis has been involved in the shipping industry in various capacities for over 25 years and has also been closely involved with vetting matters, serving on Intertanko's Vetting Committee for several years.

Abel Rasterhoff, Director Nominee.

              Mr. Rasterhoff has agreed to join our board of directors prior to the closing of this offering. He will serve on our conflicts committee and will be the audit committee's financial expert. Mr. Rasterhoff joined Shell International Petroleum Maatschappij in 1967, and worked for various entities of the Shell group of companies until his retirement from Shell in 1997. From 1981 to 1984, Mr. Rasterhoff was Managing Director of Shell Tankers B.V., Vice Chairman and Chairman-elect of the Dutch Council of Shipping and a Member of the Dutch Government Advisory Committee on the North Sea. From 1991 to 1997, Mr. Rasterhoff was Director and Vice President Finance and Planning for Shell International Trading and Shipping Company Limited. During this period he also served as a Board Member of the Securities and Futures Authority (SFA) in London. From February 1998 to 2004, Mr. Rasterhoff has served as a member of the executive board and as Chief Financial Officer of TUI Nederland, the largest Dutch tour operator. From February 2001 to September 2001, Mr. Rasterhoff served as a member of the executive board and as Chief Financial Officer of Connexxion, the government owned public transport company. Mr. Rasterhoff was also on the Supervisory Board of SGR and served as an advisor to the trustees of the TUI Nederland Pension Fund. Mr. Rasterhoff served on the Capital Maritime Board from May 2005 until his resignation in February 2007, as the chairman of the audit committee. Mr. Rasterhoff is currently a director and audit committee member of Aegean Marine Petroleum Network Inc., a company listed on the New York Stock Exchange. Mr. Rasterhoff holds a graduate business degree in economics from Groningen State University.

Keith Forman, Director Nominee.

              Mr Forman has agreed to join our board of directors prior to the closing of this offering and will serve on our conflicts committee and our audit committee. Mr Forman is a member of the board of directors of Kayne Anderson Energy Management, as investment company investing primarily in energy companies, and is also a member of the board of directors of Energy Solutions International Ltd., a supplier of oil and gas pipeline software management systems. From January 2004 to July 2005, he was Senior Vice President, Finance for El Paso Corporation, a leading provider of natural gas services. Mr. Forman, who joined El Paso in 1998 upon their acquisition of the general partner of the Leviathan Gas Pipeline Partners, also served as Vice President from 2001 to 2003, of El Paso Field Services and from 1992 to 2003 he served as Chief Financial Officer, GulfTerra Energy Partners L.P., a publicly traded master limited partnership. In his position with GulfTerra, he was responsible for the financing activities of the partnership, including its commercial and investment banking relationships.

Reimbursement of Expenses of Our General Partner

              Our general partner will not receive any management fee or other compensation for managing us. Our general partner and its other affiliates will be reimbursed for expenses incurred on our behalf. These expenses include all expenses necessary or appropriate for the conduct of our business and allocable to us, as determined by our general partner.

Executive Compensation

              We and our general partner were formed in January 2007. We have not paid any compensation to our directors or our general partner's officers nor accrued any obligations with respect to management incentive or retirement benefits for our directors and our general partner's officers prior to this offering. Officers and employees of our general partner or its affiliates may participate in employee benefit plans and arrangements sponsored by Capital Maritime, our general partner or their affiliates, including plans that may be established in the future.

Compensation of Directors

              Officers of our general partner or Capital Maritime who also serve as our directors will not receive additional compensation for their service as directors. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will receive a director fee of $30,000 to 50,000 per year. Mr. Marinakis will receive a fee of $100,000 for acting as a director and as our chairman of the board. Members of the audit and conflicts committees each will receive a committee fee of $10,000 to $25,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

Restricted Units

              We do not expect to adopt a long term incentive plan for our employees and directors in the immediate future. We may, however, issue a limited number of restricted units to some of our employees at a future date. Such number is not anticipated to exceed 250,000 restricted units.

Employment Agreement

              Prior to the consummation of this offering, we expect that our general partner will enter into an employment agreement with Mr. Lazaridis for a term of three years, unless terminated earlier in accordance with the terms of the agreement. If a change in control occurs within two years from the date of the agreement, Mr. Lazaridis may resign within six months of such change in control.

SELLING UNITHOLDER AND SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth the beneficial ownership of units of Capital Product Partners L.P. that will be issued upon the consummation of this offering and the related transactions and held by the selling unitholder, beneficial owners of 5.0% or more of the units, and all of our directors, director nominees and the executive officers of our general partner as a group.

              All common units will be sold in this offering, and all subordinated units will continue to be held by Capital Maritime immediately after this offering.

			Common Units to be Beneficially Owned After the Offering
					Subordinated Units to be Beneficially Owned Before and After the Offering		Percentage of Total Common and Subordinated Units to be Beneficially Owned After the Offering
	Common Units Beneficially Owned Before the Offering
Name of Beneficial Owner
	Number	%	Number	%	Number	%
Capital Maritime(1)(2)	11,750,000	100	0	0	8,805,522	100	42.8%
All executive officers, directors and director nominees as a group (6 persons)(2)	11,750,000	100	0	0	8,805,522	100	42.8%

(1)
Excludes the 2.0% general partner interest held by our general partner, a wholly owned subsidiary of Capital Maritime. Assumes no exercise of the overallotment option.

(2)
Mr. Marinakis, our chairman, may be deemed to beneficially own all of our subordinated units through his ownership of Capital Maritime. None of our directors, director nominees or the officers of our general partner (other than Mr. Marinakis) may be deemed to beneficially own any of our subordinated units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              After this offering, Capital Maritime, the sole member of our general partner, will own no common units and 8,805,522 subordinated units, representing a 42.0% limited partner interest in us, assuming no exercise of the underwriters' overallotment option. In addition, our general partner will own a 2.0% general partner interest in us and all of the incentive distribution rights. Capital Maritime's ability, as sole member of our general partner, to control the appointment of three of the seven members of our board of directors and to approve certain significant actions we may take and its ownership of all of the outstanding subordinated units and its right to vote the subordinated units as a separate class on certain matters, means that Capital Maritime, together with its affiliates, will have the ability to exercise influence regarding our management.

Distributions and Payments to our General Partner and Its Affiliates

              The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arms'-length negotiations.

Formation Stage
The consideration received by our general partner and its affiliates for the contribution to us of the capital stock of the vessel-owning subsidiaries	• 11,750,000 common units;
• 8,805,522 subordinated units;
• 2.0% general partner interest in us;
• the incentive distribution rights;
• the $55 million dividend (assuming no exercise of the underwriters' overallotment option); and
• the net proceeds from this offering as described in "Use of Proceeds."
Please read "Summary—The Transactions" for further information about our formation and assets contributed to us in connection with the closing of this offering.

The subordinated units to be owned by Capital Maritime after giving effect to this offering represent a 42.0% limited partner interest in us, assuming no exercise of the underwriters' overallotment option, which gives it the ability to control the outcome of unitholder votes on certain matters. For more information, please read "The Partnership Agreement—Voting Rights" and "The Partnership Agreement—Amendment of the Partnership Agreement."

Operational Stage
Distributions of available cash to our general partner and its affiliates
We will generally make cash distributions 98% to unitholders (including Capital Maritime, the owner of our general partner and the holder of 8,805,522 subordinated units) and the remaining 2.0% to our general partner.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner, as the holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as "incentive distribution rights." Please read "How We Make Cash Distributions—Incentive Distribution Rights" for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, our general partner would receive an annual distribution of approximately $0.6 million on its 2.0% general partner interest and Capital Maritime would receive an annual distribution of approximately $13.2 million on its subordinated units.
Payments to our general partner and its affiliates
Our general partner will not receive a management fee or other compensation for the management of our partnership. Our general partner and its other affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, will pay fees to Capital Ship Management, a subsidiary of Capital Maritime for commercial and technical management services and administrative services. Our general partner will determine the amount of these reimbursable expenses and will negotiate these fees. Please read "—Omnibus Agreement" and "—Management Agreement" and "—Administrative Services Agreement."
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of the General Partner."
Liquidation Stage
Liquidation
Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions as described in "The Partnership Agreement—Liquidation and Distribution of Proceeds."

Agreements Governing the Transactions

              We, our general partner, our operating companies and other parties have entered into or will enter into various documents and agreements that will effect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries and the application of the proceeds of this offering. These agreements will not be the result of arms'-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets in our subsidiaries, will be paid from the proceeds of this offering.

Omnibus Agreement

              At the closing of this offering, we will enter into an omnibus agreement with Capital Maritime, our general partner, and our operating subsidiary. The following discussion describes provisions of the omnibus agreement.

    Noncompetition

              Under the omnibus agreement, Capital Maritime will agree, and will cause its controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire, own or operate medium-range tankers under charter for two or more years. This restriction will not prevent Capital Maritime or any of its controlled affiliates (other than us and our subsidiaries) from:

1.
acquiring, owning, chartering or operating medium-range tankers under charter for less than two years;

2.
acquiring one or more medium-range tankers under charter for two or more years after the closing of this offering if Capital Maritime offers to sell to us the tanker for the acquisition price plus any administrative costs associated with transfer and re-flagging, including related legal costs, to Capital Maritime that would be required to transfer the medium-range tankers and related charters to us at the time it is acquired or putting a medium-range tanker that Capital Maritime owns or operates under charter for two or more years if Capital Maritime offers to sell the tanker to us for fair market value at the time it is chartered for two or more years and, in each case, at each renewal or extension of that charter for two or more years;

3.
acquiring one or more medium-range tankers under charter for two or more years as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels provided, however, that:

i.
if less than a majority of the value of the total assets or business acquired is attributable to those medium-range tankers and related charters, as determined in good faith by the board of directors of Capital Maritime; Capital Maritime must offer to sell such medium-range tankers and related charters to us for their fair market value plus any additional tax or other similar costs to Capital Maritime that would be required to transfer the medium-range tankers and related charters to us separately from the acquired business.

ii.
if a majority or more of the value of the total assets or business acquired is attributable to the medium-range tankers and related charters, as determined in good faith by the board of directors of Capital Maritime; Capital Maritime shall notify us in writing, of the proposed acquisition. We shall, not later than the 10th calendar day following receipt of such notice, notify Capital Maritime if we wish to acquire the medium-range tankers and related charters forming part of the business or package of assets in cooperation and simultaneously with Capital Maritime acquiring the Non-Medium Range Tankers and related charters forming part of that business or package of assets. If we do not notify Capital Maritime of our intent to pursue the acquisition within 10 calendar days, Capital Maritime may proceed with the acquisition as provided in (i) above.

4.
acquiring a non-controlling interest in any company, business or pool of assets;

5.
acquiring, owning or operating the seven medium-range newbuildings and related charters if we do not purchase such vessels under our agreement with Capital Maritime (please read "—Agreement to Purchase Future Vessels");

6.
acquiring, owning or operating medium-range tankers under charter for two or more years subject to the offers to us described in paragraphs (2) and (3) above (i) pending our determination whether to accept such offers and pending the closing of any offers we accept, or (ii) if we elect to acquire the medium-range tankers and related charter;

7.
providing ship management services relating to any vessel whatsoever, including to medium-range tankers owned by the controlled affiliates of Capital Maritime; or

8.
acquiring, operating or chartering medium-range tankers under charter for two or more years if we have previously advised Capital Maritime that we consent to such acquisition, operation or charter.

              If Capital Maritime or any of its controlled affiliates (other than us or our subsidiaries) acquires, owns, operates and charters medium-range tankers pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

              In addition, under the omnibus agreement we will agree, and will cause our subsidiaries to agree, to acquire, own, operate or charter medium-range tankers with charters of two or more years only (any vessels that are not medium-range tankers will in the following be referred to as the "Non-Medium Range Tankers"). This restriction will not:

1.
apply to any Non-Medium Range Tanker owned, operated or chartered by us or any of our subsidiaries as of the closing of this offering, and the ownership, operation or chartering of any Non-Medium Range Tanker that replaces any of those Non-Medium Range Tankers in connection with the destruction or total loss of the original tanker; the tanker being damaged to an extent that makes repairing it uneconomical or renders it permanently unfit for normal use, as determined in good faith by our board of directors within 90 days after the occurrence of the damage; or the tanker's condemnation, confiscation, requisition, seizure, forfeiture or a similar taking of title to or use of it that continues for at least six months;

2.
prevent us or any of our subsidiaries from acquiring Non-Medium Range Tankers and any related charters as part of the acquisition of a controlling interest in a business or package of assets and owning and operating or chartering those vessels, provided, however, that:

i.
if less than a majority of the value of the total assets or business acquired is attributable to Non-Medium Range Tankers and related charters, as determined in good faith by us; we must offer to sell such Non-Medium Range Tankers and related charters to Capital Maritime for their fair market value plus any additional tax or other similar costs to us that would be required to transfer the Non-Medium Range Tankers and related charters to Capital Maritime separately from the acquired business;

ii.
if a majority or more of the value of the total assets or business acquired is attributable to Non-Medium Range Tankers and related charters, as determined in good faith by us; we shall notify Capital Maritime in writing of the proposed acquisition. Capital Maritime shall, not later than the 10th calendar day following receipt of such notice, notify us if it wishes to acquire the Non-Medium Range Tankers forming part of the business or package of assets in cooperation and simultaneously with the us acquiring the medium-range tankers under charter for two or more years forming part of that business or package of assets. If Capital Maritime does not notify us of its intent to pursue the acquisition within 10 calendar days, we may proceed with the acquisition as provided in (i) above.

3.
prevent us from acquiring a non-controlling interest in any company, business or pool of assets;

4.
prevent us or any of our subsidiaries from owning, operating or chartering any Non-Medium Range Tankers subject to the offer to Capital Maritime described in paragraph (2) above, pending its determination whether to accept such offer and pending the closing of any offer it accepts; or

5.
prevent us or any of our subsidiaries from acquiring, operating or chartering Non-Medium Range Tankers if Capital Maritime has previously advised us that it consents to such acquisition, operation or charter.

              If we or any of our subsidiaries owns, operates and charters Non-Medium Range Tankers pursuant to any of the exceptions described above, neither we nor such subsidiary may subsequently expand that portion of our business other than pursuant to those exceptions.

              Upon a change of control of us or our general partner, the noncompetition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Capital Maritime, the noncompetition provisions of the omnibus agreement will terminate at the time that is the later of one year following the change of control and the date on which all of our outstanding subordinated units have converted to common units; provided, however, that in no event will the noncompetition provisions of the omnibus agreement terminate upon a change of control of Capital Maritime prior to the date that is three years following the date of the omnibus agreement.

    Rights of First Offer on Medium-Range Tankers

              Under the omnibus agreement, we and our subsidiaries will grant to Capital Maritime a first offer on any proposed sale, transfer or other disposition of any of our medium-range tankers and related charters or any Non-Medium Range Tankers and related charters owned or acquired by us. Likewise, Capital Maritime will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to us for any medium-range tankers under charter for two or more years it might own. These rights of first offer will not apply to a sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party.

              Prior to engaging in any negotiation regarding any vessel disposition with respect to a medium-range tanker under charter for two or more years with a non-affiliated third-party, we or Capital Maritime, as the case may be, will deliver a written notice to the other party setting forth the material terms and conditions of the proposed transaction. During the 10-day period after the delivery of such notice, we and Capital Maritime will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 10-day period, we or Capital Maritime, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-charter the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or Capital Maritime, as the case may be, than those offered pursuant to the written notice.

              Upon a change of control of us or our general partner, the right of first offer provisions of the omnibus agreement will terminate immediately. Upon a change of control of Capital Maritime, the right of first offer provisions of the omnibus agreement will terminate at the time that is the later of one year following the change of control and the date on which all of our outstanding subordinated units have converted to common units; provided, however, that in no event will the right of first offer provisions of the omnibus agreement terminate upon a change of control of Capital Maritime prior to the date that is three years following the date of the omnibus agreement.

    Indemnification

              Under the omnibus agreement, Capital Maritime will indemnify us after the closing of this offering for a period of five years against certain environmental and toxic tort liabilities to the extent arising prior to the closing date of this offering. Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. There is an aggregate cap of $5 million on the amount of indemnity coverage provided by Capital Maritime for these environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Capital Maritime is liable for claims only to the extent such aggregate amount exceeds $500,000.

              Capital Maritime will also indemnify us for liabilities related to:

  •
  certain defects in title to the assets contributed to us and any failure to obtain, prior to the closing of this offering, certain consents and permits necessary to conduct our business, which liabilities arise within three years after the closing of this offering; and

  •
  certain income tax liabilities attributable to the operation of the assets contributed to us prior to the time they were contributed.

    Amendments

              The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Management Agreement

              At the closing of this offering, we will enter into a management agreement with Capital Ship Management, pursuant to which Capital Ship Management will provide certain commercial and technical management services to us. These services will be provided in a commercially reasonable manner in accordance with customary ship management practice and under our direction. Capital Ship Management will provide these services to us directly but may subcontract for certain of these services with other entities, including other Capital Maritime subsidiaries.

              The commercial and technical management services will include:

  •
  the commercial and technical management of the vessel; managing day-to-day vessel operations including negotiating charters and other employment contracts with respect to the vessels and monitoring payments thereunder, ensuring regulatory compliance, arranging for the vetting of vessels, procuring and arranging for port entrance and clearance, appointing counsel and negotiating the settlement of all claims in connection with the operation of each vessel, appointing adjusters and surveyors and technical consultants as necessary, and providing technical support,

  •
  vessel maintenance and crewing (not required for vessels subject to bareboat charters); including supervising the maintenance and general efficiency of vessels, and ensuring the vessels are in seaworthy and good operating condition, arranging our hire of qualified officers and crew, arranging for all transportation, board and lodging of the crew, negotiating the settlement and payment of all wages,

  •
  purchasing and insurance; purchasing stores, supplies and parts for vessels, arranging insurance for vessels (including marine hull and machinery insurance, protection and indemnity insurance and war risk and oil pollution insurance).

              Pursuant to the management agreement, we will pay Capital Ship Management a fixed daily fee of $5,500 per time chartered vessel in our fleet to provide the commercial and technical management services and costs to such time chartered vessels. We will also pay Capital Ship Management a fixed daily fee of $250 per bareboat chartered vessel in our fleet, mainly to cover compliance costs, which include those costs incurred by Capital Ship Management to remain in compliance with the oil majors' requirements, including vetting requirements. With respect to each vessel in our initial fleet, the management agreement will have an initial term of approximately five years beginning from when each vessel commenced operations through and including the date of its first special survey. With respect to each vessel that is delivered or acquired after the closing of this offering, including the seven newbuildings to be delivered in 2007 and 2008, the management agreement will have an initial term of approximately five years beginning from when each vessel commences operations through and including the date of its first special survey. The $5,500 fixed daily fee payable with respect to each time chartered vessel includes the cost of the first special survey.

              The management agreement may be terminated prior to the end of its initial term by us upon 120 days' notice if there is a change of control of Capital Ship Management or by Capital Ship Management upon 120 days' notice if there is a change of control of us. In addition, the management agreement may be terminated by us or by Capital Ship Management upon 120 days' notice if:

  •
  the other party breaches the management agreement;

  •
  a receiver is appointed for all or substantially all of the property of the other party;

  •
  an order is made to wind up the other party;

  •
  a final judgment or order that materially and adversely affects the other party's ability to perform the management agreement is obtained or entered and not vacated or discharged; or

  •
  the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation or commences any reorganization proceedings.

              In addition to the fixed daily fees payable under the management agreement, the management agreement provides that Capital Ship Management will be entitled to reasonable supplementary remuneration for extraordinary fees and costs resulting from:

  •
  time spent on insurance and salvage claims;

  •
  time spent vetting and pre-vetting the vessels by any charterers in excess of 10 days per vessel per year;

  •
  the deductible of any insurance claims relating to the vessels or for any claims that are within such deductible range;

  •
  the significant increase in insurance premiums which are due to factors such as "acts of God" outside the control of Capital Ship Management;

  •
  repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or wilfull misconduct of Capital Ship Management, its employees or its agents, unless and to the extent otherwise covered by insurance);

  •
  expenses imposed due to any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that vessel or otherwise;

  •
  costs associated with increases in crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any vessel;

  •
  any taxes, dues or fines imposed on the vessels or Capital Ship Management due to the operation of the vessels;

  •
  expenses incurred in connection with the sale or acquisition of a vessel such as inspections and technical assistance; and

  •
  any similar costs, liabilities and expenses that were not reasonably contemplated by us and Capital Ship Management as being encompassed by or a component of the fixed daily fees at the time the fixed daily fees were determined.

              Under the management agreement, neither we nor Capital Ship Management will be liable for failure to perform any of our or its obligations, respectively, under the management agreement by reason of any cause beyond our or its reasonable control.

              In addition, Capital Ship Management will have no liability for any loss arising in the course of the performance of the commercial and technical management services under the management agreement unless and to the extent that such loss is proved to have resulted solely from the fraud, gross negligence or willful misconduct of Capital Ship Management or its employees, in which case (except where such loss has resulted from Capital Ship Management's intentional personal act or omission and with knowledge that such loss would probably result) Capital Ship Management's liability will be limited to $3 million for each incident or series of related incidents.

              Further, under our management agreement, we have agreed to indemnify Capital Ship Management and its employees and agents against all actions which may be brought against them under the management agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such action, provided however that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of Capital Ship Management or its employees or agents, or any breach of the management agreement by Capital Ship Management.

Administrative Services Agreement

              At the closing of this offering, we will enter into an administrative services agreement with Capital Ship Management, pursuant to which Capital Ship Management will provide certain administrative management services to us. The agreement has an initial term of five years from the closing date of this offering.

              The administrative services agreement may be terminated prior to the end of its term by us upon 120 days' notice if there is a change of control of Capital Ship Management or by Capital Ship Management upon 120 days' notice if there is a change of control of us. In addition, the administrative services agreement may be terminated by us or by Capital Ship Management upon 120 days' notice if:

  •
  the other party breaches the management agreement;

  •
  a receiver is appointed for all or substantially all of the property of the other party;

  •
  an order is made to wind up the other party;

  •
  a final judgment or order that materially and adversely affects the other party's ability to perform the management agreement is obtained or entered and not vacated or discharged; or

  •
  the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or liquidation or commences any reorganization proceedings.

              The administrative services will include:

  •
  bookkeeping, audit and accounting services; assistance with the maintenance of our corporate books and records, assistance with the preparation of our tax returns and arranging for the provision of audit and accounting services;

  •
  legal and insurance services; arranging for the provision of legal, insurance and other professional services and maintaining our existence and good standing in necessary jurisdictions;

  •
  administrative and clerical services; assistance with office space, arranging meetings for our common unitholders pursuant to the partnership agreement, arranging the provision of IT services, providing all administrative services required for subsequent debt and equity financings and attending to all other administrative matters necessary to ensure the professional management of our business;

  •
  banking and financial services; providing cash management including assistance with preparation of budgets, overseeing banking services and bank accounts, arranging for the deposit of funds, negotiating loan and credit terms with lenders and monitoring and maintaining compliance therewith;

  •
  advisory services; assistance in complying with United States and other relevant securities laws;

  •
  client and investor relations; arranging for the provision of, advisory, clerical and investor relations services to assist and support us in our communications with our common unitholders;

  •
  integration of any acquired businesses; and

  •
  client and investor relations.

              We will reimburse Capital Ship Management for reasonable costs and expenses incurred in connection with the provision of these services within 15 days after Capital Ship Management submits to us an invoice for such costs and expenses, together with any supporting detail that may be reasonably required.

              Under the administrative services agreement, we have agreed to indemnify Capital Ship Management and its employees against all actions which may be brought against them under the administrative services agreement including, without limitation, all actions brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses they may suffer or incur due to defending or settling such actions; provided, however that such indemnity excludes any or all losses which may be caused by or due to the fraud, gross negligence or willful misconduct of Capital Ship Management or its employees or agents.

Agreement to Purchase Future Vessels

              In connection with the closing of this offering, we will enter into a share purchase agreement with Capital Maritime to purchase its interests in the subsidiaries that own the seven newbuildings and related charters that comprise our contracted fleet. For more information on the vessels we agreed to purchase from Capital Maritime, please read "Business—Our Fleet—Newbuildings."

              The completion of the purchase of each of the additional seven vessels that are currently on order will take place following the date of delivery to, and acceptance by, a vessel-owning subsidiary of the vessel under its ship building contract or such later date as may be mutually agreed. Please read "Business—Acquisition of Our Newbuildings" for more information on these ship building contracts.

              The purchase price for the additional seven vessels will be funded with borrowings under our new credit facility and the proceeds of a future equity offering. Our obligation to purchase the additional seven vessels is not conditioned upon our ability to obtain financing for such purchases.

              If for any reason one or more of the additional seven vessels that are currently on order is not delivered by the shipyard to the relevant vessel-owning company in accordance with the ship building contract, we are not obligated to purchase the vessel and the time charter for that vessel will be excluded from the transaction.

Related Party Loans

              For the financing of the construction of five of the vessels in our initial fleet, the Atlantas, Aktoras, Avax, Aiolos and Assos, Capital Maritime has entered into loan agreements with three separate banks on behalf of the related vessel-owning subsidiaries. Capital Maritime acts as the borrower and the vessel-owning subsidiaries act as guarantors in all of these loan agreements, and Capital Maritime transfers the loan proceeds to the vessel-owning subsidiaries who subsequently remit the installment payments due on the respective vessels to the shipyards in connection with the construction of these vessels. All of these bank loans bear interest at LIBOR plus a margin between 90 and 95 basis points payable quarterly or semi-annually. Interest payments due under the loan agreements are transferred by the vessel-owning subsidiaries to Capital Ship Management, which makes the interest payments due to the banks on Capital Maritime's behalf. The five vessels in our initial fleet described above have been financed in the amounts of $0, $15.5 million and $95.5 million as of December 31, 2004, 2005 and 2006, respectively. Each bank loan is secured by a first preferred mortgage on the respective vessel or vessels and a general assignment of the earnings, insurances and requisition compensation of the respective vessel or vessels. The loan agreements contain customary ship finance covenants. These loans will be repaid by Capital Maritime with a portion of the proceeds of this offering.

Dividend to Capital Maritime

              We will pay Capital Maritime a cash dividend in the amount of $25 million at the closing of this offering and issue to Capital Maritime the right to receive an additional dividend of $30 million in cash or a number of common units necessary to satisfy the underwriters' overallotment option or a combination thereof, upon the earlier of the exercise in full of the underwriters' overallotment option or 30 days after the date of this prospectus. At the closing of this offering, we will borrow $30 million under our new credit facility, $5 million of which we will used for working capital purposes and $25 million of which will be used to pay part of the dividend to Capital Maritime. Capital Maritime has granted the underwriters a 30-day option to purchase up to 1,762,500 additional common units to cover overallotments. Upon notice by the underwriters of the exercise of their overallotment option in full or in part, we will issue to Capital Maritime a number of common units equal to the number of common units for which the underwriters exercise their overallotment option. The underwriters will then purchase those units from Capital Maritime to cover overallotments. The remaining $30 million dividend that will be payable by us to Capital Maritime will be reduced by the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price appearing on the cover page of this prospectus, less the underwriting discount.

If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount (payable by Capital Maritime to the underwriters) is less than $30 million, we will pay the difference to Capital Maritime in cash upon the later of the full exercise of the overallotment option or 30 days after the date of this prospectus. If the product of the number of units we issue to Capital Maritime in connection with the exercise of the overallotment option and the public offering price, less the underwriting discount payable by Capital Maritime to the underwriters, is equal to or more than $30 million, Capital Maritime will not receive any additional cash dividend, but only the common units necessary to satisfy the underwriters' overallotment option and will retain the entire amount of such net proceeds including any excess over $30 million. We will account for the distribution to Capital Maritime of the common units necessary to satisfy the underwriters' overallotment option as a common unit dividend, which will have no net impact on partners' equity. If the underwriters do not exercise their overallotment option within 30 days after the date of this prospectus, we will pay to Capital Maritime the full additional $30 million dividend in cash promptly upon such expiration. Any portion of the remaining $30 million dividend that we pay in cash will be paid with borrowings under Tranche No. 1 of our new revolving credit facility.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

              Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Capital Maritime, on the one hand, and us and our unaffiliated limited partners, on the other hand. The officers of our general partner have certain fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. Similarly, our board of directors has fiduciary duties to manage us in a manner beneficial to us, our general partner and our limited partners. Furthermore, three of our directors are also directors and officers of Capital Maritime and as such they have fiduciary duties to Capital Maritime that may cause them to pursue business strategies that disproportionately benefit Capital Maritime or which otherwise are not in the best interests of us or our unitholders.

              Our partnership affairs are governed by our partnership agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Marshall Islands Act and the Delaware Revised Uniform Limited Partnership Act. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or "case law" of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and fiduciary responsibilities of our general partner and its affiliates under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests in the face of actions by our general partner, its affiliates or controlling unitholders than would unitholders of a limited partnership organized in the United States.

              Our partnership agreement contains provisions that modify and limit the fiduciary duties of our general partner and our directors to the unitholders under Marshall Islands law. Our partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner or our directors that, without those limitations, might constitute breaches of fiduciary duty.

              Neither our general partner nor our board of directors will be in breach of their obligations under the partnership agreement or their duties to us or the unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although neither our general partner nor our board of directors are obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, although neither our general partner nor our board of directors are obligated to seek such approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but neither our general partner nor our directors are required to obtain confirmation to such effect from an independent third party; or

  •
  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

              Our general partner or our board of directors may, but are not required to, seek the approval of such resolution from the conflicts committee of our board of directors or from the common unitholders. If neither our general partner nor our board of directors seek approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Please read "Management—Management of Capital Product Partners L.P." for information about the composition and formation of the conflicts committee of our board of directors.

              Conflicts of interest could arise in the situations described below, among others.

    Actions taken by our board of directors may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

              The amount of cash that is available for distribution to unitholders is affected by decisions of our board of directors regarding such matters as:

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

              In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner or our directors to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

              For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "How We Make Cash Distributions—Subordination Period."

              Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating subsidiary, or its subsidiaries.

    Neither our partnership agreement nor any other agreement requires Capital Maritime to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Capital Maritime's directors and executive officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Capital Maritime, which may be contrary to our interests.

              Because all of the officers of our general partner and three of our directors are also directors and officers of Capital Maritime, such officers and directors have fiduciary duties to Capital Maritime that may cause them to pursue business strategies that disproportionately benefit Capital Maritime or which otherwise are not in the best interests of us or our unitholders.

    Our general partner is allowed to take into account the interests of parties other than us, such as Capital Maritime.

              Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder. Decisions made by our general partner in its individual capacity will be made by its sole owner, Capital Maritime. Specifically, our general partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights or registration rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units, general partner interest or incentive distribution rights or votes upon the dissolution of the partnership.

    We do not have any officers and rely solely on officers of our general partner.

              Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers who provide services to our general partner and its affiliates. The officers of our general partner are not required to work full-time on our affairs but are required to devote time to the affairs of Capital GP L.L.C. and its affiliates, and we reimburse their employers for the services they render to us and our subsidiaries. Our general partner's Chief Executive Officer and Chief Financial Officer is also an executive officer of Capital Maritime.

    We will reimburse our general partner and its affiliates for expenses.

              We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain Relationships and Related Party Transactions" and "Management—Reimbursement of Expenses of Our General Partner."

    Our general partner intends to limit its liability regarding our obligations.

              Our partnership agreement directs that liability of our general partner for the contractual arrangements of the partnership are limited so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner or by our directors to limit the liability of our general partner or our directors, is not a breach of the fiduciary duties of our general partner or our directors, even if we could have obtained terms that are more favorable without the limitation on liability.

    Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

              Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

    Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arms'-length negotiations.

              Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arms'-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

  •
  on terms no less favorable to us then those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

              Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf; however, there is no obligation of our general partner and its affiliates to enter into any contracts of this kind, and our general partner will determine, in good faith, the terms of any of these transactions.

    Common units are subject to our general partner's limited call right.

              Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

    We may choose not to retain separate counsel for ourselves or for the holders of common units.

              The attorneys, independent accountants and others who perform services for us have been retained by our board of directors. Attorneys, independent accountants and others who perform services for us are selected by our board of directors or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

    Our general partner's affiliates, including Capital Maritime, may compete with us.

              Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. In addition, our partnership agreement provides that our general partner, for so long as it is general partner of our partnership, will cause its affiliates not to engage in, by acquisition or otherwise, the businesses described above under the caption "Certain Relationships and Related Party Transactions—Omnibus Agreement—Noncompetition". Similarly, under the omnibus agreement, Capital Maritime will agree and will cause it affiliates to agree, for so long as Capital Maritime controls our partnership, not to engage in the businesses described above under the caption "Certain Relationships and Related Party Transactions—Omnibus Agreement—Noncompetition." Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Fiduciary Duties

              Our general partner and its affiliates are accountable to us and our unitholders as fiduciaries. Fiduciary duties owed to unitholders by our general partner and its affiliates are prescribed by law and the partnership agreement. The Marshall Islands Act provides that Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by our general partner and its affiliates to the limited partners and the partnership. Our directors are subject to the same fiduciary duties as our general partner, as restricted or expanded by the partnership agreement.

              In addition, we have entered into services agreements, and may enter into additional agreements with Capital Maritime and certain of its subsidiaries, including Capital Ship Management. In the performance of their obligations under these agreements, Capital Maritime and its subsidiaries are not held to a fiduciary standard of care but rather to the standards of care specified in the relevant agreement.

              Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner or by our directors. We have adopted these provisions to allow our general partner and our directors to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial both to its owner, Capital Maritime, as well as to you. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

  •
  the fiduciary duties imposed on our general partner and our directors by the Marshall Islands Act;

  •
  material modifications of these duties contained in our partnership agreement; and

  •
  certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner and the directors of a Marshall Islands limited partnership to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner or the directors of a Marshall Islands limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates and our directors that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, Section 7.16 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under the laws of the Marshall Islands. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner and our board of directors would otherwise be held. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of our board of directors must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our board of directors does not seek approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our board of directors would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner and our directors, our partnership agreement further provides that our general partner and its officers and our directors, will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers or our directors engaged in actual fraud or willful misconduct.
Rights and remedies of unitholders
The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the partnership agreement to contain terms governing the rights of the unitholders. The rights of our unitholders, including voting and approval rights and the ability of the partnership to issue additional units, are governed by the terms of our partnership agreement. Please read "The Partnership Agreement."

As to remedies of unitholders, the Marshall Islands Act permits a limited partner to institute legal action on behalf of the partnership to recover damages from a third party where a general partner or a board of directors has refused to institute the action or where an effort to cause a general partner or a board of directors to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement.

              In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

              Under the partnership agreement, we must indemnify our general partner and its officers and our directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons engaged in actual fraud or willful misconduct. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner and its officers and our directors could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

              The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, please read this section and "How We Make Cash Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

    Duties

              The Bank of New York will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

              There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

    Resignation or Removal

              The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

              By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

              A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

              We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

              Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

              Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

              The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of the agreement upon request at no charge.

              We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "How We Make Cash Distributions;"

  •
  with regard to the fiduciary duties of our general partner and our directors, please read "Conflicts of Interest and Fiduciary Duties;" and

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units."

Organization and Duration

              We were organized on January 16, 2007 and have perpetual existence.

Purpose

              Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

              Although our board of directors has the ability to cause us, our operating subsidiary or its subsidiaries to engage in activities other than the marine transportation of refined oil products, edible oils and chemicals, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner will delegate to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis. Our general partner, subject to the direction and supervision of our board of directors, will manage our business and operations and carry out our purpose.

Power of Attorney

              Each limited partner, and each person who acquires a unit from another unitholder grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

              Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

              The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

              In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

              Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group, other than our general partner and its affiliates, owns beneficially 5% or more of any class of units then outstanding, any units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote.

              We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. The sole member of our general partner, Capital Maritime & Trading Corp., has the right to appoint three of the seven members of our board of directors with the remaining four directors being elected by our common unitholders. Subordinated units will not be voted in the election of the four directors.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights.
Amendment of the partnership agreement
Certain amendments may be made by our board of directors without the approval of the unitholders if those amendments are also approved by our general partner. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."
Amendment of the operating agreement of the operating subsidiary	Unit majority if such amendment would adversely affect our limited partners in any material respect. Please read "—Action Relating to the Operating Subsidiary."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority and approval of our general partner and our board of directors. Please read "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units.
Withdrawal of the general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2017 in a manner which would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of the General Partner."
Removal of the general partner
Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class and a majority vote of our board of directors. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest in us
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2017. Please read "—Transfer of General Partner Interest."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2017. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in the general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in General Partner."

Limited Liability

              Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to elect four of our seven directors;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

              Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

              Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which the operating subsidiary and its subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

              Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating subsidiary or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

              The partnership agreement authorizes us to issue an unlimited amount of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. Our general partner will have the right to approve issuances of additional securities that are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in us.

              We intend to fund acquisitions, including acquisitions of the newbuildings to be delivered in 2008, through borrowings and the issuance of additional common units or other equity securities and the issuance of debt. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

              In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

              Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership securities in the future and our general partner does not elect to maintain its 2% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other partnership securities.

Tax Status

              The partnership agreement provides that the partnership will elect to be taxed as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

    General

              Amendments to our partnership agreement may be proposed only by or with the consent of our general partner and our board of directors. However, neither our general partner nor our board of directors will have a duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of both our board of directors and our general partner is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

    Prohibited Amendments

              No amendment may be made that would:

  (1)
  increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

  (3)
  change the term of our partnership;

  (4)
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by the holders of a unit majority; or

  (5)
  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of the holders of a unit majority.

              The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, the owner of our general partner will own 42.8% of our outstanding units, assuming no exercise of the underwriters' overallotment option.

    No Unitholder Approval

              Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner and our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any jurisdiction;

  (4)
  an amendment that is necessary, upon the advice of our counsel, to prevent us or our directors or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner and our board of directors determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in the partnership agreement to be made by our board of directors acting alone;

  (7)
  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  (8)
  any amendment that our general partner and our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  certain mergers or conveyances as set forth in our partnership agreement; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

              All amendments reflecting matters described in (1) through (11) above require the approval of our general partner.

              In addition, our board of directors may make amendments to the partnership agreement without the approval of any limited partner if our board of directors determines that those amendments:

  (1)
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

              All amendments reflecting matters described in (1) through (5) above require the approval of our general partner.

    Opinion of Counsel and Unitholder Approval

              Neither our general partner nor our board of directors will be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

              In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Subsidiary

              We effectively control, manage and operate our operating subsidiary by being its sole member. Our general partner and officers manage our operating subsidiary under the direction and supervision of our board of directors.

Merger, Sale, or Other Disposition of Assets

              A merger or consolidation of us requires the approval of our board of directors and the consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our board of directors may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a unit majority, although it is required to obtain the prior approval of our general partner if any such mortgage, pledge or hypothecation is done for purposes other than securing indebtedness that does not result in our over leverage, taking into account customary industry leverage levels, our structure and our other assets and liabilities. Our general partner and our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.

              If conditions specified in our partnership agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

              We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a unit majority;

  (2)
  the sale, exchange, or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

              Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

              Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in "How We Make Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

              Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2017 without obtaining the approval of our board of directors and the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder or our board of directors by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interests" and "—Transfer of Incentive Distribution Rights."

              Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

              Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class and a majority vote of our board of directors, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or controlling our board of directors would provide the practical ability to prevent our general partner's removal. At the closing of this offering, our general partner and its affiliates will own 42.8% of the outstanding units, assuming no exercise of the overallotment option. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units and subordinated units and general partner units, voting as a single class.

              Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

              In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

              If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

              In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

              Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability.

              Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in General Partner

              At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

              Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity without the prior approval of the unitholders. Prior to March 31, 2017, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after March 31, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

              The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Capital GP L.L.C. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 5% or more of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all units.

              The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

              If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' notice equal to the greater of (x) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

              As a result of the general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have the holder's partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read "Material U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units" and "Material U.S. Federal Income Tax Considerations—United States Federal Income Taxation of Non-U.S. Holders—Disposition of Units."

              At the completion of this offering and assuming no exercise of the underwriters' overallotment option, Capital Maritime, an affiliate of our general partner, will not own any of the common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters' overallotment option and conversion of our subordinated units into common units, Capital Maritime will own approximately 42.8% of the common units.

Board of Directors

              Under our partnership agreement, our general partner delegates to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our board of directors is comprised of seven persons, three of whom are appointed by Capital Maritime in its sole discretion and four of whom are elected by the common unitholders.

              Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

  •
  the name and address of the limited partner or limited partners making the nomination or nominations;

  •
  the number of common units beneficially owned by the limited partner or limited partners;

  •
  the information regarding the nominee(s) proposed by the limited partner or limited partners as required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

  •
  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

  •
  a certification that the nominee(s) qualify as elected board members.

              Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or her capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members may be removed for cause at a properly called meeting of the limited partners by a majority of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

              Except as described below regarding a person or group owning 5% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

              We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

              Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time any person or group, other than our general partner and its affiliates, acquires, in the aggregate, beneficial ownership of 5% or more of all units then outstanding, that person or group will lose voting rights on all of its units in excess of 4.9% of all such units and those units in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, except for purposes of nominating a person for election to our board, determining the presence of a quorum, or for other similar purposes. The voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

              Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

              Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

              Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member or partner of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

  (6)
  any person designated by our board of directors; and

  (7)
  the members of our board of directors.

              Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

              Our partnership agreement requires us to reimburse our general partner and the members of our board of directors for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner or the members of our board of directors in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner and the members of our board of directors are entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

              Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

              We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent chartered accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

              The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at the limited partner's own expense, have furnished to the limited partner:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  (4)
  information regarding the status of our business and financial position; and

  (5)
  any other information regarding our affairs as is just and reasonable.

              Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

              Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Capital GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

              After the sale of the common units offered by this prospectus, our general partner and its affiliates will hold an aggregate of 8,805,522 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

              The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933. However, any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the class of securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

              Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least two years, would be entitled to sell those common units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

              The partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

              Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

              We, our subsidiaries, our general partner and its affiliates, including the directors and executive officers of our general partner, and Capital Maritime, have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

              This discussion is based upon provisions of the Code as in effect on the date of this prospectus, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references to this section to "we", "our" or "us" are references to Capital Product Partners L.P.

              The following discussion does not comment on all aspects of U.S. federal income taxation which may be important to particular unitholders in light of their individual circumstances, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or to persons that will hold the units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships or their partners, or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your tax advisor.

              No ruling has been or will be requested from the Internal Revenue Service (or the IRS) regarding any matter affecting us or prospective unitholders. The opinions and statements made here may not be sustained by a court if contested by the IRS.

              This discussion does not contain information regarding any U.S. state or local, estate or alternative minimum tax considerations concerning the ownership or disposition of common units. Each prospective unitholder is urged to consult its tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to be Taxed as a Corporation

              We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, among other things, U.S. Holders (as defined below) will not directly be subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

              As used herein, the term U.S. Holder means a beneficial owner of our common units that:

  •
  is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes), a corporation or other entity organized under the laws of the United States or its political subdivisions and classified as a corporation for U.S. federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

  •
  owns the common units as a capital asset, generally, for investment purposes; and

  •
  owns less than 10% of our common units for United States federal income tax purposes.

Distributions

              Subject to the discussion of the rules applicable to passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its common units on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common units generally will be treated as "passive category income" for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

              Dividends paid on our common units to a U.S. Holder who is an individual, trust or estate (or a U.S. Individual Holder) will be treated as "qualified dividend income" that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (through 2010) provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days in the 121-day period beginning 60 days before the date on which the common units become ex-dividend; and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning January 1, 2011 or later will be taxed at rates applicable to ordinary income.

              Special rules may apply to any "extraordinary dividend" paid by us. An extraordinary dividend is, generally, a dividend with respect to a common unit if the amount of the dividend is equal to or in excess of 10 percent of a unitholder's adjusted basis (or fair market value in certain circumstances) in such common unit. If we pay an "extraordinary dividend" on our common units that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

              In addition, under legislation proposed in a prior legislative session of the U.S. Congress, the preferential rate of federal income tax currently imposed on qualified dividend income would be denied with respect to dividends received form a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country which has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted the preferential tax rates imposed on qualified dividend income may no longer be applicable to dividends received from us. Any dividends paid on our common shares that are not eligible for the preferential rate will be taxed as ordinary income to a U.S. Individual Holder. As of the date hereof, it is not possible to predict with any certainty whether this previously proposed legislation will be reintroduced or enacted.

Ratio of Dividend Income to Distributions

              We estimate that for distributions made to a purchaser of common units in this offering and who owns those common units from the date of closing of this offering through December 31, 2009, approximately 40% of the total cash distributions made during that period, on a cumulative basis, will constitute dividend income. The remaining portion of this distribution will be treated first as a nontaxable return of capital to the extent of the purchaser's tax basis in its common units on a dollar-for-dollar basis and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly dividend of $0.3750 per unit on our common units during the referenced period and other assumptions with respect to the periods and amounts relating to the purchase of seven newbuildings from Capital Maritime, other capital expenditures and cash flow. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current U.S. federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

Sale, Exchange or other Disposition of Common Units

              Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such units. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

PFIC Status and Significant Tax Consequences

              Special and adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. entity taxed as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common units, either:

  •
  at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

              Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

              Provided we meet certain statutory requirements, we will not be treated as a PFIC in the first year in which we have taxable income even if we satisfy the income test or asset test set out in the bullet points above. Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we will be a PFIC with respect to any taxable year. We have received an opinion from our U.S. counsel, Cravath, Swaine & Moore LLP, that (1) the income we receive from time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (2) so long as our income from time charters exceeds 25% of our gross income for each taxable year after our initial taxable year and assets engaged in time charters exceed 50% of the average value of our assets for each taxable year after our initial taxable year, we should not be a PFIC. This opinion is based on representations and projections provided by us regarding our assets, income and charters to our counsel, and its validity is conditioned on the accuracy of such representations and projections.

              Although there is no legal authority directly on point, and we are not obtaining a ruling from the IRS on this issue, our counsel's opinion is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we were a PFIC. We expect that at least five out of the eight vessels in our initial fleet and four of the seven newbuildings we have committed to purchase will be engaged in time chartering activities and intend to treat our income from those activities as non-passive income, and the vessels engaged in those activities as non-passive assets. The remainder of our fleet will be engaged in activities that may be characterized as passive for PFIC purposes and the income from that portion of our fleet may be treated as passive income for PFIC purposes. Our counsel believes that there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

              As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund", which election we refer to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common units, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

              If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder", the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common units and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form. If we were to be treated as a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

              Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common units at the end of the taxable year over such holder's adjusted tax basis in the common units. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common units would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

              Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

              These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder's successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

              A beneficial owner of our common units (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

              Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we pay will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder's U.S. trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

              The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common units is generally the same as described above regarding distributions. However, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those shares are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

              In general, payments of distributions or the proceeds of a disposition of common units to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding, if the non-corporate U.S. Holder:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on its U.S. federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

              Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

              Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by filing a return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Consequences

              The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

              Because we and our subsidiaries do not, and we do not expect that we and our subsidiaries will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common units.

              It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him.

UNDERWRITING

              Capital Maritime intends to offer the common units through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, Capital Maritime and the underwriters, Capital Maritime has agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from Capital Maritime, the number of common units listed opposite their names below.

Underwriter	Number of Common Units

Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,083,125
UBS Securities LLC	3,730,625
Bear, Stearns & Co. Inc.	1,175,000
Wachovia Capital Markets, LLC	1,175,000
Raymond James & Associates, Inc.	881,250
Stifel, Nicolaus & Company, Incorporated	646,250
Fortis Securities LLC	58,750

Total	11,750,000

              The underwriters have agreed to purchase all of the common units sold under the purchase agreement if any of these common units are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We, our general partner, our operating subsidiary and Capital Maritime have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and Capital Maritime that the underwriters propose initially to offer the common units to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.83 per common unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per common unit to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to Capital Maritime. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Common Unit	Without Option	With Option
Public offering price	$21.50	$252,625,000	$290,518,750
Underwriting discount	$1.3868	$16,294,900	$18,739,135
Proceeds, before expenses, to Capital Maritime & Trading Corp.	$20.1132	$236,330,100	$271,779,615

              The expenses of this offering, not including the underwriting discount, are estimated at $2.4 million (exclusive of underwriting discounts and the structuring fee) and are payable by Capital Maritime. The underwriters have agreed to reimburse Capital Maritime for a portion of Capital Maritime's expenses related to the road show undertaken in connection with the marketing of the common units in an amount of up to approximately $0.25 million.

              Capital Maritime will pay a financial advisory fee to Merrill Lynch, Pierce, Fenner & Smith Incorporated of $1,136,813, or $1,307,334 if the underwriters exercise their overallotment option in full, for valuation analysis and structuring of our partnership.

Overallotment Option

              Capital Maritime has granted an option to the underwriters to purchase up to 1,762,500 additional common units at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. Please read "Summary—The Transactions" for a more detailed description of the underwriters' overallotment option. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional common units proportionate to that underwriter's initial amount reflected in the above table. Capital Maritime will be an underwriter within the meaning of the U.S. Securities Act of 1933 in connection with the sale of the common units covering the exercise of the overallotment option.

No Sales of Similar Securities

              We, our executive officers and directors and Capital Maritime and its affiliates have agreed, with exceptions, not to sell or transfer any common units for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we, our executive officers and directors and Capital Maritime and its affiliates have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common units,

  •
  sell any option or contract to purchase any common units,

  •
  purchase any option or contract to sell any common units,

  •
  grant any option, right or warrant for the sale of any common units,

  •
  lend or otherwise dispose of or transfer any common units,

  •
  request or demand that we file a registration statement related to the common units, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

              This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The foregoing will not apply to the offer for sale, sale or other issuance of common units or other securities to Capital Maritime or any of its subsidiaries in connection with our acquisition of any assets from Capital Maritime or any of its subsidiaries provided that any such recipient of common units or other securities enters into a lock-up arrangement for the remainder of the 180-day restricted period. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 180-day period or if, prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by these lock-up agreements may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event for all such common units.

Nasdaq Global Market Listing

              We have been approved to list the common units on The Nasdaq Global Market under the symbol "CPLP."

              Before this offering, there has been no public market for our common units. The initial public offering price has been determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the common units may not develop. It is also possible that after this offering the common units will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the common units in the aggregate to accounts over which they exercise discretionary authority.

NASD Regulations

              Fortis Bank, an affiliate of Fortis Securities LLC, is a lender under one of Capital Maritime's current loan agreements relating to the vessels owned by two of the vessel-owning subsidiaries that will be transferred to us in connection with the closing of the offering. Capital Maritime expects to repay borrowings outstanding under such loan agreement in an amount of approximately $54 million with a portion of the net proceeds it will receive from this offering. The amount Capital Maritime expects to repay to Fortis Bank under the loan agreement will exceed 10% of the net proceeds of the offering. Because more than 10% of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2720(c)(3). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter who has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering. The price of the common units is not higher than recommended by Merrill Lynch, Pierce, Fenner & Smith Incorporated. We, our general partner, our operating subsidiary and Capital Maritime have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act of 1933.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in the common units in connection with this offering, i.e., if they sell more common units than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing common units in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common units to stabilize the common unit price or to reduce a short position may cause the price of the common units to be higher than it might be in the absence of such purchases.

              The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common units in the open market to reduce the underwriters' short position or to stabilize the price of such common units, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those common units. The imposition of a penalty bid may also affect the price of the common units in that it discourages resales of those common units.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may allocate a limited number of common units for sale to their online brokerage customers. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

United Kingdom

              This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

              Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the common units in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") each underwriter represents and warrants that it has not made and will not make an offer to the public of any common units which are the subject of this offering contemplated by this prospectus in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any common units at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch and Lehman Brothers for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common units shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer to the public" in relation to any common units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common units to be offered so as to enable an investor to decide to purchase any common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression

"Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Capital Maritime and its subsidiaries or with us. Fortis Bank, an affiliate of Fortis Securities LLC, is a lender under one of Capital Maritime's current loan agreements relating to the vessels owned by two of the vessel-owning subsidiaries that will be transferred to us in connection with the closing of the offering. Capital Maritime expects to repay borrowings outstanding under such loan agreement in an amount of approximately $54 million with a portion of the net proceeds it will receive from this offering. The amount Capital Maritime expects to repay to Fortis Bank under the loan agreement will exceed 10% of the net proceeds of the offering. In addition, Fortis Bank is expected to be a lender under our new revolving credit facility.

              Bear, Stearns & Co. Inc. has agreed to pay a portion of the aggregate underwriting discount that it will receive in connection with this offering to an entity controlled by an individual Greek national who introduced Bear, Stearns & Co. Inc. to Capital Maritime.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

              We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

              Most of our directors and the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011, to accept service of process on our behalf in any such action.

              Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner's directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us, our general partner or our general partner's directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

              The validity of the common units and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP may rely on the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Certain matters with respect to this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

              The audited balance sheet as of February 2, 2007 of Capital Product Partners L.P. and the audited balance sheet as of February 2, 2007 of Capital GP LLC and the combined financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005 and the period from August 27, 2003 (inception) to December 31, 2004 of Capital Product Partners included in this prospectus have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              You may contact Deloitte Hadjipavlou, Sofianos & Cambanis S.A., at address 250-254 Kifissas Ave, 152 31 Halandri, Athens, Greece.

              The section in this prospectus entitled "The Oil Products Tanker Industry" has been reviewed by Clarkson Research Services Ltd., who has confirmed to us that such section accurately describes the international product tanker market, as indicated in the consent of Clarkson Research Services Ltd. filed as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

EXPENSES RELATED TO THIS OFFERING

              The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which Capital Maritime will be required to pay.

U.S. Securities and Exchange Commission registration fee	8,712
National Association of Securities Dealers, Inc. filing fee	28,876
The Nasdaq Global Market listing fee	100,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	600,000
Printing and engraving costs	140,000
Transfer agent fees and other	15,000
Miscellaneous	350,000

Total	$2,442,588

              All amounts are estimated except the U.S. Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and The Nasdaq Global Market Listing fee.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form F-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E, Washington, D.C. 20549, at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference room. Our registration statement can also be inspected and copied at the offices of the Nasdaq Global Market, One Liberty Plaza, New York, New York 10006.

              Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we will be required to file with the SEC annual reports on Form 20-F within six months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. We intend to file our annual report on Form 20-F earlier than the SEC currently requires. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

              As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

INDUSTRY AND MARKET DATA

              Clarkson Research Services Ltd. (or CRS) has provided us statistical and graphical information contained in this prospectus and relating to the product tanker industry. We do not have any knowledge that the information provided by CRS is inaccurate in any material respect. CRS has advised us that this information is drawn from its database and other sources and that: (a) some information in CRS's database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in CRS's database; and (c) while CRS has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures, and may accordingly contain errors.

INDEX TO FINANCIAL STATEMENTS

Page
CAPITAL PRODUCT PARTNERS (PREDECESSOR)
Report of Independent Registered Public Accounting Firm	F-2
Predecessor Combined Balance Sheets as of December 31, 2006 and 2005	F-3
Predecessor Combined Statements of Operations for the years ended December 31, 2006 and 2005 and for the period from August 27, 2003 (inception) to December 31, 2004	F-4
Predecessor Combined Statements of Changes in Stockholders' Equity for the years ended December 31, 2006 and 2005 and for the period from August 27, 2003 (inception) to December 31, 2004	F-5
Predecessor Combined Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the period from August 27, 2003 (inception) to December 31, 2004	F-6
Notes to the Predecessor Combined Financial Statements	F-7
CAPITAL PRODUCT PARTNERS L.P.
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheet as of February 2, 2007	F-24
Notes to the Balance Sheet	F-25
CAPITAL GP L.L.C.
Report of Independent Registered Public Accounting Firm	F-27
Balance Sheet as of February 2, 2007	F-28
Notes to the Balance Sheet	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              To the Board of Directors and Stockholders of Capital Product Partners, defined as including the following subsidiaries of Capital Maritime & Trading Corp.:

              Shipping Rider Co.

              Canvey Shipmanagement Co.

              Centurion Navigation Limited

              Polarwind Maritime S.A.

              Carnation Shipping Company

              Iraklitos Shipping Company

              Apollonas Shipping Company

              Tempest Maritime Inc.

              We have audited the accompanying combined balance sheets of Capital Product Partners as of December 31, 2006 and 2005 and the related combined statements of operations, stockholder's equity, and cash flows for the years ended December 31, 2006 and 2005 and for the period from August 27, 2003 (inception) to December 31, 2004. The combined financial statements include the accounts of Shipping Rider Co., Canvey Shipmanagement Co., Centurion Navigation Limited, Polarwind Maritime S.A., Carnation Shipping Company, Iraklitos Shipping Company, Apollonas Shipping Company and Tempest Maritime Inc. These companies are under common ownership and common management. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in these financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Capital Product Partners as of December 31, 2006 and 2005 and the combined results of their operations and their combined cash flows for the years ended December 31, 2006 and 2005 and for the period from August 27, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

March 5, 2007
Deloitte
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece

CAPITAL PRODUCT PARTNERS

PREDECESSOR COMBINED BALANCE SHEETS

(In thousands of United States dollars, except number of shares)

	As of December 31,
			Pro Forma December 31, 2006(1)
	2005	2006
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$7	$1,239	$1,239
Trade accounts receivable	—	534	534
Insurance claims	—	68	68
Due from related parties (Note 3)	—	3,255	3,255
Prepayments and other	—	130	130
Inventories	—	192	192

Total current assets	7	5,418	5,418

Fixed assets
Vessels under construction (Note 4)	39,136	29,225	29,225
Vessels, net (Note 4)	—	168,981	168,981

Total fixed assets	39,136	198,206	198,206

Other non current assets
Deferred finance charges, net (Note 7)	367	614	614

Total non current assets	39,503	198,820	198,820

Total assets	$39,510	$204,238	$204,238

Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt (Note 5)	$—	$4,979	$4,979
Current portion of related party debt (Note 3)	2,254	8,042	8,042
Dividends payable	—	—	55,000
Trade accounts payable	4	1,282	1,282
Due to related parties (Note 3)	562	1,880	1,880
Accrued loan interest (Note 6)	81	1,369	1,369
Accrued other liabilities (Note 6)	—	371	371
Deferred revenue	—	278	278

Total current liabilities	2,901	18,201	73,201

Long-term liabilities
Long-term debt (Note 5)	—	52,554	52,554
Long-term related party debt (Note 3)	13,199	87,498	87,498
Total long-term liabilities	13,199	140,052	140,052

Total liabilities	16,100	158,253	213,253

Commitments and contingencies (Note 11)	—	—	—

Stockholders' Equity
Common stock 3,200 shares issued and outstanding with no par value (Note 8)	—	—	—
Additional paid in capital (Note 8)	23,447	41,394	41,394
(Accumulated deficit)/retained earnings	(37)	4,591	(50,409)

Total stockholders' equity	23,410	45,985	(9,015)

Total liabilities and stockholders' equity	$39,510	$204,238	$204,238

(1)
Gives effect to the payment to our sole stockholder, Capital Maritime and Trading Corp., of an expected dividend of $55,000,000 following the Offering. The pro forma adjustments to the historical balance sheet at December 31, 2006 reflects the accrual of the dividends payable and resulting reduction in stockholder's equity to reflect the impact of the expected dividend.

The accompanying notes are an integral part of these predecessor combined financial statements.

CAPITAL PRODUCT PARTNERS

PREDECESSOR COMBINED STATEMENTS OF OPERATIONS

(In thousands of United States dollars, except number of units and earnings per unit)

	Period from August 27, 2003 (inception) to December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2006
Revenues
Time and bareboat charter revenues	$—	$—	$15,077

Total revenues	—	—	15,077

Expenses:
Voyage expenses (Note 9)	—	—	248
Vessel operating expenses—related party (Note 3 and Note 9)	—	—	656
Vessel operating expenses (Note 9)	32	5	2,440
Depreciation of fixed assets (Note 4)	—	—	2,977

Operating income/(expense)	(32)	(5)	8,756

Other income (expense), net:
Interest expense	—	—	(4,099)
Interest income	—	—	13
Foreign currency gain/(loss), net	—	—	(42)

Total other expense, net	—	—	(4,128)

Net income/(loss)	$(32)	$(5)	$4,628

Pro forma earnings per unit (unaudited)
General partner's interest in net income			$93
Limited partners' interest in net income			$4,535
Pro forma net income per limited partner unit, basic and diluted(1)			$0.22
Pro forma limited partner units outstanding, basic and diluted(1)			20,555,522
Pro forma adjusted earnings per unit (unaudited)
Pro forma adjusted net income per limited partner unit, basic and diluted(2)			$0.20
Pro forma adjusted limited partner units outstanding, basic and diluted(2)			22,898,417

(1)
Pro forma earnings per unit gives retroactive impact (along with the 2% general partner's interest) to the earnings of the Company for 2006, effecting the ownership structure to be in place subsequent to this offering, assuming the underwriters have not exercised their overallotment option.

(2)
Pro forma adjusted earnings per unit gives effect to our issuance of 2,342,895 units at an offering price of $21.50 per unit, reflecting that number of units sufficient to fund the anticipated $55 million dividend to our sole stockholder existing immediately prior to this offering assuming the underwriters have not exercised their overallotment option.

The accompanying notes are an integral part of these predecessor combined financial statements.

CAPITAL PRODUCT PARTNERS

PREDECESSOR COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands of United States dollars, except number of shares)

		Common Stock
					(Accumulated Deficit)/ Retained Earnings
	Comprehensive Income	Number of Shares	Par Value	Additional Paid-in Capital		Total Stockholders' Equity
Balance, August 27, 2003 (Inception)	$—	—	$—	$—	$—	$—

Net loss	(32)	—	—	—	(32)	(32)
Common stock		3,200
Capital contributions	—	—	—	19,235	—	19,235
Comprehensive loss	(32)

Balance, December 31, 2004		3,200	—	19,235	(32)	19,203

Net loss	(5)	—	—	—	(5)	(5)

Capital contributions	—	—	—	4,212	—	4,212
Comprehensive loss	(5)
Balance, December 31, 2005		3,200	—	23,447	(37)	23,410
Net income	4,628	—	—	—	4,628	4,628
Capital contributions	—	—	—	17,947	—	17,947
Comprehensive income	4,628

Balance, December 31, 2006	$—	3,200	$—	$41,394	$4,591	$45,985

The accompanying notes are an integral part of these predecessor combined financial statements.

CAPITAL PRODUCT PARTNERS

PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS

(In thousands of United States dollars)

	Period from August 27, 2003 (inception) to December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2006
Cash flows from operating activities:
Net income/(loss)	$(32)	$(5)	$4,628
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of fixed assets	—	—	2,977
Amortization of deferred finance charges	—	—	38
Changes in operating assets and liabilities:
Trade accounts receivable	—	—	(534)
Insurance claims	—	—	(68)
Due from related parties	—	—	(3,255)
Prepayments and other	—	—	(130)
Inventories	—	—	(192)
Trade accounts payable	—	4	1,278
Due to related parties	41	521	1,318
Accrued interest	—	81	1,288
Accrued other liabilities	—	—	371
Deferred revenue	—	—	278

Net cash provided by operating activities	9	601	7,997

Cash flows from investing activities:
Vessel acquisitions	—	—	(142,795)
Vessel advances — new buildings	(24,100)	(15,036)	(19,252)

Net cash used in investing activities	(24,100)	(15,036)	(162,047)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	77,426
Payment of long term debt	—	—	(19,893)
Loan issuance costs	—	(367)	(285)
Proceeds from related party debt/funding	4,863	10,590	82,341
Payment of related party debt/funding	—	—	(2,254)
Capital contributions	19,235	4,212	17,947

Net cash provided by financing activities	24,098	14,435	155,282

Net increase in cash and cash equivalents	7	—	1,232
Cash and cash equivalents at beginning of year/period	—	7	7

Cash and cash equivalents at end of year/period	$7	$7	$1,239

Supplemental cash flow information:
Cash paid for interest expense:	$—	$—	$2,935

The accompanying notes are an integral part of these predecessor combined financial statements.

CAPITAL PRODUCT PARTNERS

NOTES TO THE PREDECESSOR COMBINED FINANCIAL STATEMENTS

(In thousands of United States dollars, except number of shares)

1. BASIS OF PRESENTATION AND GENERAL INFORMATION

              CAPITAL PRODUCT PARTNERS L.P. (the "Partnership") was formed on January 16, 2007 under the laws of the Marshall Islands for the purpose of acquiring interests in eight wholly owned subsidiaries of Capital Maritime & Trading Corp. ("CMTC"), each of which own newly built, double-hull medium-range product tanker (the "Initial Vessels"). The shares of these eight vessel-owning companies will be contributed by CMTC to the Partnership, which will become their sole shareholder. In exchange, CMTC will receive common units and subordinated units, representing a 98% limited partnership interest in the Partnership and Capital GP L.L.C., a wholly owned subsidiary of CMTC, will receive a 2% general partnership interest and the incentive distribution rights in the Partnership (the "Transaction") in connection with the Partnership's initial public offering ("IPO"). These predecessor combined financial statements have been presented using the historical carrying costs of the contributed companies for all periods presented as each vessel-owning company is under the common control of CMTC. The subsidiaries of CMTC that currently own the vessels are collectively referred to as "Capital Product Partners Predecessor" or the "Company" in these predecessor combined financial statements.

              The predecessor combined financial statements include the following subsidiaries of CMTC from their dates of incorporation. All the subsidiaries are incorporated under the laws of the Marshall Islands and had no activities in 2003 and therefore the first accounting period presented is from the date of incorporation to December 31, 2004.

Company	Date of Incorporation	Name of Vessel Owned by Subsidiary	DWT	Delivery Date
Shipping Rider Co.	9/16/2003	M/T Atlantas	37,000	4/26/2006
Canvey Shipmanagement Co.	3/18/2004	M/T Assos	47,000	5/17/2006
Centurion Navigation Limited	8/27/2003	M/T Aktoras	37,000	7/12/2006
Polarwind Maritime S.A.	10/10/2003	M/T Agisilaos	37,000	8/16/2006
Carnation Shipping Company	11/10/2003	M/T Arionas	37,000	11/2/2006
Apollonas Shipping Company	2/10/2004	M/T Avax	47,000	1/12/2007
Tempest Maritime Inc.	9/12/2003	M/T Aiolos	37,000	3/2/2007
Iraklitos Shipping Company	2/10/2004	M/T Axios	47,000	2/28/2007

              In addition to these vessel-owning subsidiaries, the Partnership intends to purchase from CMTC its interests in seven other wholly owned Marshall Islands incorporated subsidiaries, which own seven additional vessels scheduled for delivery in 2007 and 2008 (the "Committed Vessels").

              The Company is engaged in the seaborne transportation services of crude oil and refined petroleum products, edible oils and chemicals, chartering its vessels under medium to long-term time and bareboat charters. The Company manages its operations from its offices in Athens, Greece.

              The pro forma amount of historical earnings (loss) per unit for the period from August 27, 2003 (inception) to December 31, 2004 and the year ended December 31, 2005, giving retroactive impact to the number of common and subordinated units (along with the 2% general partner interest) that will be issued in connection with the Partnership's IPO is not presented in these combined financial statements, because the ship-owning entities included in these combined financial statements were in the start-up phase until the delivery of M/T Atlantas in April 2006. The Company does not believe that a pro forma presentation of earnings (loss) per unit for these predecessor periods would be meaningful as it is not reflective of the Partnership's anticipated earnings and operations after the IPO.

2. SIGNIFICANT ACCOUNTING POLICIES

(a)
Principles of Combination:    The accompanying predecessor combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and rules and regulations of the Securities and Exchange Commission and include the accounts of the legal entities comprising the Company as discussed in Note 1. All significant intra-group balances and transactions have been eliminated upon combination. Intercompany balances and transactions with CMTC and its affiliates have not been eliminated, but are presented as balances and transactions with related parties.

(b)
Use of Estimates:    The preparation of predecessor combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from those estimates. Additionally, these predecessor combined financial statements include allocations for certain expenses, including corporate overhead expenses, not included in the accounts of the Company. The Company considers that such allocations have been made on a reasonable basis, but are not necessarily indicative of the costs that would have been incurred if the Company were an independent publicly listed entity during the periods presented, as the Partnership will incur additional administrative expenses normally incurred by a listed public entity. Accordingly, the predecessor combined financial statements do not purport to be indicative of the future financial position, results of operations or cash flows of the Partnership.

(c)
Other Comprehensive Income:    The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130 "Statement of Comprehensive Income" (SFAS 130) which requires separate presentation of certain transactions, which are recorded directly as components of stockholders' equity. The Company has no other comprehensive income and accordingly comprehensive income equals net income for the periods presented.

(d)
Accounting for Revenue, Voyage and Operating Expenses:    The Company generates its revenues from charterers for the charterhire of its vessels. Vessels are chartered using either time charters or bareboat charters. A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charterhire rate, which is generally payable monthly in advance. Some of the Company's time charters also include profit sharing provisions, under which the Company can realize additional revenues in the event that spot rates are higher than the base rates in these time charters. A bareboat charter is a contract in which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, which is generally payable monthly in advance, and the customer generally assumes all risk and costs of operation during the lease term.

All of the Company's time charters and bareboat charters are classified as operating leases. Revenues under operating lease arrangements are recognized when a charter agreement exists,

  the vessel is made available to the lessee, and collection of the related revenue is reasonably assured, as revenues are earned ratably over the duration of the period of each time or bareboat charter. Revenues from profit sharing arrangements in time charters represent contingent rental income that is recognized when the changes in the factors on which the contingent lease payments are based actually occur. Deferred revenue represents cash received in advance of being earned.

  Vessel voyage expenses primarily consist of commissions, port and canal dues and bunker expenses that are unique to a particular charter. Vessel voyage costs, except for commissions, are paid for by the charterer under time and bareboat charters. The commissions are deferred and amortized over the related charter period. All other voyage expenses are expensed as incurred.

  Vessel operating expenses consist of all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, spares, lubricants and miscellaneous expenses. Vessel operating expenses are recognized as incurred and paid for by the vessel-owning companies under time charter agreements. Under bareboat charter agreements, these are paid for by the charterer.

(e)
Foreign Currency Transactions:    The functional currency of the Company is the U.S. dollar because the Company's vessels operate in international shipping markets that utilize the U.S. dollar as the functional currency. The accounting records of the Company are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in currencies other than the U.S. dollar, are remeasured into the functional currency using the exchange rate at that date. Gains or losses resulting from foreign currency transactions are included in foreign currency gains and losses, net in the accompanying predecessor combined statements of operations.

(f)
Cash and Cash Equivalents:    The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

(g)
Trade Accounts Receivable:    The amount shown as trade accounts receivable reflects the estimated recoveries from charterers for hire billings, net of allowance for doubtful accounts. As of December 31, 2006, no allowance for doubtful accounts was recorded.

(h)
Inventories:    Inventories consist of consumable bunkers, lubricants, spares and stores and are stated at the lower of cost or market value. The cost is determined by the first-in, first-out method.

(i)
Fixed Assets, Net:    Fixed assets, net consist of vessels and vessels under construction. The vessels are stated at cost, less accumulated depreciation. Vessel cost consists of the contract price for the vessel and any material expenses incurred upon their construction (improvements and delivery expenses, on-site supervision costs incurred during the construction periods, as well as capitalized interest expense during the construction period). The cost of each of the Company's vessels is depreciated beginning when the vessel is ready for its intended use, on a straight-line basis over the vessels' remaining economic useful life, after considering the estimated residual value. Management estimates the useful life at 25 years, which is consistent with industry practice.

(j)
Impairment of Long-lived Assets:    The Company applies SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use is recognized when the estimate of undiscounted cash flows expected to be generated by the use and eventual disposition of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset. The Company regularly reviews its vessels for impairment on a vessel by vessel basis. No impairment loss was recorded for any of the periods presented.

(k)
Deferred Finance Charges:    Fees paid to lenders for obtaining new loans or refinancing existing loans are capitalized as deferred finance charges and amortized to interest expense over the term of the respective loan using the effective interest rate method.

(l)
Pension and Retirement Benefit Obligations:    The vessel-owning companies included in the predecessor combined financial statements employ the crew on board under short-term contracts (usually up to seven months) and accordingly, they are not liable for any pension or post retirement benefits.

(m)
Concentration of Credit Risk:    Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents, consisting mostly of deposits, with financial institutions with high credit ratings. The Company performs periodic evaluations of the relative credit standing of those financial institutions. The Company has derived a significant portion of revenues and cash flow from a limited number of charterers. For the year ended December 31, 2006 all of the Company's revenues were derived from two charterers. The Company does not obtain rights to collateral to reduce its credit risk.

(n)
Fair Value of Financial Instruments:    The carrying value of trade receivables, accounts payable and current accrued liabilities approximates fair value because of the short maturities of these instruments. The fair values of long-term variable rate bank loans approximate the recorded values, generally due to their variable interest rates.

(o)
Income Taxes:    The Company is not subject to the payment of any income tax on its income. Instead, a tax is levied based on the tonnage of the vessels, which is included in operating expenses.

(p)
Recent Accounting Pronouncements:    In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, "Inventory Costs, an Amendment to ARB No 43, Chapter 4 Inventory Pricing" ("SFAS 151"). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials be included in the current period charges, eliminating the option for capitalization into inventory. For the Company, SFAS 151 was effective for inventory costs incurred after January 1, 2006, and did not have a material impact on the Company's predecessor combined financial statements.

  In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123, "Accounting for Stock-Based Compensation". As the Company maintained no stock-based compensation plans for any of the years presented, the adoption of SFAS 123(R) did not have an impact on the Company's predecessor combined financial statements.

  In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and did not have a material impact on the Company's predecessor combined financial statements.

  In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FAS 3" ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes", previously required most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for the Company as of January 1, 2006, and did not have a material impact on the Company's predecessor combined financial statements.

  In September 2006 the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date." SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

  In September 2006, the FASB Staff issued FSP No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities," ("FSP No. AUG AIR-1"). FSP No. AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods, if no liability is required to be recorded for an asset retirement obligation based on a legal obligation for which the event obligating the entity has occurred. FSP No. AUG AIR-1 also requires disclosures regarding the method of accounting for planned major maintenance activities and the effects of implementing the FSP. The guidance in FSP No. AUG AIR-1 is effective for the Company as of January 1, 2007 and will be applied retrospectively for all financial statements presented. The Company is currently evaluating the impact, if any, of FSP No. AUG-AIR-1 on its financial position, results of operations and cash flows.

  In September 2006, the Securities Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB108), Financial Statements—Considering the Effects of Prior Year Misstatements in Current Year Financial Statements. SAB 108 requires companies to quantify the impact of all correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This pronouncement is effective for the Company in fiscal 2007. The Company does not believe SAB 108 will have a material effect on its financial statements and related disclosures.

(q)
Segment Reporting:    The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e. time or bareboat charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

3. TRANSACTIONS WITH RELATED PARTIES

              Capital Ship Management Corp. (the "Manager"), a wholly owned subsidiary of CMTC, provides the vessels with a wide range of services such as chartering, technical support and maintenance, insurance, consulting, financial and accounting services for a fixed monthly fee of $20 that begins to be charged one month before the commencement of vessels' operation and amounted to $656 for the year ended December 31, 2006.

              Transactions with related parties consisted of the following:

	As of December 31,
	2004	2005	2006
I. Due From:
Vessels' operation (a)	$—	$—	$2,730
Manager—loan surplus (b)	—	—	500
Other affiliated companies (c)	—	—	25

Total due from	$—	$—	$3,255

II. Due To:
Manager—temporary funding (d)	$4,863	$—	$—
CMTC—loans current portion (e)	—	2,254	8,042
CMTC—loans long-term portion (e)	—	13,199	87,498
Manager—payments on behalf of vessel-owning companies (f)	41	562	1,848
Other affiliated companies (c)	—	—	32

Total due to	$4,904	$16,015	$97,420

(a)
Vessels' Operation: The balance in this line-item relates to funds that are received from charterers less disbursements made by the Manager on behalf of the vessel-owning subsidiaries with operations. As of December 31, 2006 five vessels were under operation.

(b)
Manager—Loan Surplus: The balance in this line-item relates to the loan proceeds of M/T Axios in excess of advances made to the shipyard by the Manager. This excess will be used for the vessel's extra costs in accordance with the loan agreement.

(c)
Other Affiliated Companies: The balance in this line-item relates to funds advanced/received to/from entities with common ownership. The amounts are intended to be settled in the ordinary course of business.

(d)
Manager—Temporary Funding: These amounts represent vessels' payments to the shipyard which were temporarily funded by the Manager until the loan proceeds were received by the vessel-owning subsidiaries. The proceeds of $4,863 received from the Manager as of December 31, 2004 were presented under cash flows from financing activities in the predecessor combined statements of cash flows.

(e)
CMTC Loans: For the financing of the construction of the M/T Atlantas, M/T Aktoras, M/T Aiolos, M/T Avax and M/T Assos, CMTC is the borrower under loan agreements with three separate banks and the vessel-owning companies act as guarantors under these loans (related party loans).

              These loans have been financed by related party loans, in the amounts of $15,453 and $95,540 as of December 31, 2005 and 2006 respectively.

              A summary of the CMTC loans is shown below:

			As of December, 31
		Vessel	2005	2006
(i)	Issued on November 25, 2005, maturing in April, 2017	M/T Atlantas	$4,500	$25,190
(ii)	Issued on December 23, 2005, maturing in July, 2016	M/T Aktoras	2,720	25,283
(iii)	Issued on October 18, 2005, maturing in February, 2017	M/T Aiolos	2,307	6,920
(iv)	Issued on December 23, 2005, maturing in May, 2016	M/T Assos	3,370	30,477
(v)	Issued on October 18, 2005, maturing in January, 2017 TotalLess: Current portionLong-term portion	M/T Avax	2,556 15,453 2,254 13,199	7,670 95,540 8,042 87,498

              All of the above bank loans bear interest at LIBOR plus a margin between 90 and 95 basis points payable quarterly or semi-annually. Each bank loan is secured by a first preferred mortgage on the respective vessel or vessels and a general assignment of the earnings, insurances, mortgage interest insurance and requisition compensation of the respective vessel or vessels. The weighted average interest rate for the year ended December 31, 2005 and 2006 was 5.31% and 6.18% respectively.

              The loan agreements contain other customary ship finance covenants, including restrictions as to: changes in management and ownership of the mortgaged vessels, the incurrence of additional indebtedness, the mortgaging of vessels, the minimum cash requirement, as well as minimum requirements as to the applicable vessels' market value and insured value in relation to the outstanding balance of the applicable loan. Also the borrower may pay dividends or make distributions when no event of default has occurred and the payment of such dividend or distribution has not resulted in a breach of any of the financial covenants. As of December 31, 2005 and 2006, the Company was in compliance with all debt covenants.

              The required annual loan principal payments per bank loan to be made subsequent to December 31, 2006 are as follows:

	Bank Loans Repayment Schedule
Year
	(i)	(ii)	(iii)	(iv)	(v)	Total
01/01/2007-12/31/2007	$1,740	$1,605	$1,283	$1,966	$1,448	$8,042
01/01/2008-12/31/2008	1,740	1,605	1,710	1,967	1,930	8,952
01/01/2009-12/31/2009	1,740	1,605	1,710	1,966	1,930	8,951
01/01/2010-12/31/2010	1,740	1,605	1,710	1,966	1,930	8,951
01/01/2011-12/31/2011	1,740	1,606	507	1,966	432	6,251
Thereafter	16,490	17,257	—	20,646	—	54,393

Total	$25,190	$25,283	$6,920	$30,477	$7,670	$95,540

(f)
Manager—Payments on Behalf of Vessel-owning Companies: This payable includes the settlement of vessel obligations related to pre-delivery expenses and amounted to $41, $562 and $1,848 as of December 31, 2004, 2005 and 2006 respectively.

(g)
Management Fees: In addition to the balances due to or from related parties described above, each vessel-owning company has entered into a management agreement with the Manager for a management fee of $20 per month. This fee amounted to $0, $0 and $656 for the period from August 27, 2003 (inception) to December 31, 2004 and the years ended December 31, 2005 and 2006 respectively, which is classified within vessel operating expenses—related party in the predecessor combined statements of operations.

4. VESSELS AND VESSELS UNDER CONSTRUCTION

              An analysis of vessels and vessels under construction is as follows:

	As of December 31,
	2005	2006
Cost:
Vessels	$—	$171,958
Advances for vessels under construction	39,136	29,225

Total cost	39,136	201,183

Accumulated depreciation	—	(2,977)

Vessels, net	$—	$168,981

Vessels under construction	$39,136	$29,225

              The Company's delivered vessels (M/T Aktoras, M/T Arionas, M/T Agisilaos, M/T Assos and M/T Atlantas), having total net book value $168,981 as of December 31, 2006 together with the vessels under construction (M/T Aiolos, M/T Avax and M/T Axios) for which the Company has paid advances of $29,225 as of December 31, 2006 have been provided as collateral to secure bank loans.

              In the above presented table the capitalized interest for the years ended December 31, 2005 and 2006 amounted to $81 and $1,455 respectively.

5. LONG-TERM DEBT

              Long-term debt consists of the following:

			As of December 31,
	Bank loans	Vessel	2005	2006
(i)	Issued on October 31, 2006, maturing in October 2016	M/T Arionas	$—	$26,180
(ii)	Issued on August 14, 2006, maturing in August 2016	M/T Agisilaos	—	25,740
(iii)	Predelivery facility issued on July 18, 2006 and refinanced on February 28, 2007 (Vessel's delivery date) TotalLess: Current portionLong-term portion	M/T Axios	— — — —	5,613 57,533 4,979 52,554

              For the financing of the construction of M/T Agisilaos, M/T Arionas, M/T Axios the vessel-owning companies have entered into loan agreement with one bank, in which the vessel-owning companies act as the borrower and CMTC acts as guarantor.

              The M/T Arionas and M/T Agisilaos loans bear interest at LIBOR plus a margin of 90 basis points. The M/T Axios loan is a pre-delivery bank loan incurred to finance the installment payments due under the shipbuilding contract. This loan bears interest at LIBOR plus a margin of 97.5 basis points and is payable on the delivery date of the vessel out of the post-delivery loan proceeds totaling $28,846, which is payable quarterly over a period of 10 years. Each bank loan is secured by a first preferred mortgage on the respective vessel or vessels and a general assignment of the earnings, insurances and requisition compensation of the respective vessel or vessels. Each also requires additional security, including: pledge and charge on current account; corporate guarantee of CMTC; mortgage interest insurance. The Company's weighted average interest rate for the year ended December 31, 2006 was 6.26%.

              CMTC is the guarantor of the above three vessels' loans which also have other customary ship finance covenants, including restrictions as to: changes in management and ownership of the mortgaged vessels, the incurrence of additional indebtedness, the mortgaging of vessels, a minimum cash requirement, as well as minimum requirements as to the applicable vessels' market value and insured value in relation to the outstanding balance of the applicable loan. Also the vessel-owning companies may pay dividends or make distributions when no event of default has occurred and the payment of such dividend or distribution has not resulted in a breach of any of the financial covenants. As of December 31, 2005 and 2006, the Company was in compliance with all debt covenants.

              The required annual loan principal payments per bank loan to be made subsequent to December 31, 2006 are as follows:

	Bank Loans Repayment Schedule
Year
	(i)	(ii)	(iii)	Total
01/01/2007-12/31/2007	$1,762	$1,762	$1,455	$4,979
01/01/2008-12/31/2008	1,762	1,762	1,940	5,464
01/01/2009-12/31/2009	1,762	1,762	1,940	5,464
01/01/2010-12/31/2010	1,762	1,762	278	3,802
01/01/2011-12/31/2011	1,762	1,762	—	3,524
Thereafter	17,370	16,930	—	34,300

Total	$26,180	$25,740	$5,613	$57,533

6. ACCRUED LIABILITIES

              Accrued liabilities consist of the following:

	As of December 31,
	2005	2006
Accrued loan interest	$81	$1,369
Accrued wages and crew expenses	—	196
Accrued other operating expenses	—	130
Accrued voyage expenses and commission	—	30
Accrued insurance	—	15

Total	$81	$1,740

7. DEFERRED FINANCE CHARGES

              Deferred finance charges are analysed as follows:

Deferred Finance Charges
Balance as of January 1, 2005	$—

Additions	367

Amortization/write-off	—

Balance as of December 31, 2005	367

Additions	285

Amortization/write-off	(38)

Balance as of December 31, 2006	$614

8. STOCKHOLDERS' EQUITY

  (a)
  Common Stock:    The vessel-owning Companies were formed between 2003 and 2004 (Note 1) and their common stock at inception consisted of 3,200 shares authorized with no par value.

  (b)
  Additional Paid-in Capital:    This balance represents amounts contributed by CMTC to fund the acquisition of the Initial Vessels. The amounts are non-interest bearing, unsecured and have no terms of repayment.

9. VOYAGE EXPENSES AND VESSEL OPERATING EXPENSES

              Voyage expenses and vessel operating expenses consist of the following:

	For the Period/Year Ended December 31,
	2004	2005	2006
Voyage expenses	$—	$—	$248

Voyage expenses consist of:
Commissions	—	—	218
Bunkers	—	—	30
Port charges	—	—	—
Other	—	—	—

Total	—	—	248

Vessel operating expenses	32	5	2,440
Vessel operating expenses—related parties	—	—	656

Total	32	5	3,096

Vessel operating expenses consist of:
Crew costs and related costs	—	—	1,081
Insurance	—	—	327
Spares, repairs, maintenance and other	—	—	360
Stores and lubricants	—	—	512
Management fees	—	—	656
Other operating expenses	32	5	160

Total	$32	$5	$3,096

10. INCOME TAXES

              Under the laws of the countries of the vessel-owning subsidiaries' incorporation and/or vessels' registration, these companies are not subject to tax on international shipping income. However, they are subject to registration and tonnage taxes, which have been included in vessel operating expenses in the accompanying predecessor combined statements of operations.

              Based on its current operations, the Partnership does not expect to have U.S. source domestic transportation income. However, certain of the Partnership's activities give rise to U.S. source international transportation income, and future expansion of the Partnership's operations could result in an increase in the amount of U.S. source international transportation income, as well as give rise to U.S. source domestic transportation income, all of which could be subject to U.S. federal income taxation, unless the exemption from U.S. taxation under Section 883 of the Code applies.

11. COMMITMENTS AND CONTINGENCIES

Commitments:

              The Company is party to legal proceedings, claims and complaints in the ordinary course of its business but does not expect the outcome of any proceedings, claims or complaints individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operations or liquidity.

  (a)
  Vessel Purchase Commitments:    As of December 31, 2006, the Company had outstanding purchase commitments relating to the construction and completion of the initial vessels amounting to approximately $78,127 which were paid in full as of February 28, 2007.

  (b)
  Lease Commitments:    The vessel-owning subsidiaries owning the initial vessels have entered into time and bareboat charter agreements, which are summarized below:

Vessel Name	Time Charter (T.C.)/ Bare Boat Charter (B.C.) (Years)	Commencement of Charter	Charterer	Profit Sharing*		Gross Daily Hire Rate (Without Profit Sharing)
M/T Atlantas	5+3 B.C.	04/2006	B.P. Shipping Ltd	—		$15.2 (5y) & $13.5 (3y)
M/T Aktoras	5+3 B.C.	07/2006	B.P. Shipping Ltd	—		$15.2 (5y) & $13.5 (3y)
M/T Agisilaos	2.5 T.C.	08/2006	B.P. Shipping Ltd	50/50		$17.7
M/T Arionas	2+0.5 T.C.	11/2006	B.P. Shipping Ltd	50/50		$21.3 (2y) & $19.2 (0.5y)
M/T Aiolos	5+3 B.C.	03/2007	B.P. Shipping Ltd	—		$15.2 (5y) & $13.5 (3y)
M/T Avax	0.3+3 T.C.	03/2007	B.P. Shipping Ltd	50/50 only for the 3(y	)	$25.0 (0.3y) & $20.8 (3y)
M/T Axios	3 T.C.	03/2007	B.P. Shipping Ltd	50/50		$20.8
M/T Assos	3 T.C.	12/2006	Morgan Stanley	50/50		$20.0

*
Profit sharing refers to an arrangement between vessel-owning companies and charterers to share a predetermined percentage voyage profit in excess of the basic rate.

(c)
Joint and Several Liability:    The vessel-owning subsidiaries are jointly and severally liable for loans of other companies under common control that are not included in the accompanying predecessor combined financial statements amounting to $25,950 and

    $58,406 as of December 31, 2005 and December, 31, 2006 respectively. These loans bear interest at LIBOR plus a margin between 90 and 95 basis points payable quarterly or semi-annually. Future loan principal repayments as of December, 31, 2006 are as follows:

Year
01/01/2007-12/31/2007	$4,594
01/01/2008-12/31/2008	5,808
01/01/2009-12/31/2009	3,624
01/01/2010-12/31/2010	3,624
01/01/2011-12/31/2011	3,624
Thereafter	37,132

Total	$58,406

  (d)
  Loan Commitments:    On October 3, 2005 CMTC entered into a loan agreement on behalf of the vessel-owning subsidiaries Apollonas Shipping Company and Tempest Maritime Inc. (M/T Avax and M/T Aiolos respectively) for a loan facility up to $53,900 out of which $14,590 was drawn down as of December 31, 2006. The loan bears interest at LIBOR plus a margin of 90 basis points, 6.09% as of December 31, 2006.

  On July 12, 2006 the vessel-owning subsidiary Iraklitos Shipping Company entered into a post-delivery loan agreement for a loan facility of up to $28,846 which was drawn upon the delivery of M/T Axios (February 28, 2007). The post delivery loan facility bear interest at LIBOR plus a margin of 90 basis points and is payable quarterly over a period of 10 years.

12. SUBSEQUENT EVENTS

  (a)
  Acquisition of new buildings:    Subsequent to December 31, 2006 the Company has taken delivery of three medium range tankers (M/T Avax, M/T Axios and M/T Aiolos) for a total purchase price of $106,474, net of commissions. The Company had paid advances towards these newbuildings, prior to December 31, 2006, amounting to $29,225.

  (b)
  Initial Public Offering (unaudited):    Concurrently with the closing of the IPO, Capital Product Partners L.P. will enter into several new agreements, including:

  •
  An omnibus agreement with CMTC, Capital GP L.L.C. and others governing, among other things, when Capital Product Partners L.P. and CMTC can compete with each other and certain rights of first offer on medium range product tankers;

  •
  A management agreement with the Manager pursuant to which the Manager will agree to provide commercial, and technical management services to Capital Product Partners L.P.;

  •
  An administrative services agreement with the Manager pursuant to which the Manager will agree to provide administrative management services to Capital Product Partners L.P.; and

  •
  An agreement with CMTC to purchase its interests in the vessel-owning subsidiaries that own the Committed Vessels under construction, including the related time charters, for a total price of $368,000. These vessels under construction can be summarized as follows:

Company	Date of Incorp.	DWT	Expected Delivery Date	Name of Vessel Owned by Subsidiary	Vessel Purchase Price
Epicurus Shipping Company	02/11/2004	47,000	05/2007	M/T Atrotos	$56,000
Splendor Shipholding S.A.	07/08/2004	47,000	10/2007	M/T Anemos I	$56,000
Laredo Maritime Inc.	02/03/2004	47,000	08/2007	M/T Akeraios	$56,000
Lorenzo Shipmanagement Inc.	05/26/2004	47,000	10/2007	M/T Apostolos	$56,000
Sorrel Shipmanagement Inc.	02/07/2006	51,000	01/2008	M/T Alexandros II	$48,000
Wind Dancer Shipping Inc.	02/07/2006	51,000	06/2008	M/T Aristotelis II	$48,000
Belerion Maritime Co.	01/24/2006	51,000	08/2008	M/T Aris II	$48,000

              The time and bareboat charter agreements related to the Committed Vessels are shown below:

Vessel Name	Time Charter (T.C.)/ Bare Boat Charter (B.C.) (Years)	Commencement of Charter	Charterer	Profit Sharing*	Gross Daily Hire Rate (Without Profit Sharing)
M/T Atrotos	3 T.C.	05/2007	Morgan Stanley	50/50	$20.0
M/T Akeraios	3 T.C.	08/2007	Morgan Stanley	50/50	$20.0
M/T Anemos I	3 T.C.	10/2007	Morgan Stanley	50/50	$20.0
M/T Apostolos	3 T.C.	10/2007	Morgan Stanley	50/50	$20.0
M/T Alexandros II	10 B.C.	01/2008	O.S.G.	—	$13.0
M/T Aristotelis II	10 B.C.	06/2008	O.S.G.	—	$13.0
M/T Aris II	10 B.C.	08/2008	O.S.G.	—	$13.0

*
Profit sharing refers to an arrangement between vessel-owning companies and charterers to share a predetermined percentage voyage profit in excess of the basic rate.

(c)
Credit Facility and Derivative Instruments

On February 21, 2007 Capital Product Partners L.P. signed a commitment letter with certain lenders, including HSH Nordbank AG, Hamburg for a revolving credit facility, with no principal payments due until June 30, 2012, of up to $370 million to be drawn down in three tranches. The first tranche is eligible to be drawn dawn upon completion of the IPO.

    Borrowings under this credit facility are jointly and severally secured by the vessels in the initial fleet, and will bear interest at a rate of 0.75% per annum over US$ LIBOR.

    Furthermore, on February 21, 2007, in connection with the revolving credit facility, CMTC has entered into interest rate swap agreements (agreements that will be transferred to Capital Product Partners L.P. upon the completion of the IPO) to reduce its exposure to cash flow risks from fluctuating interest rates. These changes could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The interest swaps will be accounted for in accordance with the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              To the Unitholders of Capital Product Partners L.P.

              We have audited the accompanying balance sheet of Capital Product Partners L.P. (the "Partnership"), as of February 2, 2007. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

              In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Capital Product Partners L.P. as of February 2, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
February 9, 2007, except for Note 2, as to which the date is February 21, 2007.

CAPITAL PRODUCT PARTNERS L.P.

BALANCE SHEET

(In United States dollars)

As of February 2, 2007
Assets
Current assets
Investment in Capital Product Operating L.L.C.	$1,000

Total current assets	1,000

Total assets	1,000

Liabilities and partners' equity
Commitments and contingencies (Note 2)	—

Partners' equity
Limited partner	980
General partner	20

Total partners' equity	1,000

Total liabilities and partners' equity	$1,000

The accompanying notes are an integral part of this balance sheet.

CAPITAL PRODUCT PARTNERS L.P.

NOTES TO THE BALANCE SHEET

(In United States dollars)

1. Nature of Operations

              CAPITAL PRODUCT PARTNERS L.P. (the "Partnership") was formed on January 16, 2007, under the laws of the Marshall Islands, by Capital Maritime & Trading Corp. ("CMTC" or the "Limited Partner"), and Capital G.P. L.L.C., the Partnership's general partner (the "General Partner"), which is a wholly owned subsidiary of CMTC. The Partnership was established for the purpose of acquiring interests in eight wholly owned subsidiaries of CMTC, which own eight newly built, double-hull medium-range product tankers (the "Initial Vessels"). The shares of these eight vessel-owning companies will be contributed by CMTC to the Partnership, which will become their sole shareholder. In exchange, CMTC will receive common units and subordinated units, representing a 98% limited partnership interest in the Partnership.

              The Partnership has adopted a December 31 fiscal year end. The General Partner contributed $20 and CMTC contributed $980 to the partnership as of February 2, 2007. The Partnership contributed to Capital Product Operating L.L.C. a wholly owned subsidiary of Partnership the amount of $1,000 as of February 2, 2007. There have been no other transactions involving the Partnership as of February 2, 2007.

2. Subsequent Events

  (a)
  Initial Public Offering (unaudited): Concurrently with the closing of its initial public offering, Capital Product Partners L.P. will enter into several new agreements, including:

  •
  An omnibus agreement with CMTC, Capital GP L.L.C. and others governing, among other things, when Capital Product Partners L.P. and CMTC can compete with each other and certain rights of first offer on medium range product tankers;

  •
  A management agreement with Capital Ship Management, an affiliate of Capital GP L.L.C., pursuant to which Capital Ship Management will agree to provide commercial, and technical management services to Capital Product Partners L.P.;

  •
  An administrative services agreement with Capital Ship Management, a related party of Capital GP L.L.C., which in turn is wholly owned by CMTC, pursuant to which Capital Ship Management will agree to provide administrative management services to Capital Product Partners L.P.; and

  •
  An agreement with CMTC to purchase its interests in the vessel-owning subsidiaries that own the seven medium range product tankers under construction (the "Committed

    Vessels"), including the related time charters, for a total price of $368,000,000. These vessels under construction can be summarized as follows:

Company	Date of Incorporation	DWT	Expected Delivery Date	Name of Vessel Owned by Subsidiary	Vessel Purchase Price
Epicurus Shipping Company	02/11/2004	47,000	05/2007	M/T Atrotos	$56,000,000
Splendor Shipholding S.A.	07/08/2004	47,000	10/2007	M/T Anemos I	$56,000,000
Laredo Maritime Inc.	02/03/2004	47,000	08/2007	M/T Akeraios	$56,000,000
Lorenzo Shipmanagement Inc.	05/26/2004	47,000	10/2007	M/T Apostolos	$56,000,000
Sorrel Shipmanagement Inc.	02/07/2006	51,000	01/2008	M/T Alexandros II	$48,000,000
Wind Dancer Shipping Inc.	02/07/2006	51,000	06/2008	M/T Aristotelis II	$48,000,000
Belerion Maritime Co.	01/24/2006	51,000	08/2008	M/T Aris II	$48,000,000

              The time and bareboat charter agreements related to the Committed Vessels are shown below:

Vessel Name	Time Charter (T.C.)/Bare Boat Charter (B.C.) (Years)	Commencement of Charter	Charterer	Profit Sharing*	Gross Daily Hire Rate (Without Profit Sharing)
M/T Atrotos	3 T.C.	05/2007	Morgan Stanley	50/50	$20,000
M/T Akeraios	3 T.C.	08/2007	Morgan Stanley	50/50	$20,000
M/T Anemos I	3 T.C.	10/2007	Morgan Stanley	50/50	$20,000
M/T Apostolos	3 T.C.	10/2007	Morgan Stanley	50/50	$20,000
M/T Alexandros II	10 B.C.	01/2008	O.S.G.	—	$13,000
M/T Aristotelis II	10 B.C.	06/2008	O.S.G.	—	$13,000
M/T Aris II	10 B.C.	08/2008	O.S.G.	—	$13,000

*
Profit sharing refers to an arrangement between vessel-owning companies and charterers to share a predetermined percentage voyage profit in excess of the basic rate.

(b)
Credit Facility and Derivative Instruments:

              On February 21, 2007 Capital Product Partners L.P. signed a commitment letter with certain lenders, including HSH Nordbank AG, Hamburg for a revolving credit facility, with no principal payments due until June 30, 2012, of up to $370 million to be draw down in three tranches. The first tranche is eligible to be drawn down upon completion of the IPO. Borrowings under this credit facility are jointly and severally secured by the vessels in the initial fleet, and will bear interest at a rate of 0.75% per annum over US$ LIBOR.

              Furthermore, on February 21, 2007, in connection with the revolving credit facility, CMTC has entered into interest rate swap agreements (agreements that will be transferred to Capital Product Partners L.P. upon the completion of the IPO) to reduce its exposure to cash flow risks from fluctuating interest rates. These changes could occur due to changes in market interest rates for debt with substantially similar credit risk and payment terms. The interest swaps will be accounted for in accordance with the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              To the Members of Capital GP L.L.C.

              We have audited the accompanying balance sheet of Capital GP L.L.C. (the "Company"), as of February 2, 2007. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

              We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

              In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Capital GP L.L.C. as of February 2, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
February 9, 2007

CAPITAL GP L.L.C.

BALANCE SHEET

(In United States dollars)

As of February 2, 2007
Assets
Current assets
Cash	$980
Investment in Capital Product Partners L.P.	20

Total current assets	1,000

Total assets	1,000

Liabilities and members' equity
Commitments and contingencies	—

Member's equity
Member's equity	1,000

Total member's equity	1,000

Total liabilities and member's equity	$1,000

The accompanying notes are an integral part of this balance sheet.

CAPITAL GP L.L.C.

NOTES TO THE BALANCE SHEET

(In United States dollars)

1. Nature of Operations

              CAPITAL GP L.L.C. (the "Company") was formed on January 16, 2007, under the laws of the Marshall Islands, to become the general partner of Capital Product Partners L.P. (or the "Partnership"). The Company is a wholly owned subsidiary of Capital Maritime and Trading Corp (CMTC). As of February 2, 2007, CMTC has contributed $1,000 to the Company in exchange for a 100% ownership interest in the Company. As of February 2, 2007, the Company has invested $20 in the Partnership for its 2% general partner interest. There have been no other transactions involving the Company as of February 2, 2007.

APPENDIX A

FORM OF FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CAPITAL PRODUCT PARTNERS L.P.

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF CAPITAL PRODUCT PARTNERS L.P.

              THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CAPITAL PRODUCT PARTNERS L.P., dated as of            , 2007, is entered into by and between Capital GP L.L.C., a Marshall Islands limited liability company, as the General Partner, and Capital Maritime & Trading Corp., a Marshall Islands corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

               SECTION 1.1. Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

              "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such transaction; provided however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

              "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

              "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

              "Agreed Value" means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors.

              "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., as it may be amended, supplemented or restated from time to time.

              "Annual Meeting" means the meeting of Limited Partners to be held every year commencing in 2008 to elect the Elected Directors as provided in Section 13.4 and to vote on any other matters brought before the meeting in accordance with this Agreement.

              "Appointed Directors" means the members of the Board of Directors appointed by the General Partner in accordance with the provisions of Article VII.

              "Associate" means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

              "Audit Committee" means a committee of the Board of Directors of the Partnership composed of a minimum of three members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

              "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

  (a)
  the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

  (b)
  the amount of any cash reserves established by the Board of Directors to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.2 or 6.3 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

              Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

              "Board of Directors" means the seven-member board of directors of the Partnership, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII and a majority of whom are not United States citizens or residents, which, pursuant to Section 7.1, and subject to Section 7.10, oversees and directs the operations, management and policies of the Partnership. The Board of Directors shall constitute a committee within the meaning of Section 30(2)(g) of the Marshall Islands Act.

              "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

              "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

              "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

              "Capital Surplus" has the meaning assigned to such term in Section 6.1(a).

              "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Person liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership or as a member of the Board of Directors, as the case may be.

              "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global or book entry form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

              "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Registrar of Corporations of The Marshall Islands as referenced in Section 7.9 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

              "claim" (as used in Section 7.19(c)) has the meaning assigned to such term in Section 7.19(c).

              "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Purchase Agreement.

              "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.

              "Code" means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

              "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

              "Commences Commercial Service" and "Commenced Commercial Service" shall mean the date a Capital Improvement is first put into service by a Group Member following, if applicable, completion of construction and testing.

              "Commission" means the United States Securities and Exchange Commission.

              "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

              "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.2(a)(i).

              "Conflicts Committee" means a committee of the Board of Directors composed entirely of three or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

              "Contributed Property" means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

              "Contribution Agreement" means that certain Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and Capital Maritime & Trading Corp., together with the additional conveyance documents and instruments contemplated or referenced thereunder.

              "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.2(a)(ii) and the second sentence of Section 6.3 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

              "Current Market Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

              "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

              "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

              "Elected Directors" means the members of the Board of Directors who are elected or appointed as such in accordance with the provisions of Article VII and at least three of whom are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

              "Estimated Maintenance Capital Expenditures" means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain the operating capacity or asset base of the Partnership Group, existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Except as provided in the definition of Subordination Period, any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

              "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

              "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the construction of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid during such period shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement.

              "First Target Distribution" means $0.4313 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2007, it means the product of $0.4313 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

              "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and, provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

              "General Partner" means Capital GP L.L.C., a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

              "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

              "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit except as provided in Section 11.2.

              "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

              "Group Member" means a member of the Partnership Group.

              "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

              "Holder" as used in Section 7.19, has the meaning assigned to such term in Section 7.19(a).

              "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to Capital Maritime & Trading Corp. and thereafter transferred to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

              "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.2(a)(v), (vi) and (vii) and 6.2(b)(iii), (iv) and (v).

              "Indemnified Persons" has the meaning assigned to such term in Section 7.19(c).

              "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board of

Directors, and (g) any other Person the Board of Directors designates as an "Indemnitee" for purposes of this Agreement.

              "Initial Common Units" means the Common Units sold in the Initial Offering.

              "Initial General Partner Interest" has the meaning set forth in Section 5.1.

              "Initial Limited Partner Interest" has the meaning set forth in Section 5.1.

              "Initial Limited Partners" means Capital Maritime & Trading Corp. and the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a)), in each case upon being admitted to the Partnership in accordance with Section 10.1.

              "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

              "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

              "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of interest rate swap agreements; (e) capital contributions received; and (f) corporate reorganizations or restructurings.

              "Investment Capital Expenditures" means capital expenditures other than Maintenance Capital Expenditures or Expansion Capital Expenditures.

              "Limited Partner" means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

              "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

              "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

              "Liquidator" means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

              "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain the operating capacity or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) expenditures made solely for investment purposes (as opposed to maintenance purposes). Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity incurred, in each case, to finance the construction of a replacement asset and paid during the period beginning on the date that the Group Member enters into a binding obligation to commence constructing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a replacement asset.

              "Marshall Islands Act" means the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

              "Merger Agreement" has the meaning assigned to such term in Section 14.1.

              "Minimum Quarterly Distribution" means $0.3750 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on June 30, 2007, it means the product of $0.3750 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

              "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

              "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

              "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

              "Officers" means the officers of the General Partner.

              "Omnibus Agreement" means that Omnibus Agreement, dated as of the Closing Date, among Capital Maritime & Trading Corp., the Partnership, the General Partner and the Operating Company.

              "Operating Company" means Capital Product Operating L.L.C., a Marshall Islands limited liability company, and any successors thereto.

              "Operating Company Agreement" means the First Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

              "Operating Expenditures" means all Partnership Group expenditures, including taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

  (a)
  repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

  (b)
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

  (c)
  Operating Expenditures shall not include (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners.

              Where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.

              "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

  (a)
  the sum of (i) an amount equal to two times the amount needed for any one Quarter to pay a distribution on all of the Units, the General Partner Units and the Incentive Distribution Rights at the same amount as was distributed immediately preceding the date of determination (or with respect to the period commencing on the Closing Date and ending on March 31, 2007, it means the product of (x) $0.3750 multiplied by (y) a fraction of which the numerator is the number of days in such period and the denominator is 90 multiplied by (z) the number of Units and General Partner Units Outstanding on the Record Date with respect to such period), (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of distributions paid on equity issued in connection with the construction of a Capital Improvement or replacement asset and paid during the period beginning on the date that the Group Member enters into a binding obligation to commence construction of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement asset for purposes of this clause (iv)), less

  (b)
  the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the Board of Directors to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

              Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

              "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the Board of Directors.

              "Option Closing Date" means the date or dates on which any Common Units are sold by Capital Maritime & Trading Corp. to the Underwriters upon exercise of the Over-Allotment Option.

              "Organizational Limited Partner" means Capital Maritime & Trading Corp. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

              "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 5% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group in excess of 4.9% of the Outstanding Partnership Securities shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, except for purposes of nominating a Person for election to the Board of Directors pursuant to Section 7.3, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Securities so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 5% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 5% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 5% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors.

              "Over-Allotment Option" means the over-allotment option granted to the Underwriters pursuant to the Purchase Agreement.

              "Partners" means the General Partner and the Limited Partners.

              "Partnership" means Capital Product Partners L.P., a Marshall Islands limited partnership, and any successors thereto.

              "Partnership Group" means the Partnership and its Subsidiaries, including the Operating Company, treated as a single entity.

              "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

              "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units and Incentive Distribution Rights.

              "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

              "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

              "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

              "Purchase Agreement" means the Purchase Agreement dated March 29, 2007 among the Underwriters, the Partnership, the General Partner, the Operating Company, and Capital Maritime & Trading Corp., providing for the purchase of Common Units by such Underwriters.

              "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

              "Quarter" means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

              "Record Date" means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

              "Record Holder" means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the Board of Directors has caused to be kept by the General Partner as of the opening of business on such Business Day.

              "Registration Statement" means the Registration Statement on Form F-1 (Registration No. 333-141422) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

              "Second Target Distribution" means $0.4688 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2007, it means the product of $0.4688 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

              "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

              "Special Approval" means approval by a majority of the members of the Conflicts Committee.

              "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

              "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

  (a)
  the first day of any Quarter beginning after March 31, 2011, in respect of which (i)(A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date and (B) the Adjusted Operating Surplus for each of the three consecutive, non overlapping four Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages; and

  (b)
  the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units and the Board of Directors under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

              For purposes of determining whether the test in subclause (a)(i)(B) above has been satisfied, Adjusted Operating Surplus will be adjusted upwards or downwards if the Conflicts Committee determines in good faith that the amount of Estimated Maintenance Capital Expenditures used in the determination of Adjusted Operating Surplus in subclause (a)(i)(B) was materially incorrect, based on circumstances prevailing at the time of original determination of Estimated Maintenance Capital Expenditures, for any one or more of the preceding three four-Quarter periods.

              "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person's ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering no more than 10 vessels for a period of no more than 40 years, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

              "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

              "Third Target Distribution" means $0.5625 per unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2007, it means the product of $0.5625 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

              "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

              "transfer" has the meaning assigned to such term in Section 4.4(a).

              "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall, at the direction of the Board of Directors, act in such capacity.

              "Underwriter" means each Person named as an underwriter in Schedule I to the Purchase Agreement who purchases Common Units pursuant thereto.

              "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) the Incentive Distribution Rights.

              "Unitholders" means the holders of Units.

              "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

              "Unit Register" means the register of the Partnership for the registration and transfer of Limited Partnership Interests as provided in Section 4.5.

              "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

              "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

              "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

              "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided that when such borrowing is incurred it is the intent of the borrower to repay such borrowing within 12 months from other than additional Working Capital Borrowings.

              SECTION 1.2. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation; and (d) the terms "hereof", "herein" and "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

              SECTION 2.1. Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Marshall Islands Act and hereby amend and restate the original Agreement of Limited Partnership of Capital Product Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

              SECTION 2.2. Name. The name of the Partnership shall be "Capital Product Partners L.P." The Partnership's business may be conducted under any other name or names as determined by the Board of Directors. The words "Limited Partnership" or the letters "L.P." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Partnership at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the General Partner and the Limited Partners of such change in the next regular communication to the Limited Partners.

              SECTION 2.3. Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Partnership in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Partnership in The Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc. The principal office of the Partnership shall be located at 3 Iassonos Street, Piraeus, 185 37 Greece, or such other place as the Board of Directors may from time to time designate by notice to the General Partner and the Limited Partners. The Partnership may maintain offices at such other place or places within or outside The Marshall Islands as the Board of Directors determines to be necessary or appropriate. The address of the General Partner shall be at 3 Iassonos Street, Piraeus, 185 37 Greece, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

              SECTION 2.4. Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Board of Directors shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, the General Partner and any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation.

              SECTION 2.5. Powers. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

              SECTION 2.6. Power of Attorney. (a) Each Limited Partner hereby constitutes and appoints the General Partner, under the supervision of the Board of Directors, and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

  (i)
  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner, under the supervision of the Board of Directors, or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the Marshall Islands and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner, under the supervision of the Board of Directors, or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner, under the supervision of the Board of Directors, or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

  (ii)
  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, however, that when required by Section 13.3 or any other provision of this Agreement that requires the consent of the Board of Directors or establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary consent of the Board of Directors or vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

              Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to make an amendment to this Agreement.

  (b)
  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner's Partnership Interest and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Partnership.

              SECTION 2.7. Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the

Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

              SECTION 2.8. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and, provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Board of Directors. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

              SECTION 3.1. Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

              SECTION 3.2. Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

              SECTION 3.3. Outside Activities of the Limited Partners. Subject to the provisions of Section 7.12 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

              SECTION 3.4. Rights of Limited Partners. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense, to:

  (i)
  have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

  (ii)
  obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

  (iii)
  have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

  (iv)
  obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

  (v)
  obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b)
  The Board of Directors may keep confidential from the Limited Partners, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

              SECTION 4.1. Certificates. Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.5(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

              SECTION 4.2. Mutilated, Destroyed, Lost or Stolen Certificates. (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

  (b)
  The appropriate Officers on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)	makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)	requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)
if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Board of Directors may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)	satisfies any other reasonable requirements imposed by the Board of Directors.

              If a Limited Partner fails to notify the Partnership within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c)
  As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

              SECTION 4.3. Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

              SECTION 4.4. Transfer Generally. (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive

Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

  (b)
  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

  (c)
  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

              SECTION 4.5. Registration and Transfer of Limited Partner Interests. (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

  (b)
  The Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

  (c)
  The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

              SECTION 4.6. Transfer of the General Partner's General Partner Interest. (a) Subject to Section 4.6(c) below, prior to March 31, 2017, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with (1) the merger or consolidation of the General Partner with or into such other Person or (2) the transfer by the General Partner of all or substantially all of its assets to such other Person.

  (b)
  Subject to Section 4.6(c) below, on or after March 31, 2017, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

  (c)
  Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

              SECTION 4.7. Transfer of Incentive Distribution Rights. Prior to March 31, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to March 31, 2017, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after March 31, 2017, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner's exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3 hereof.

              SECTION 4.8. Restrictions on Transfers. (a) Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

  (b)
  The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.5(b).

  (c)
  Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

              SECTION 5.1. Organizational Contributions. In connection with the formation of the Partnership under the Marshall Islands Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20, for a 2% General Partner Interest in the Partnership (the "Initial General Partner Interest") and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980 for a 98% limited partner interest in the Partnership (the "Initial Limited Partner Interest") and has been admitted as a Limited Partner of the Partnership.

              SECTION 5.2. Initial Unit Issuances. (a) On or prior to the Closing Date and pursuant to the Contribution Agreement, (i) Capital Maritime & Trading Corp. shall sell all of the outstanding shares of seven vessel-owning subsidiaries of Capital Maritime & Trading Corp. to the Partnership, (ii) as consideration therefor, the Partnership shall issue to Capital Maritime & Trading Corp. (A) 11,750,000 Common Units, representing a 56.0% limited partner interest in the Partnership, (B) 8,805,521 Subordinated Units, representing a 42.0% limited partner interest in the Partnership, (C) the Incentive Distribution Rights, (D) $25 million in cash representing a cash dividend and (E) the right to receive an additional dividend in the amount of $30 million payable in cash or a number of Common Units necessary to satisfy the Over-Allotment Option or a combination thereof, as described in Section 5.3., (iii) Capital Maritime & Trading Corp.'s Initial Limited Partner Interest will be converted into one Subordinated Unit, (iv) the Initial General Partner Interest will be converted into 419,500 General Partner Units and (v) Capital Maritime & Trading Corp. will transfer the Incentive Distribution Rights to the General Partner.

  (b)
  Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to subparagraph (a) hereof), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner's Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make additional Capital Contributions to the Partnership.

              SECTION 5.3. Exercise of the Over-Allotment Option. (a) Pursuant to the Contribution Agreement, upon any exercise of the Over-Allotment Option, the Partnership shall issue Common Units to Capital Maritime & Trading Corp. in an amount equal to the number of Common Units to be purchased by all Underwriters at the Option Closing Date. Upon the earlier of (i) the exercise in full of the Over-Allotment Option and (ii) 30 days after the date of the Purchase Agreement, the Partnership shall pay to Capital Maritime & Trading Corp. an additional cash dividend in an amount of $30 million or a number of Common Units necessary to satisfy the Over-Allotment Option or a combination thereof as described in the Contribution Agreement.

  (b)
  No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the 11,750,000 Common Units issuable pursuant to Section 5.2 hereof, (ii) the 8,805,522 Subordinated Units issuable pursuant to Section 5.2 hereof, (iii) the "Option Units" as such term is used in the Purchase Agreement in an aggregate number up to 1,762,500 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (a) hereof, and (iv) the Incentive Distribution Rights.

              SECTION 5.4. Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

              SECTION 5.5. Issuances of Additional Partnership Securities. (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Limited Partners, but subject to the approval of the General Partner in the case where issuances of equity are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on the General Partner or the General Partner Interest.

  (b)
  Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Board of Directors, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (iv) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Security; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

  (c)
  The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.5, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of additional Limited Partners and (iv) all additional issuances of Partnership Securities. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

              SECTION 5.6. Limitations on Issuance of Additional Partnership Securities. The Partnership may issue an unlimited number of Partnership Securities (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.5 without the approval of the Limited Partners; provided, however, that no fractional units shall be issued by the Partnership.

              SECTION 5.7. Conversion of Subordinated Units. (a) All of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the first day following the distribution of Available Cash to Partners pursuant to Section 6.1(a) in respect of any Quarter ending on or after June 30, 2007, in respect of which:

  (i)
  distributions of Available Cash from Operating Surplus under Section 6.2(a) on each of the Outstanding Common Units, Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded $2.25 during the four-Quarter period immediately preceding such date;

  (ii)
  the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded the sum of $2.25 on all of the Common Units, Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis with respect to such period; and

  (iii)
  there are no Cumulative Common Unit Arrearages.

  (b)
  If the Subordinated Units are not converted into Common Units pursuant to Section 5.7(a), the Subordinated Units shall convert into Common Units on a one-for-one basis upon the expiration of the Subordination Period.

  (c)
  Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

  (d)
  A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.5(b).

              SECTION 5.8. Limited Preemptive Right. Except as provided in this Section 5.8 and in Section 5.2(b), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

              SECTION 5.9. Splits and Combinations. (a) Subject to Sections 5.9(d) and 6.4 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

  (b)
  Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c)
  Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d)
  The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

              SECTION 5.10. Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by the Marshall Islands Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

              SECTION 6.1. Requirement and Characterization of Distributions; Distributions to Record Holders. (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on June 30, 2007, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.2 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.3, be deemed to be "Capital Surplus."

  (b)
  Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

  (c)
  Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

              SECTION 6.2. Distributions of Available Cash from Operating Surplus. (a) During Subordination Period. Available Cash with respect to any Quarter or portion thereof within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.5 in respect of other Partnership Securities issued pursuant thereto:

  (i)
  First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (ii)
  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

  (iii)
  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (iv)
  Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

  (v)
  Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

  (vi)
  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

  (vii)
  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(a)(vii).

  (b)
  After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3, shall subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise required by Section 5.5(b) in respect of additional Partnership Securities issued pursuant thereto:

  (i)
  First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

  (ii)
  Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

  (iii)
  Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

  (iv)
  Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

  (v)
  Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(b)(v).

              SECTION 6.3. Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.1(a) shall, subject to Section 51 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.1 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units their Pro Rata share of a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.2.

              SECTION 6.4. Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

              SECTION 6.5. Special Provisions Relating to the Holders of Subordinated Units. (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

  (b)
  A Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the Board of Directors determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit.

              SECTION 6.6. Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.2(a)(v), (vi) and (vii), 6.2(b)(iii), (iv) and (v), and 12.4.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

              SECTION 7.1. Management. (a) The Board of Directors shall have the power to oversee and direct the operations, management and policies of the Partnership on an exclusive basis. No Limited Partner shall have any management power or control over the business and affairs of the Partnership. Except as otherwise expressly provided in this Agreement, the business and affairs of the Partnership shall be managed by the General Partner under the direction of the Board of Directors, and the day-to-day activities of the Partnership initially shall be conducted on the Partnership's behalf by the Officers, who shall be agents of the Partnership. The General Partner, except as otherwise expressly provided in this Agreement, hereby irrevocably delegates to the Board of Directors the authority to oversee and direct the operations, management and policies of the Partnership on an exclusive basis that it may now or hereafter possess under applicable law. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve the effective delegation of power described in this Section 7.1(a). Each of the Partners and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership.

  (b)
  Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, consents to, ratifies and confirms the General Partner's delegation of management powers to the Board of Directors pursuant to paragraph (a) of this Section 7.1; (ii) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Purchase Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (iii) agrees that the General Partner (on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iv) agrees that the execution, delivery or performance by the Board of Directors, the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the General Partner of any duty that the Board of Directors or the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

              SECTION 7.2. The Board of Directors; Election and Appointment; Term; Manner of Acting. (a) Except as described below with respect to the Board of Directors upon Closing, the Board of Directors shall consist of seven individuals, three of whom shall be Appointed Directors and four of whom shall be Elected Directors. The Elected Directors shall be divided into three classes: Class I, comprising one Elected Director, Class II, comprising one Elected Director, and Class III, comprising two Elected Directors. The Board of Directors upon Closing may consist of six individuals, provided that a seventh director is appointed within twelve months after the date of the Purchase Agreement. The Board of Directors upon Closing shall consist of the following individuals, each of whom shall hold office until his successor is duly elected or appointed, as the case may be, and qualified, in accordance with subclauses (a)(i) and (a)(ii) below, or until his earlier death, resignation or removal: Appointed Directors: Ioannis E. Lazaridis and Evangelos M. Marinakis; Elected Directors: Class I: Nikolaos Syntychakis, Class II: Abel Rasterhoff, Class III: Evangelos Bairactaris and Keith Forman. The vacancy among the Appointed Directors shall be filled as if an Appointed Director had resigned, in accordance with Section 7.6. The successors of the initial members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

  (i)
  The Appointed Directors shall be appointed by the General Partner on the date of the 2010 Annual Meeting and every third succeeding Annual Meeting thereafter; and

  (ii)
  The Class I Elected Director shall be elected at the 2008 Annual Meeting, the Class II Elected Director shall be elected at the 2009 Annual Meeting and the Class III Elected Directors shall be elected at the 2010 Annual Meeting, in each case by a plurality of the votes of the Outstanding Common Units (excluding Common Units owned by Capital Maritime & Trading Corp. and its Affiliates) present in person or represented by proxy at the Annual Meeting with each Outstanding Common Unit having one vote and for a three-year term expiring on the date of the third succeeding Annual Meeting. At each Annual Meeting after the 2010 Annual Meeting, Elected Directors so classified who are elected to replace those whose terms expire at such Annual Meeting shall be elected to hold office until the third succeeding Annual Meeting.

  (b)
  Each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the third succeeding Annual Meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

  (c)
  Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the number of members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

              SECTION 7.3. Nominations of Elected Directors. The Board of Directors shall be entitled to nominate individuals to stand for election as Elected Directors at an Annual Meeting. In addition, any Limited Partner or Group of Limited Partners that beneficially owns 10% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an Annual Meeting by providing written notice thereof to the Board of Directors not more than 120 days and not less than 90 days prior to the date of such Annual Meeting; provided, however, that in the event that the date of the Annual Meeting was not publicly announced by the Partnership by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the tenth day following the date on which the date of the Annual Meeting was announced. Such notice shall set forth (i) the name and address of the Limited Partner or Limited Partners making the nomination or nominations, (ii) the number of Common Units beneficially owned by such Limited Partner or Limited Partners, (iii) such information regarding the nominee(s) proposed by the Limited Partner or Limited Partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission had the nominee(s) been nominated or intended to be nominated to the Board of Directors, (iv) the written consent of each nominee to serve as a member of the Board of Directors if so elected and (v) a certification that such nominee(s) qualify as Elected Directors.

              SECTION 7.4. Removal of Members of Board of Directors. Members of the Board of Directors may only be removed as follows:

  (a)
  Any Appointed Director may be removed at any time, (i) without Cause, only by the General Partner and, (ii) with Cause, by the General Partner or by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Limited Partners.

  (b)
  Any and all of the Elected Directors may be removed at any time, with Cause, only by the affirmative vote of a majority of the other Elected Directors or at a properly called meeting of the Limited Partners only by the affirmative vote of the holders of a majority of the Outstanding Units.

              SECTION 7.5. Resignations of Members of the Board of Directors. Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

              SECTION 7.6. Vacancies on the Board of Directors. Vacancies on the Board of Directors may be filled only as follows:

  (a)
  If any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the General Partner shall, in its sole discretion, appoint an individual to fill the vacancy.

  (b)
  If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, the vacancy shall be filled by a majority of the Elected Directors then serving.

  (c)
  A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for the unexpired term of his predecessor in office.

              SECTION 7.7. Meetings; Committees; Chairman. (a) Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

  (b)
  The Board of Directors shall appoint the Audit Committee and the Conflicts Committee to consist, in each case, solely of a minimum of three of the Elected Directors then in office. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Partnership as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

  (c)
  The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors chosen by the Appointed Directors shall preside. If, at any time, in accordance with Section 7.2(b), the Board of Directors consists solely of Elected Directors, the Board of Directors may elect one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, choose another member of the Board of Directors to preside at the meeting.

              SECTION 7.8. Compensation of Directors. The members of the Board of Directors who are not employees of the Partnership, the General Partner or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

              SECTION 7.9. Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in The Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of The Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

              SECTION 7.10. Restrictions on the Authority of the Board of Directors and the General Partner. (a) Except as otherwise provided in this Agreement, neither the Board of Directors nor the General Partner may, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

  (b)
  Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership's Subsidiaries) or dissolve the Partnership without the approval of holders of a Unit Majority and the General Partner; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors, subject to the approval of the General Partner as provided in subparagraph (c) below, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the General Partner Interest to and the election of a successor general partner of the Partnership shall be made in accordance with Sections 4.6, 11.1 and 11.2.

  (c)
  Without the approval of the General Partner, the Board of Directors may not:

(i)	merge or consolidate the Partnership;
(ii)	dissolve the Partnership;
(iii)	make a sale of assets representing 10% or more of the fair market value of the Partnership's assets prior to the sale;
(iv)	make a purchase of assets representing 10% or more of the fair market value of the Partnership's assets prior to the purchase;
(v)	incur debt if such incurrence would result in the Partnership's over leverage, taking into account customary industry leverage levels, the Partnership's structure and its other assets and liabilities;
(vi)
mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of the Partnership's assets for purposes other than securing indebtedness that does not result in the Partnership's over leverage, taking into account customary industry leverage levels, the Partnership's structure and its other assets and liabilities; and
(vii)
make issuances of equity that are not reasonably expected to be accretive to equity within twelve months of issuance or which would otherwise have a material adverse impact on the General Partner or the General Partner Interest.

              SECTION 7.11. Reimbursement of the General Partner. (a) Except as provided in this Section 7.11 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

  (b)
  The General Partner shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General

    Partner, to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans), and (ii) all other direct and indirect expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The Board of Directors shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.11 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.14.

  (c)
  The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof) but subject to the approval of the Board of Directors, may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership or in the open market to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.11(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.11(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

              SECTION 7.12. Outside Activities. (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its controlled Affiliates not to, acquire, own or operate Medium Range Tankers under Qualifying Contracts (as such terms are defined in the Omnibus Agreement).

  (b)
  Capital Maritime & Trading Corp., the Partnership, the General Partner and the Operating Company have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Capital Maritime & Trading Corp. and certain of its Affiliates to acquire, own or operate Medium Range Tankers under Qualifying Contracts (as defined in the Omnibus Agreement).

  (c)
  Except as specifically restricted by Section 7.12(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.12 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

  (d)
  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Section 7.12(a), Section 7.12(b), Section 7.12(c) and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Section 7.12(a), Section 7.12(b), Section 7.12(c) and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

  (e)
  The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term "Affiliates" as used in this Section 7.12(e) with respect to the General Partner shall not include any Group Member.

              SECTION 7.13. Loans from the General Partner; Loans or Contributions from the Partnership or Group Members. (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.13(a) and Section 7.13(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

  (b)
  The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

  (c)
  No borrowing by any Group Member or the approval thereof by the General Partner or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates or the Board of Directors to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

              SECTION 7.14. Indemnification. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.14, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; and, provided further, that no indemnification pursuant to this Section 7.14 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Purchase Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.14 shall be made out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b)
  To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.14(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.14.

  (c)
  The indemnification provided by this Section 7.14 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d)
  The Partnership may purchase and maintain (or reimburse the members of the Board of Directors and the General Partner or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the General Partner, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e)
  For purposes of this Section 7.14, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.14(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

  (f)
  In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g)
  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.14 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h)
  The provisions of this Section 7.14 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i)
  No amendment, modification or repeal of this Section 7.14 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.14 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              SECTION 7.15. Liability of Indemnitees. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

  (b)
  Subject to their obligations and duties as members of the Board of Directors or the General Partner, respectively, set forth in Section 7.1(a), members of the Board of Directors and the General Partner may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or the General Partner in good faith.

  (c)
  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

  (d)
  Any amendment, modification or repeal of this Section 7.15 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

              SECTION 7.16. Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties. (a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any member of the Board of Directors, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner and the Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner or the Board of Directors, as the case may be, may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision the Board of Directors, acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

  (b)
  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in

    "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

  (c)
  Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Units or Incentive Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

  (d)
  Whenever the Board of Directors makes a determination or takes or declines to take any other action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Directors, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

  (e)
  Notwithstanding anything to the contrary in this Agreement, neither the Board of Directors nor the General Partner and its Affiliates shall have a duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Board of Directors or the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

  (f)
  Except as expressly set forth in this Agreement, neither the General Partner nor the Board of Directors or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Board of Directors or the General Partner or such other Indemnitee.

  (g)
  The Unitholders hereby authorize the Board of Directors, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.16.

              SECTION 7.17. Other Matters Concerning the General Partner and the Board of Directors. (a) The General Partner and the Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b)
  The General Partner and the Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or the Board of Directors reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

  (c)
  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

              SECTION 7.18. Purchase or Sale of Partnership Securities. The Board of Directors may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided, however, that the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

              SECTION 7.19. Registration Rights of the General Partner and its Affiliates. (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.19, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its reasonable best efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than five registrations pursuant to this Section 7.19(a); and, provided further, that if the

Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere in a way materially adverse to the Partnership with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than 90 days after receipt of the Holder's request, such right pursuant to this Section 7.19(a) not to be utilized more than once in any 12-month period. The Partnership shall use its reasonable best efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.19(a), the Partnership shall be deemed not to have used all its reasonable best efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to this Section 7.19(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.19(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b)
  If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Securities for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all its reasonable best efforts to include such number or amount of Partnership Securities held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.19(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.19(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c)
  If underwriters are engaged in connection with any registration referred to in this Section 7.19, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the

    Partnership's obligation under Section 7.14, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.19(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d)
  The provisions of Section 7.19(a) and Section 7.19(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.19(c) shall continue in effect thereafter.

  (e)
  The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.19 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.19.

  (f)
  Any request to register Partnership Securities pursuant to this Section 7.19 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the

    Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

              SECTION 7.20. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Board of Directors, the General Partner and any Officer authorized by the General Partner or the Board of Directors to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Board of Directors, the General Partner or any such Officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors, the General Partner or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors, the General Partner or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors, the General Partner or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Board of Directors, the General Partner, the Officers or representatives of the General Partner authorized by the General Partner or the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

              SECTION 8.1. Records and Accounting. The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

              SECTION 8.2. Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

              SECTION 8.3. Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

  (b)
  As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

              SECTION 9.1. Tax Elections and Information. (a) The Partnership has elected to be treated as an association taxable as a corporation for United States federal income tax purposes. Except as otherwise provided herein, the Board of Directors shall determine whether the Partnership should make any other elections permitted by the Code.

  (b)
  The tax information reasonably required by Record Holders generally for United States federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends.

              SECTION 9.2. Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local or any non-U.S. law including pursuant to Sections 1441, 1442 and 1445 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the distribution of income to any Partner, the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.

              SECTION 9.3. Conduct of Operations. The Board of Directors and the General Partner shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units.

ARTICLE X

ADMISSION OF PARTNERS

              SECTION 10.1. Admission of Initial Limited Partners. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner and Capital Maritime & Trading Corp. as described in Sections 5.2 and 5.3, the Board of Directors shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

              SECTION 10.2. Admission of Additional Limited Partners. (a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

  (b)
  The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

  (c)
  Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

              SECTION 10.3. Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

              SECTION 10.4. Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership and the General Partner may for this purpose, among others, exercise the power of attorney granted to it subject to the direction of the Board of Directors pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

              SECTION 11.1. Withdrawal of the General Partner. (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

  (i)
  The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

  (ii)
  The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

  (iii)
  The General Partner is removed pursuant to Section 11.2;

  (iv)
  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

  (v)
  The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

  (vi)
  (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the corporation of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

              If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b)
  Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on March 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member; (ii) at any time after 12:00 midnight, prevailing Eastern Time, on March 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or, if applicable, the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

              SECTION 11.2. Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates voting as a single class) and a majority vote of the Board of Directors. Any such action by such holders or the Board of Directors for removal of the General Partner must also provide for the election of a successor General Partner by the majority vote of the outstanding Common Units and Subordinated Units (including Units held by the General Partner and its Affiliates) and General Partner Units (which for purposes of the election of a successor General Partner pursuant to this Section 11.2 only, shall be considered Units), voting together as a single class. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

              SECTION 11.3. Interest of Departing General Partner and Successor General Partner. (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of the Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.11, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

              For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

  (b)
  If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

  (c)
  If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

              SECTION 11.4. Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this

Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

              SECTION 11.5. Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

              SECTION 12.1. Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership under the supervision of the Board of Directors. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

  (a)
  an election to dissolve the Partnership by the General Partner and our Board of Directors that is approved by the holders of a Unit Majority;

  (b)
  at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

  (c)
  the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

  (d)
  an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

              SECTION 12.2. Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

  (i)
  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

  (ii)
  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

  (iii)
  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

              SECTION 12.3. Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and the Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.10(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

              SECTION 12.4. Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 60 of the Marshall Islands Act and the following:

  (a)
  The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

  (b)
  Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

  (c)
  All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed as follows:

(i)	If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A)	First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;
(B)
Second (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and
(C)
Thereafter (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(C);

(ii)	If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A)	First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;
(B)
Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;
(C)
Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

(D)
Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(D);

              SECTION 12.5. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

              SECTION 12.6. Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

              SECTION 12.7. Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

              SECTION 13.1. Amendments to be Adopted without Limited Partner Approval. Each Limited Partner agrees that the Board of Directors, without the approval of any Limited Partner, but with the approval of the General Partner required for any such amendment, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

  (a)
  a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

  (b)
  admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

  (c)
  a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of The Marshall Islands or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for Marshall Islands income tax purposes;

  (d)
  a change that the Board of Directors determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

  (e)
  a change in the fiscal year or taxable year of the Partnership and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the Board of Directors shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

  (f)
  an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the members of the Board of Directors, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

  (g)
  an amendment that the Board of Directors, and if required by Section 5.5, the General Partner, determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

  (h)
  any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

  (i)
  an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

  (j)
  an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

  (k)
  a conversion, merger or conveyance pursuant to Section 14.3(d); or

  (l)
  any other amendments substantially similar to the foregoing.

              SECTION 13.2. Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner or the Board of Directors; provided, however, that neither the General Partner nor the Board of Directors shall have a duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the General Partner, the Board of Directors and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments.

              SECTION 13.3. Amendment Requirements. (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b)
  Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner's option, (iii) change Section 12.1(a), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(a), give any Person the right to dissolve the Partnership.

  (c)
  Except as provided in Section 14.3, and without limitation of the Board of Directors' authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

  (d)
  Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

  (e)
  Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

              SECTION 13.4. Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner, the Board of Directors or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited

Partners' limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

              SECTION 13.5. Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

              SECTION 13.6. Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the Board of Directors in accordance with Section 13.11.

              SECTION 13.7. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

              SECTION 13.8. Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

              SECTION 13.9. Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

              SECTION 13.10. Conduct of a Meeting. The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

              SECTION 13.11. Action Without a Meeting. If authorized by the Board of Directors, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

              SECTION 13.12. Right to Vote and Related Matters. (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b)
  With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

              SECTION 14.1. Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), formed under the laws of The Marshall Islands or the state of Delaware or any other state of the United States, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

              SECTION 14.2. Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article XIV requires the approval of the Board of Directors and the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, neither the Board of Directors nor the General Partner shall have a duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. If the Board of Directors and the General Partner shall determine to consent to the merger or consolidation, the Board of Directors and the General Partner shall approve the Merger Agreement, which shall set forth:

  (a)
  the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

  (b)
  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

  (c)
  the terms and conditions of the proposed merger or consolidation;

  (d)
  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

  (e)
  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

  (f)
  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

  (g)
  such other provisions with respect to the proposed merger or consolidation that the Board of Directors and the General Partner determine to be necessary or appropriate.

              SECTION 14.3. Approval by Limited Partners of Merger or Consolidation. (a) Except as provided in Sections 14.3(d) and 14.3(e), the Board of Directors, upon its and the General Partner's approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

  (b)
  Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

  (c)
  Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

  (d)
  Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners, the General Partner and the Board of Directors with the same rights and obligations as are herein contained.

  (e)
  Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors, with the prior consent of the General Partner, is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

              SECTION 14.4. Certificate of Merger. Upon the required approval by the Board of Directors, the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

              SECTION 14.5. Amendment of Partnership Agreement. Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

              SECTION 14.6. Effect of Merger. (a) At the effective time of the certificate of merger:

  (i)
  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

  (ii)
  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

  (iii)
  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

  (iv)
  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b)
  A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

              SECTION 15.1. Right to Acquire Limited Partner Interests. (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

  (b)
  If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

  (c)
  At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his

    Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

              SECTION 16.1. Addresses and Notices. (a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner or the Board of Directors at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner and the Board of Directors may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

              SECTION 16.2. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

              SECTION 16.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

              SECTION 16.4. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

              SECTION 16.5. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

              SECTION 16.6. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

              SECTION 16.7. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a) without execution hereof.

              SECTION 16.8. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

              SECTION 16.9. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

              SECTION 16.10. Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

              SECTION 16.11. Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

              SECTION 16.12. Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

              [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Agreement of Limited Partnership as a Deed as of the date first written above.

GENERAL PARTNER:
Capital GP L.L.C.,
by

Name:
Title:
ORGANIZATIONAL LIMITED PARTNER:
Capital Maritime & Trading Corp.,
by

Name:
Title:
LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
Capital GP L.L.C.,
by

Name:
Title:

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Capital Product Partners L.P.

Certificate Evidency Common Units
Representing Limited Partner Interests in
Capital Product Partners L.P.

No.	Common Units

              In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Capital Product Partners L.P., a Marshall Islands limited partnership (the "Partnership"), hereby certifies that                        (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located c/o Capital Ship Management Corp., 3 Iassonos Street, Piraeus, 185 37 Greece. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

              The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

              This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Capital Product Partners L.P.
Countersigned and Registered by:	By:	Capital GP L.L.C., its General Partner
By:
as Transfer Agent and Registrar		Title:
By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

              The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian

			(Cust)		(Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
CAPITAL PRODUCT PARTNERS L.P.

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)
Common Units representing limited partner interests evidenced by this Certificate,

subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Capital Product Partners L.P.
Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature) (Signature)

              No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B

GLOSSARY OF TERMS

ABS:	American Bureau of Shipping; ship classification society.
Adjusted operating surplus:	For any period, operating surplus generated during that period is adjusted to:
	(a)	Decrease operating surplus by:
		(1)	any net increase in working capital borrowings with respect to that period; and
		(2)	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and
	(b)	increase operating surplus by:
		(1)	any net decrease in working capital borrowings with respect to that period; and
		(2)	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
Adjusted operating surplus does not include that portion of operating surplus included in clauses (a)(1) of the definition of operating surplus.
Annual survey:	The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.
Available cash:	For any quarter ending prior to liquidation:
	(a)	the sum of:
		(1)	all cash and cash equivalents of Capital Product Partners L.P. and its subsidiaries on hand at the end of that quarter; and
		(2)	all additional cash and cash equivalents of Capital Product Partners L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;
	(b)	less the amount of cash reserves established by our board of directors to:
		(1)	provide for the proper conduct of the business of Capital Product Partners L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Capital Product Partners L.P. and its subsidiaries) after that quarter;
		(2)	comply with applicable law or any debt instrument or other agreement or obligation to which Capital Product Partners L.P. or any of its subsidiaries is a party or its assets are subject; and
		(3)	provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our board of directors may not establish cash reserves for distributions to the subordinated units unless our board of directors has determined that the establishment of reserves will not prevent Capital Product Partners L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and
provided, further, that disbursements made by Capital Product Partners L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.
Available days:	The total days that a vessel was in our possession for a certain period and available for employment, net of off-hire days associated with major repairs, upgrades, drydockings or special or intermediate surveys.
Bareboat charter:	A charter in which the customer (the charterer) pays a fixed daily rate for a fixed period of time for the full use of the vessel and becomes responsible for all crewing, management and navigation of the vessel and the expenses therefor.
Brokerage commission:	Commission payable by the shipowner to the broker, expressed as a percentage of the freight or hire and is part of the charterparty.
Bunker:	Fuel, consisting of fuel oil and diesel, burned in a vessel's engines.
Capital surplus:	All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.
Charter:	The hiring of a vessel, or use of its carrying capacity, for a specified period of time.
Charterer:	A person, firm or company hiring a vessel for the carriage of goods or other purposes.
Charterhire:	The gross revenue earned by a vessel pursuant to a bareboat, time or voyage charter.
Charterparty:	A contract covering the transportation of cargo by sea, including the terms of the carriage, remuneration and other terms.
Classification society:	An independent society which certifies that a vessel has been built and maintained in accordance with the rules of such society and complies with the applicable rules and regulations of the flag state of such vessel and the international conventions of which that country is a member.
CLC:	International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended.

Closing price:	The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which the units of that class are listed. If the units of that class are not listed on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Global Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.
COFR:	Certificates of financial responsibility sufficient to meet potential liabilities under OPA 90 and CERCLA, which owners and operators of vessels must establish and maintain with the United States Coast Guard.
Common unit arrearage:	The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.
Document of compliance:	A document issued to a company which certifies that it complies with the requirements of the ISM Code.
Double-hull:	Hull construction technique by which a ship has an inner and outer hull, separated by void space, usually several feet in width.
Drydocking:	The removal of a vessel from the water for inspection, maintenance and/or repair of submerged parts
DNV:	Det Norske Veritas; ship classification society.
Dwt:	Deadweight, a measure of oil tanker carrying capacity, usually in tons, based upon weight of cargo and other items necessary to submerge the vessel to its maximum permitted draft.
EBITDA:	Earnings before interest, taxes, depreciation and amortization.
Estimated maintenance and replacement capital expenditures:	An estimate made by our board of directors, with the concurrence of the conflicts committee, of the average quarterly maintenance and replacement capital expenditures that Capital Product Partners L.P. will incur over the long-term. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of maintenance and replacement capital expenditures on a long-term basis. We refer to estimated maintenance and replacement capital expenditures in the partnership agreement as "estimated maintenance capital expenditures."

Expansion capital expenditures:	Cash capital expenditures for acquisitions or capital improvements. Expansion capital expenditures include the cash cost of equity and debt capital during construction of a capital asset. Expansion capital expenditures do not include maintenance and replacement capital expenditures or investment capital expenditures.
Flag state:	The country where a vessel is registered.
Fleet utilization:	The percentage of time that our vessels were available for revenue generating days, determined by dividing operating days by available days for the relevant period.
GAAP:	Accounting principles generally accepted in the United States.
General and administrative expenses:	General and administrative expenses consist of employment costs of shoreside staff and cost of facilities, as well as legal, audit and other administrative costs.
HELCOM:	The Helsinki Commission, which governs safety regulations in the Gulf of Finland
Hire rate:	The agreed sum or rate to be paid by the charterer for the use of the vessel.
Hull:	Shell or body of a ship.
H&M:	Hull and machinery insurance.
Ice Class 1A:	A vessel meeting the requirements for transit through ice with a thickness of 0.8 meters or less.
IMO:	International Maritime Organization, a United Nations agency that issues international trade standards for shipping.
Incentive distribution right:	A non-voting limited partner partnership interest issued to Capital Maritime and thereafter transferred to the general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.
Incentive distributions:	The distributions of available cash from operating surplus initially made to our general partner that are in excess of the general partner's aggregate 2.0% general partner interest.
Interim capital transactions:	The following transactions if they occur prior to liquidation:
(a) Borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Capital Product Partners L.P. or any of its subsidiaries;
(b) sales of equity interests by Capital Product Partners L.P. or any of its subsidiaries;
(c) sales or other voluntary or involuntary dispositions of any assets of Capital Product Partners L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);
(d) the termination of interest rate swap agreements;
(e) capital contributions; or

(f) corporate reorganizations or restructurings.
Intermediate survey:	The inspection of a vessel by a classification society surveyor that takes place every two and a half years after the special survey
Investment capital expenditures:	Capital expenditures other than Maintenance Capital Expenditures or Expansion Capital Expenditures.
ISM Code:	International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel owners to obtain a safety management certification for each vessel they manage.
ISPS:	International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to ships and ports.
Maintenance capital expenditures:	Cash capital expenditures (including expenditures for the addition or improvement to our capital assets or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain over the long term the operating capacity of or the revenue generated by Capital Product Partners L.P.'s capital assets, as such assets existed at the time of such expenditure. Maintenance capital expenditures include the cash cost of equity and debt capital during construction of a capital asset. Maintenance capital expenditures do not include expansion capital expenditures or Investment Capital Expenditures..
MARPOL	The International Convention for the Prevention of Pollution from Ships
Medium to long-term charter:	A charter for a term greater than two years and no more than ten years.
Medium-range (MR):	A tanker with a carrying capacity of 30,000-55,000 dwt which is used for carrying a wide variety of products.
Newbuilding:	A new vessel under construction or on order.
Off-hire:	The time during which a vessel is not available for service.
OPA 90:	The United States Oil Pollution Act of 1990, as amended.
Operating costs:	The costs of the vessels including crewing costs, insurance, repairs and maintenance, stores, spares, lubricants and miscellaneous expenses (but excluding capital costs and voyage costs).
Operating days:	The days a vessel is in operation for a period, measured by subtracting idle days from available days.
Operating expenditures:	All cash expenditures of Capital Product Partners L.P. and its subsidiaries, including, but not limited to, taxes, reimbursements of the general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:
(a) Payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.
(b) Operating expenditures will not include expansion capital expenditures or actual maintenance capital expenditures but will include estimated maintenance capital expenditures.
(c) Operating expenditures will not include:
(1) Payment of transaction expenses and taxes relating to interim capital transactions; or

		(2)	Distributions to partners.
Where capital expenditures consist of both maintenance and replacement capital expenditures and expansion capital expenditures, our board of directors, with the concurrence of the conflicts committee, shall determine the allocation between the portion consisting of maintenance and replacement capital expenditures and the portion consisting of expansion capital expenditures, and the period over which the maintenance and replacement capital expenditures will be deducted as an operating expenditure in calculating operating surplus.
Operating surplus:	For any period prior to liquidation, on a cumulative basis and without duplication:
	(a)	the sum of:
		(1)	an amount equal to two times the amount needed for any one quarter for us to pay a distribution on all of our units, the general partner's 2% interest and the incentive distribution rights at the same per-unit amount as was distributed immediately preceding the date of determination (or with respect to the period commencing on the closing date and ending on March 31, 2007, it means the product of (x) $0.3750 multiplied by (y) a fraction of which the numerator is the number of days in such period and the denominator is 90 multiplied by (z) the number of units and general partner units outstanding on the record date with respect to such period);
		(2)	all cash receipts of Capital Product Partners L.P. and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions;
		(3)	all cash receipts of Capital Product Partners L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings;
		(4)	interest paid on debt incurred and cash distributions paid on equity securities issued, in each case, to finance all or any portion of the construction of a capital improvement or replacement asset and paid during the period prior to the earlier of the completion of construction or being abandoned or disposed of; and
		(5)	interest paid on debt incurred and cash distributions on equity securities issued, in each case, to pay the construction period interest, or to pay construction period distributions or equity issued to finance all or any portion of the construction of a capital improvement or replacement asset as described in (4) above, less

(b) the sum of:
(1) operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period, including estimated maintenance and replacement capital expenditures and the repayment of working capital borrowings, but not (x) the repayment of other borrowings or (y) expenditures incurred in connection with the expansion or increase in the transportation capacity of our fleet; and
(2) the amount of cash reserves established by our board of directors to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Capital Product Partners L.P. and its subsidiaries or disbursements on behalf of a member of Capital Product Partners L.P. and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our board of directors so determines.
P&I:	Protection and indemnity. This denotes the insurance coverage taken by a ship owner or charterer against third party liabilities such as oil pollution, cargo damage, crew injury or loss of life, etc.
P&I Association:	A mutual insurance association providing P&I insurance coverage.
Product tanker:	A tanker designed to carry a wide variety of liquid products, including clean products (such as refined petroleum products and edible oils) and crude oil. Product/chemical tankers also carry acids and other chemicals. The separated cargo tanks in both types of tankers are coated to prevent product contamination and hull corrosion.
Refined petroleum products:	The resulting product recovered in an oil refinery at the various stages of processing crude oil, such as fuel oil, diesel and gasoil, kerosene and gasoline.
Short-term charter:	A charter for a term less than two years.
Sister ships:	One or more vessels of the same specifications typically built at the same shipyard
SOLAS:	International Convention for Safety of Life at Sea, which provides, among other things, rules for the construction and equipment of commercial vessels.
Special survey (S/S):	The extensive inspection of a vessel by a classification society surveyor that takes place every five years.
Spot market:	The market for chartering a vessel for single voyages.

Subordination period:	The subordination period will generally extend from the closing of the initial public offering until the first to occur of:
(a) the first day of any quarter beginning after March 31, 2011, for which:
(1) distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;
(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the related distribution on the general partner interest in Capital Product Partners L.P.; and
(3) there are no outstanding cumulative common units arrearages.
(b) the date on which our general partner is removed as general partner of Capital Product Partners L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal;
provided, however, that subordinated units may convert into common units before March 31, 2011 as described in "How We Make Cash Distributions—Subordination Period."
Tanker:	A vessel that transports liquid (wet) cargoes, such as refined petroleum products, crude oil, edible oils and light chemicals.
TCE (Time Charter Equivalent):	TCE rate is a shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. TCE is expressed as per ship per day rate and is calculated as voyage and time charter revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards.
Time charter:	A charter in which the charterer pays for the use of a ship's cargo capacity for a specified period of time. The owner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage as directed by the charterer. The charterer usually pays for bunkering and all voyage-related expenses, including canal tolls and port charges.
Voyage Expenses:	Expenses directly attributable to the vessel voyage which primarily consist of commissions, port and canal dues and bunker expenses.

Worldscale:	Worldwide Tanker Nominal Freight Scale. Worldscale Association, a shipping industry group, publishes a lengthy schedule of rates for popular tanker voyages. The printed figures, called World scale 100's, reflect application of tanker operating cost assumption to the ports and distance/steaming time on route. These "flat rates" appear in US dollars per ton of cargo. Shipowners and spot charterers usually negotiate the hire price of a tanker as percentage of Worldscale 100 for the voyage involved.
Working capital borrowings:	Borrowings used exclusively for working capital purposes or to pay distributions to partners made pursuant to a credit agreement or other arrangement provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional working capital borrowings.

               Through and including April 23, 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

11,750,000 Common Units

Capital Product Partners L.P.
Representing Limited Partner Interests

PROSPECTUS

Merrill Lynch & Co.
UBS Investment Bank
Bear, Stearns & Co. Inc.
Wachovia Securities
Raymond James
Stifel Nicolaus
Fortis Securities

March 29, 2007

QuickLinks

M/T "Assos" 47,872 dwt built May 2006 Hyundai MIPO Dockyard Co., Ltd, South Korea
M/T "Avax" 47,834 dwt built January 2007 Hyundai MIPO Dockyard Co., Ltd, South Korea
M/T "Agisilaos" 37,662 dwt built August 2006 Hyundai MIPO Dockyard Co., Ltd, South Korea
TABLE OF CONTENTS
SUMMARY
Capital Product Partners L.P.
Business Opportunities
Competitive Strengths
Business Strategies
Risk Factors
The Transactions
Management of Capital Product Partners L.P.
Principal Executive Offices and Internet Address; SEC Filing Requirements
Summary of Conflicts of Interest and Fiduciary Duties
The Offering
Summary Historical Financial Data
Forecasted Cash Available for Distribution
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
Capital Product Partners L.P. Statement of Forecasted Results of Operations and Cash Available for Distribution (unaudited)
HOW WE MAKE CASH DISTRIBUTIONS
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE OIL PRODUCTS TANKER INDUSTRY
Global Oil Demand
PRODUCTS AND CHEMICALS MARKET
Oil Products: Ton Mile Development (1995-2006E)
Growth in World Seaborne Oil Trade
The Major Seaborne Refined Petroleum Products Trades, 2005
Growth in U.S. Seaborne Imports of Refined Petroleum Products
Chinese Refined Products Imports
Chinese Vegoil Imports
Products Tanker Timecharter Rates
Product Tanker Asset Values
BUSINESS
MANAGEMENT
SELLING UNITHOLDER AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
DESCRIPTION OF THE COMMON UNITS
THE PARTNERSHIP AGREEMENT
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
NON-UNITED STATES TAX CONSIDERATIONS
UNDERWRITING
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
EXPENSES RELATED TO THIS OFFERING
WHERE YOU CAN FIND MORE INFORMATION
INDUSTRY AND MARKET DATA
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CAPITAL PRODUCT PARTNERS PREDECESSOR COMBINED BALANCE SHEETS (In thousands of United States dollars, except number of shares)
CAPITAL PRODUCT PARTNERS PREDECESSOR COMBINED STATEMENTS OF OPERATIONS (In thousands of United States dollars, except number of units and earnings per unit)
CAPITAL PRODUCT PARTNERS PREDECESSOR COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (In thousands of United States dollars, except number of shares)
CAPITAL PRODUCT PARTNERS PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS (In thousands of United States dollars)
CAPITAL PRODUCT PARTNERS NOTES TO THE PREDECESSOR COMBINED FINANCIAL STATEMENTS (In thousands of United States dollars, except number of shares)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CAPITAL PRODUCT PARTNERS L.P. BALANCE SHEET (In United States dollars)
CAPITAL PRODUCT PARTNERS L.P. NOTES TO THE BALANCE SHEET (In United States dollars)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CAPITAL GP L.L.C. BALANCE SHEET (In United States dollars)
CAPITAL GP L.L.C. NOTES TO THE BALANCE SHEET (In United States dollars)
APPENDIX A FORM OF FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CAPITAL PRODUCT PARTNERS L.P.
TABLE OF CONTENTS
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CAPITAL PRODUCT PARTNERS L.P.
ARTICLE I DEFINITIONS
ARTICLE II ORGANIZATION
ARTICLE III RIGHTS OF LIMITED PARTNERS
ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS
ARTICLE IX TAX MATTERS
ARTICLE X ADMISSION OF PARTNERS
ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS
ARTICLE XII DISSOLUTION AND LIQUIDATION
ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
ARTICLE XIV MERGER
ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
ARTICLE XVI GENERAL PROVISIONS
EXHIBIT A to the First Amended and Restated Agreement of Limited Partnership of Capital Product Partners L.P.
Certificate Evidency Common Units Representing Limited Partner Interests in Capital Product Partners L.P.
ABBREVIATIONS
Additional abbreviations, though not in the above list, may also be used. ASSIGNMENT OF COMMON UNITS in CAPITAL PRODUCT PARTNERS L.P.
APPENDIX B
GLOSSARY OF TERMS